Form 10-K, Exhibit 13
period 1994-12-31
BARNETT BANKS INC
filed 1995-02-03
CIK 10012

[Photo]

BARNETT BANKS, INC.
1994 ANNUAL REPORT     [BARNETT BANK LOGO]

- --------------------------------------------------------------------------------
CORPORATE PROFILE

     Barnett Banks, Inc. is the leading financial institution in Florida and is ranked in the top 25 in the United States. Barnett's stock is listed on the New York Stock Exchange.

     Barnett's 31 banks in Florida and Georgia are complemented by non-banking affiliates providing support services and specialized financial services, including trust, full-service brokerage, credit card, mortgage banking and consumer finance. Barnett-REGISTRATION MARK- commands the leading market share in Florida in virtually every major banking line of business, including ranking first, second or third in deposit share in all 45 Florida counties in which it operates.

- --------------------------------------------------------------------------------
MISSION STATEMENT

     The mission of Barnett is to create value for its owners, customers and employees as a major financial services provider in the United States.

     We will strengthen our position in existing markets by providing a full range of financial services, by acquiring other financial institutions, and by capitalizing on our market knowledge and our commitment to entrepreneurial market ownership.

     Our focus will be on satisfying our customers' total financial needs by offering differentiated benefits driven by a sales and service process that solidifies and expands the total customer relationship.

     Barnett will aggressively pursue diversified income opportunities which include internal initiatives, acquisitions and alliances in attractive markets throughout the country which complement, leverage and expand our core capabilities.

     By the year 2000, Barnett will be a fully diversified financial services organization with the acknowledged leadership position in the evolving banking business in its markets and with a diversified group of other financial businesses throughout the nation.

- --------------------------------------------------------------------------------
CONTENTS

Consolidated Financial Highlights. . . . . . . . . .  1
A Letter to Our Shareholders . . . . . . . . . . . .  2
Lines of Business. . . . . . . . . . . . . . . . . .  6
Building the Bank, Diversifying the Business . . . .  8
Management Discussion. . . . . . . . . . . . . . . . 17
Six-Year Statements. . . . . . . . . . . . . . . . . 34
Fourth Quarter Management Discussion . . . . . . . . 36
Annual Financial Statements. . . . . . . . . . . . . 42
Notes to Financial Statements. . . . . . . . . . . . 47
Directors. . . . . . . . . . . . . . . . . . . . . . 60
Officers . . . . . . . . . . . . . . . . . . . . . . 61
Directory of Affiliates. . . . . . . . . . . . . . . 62
Shareholder Information. . . . . . . . . . . . . . . 64

- --------------------------------------------------------------------------------
                                                             BARNETT BANKS, INC.

- --------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL HIGHLIGHTS

DOLLARS IN MILLIONS EXCEPT PER SHARE DATA              1994       1993      CHANGE        1992       1991       1990
- --------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income (taxable-equivalent).......    $1,677.5   $1,700.3         (1)%   $1,736.1   $1,568.0   $1,490.8
Provision for loan losses......................        74.0      120.4        (39)       257.3      453.9      491.6
Non-interest income............................       542.6      599.0         (9)       620.7      546.8      452.7
Non-interest expense (excluding
   restructuring charge).......................     1,364.2    1,501.0         (9)     1,645.5    1,497.1    1,320.0
Restructuring charge...........................          --         --          --        92.6         --         --
Net income.....................................       488.0      421.0          16       207.7       81.4       55.5
- --------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income:
  Primary......................................     $  4.79    $  4.10          17%     $ 1.97    $   .80    $   .65
  Fully diluted................................        4.66       4.01          16        1.97        .80        .65
Cash dividends declared........................        1.59       1.41          13        1.32       1.32       1.29
Book value(1)..................................       31.09      28.34          10       25.40      24.19      24.16
Stock price:
   High........................................       48.13      50.38          (4)      43.63      36.38      37.75
   Low.........................................       37.63      37.38           1       31.00      15.50      14.13
   Close.......................................       38.50      41.50          (7)      41.25      33.50      18.88
- --------------------------------------------------------------------------------------------------------------------
KEY PERFORMANCE RATIOS
Return on assets...............................        1.28%      1.13%         13%        .55%       .21%       .15%
Return on common equity........................       16.70      16.02           4        8.26       3.54       2.74
Return on total equity.........................       16.11      15.42           4        8.27       3.83       2.73
Net yield on average earning assets............        4.87       5.07          (4)       5.11       4.60       4.60
Overhead ratio(2)..............................       61.09      65.22          (6)      70.85      71.41      67.11
Shareholders' equity to total assets(1)........        7.81       7.76           1        6.77       6.34       5.45
Leverage ratio.................................        6.97       7.29          (4)       6.18       5.54       4.59
Total risk-based capital ratio.................       12.42      13.33          (7)      12.11      10.53       8.11
- --------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Assets.........................................     $38,169    $37,356           2%    $37,923    $37,900    $36,122
Deposits.......................................      31,710     32,485          (2)     33,221     33,338     31,458
Loans, net of unearned income..................      26,810     25,840           4      26,236     27,201     27,285
Earning assets.................................      34,441     33,513           3      33,940     34,118     32,381
Common equity..................................       2,814      2,515          12       2,295      2,009      2,031
Shareholders' equity...........................       3,029      2,730          11       2,511      2,128      2,032
Primary shares (thousands).....................      98,081     98,183          --      95,842     88,855     85,485
Fully diluted shares (thousands)...............     104,766    104,868          --     102,850     93,054     85,485
- --------------------------------------------------------------------------------------------------------------------
AT YEAR END
Assets.........................................     $41,278    $38,331          8%     $39,465    $38,491    $37,978
Deposits.......................................      35,109     32,634          8       34,689     33,850     33,663
Loans, net of unearned income..................      28,521     25,930         10       26,051     26,422     28,070
Long-term debt.................................         777        682         14          701        710        495
Preferred stock................................         215        215         --          215        216          1
Shareholders' equity...........................       3,134      2,874          9        2,556      2,314      1,938
Common shares (thousands)......................      96,733     97,404         (1)      96,643     91,992     85,680
- --------------------------------------------------------------------------------------------------------------------

(1)COMPUTED BASED ON EQUITY BEFORE DEDUCTION OF THE EMPLOYEE STOCK OWNERSHIP PLAN OBLIGATION.
(2)EXCLUDING RESTRUCTURING CHARGE.

- --------------------------------------------------------------------------------
A LETTER TO OUR SHAREHOLDERS

     By many measures, 1994 was a significant year for Barnett. The company achieved record earnings and profitability while further strengthening its balance sheet and improving efficiency. We continued to build our core banking business through the acquisition of the Florida franchise of Glendale Federal Bank, FSB, and internal initiatives designed to differentiate us in the marketplace. Our strategy to diversify was advanced through the acquisitions of Loan America Financial Corporation and EquiCredit Corporation, companies with national lending franchises.
   Earnings rose 16% in 1994 to $488 million, or $4.66 per fully diluted share, both records. This year's earnings represented a strong 1.28% return on average assets and a 16.70% return on common shareholders' equity.
     Among the financial highlights:
     / / We cut expenses 9% below 1993 levels, reducing our overhead ratio to 61%. That ratio--representing expenses as a percentage of revenues--is down from 71% just two years ago.
     / / We reduced non-performing assets by 37% to the lowest level in five years.
     / / We experienced a 35% reduction in net charge-offs to .34% of loans, the best ratio reported by Barnett since 1985.
     / / We enjoyed our best growth in loans since 1990. Lending to consumers was particularly strong, increasing by 13%, and loans to businesses grew by 9%. In line with our strategic focus on consumers and small businesses, loans to those two groups represented 77% of our total portfolio on December 31.
     Loan growth was offset by a reduction in our net yield on earning assets, producing a 1% decline in net interest income. However, our large core deposit base and the short maturity of our securities portfolio has minimized the volatility of our net yield, contributing to a more predictable revenue stream. Non-interest income was affected by lower mortgage origination volumes and slower sales of investment products and services. Both businesses were impacted by rising interest rates.
     Long term, a more diversified revenue stream is one of our strategic objectives, a goal we discussed in our 1993 annual report. Other objectives include maintaining sound credit quality and strong reserves, being in the right businesses and having a powerful franchise. By these measures, Barnett today is operating from a strong position.
     Our mission for the remainder of the decade is to leverage that strength, building both our traditional banking business and a diverse family of consumer financial service companies with regional or national franchises. This year, we made acquisitions designed to build our bank and diversify our business.
     On October 1, we completed the purchase of Loan America, Barnett's entry into national wholesale mortgage banking in which loans are acquired from mortgage brokers. This

[CHART]

[CHART]

BARNETT TODAY IS OPERATING FROM A STRONG POSITION...
OUR MISSION FOR THE REMAINDER OF THE DECADE IS TO LEVERAGE THAT STRENGTH, BUILDING BOTH OUR TRADITIONAL BANKING BUSINESS AND A FAMILY OF DIVERSIFIED FINANCIAL SERVICE COMPANIES WITH REGIONAL OR NATIONAL FRANCHISES.

- -------------------------------------------------------------------------------
                                                   A LETTER TO OUR SHAREHOLDERS

acquisition is part of an ongoing plan to expand our mortgage banking business. Barnett's traditional mortgage lending through banking offices combined with Loan America's production totaled $4.3 billion in loan originations during 1994. Through the addition of adjustable-rate mortgages to its product line, Loan America is contributing to growth in Barnett's earning assets. Loan America's originations are also contributing to our servicing business, which totaled $18.4 billion on December 31 and is a stable source of fee income.
     On December 15, Barnett completed the purchase of the Florida franchise of Glendale Federal, with approximately $3.4 billion in deposits in 10 Florida counties. This purchase substantially increases our market share in Broward, Palm Beach and Pinellas counties and takes us from second to first in Hillsborough County.
     In January 1995, Barnett completed the purchase of EquiCredit, a company that originates, sells and services fixed-rate consumer loans secured by first or second mortgages from 94 offices in 29 states. EquiCredit originated $656 million in loans during 1994, and the company's servicing portfolio was $1.7 billion on December 31. This transaction will also increase fee income.
     On January 19, 1995, Barnett announced a definitive agreement to acquire BancPLUS Financial Corporation for $162 million in cash. BancPLUS, based in San Antonio, Texas, is a full-service mortgage banking company with 54 retail and 9 wholesale offices in 23 states, giving Barnett an entry into national retail mortgage banking. BancPLUS originated $1.5 billion in loans during 1994 and had a servicing portfolio of approximately $14 billion at year end.


[PHOTO]
- ---------------
ALLEN L. LASTINGER, JR., PRESIDENT
AND CHIEF OPERATING OFFICER;
CHARLES E. RICE, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The transaction is expected to close in the first half of 1995.
     These acquisitions will add to earnings in 1995. Our expansion strategy is based on our conviction that banks must evolve if they are to prosper. Barnett is seeking to differentiate itself through sophisticated marketing, effective and efficient product delivery, a consistently high level of performance,

- -------------------------------------------------------------------------------
                                                   A LETTER TO OUR SHAREHOLDERS

superior management information systems and the ability to adapt to an ever changing environment.
     Markets and businesses are constantly changing, making flexibility essential. Barnett's decentralized, autonomous structure is more accommodating to changing conditions than a centralized organization. Importantly, our management team embraces an organizational attitude that is skeptical of the status quo and realizes the benefits of change.
     We view information technology as a key differentiator for banks that seek to capitalize on market positions, provide superior customer service and maintain competitive cost structures. Barnett will employ our vast customer information base to help us precisely target our marketing efforts to meet our customers' evolving needs, to provide unparalleled customer service and to continue our drive toward superior operating efficiency.
     In recognition of our information-based strategies, we recently realigned our management structure. Recognizing the importance technology will play in the delivery of retail financial services, we combined the chief retail banking and chief technology executive positions and named Jonathan Palmer to fill that role. We also appointed Susan Blaser to the newly created chief marketing executive position and appointed her to the Management Operating Committee (MOC) to ensure we give appropriate emphasis to the customer and market perspectives. We also created an MOC position solely to head asset management activities, including deposit products, trust, brokerage and other non-credit products, recognizing that these areas represent a major strategic opportunity.

     With Congress having successfully dealt with the interstate banking issue in 1994, we believe it is time for legislators to explicitly grant banking companies new powers. Our business is no longer unique. Non-banks provide checking accounts, automobile financing, credit cards, corporate finance and mortgages, products traditionally offered by banks. If the banking industry is to prosper, it must be allowed to compete fairly and fully. For example, all banking companies should be allowed to sell annuities directly. Under current law, banks must adopt cumbersome structures to sell mutual funds and other investments that our customers seek. It would be more customer responsive and efficient if banks were explicitly granted these powers by federal law, putting banks and their non-bank competitors on a level playing field.
     We are also hopeful that legislators and regulators will begin to reverse the hidden costs they are imposing on the U.S. banking system through excessive regulation. While we believe that adequate regulation is essential, a number of disclosure and documentation requirements mandated in recent years impose great costs for little or no benefit.
     One area in which regulators are moving to require less paperwork is the Community Reinvestment Act (CRA). Instead of abundant detailed documentation, results are what should count.
     We are proud of Barnett's record of serving our communities. Fourteen banking affiliates were examined by regulators in 1994 under the


[CHART]

[CHART]

OUR EXPANSION STRATEGY IS BASED ON OUR CONVICTION THAT BANKS MUST EVOLVE IF THEY ARE TO PROSPER.

- --------------------------------------------------------------------------------
                                                   A LETTER TO OUR SHAREHOLDERS

Community Reinvestment Act (CRA). Ten of those affiliates were rated out-standing, with the others receiving satisfactory results. Nationwide, only 16% of banks earned outstanding ratings last year. At year end, all Barnett banks that had been examined for CRA had outstanding or satisfactory ratings. These ratings are the result of the determined efforts of our people to serve all market segments of our communities.
     As Florida's largest financial institution, Barnett is taking an active role in making our communities better places to live. The company was honored as the leading contributor to United Way agencies in Florida. We have been a major participant in the development of Enterprise Florida, a partnership between the private sector and the State of Florida to bring more quality jobs to our communities. And we are the leading source of support for low-income housing initiatives in the state.
     Barnett people are proud of their company and its impact on their com-munities. They bring the same entrepreneurial spirit to helping others they have employed in making Barnett so successful. For example, in Jacksonville, more than 1,200 Barnett employees participated in the Walk-America event to support the March of Dimes. According to that charity, this was the largest contingent from one organization ever to participate in this event in the United States.
     Market leadership and community involvement will continue to be a critical element in building our bank. Our office network and our growing use of alternative delivery channels--the telephone, ATMs and PC-based home banking services--provide our customers an unparalleled level of convenience. As we move into 1995, we plan to improve our leadership position by continuing to invest in alternative delivery systems, by expanding our product line, by lever-aging our vast customer information base to improve our effectiveness in needs-based selling and by continuing our emphasis on operating efficiency. At the same time, we will continue to seek acquisitions that diversify our business and create shareholder value.
     Our significant progress has been the direct result of our committed and hardworking team of employees and their pride in their work. We appreciate the support of our shareholders and look forward to another successful year.

Sincerely,



/s/ Charles E. Rice
Charles E. Rice
Chairman and Chief Executive Officer



/s/ Allen L. Lastinger, Jr.
Allen L. Lastinger, Jr.
President and Chief Operating Officer


BARNETT PEOPLE ARE CARING AND PROUD OF THEIR COMPANY AND ITS IMPACT ON THEIR COMMUNITIES.

- ------------------------------------------------------------------------------
LINES OF BUSINESS


- ------------------------------------------------------------------------------
RETAIL BANKING

- ------------------------------------------------------------------------------
BUSINESS PROFILE AND ACTIVITIES

/ / Barnett has the broadest, most effective distribution system of any Florida financial institution, with 628 offices, 772 ATMs, three telephone banking centers, and PC-based home banking in Florida and southern Georgia.

/ / Barnett has relationships with almost 40% of Florida's households and enjoys a 20% share of its deposit market and a 33% share of its consumer loan market.

/ / Barnett provides loans through more than 1,000, or 59%, of Florida's automobile dealers; 32% consider Barnett to be their primary financing source.

/ / Barnett serves more than one million cardholders with outstanding credit card balances exceeding $1.3 billion. Barnett is among the top 50 issuers of credit cards in the nation.

- ------------------------------------------------------------------------------
KEY ACCOMPLISHMENTS--1994

/ / Acquired Glendale Federal's Florida franchise, adding $3.4 billion in deposits and increasing Barnett's deposit share in Florida from 18% to 20%.

/ / Continued to improve sales performance in banking offices as information-based tools were introduced that help identify cross-sell opportunities and that pre-screen and pre-approve customers for credit cards.

/ / Piloted a new sales management system that, in conjunction with Barnett's sales incentive program, helps office managers raise office team sales performance.

/ / Added four new EMERALD FUNDS, the BARNETT SUPERCARD CHECK CARD, and the GATOR ONE CARD (a debit card/student ID card for the University of Florida) to the expanding family of Barnett products.

/ / Increased credit card outstandings during the year by 13% through expanded direct mail programs, competitive pricing, expanded programs for college students and a pre-approved card program at point of sale. Target marketing reduced the cost per new account, and new fraud prevention procedures were implemented.

/ / Originated $2.6 billion of residential real estate loans, ranking the company as the market share leader with 8% of the Florida market.

- ------------------------------------------------------------------------------
LOOKING AHEAD--1995

/ / Further enhancement of sales effectiveness, including the addition of licensed investment representatives in banking offices to assist in meeting customer needs for investment products.

/ / Implementation of an on-line customer support system that will significantly improve servicing capabiliities.

/ / Continued emphasis on re-engineering of important business processes, making it easier for customers to do business with Barnett.

/ / Continued growth in consumer lending based on market expansions begun and new products introduced in 1994.

- ------------------------------------------------------------------------------
CORPORATE BANKING

- ------------------------------------------------------------------------------
BUSINESS PROFILE AND ACTIVITIES

/ / Barnett has achieved a leading 14% share of the small business market segment.

/ / Barnett serves 43% of the large business market and 37% of the middle commercial market in Florida.

/ / Barnett is a leader in merchant card services, international foreign correspondent banking, international foreign exchange and cash management services in Florida.

- ------------------------------------------------------------------------------
KEY ACCOMPLISHMENTS--1994

/ / Introduced relationship management technology tools to better manage and measure business customer relationships.

/ / Implemented computerized small business underwriting and credit scoring to improve credit decisions and lower costs.

/ / Formed an alliance with AT&T to offer long distance discounts for small business customers.

/ / Added Business Pro platform system to assist offices in better sales efforts toward small businesses.

- ------------------------------------------------------------------------------
LOOKING AHEAD--1995

/ / Will continue to increase small business market share via product delivery and service leadership.

/ / Will capitalize on small business fee income opportunities and relationship stability and utilize technological service delivery systems for profitability.

/ / Will focus corporate middle market sales to increase non-credit products.

/ / Will continue relationship strategies for the commercial real estate market to replace transaction orientation.

- ------------------------------------------------------------------------------
                                                            LINES OF BUSINESS
OTHER ACTIVITIES

- ------------------------------------------------------------------------------
BUSINESS PROFILE AND ACTIVITIES

/ / Barnett Securities provides a full line of retail brokerage services throughout the retail banking network. Offices are located in 40 branches with 125 investment officers.

/ / Barnett Mortgage Company is among the 25 largest mortgage servicers nationally, with a servicing portfolio of $18 billion and 240,000 loans. Barnett is one of the nation's largest portfolio lenders with $9.8 billion in residential real estate outstandings and offers customers a wide array of fixed- and adjustable-rate product options.

/ /Barnett Trust Company is the largest trust organization headquartered in Florida with 32 offices and more than $9 billion in total managed assets.

- ------------------------------------------------------------------------------
KEY ACCOMPLISHMENTS--1994

/ / Barnett Securities increased investment assets under management from $3.2 billion in 1993 to $3.6 billion in 1994, while expanding its sales force and offering new products and services.

/ / Barnett's acquisition of Loan America Financial Corporation added $4 billion and 38,000 loans to Barnett Mortgage Company's servicing portfolio, giving Barnett a nationwide wholesale source for producing residential mortgages. Through other sources, the mortgage company increased its servicing portfolio by an additional $1.3 billion.

/ / Barnett Trust Company expanded its sales force into new markets, repackaged its 401(k) product to offer more investment choices and added a daily valuation option. The company divested its corporate bond administration businesses to focus on core trust and investment management businesses.

/ / Barnett agreed to acquire EquiCredit Corporation, entering the consumer finance business nationwide.

- ------------------------------------
LOOKING AHEAD--1995

/ / Barnett Securities will add a cash management account, a 401(k) product, a wrap account and international brokerage accounts.

/ / Barnett Mortgage Company will integrate Loan America, BancPLUS and its own direct lending and servicing into an effective national banking operation, featuring advantageous economies of scale.

/ / Barnett Trust Company will broaden its market by providing different service levels available through a centralized account administration unit. An expanded sales force will target new markets.


6                                                                              7

                                       FPO
                                     Page 8

                                     [PHOTO]

- --------------------------------------------------------------------------------
BUILDING THE BANK, DIVERSIFYING THE BUSINESS

     Banks today face a rapidly changing environment, ranging from the aging of the population to intensifying competition. In response, Barnett has redefined its mission: While continuing to build its strong core banking business, the company is diversifying into complementary financial services that leverage its core capabilities.
     Barnett's strengths include the most powerful distribution system for financial products in Florida, the highest name recognition, relationships with more than a third of the state's households and market leading positions in virtually every significant banking line of business. The company's focus will be on serving consumers and small businesses.
     Customers today are signaling that they want more than banks' traditional products and services. They want alternative investments. They want convenient access to their accounts outside of the banking office. And they want help in organizing their finances. Barnett's mission is to meet those needs in ways that create value for shareholders.

- --------------------------------------------------------------------------------
BUILDING THE BANK

     Florida in many respects is banking heaven. With 14 million residents, the state is already the fourth largest in the United States and is growing by more than 700 people every day. Florida is the number one destination in the United States for people of all ages. Job seekers, attracted by a low cost of living and robust employment market, are moving into the state. And Florida continues to be one of the top choices for retirement.
     Floridians own well over $500 billion in investable assets, and the average household net worth is about 10% above the national average.
     As the only major banking company based in Florida, Barnett holds an enviable position. The company has 20% of the bank and thrift deposits. It originates about 25% of the automobile loans, and Barnett has a leading 8% share of a fragmented residential mortgage market.
     Barnett's key advantage has been its extensive and efficient office system that makes it more convenient to do business with Barnett than any other financial institution in Florida. Barnett's average of $56 million in deposits per office is 40% larger than the average bank in the state. When Floridians are asked to name a bank, they name Barnett three times as often as the second most well known institution.
     Barnett's banking mission is to increase its share of the financial services its more than 2 million household customers use. This strategy recognizes that Barnett's greatest strength and opportunity lie in the consumer middle market, which comprises almost 75% of Florida's 5.5 million households. Research has shown these consumers would like to consolidate their financial service business with a single provider and that they prefer Barnett. The company is enhancing its marketing, sales, distribution and products to take full advantage.
     Success in consumer banking requires excellence in marketing, which Barnett defines as understanding a customer's particular wants and needs and shaping solutions that are responsive. In recent years, Barnett has invested heavily in systems that give the company a better understanding of the true business


CUSTOMERS TODAY WANT A BANK THAT OFFERS MORE THAN JUST TRADITIONAL PRODUCTS AND SERVICES. THROUGH NEEDS-BASED SELLING FEATURING A FULL RANGE OF FINANCIAL SERVICES, BARNETT IS BUILDING LONG-TERM RELATIONSHIPS.


"THE MISSION OF BARNETT IS TO CREATE VALUE FOR ITS OWNERS, CUSTOMERS AND EMPLOYEES AS A MAJOR FINANCIAL SERVICES PROVIDER IN THE UNITED STATES."

                                       FPO
                                     Page 10

                                     [PHOTO]

- --------------------------------------------------------------------------------
BUILDING THE BANK, DIVERSIFYING THE BUSINESS

potential that exists in each of its local markets as well as information about the nature of its relationship with each of its customers. This enables Barnett to look beyond traditional factors such as age and income when marketing products and to consider major life events such as marriage, employment change, college and retirement, which shape financial needs for individuals and their families. This "needs-based" approach to segmenting the market enables Barnett to increasingly tailor its products and promotions to specific opportunities within its customer base.
     Barnett's sales efforts are also driven by this "needs-based" philosophy. Office managers and sales and service associates, armed with an ever-growing array of products, are trained in "needs-based" selling techniques. Their goal is to find the right solution to the customer's needs, putting a premium on building value through a long-term, growing relationship rather than emphasizing a single transaction. Further supporting this emphasis on relationship building, Barnett introduced TRIO in 1994. This incentive program gives sales and service associates points for sales of appropriate products and for customer retention.
     Barnett has also enhanced its relationship building effectiveness with a new customer service system which keeps track of every contact Barnett makes with its customers, no matter where it occurs in the company. This system provides sales associates in any office or telebanking center a complete picture of a customer's banking relationship, giving Barnett a significant edge in customer service.
     In 1995, Barnett is adjusting its sales organization and process to be even more responsive to customers. This new organization will feature employees qualified and dedicated to helping customers meet their financial objectives. Incentives will be structured to maintain and expand customer relationships, not to sell customers particular products.
     Barnett intends to continue as the leader in delivering banking services. In addition to unparalleled convenience offered through its banking offices, Barnett has the largest ATM network in the state, with 25% more ATMs than the nearest competitor. The company offers customers the most sophisticated automated telephone banking service in Florida, which provides detailed account information 24 hours a day. Barnett is the only Florida bank offering home banking by computer. The company is working on new ways to deliver banking products, including the use of interactive television and a new, more sophisticated ATM that will cash checks and allow bill payments.
     Through these channels, Barnett intends to deliver an ever-widening product line. In addition to traditional bank products such as checking accounts, savings deposits, loans, and credit cards, Barnett is offering tax-advantaged investments, mutual funds and other brokerage services. As the government permits, the company intends to offer other financial products that customers need.
     While Barnett believes the consumer middle market offers the greatest opportunity for growth, strategies have also been developed to serve the affluent and low- and moderate-income markets.
     Barnett has considerable opportunities to serve the affluent market, where it has by far the largest market share in meeting deposit and loan needs. The company can leverage that position by providing products that take advantage of its position as the most convenient bank in its markets.

WITH BARNETT'S DESKTOP BANKING, CUSTOMERS CAN MONITOR THEIR BANKING RELATIONSHIPS, TRANSFER MONEY OR PAY BILLS ELECTRONICALLY WHENEVER AND WHEREVER THEY WANT. IN THE FORESEEABLE FUTURE, BANKING SERVICES WILL BE ACCESSED IN EVEN THE MOST REMOTE LOCATIONS.


"WE WILL STRENGTHEN OUR POSITION IN EXISTING MARKETS BY PROVIDING A FULL RANGE OF FINANCIAL SERVICES."

                                       FPO
                                     Page 12

                                     [PHOTO]

- --------------------------------------------------------------------------------
BUILDING THE BANK, DIVERSIFYING THE BUSINESS

     Barnett is also the leader in serving low- and moderate-income families. Barnett provides a number of products targeted to this market, including the low-cost Economy Checking Account, small consumer loans and the Home Ownership Made Easy (HOME) residential mortgage program featuring low interest rates and more liberal underwriting and down payment rules. In 1993, the company launched a five-year, $2 billion lending program to low- and moderate-income borrowers and businesses owned by women and minorities. In just under two years, Barnett has already achieved 75% of its goal, originating $1.5 billion in total loans. This includes $223 million in loans to businesses owned by women and minorities and $741 million in mortgage loans to low- and moderate-income applicants.
     Barnett is actively seeking qualified borrowers through relationships with real estate agents specializing in low- and moderate-income areas, frequent seminars on how to apply for a mortgage, partnerships with community organizations and advertising in media outlets specifically aimed at this market segment. The company also invests and lends money to low-income housing partnerships and other worthwhile community projects.
     Lending to consumers is one of Barnett's most important business lines, representing 72% of total loans. Residential mortgage loans represent 36% of total loans. Residential lending facilitates Barnett's establishment of banking relationships with newcomers, provides attractive returns and features significantly lower levels of loan losses than other types of credit. Barnett's broad product line, featuring fixed and adjustable-rate loans, helps to maintain a strong origination stream even when, as in 1994, interest rates rise.
     The heart of Barnett's installment lending operation is originating credit through automobile dealers. The company works with more than 1,000 automobile dealers in Florida, underwriting and financing loans to their customers. One-third of Florida's automobile dealers consider Barnett their primary financing source and the company's share of such "indirect" loans exceeds that of all of its major bank competitors combined. It also exceeds the Florida market share of all automobile manufacturer finance organizations.
     Technology plays an important part in this business. This year, the company introduced an automated information system through which dealers can obtain pay-off information on Barnett loans seven days a week. Another new system has cut turnaround time in half on loan requests. And technology has allowed Barnett to reduce the cost of booking a loan to $87 from $125 during the last two years.
     To expand its leadership, Barnett has a number of strategies. Leasing, which Barnett will offer beginning in 1995, represents a significant opportunity. A national industry study shows that in the next five years, leasing will increase from 25% to 40% of consumers' acquisition of new automobiles.
     Strategies implemented in 1993 began to pay dividends this year in Barnett's credit card business. Outstandings grew by 13% during the year through sophisticated direct mail programs, better targeting of customer segments and greater use of information to anticipate customer financial behavior. The latter allows the company to identify its profitable customers and take steps to retain them in this highly competitive business. These

A LEADER IN SERVING LOW- AND MODERATE-INCOME FAMILIES, BARNETT OFFERS A NUMBER OF PRODUCTS TARGETED TO THIS MARKET. BARNETT PLANS TO BUILD AN OFFICE IN THE BROWNSVILLE SECTION OF MIAMI, THE FIRST TO OPEN IN THAT LOW-INCOME NEIGHBORHOOD IN MORE THAN A DECADE. OFFICE MANAGER DEVON WOOLCOCK (LEFT) IS WORKING CLOSELY WITH COMMUNITY LEADERS SUCH AS EVERETT STEWART, SR. TO MEET THE NEEDS OF THE SURROUNDING COMMUNITY.

"OUR FOCUS WILL BE ON SATISFYING OUR CUSTOMERS' TOTAL FINANCIAL NEEDS."

                                      PHOTO
                            ASPEN MOUNTAIN HOME SCENE
                                     Page 14

- -------------------------------------------------------------------------------
BUILDING THE BANK, DIVERSIFYING THE BUSINESS

efforts have reduced voluntary attrition rates by almost 50% over three years. In addition, Barnett's cost to acquire a new card account is under $20 compared to an industry average of $60.
     In late 1994, the company introduced the Barnett SuperCard Check Card, a debit card that can be used anywhere Visa is accepted. This card, which can also be used to withdraw cash from an ATM or make a purchase at selected point-of-sale terminals in grocery and other stores, acts like a check. Results during the December holiday season indicated strong consumer acceptance of this product.
     Barnett's corporate banking efforts continue to focus on small business banking, international and merchant services and on maintaining its leading position in middle market banking, cash management and commercial real estate. Small businesses, defined as having $5 million or less in sales, are the backbone of Florida's economy. The combination of Florida's most convenient bank office network and most extensive product line aimed exclusively at small businesses gives Barnett a competitive advantage. The company has increased its market share from approximately 11% in 1992 to 14% in 1994.
     Barnett also wants to extend its leading market share in middle market business, defined as from $5 million to $50 million in sales, through aggressive sale of non-credit products and superior customer service. Having reduced commercial real estate loans from 28% of total loans in 1988 to 12% in 1994, the company is now seeking to increase that portfolio in line with total loan growth. Lending will concentrate on market niches with less risk and focus on relationship profitability.
     Barnett is also Florida's leader in providing international banking services to the state's businesses. The company focuses on providing trade finance, correspondent banking services and foreign exchange. Florida is the gateway to Latin America, and international business is a rapidly growing sector of the state's economy. Barnett's strategy is to grow with this sector by providing value-added services as part of a wider banking relationship to its customers engaged in international business.
     There are further opportunities to build Barnett's banking franchise through in-market acquisitions of banks or thrifts. This year, Barnett acquired the Florida franchise of Glendale Federal Bank, FSB, adding $3.4 billion in deposits in 10 Florida counties. Barnett is reducing Glendale's expenses by eliminating redundancies. In addition, Barnett should increase revenues by offering a broader array of products to these new customers.

- -------------------------------------------------------------------------------
DIVERSIFYING THE BUSINESS

     As the population ages, more people are entering their prime years for saving and are investing to finance college educations for their children or looking ahead to retirement. At the same time, banks face unprecedented competition for their customers' investment dollars. Twenty-five years ago, Americans had 50% of their financial assets in banks. Today that percentage has been cut in half.
     As these trends continue, traditional banking is expected to grow by about 3% a year through the decade. In contrast, mutual funds, annuities and pension funds are expected to grow at approximately four times that rate.
     Barnett has responded to this environment by diversifying its business lines to meet customer needs. The company already sells the investment products such as mutual funds and provides annuities through a third party. It has also identified opportunities to expand current businesses geographically and to build on some businesses to capture more fee income.


WITH THE ACQUISITION OF LOAN AMERICA FINANCIAL CORPORATION, BARNETT DIVERSIFIED ITS MORTGAGE ACTIVITIES GEOGRAPHICALLY AND ADVANCED TOWARD ITS GOAL OF BECOMING A NATIONAL MORTGAGE BANKING COMPANY.

"BARNETT WILL AGGRESSIVELY PURSUE DIVERSIFIED INCOME OPPORTUNITIES."

- -------------------------------------------------------------------------------
BUILDING THE BANK, DIVERSIFYING THE BUSINESS

Mortgage banking is a high priority. Barnett is a strong originator of mortgages through its retail banking network. And the company has a sizable mortgage servicing portfolio. Barnett spends less than $67 a year to service a loan compared to an average of more than $74 for its peers.
     In October, the company purchased Loan America's Financial Corporation, one of the nation's largest wholesale mortgage originators, advancing Barnett toward its goal of becoming a national player in mortgage banking with balanced sources of originations. Loan America, which buys loans originated by brokers, contributed a servicing portfolio of about $4 billion in loans. When added to Barnett's $14 billion, it created a total servicing portfolio of $18 billion, the 24th largest in the United States. This transaction improved Barnett's servicing economies of scale, representing savings of more than $1 million.
     Loan America, with 8 offices across the country, will provide a steady source of new servicing, will diversify Barnett's mortgage activities geographically and will create new opportunities to cross-sell the company's other products. For example, Loan America has already begun offering adjustable-rate mortgages which Barnett can keep in its portfolio. The acquisition of BancPLUS Financial Corporation announced in January 1995 will further enhance Barnett's mortgage banking business by contributing significantly to servicing and adding national retail loan origination capability.
     In September, Barnett announced an agreement to acquire EquiCredit Corporation, a consumer finance company that originates, sells and services first and second mortgages secured by equity in customers' homes throughout the country. In the Barnett tradition, it is a leader in its business niche with a record of strong growth, stable returns and excellent management. In 1994, EquiCredit originated $656 million in loans.
     This acquisition gives Barnett access to a new group of customers through a company that has excellent returns. These customers generally have moderate incomes and significant equity in their homes. The main purpose for EquiCredit loans are debt consolidation and home improvement. Strategically, this acquisition adds to fee income, promotes geographic diversification and leverages Barnett's strength in consumer lending.
     Asset management is another top diversification priority. Mutual fund asset growth has exploded, and the assets in mutual funds now exceed the deposits in commercial banks. This business is expected to grow by 12% annually during the rest of the decade, making it appealing for expansion.
     More customers are seeking assistance in asset management as families plan for retirement or invest inherited funds. As a relationship bank, Barnett wants to meet these needs as completely as possible. The company is conducting an in-depth study to determine the best ways it can participate in this industry.
     What will these efforts mean to the company? Barnett's vision is to be nationally recognized as the top provider of financial services to individuals and small businesses. The core of Barnett's business will continue to be providing banking services in Florida. By the year 2000, this activity will be complemented by a family of financial service companies with franchises that extend well beyond the state.

[BARNETT LOGO]

"BY THE YEAR 2000, BARNETT WILL BE A FULLY DIVERSIFIED FINANCIAL SERVICES ORGANIZATION."

- -------------------------------------------------------------------------------
MANAGEMENT DISCUSSION

- -------------------------------------------------------------------------------
SUMMARY/OVERVIEW

     Barnett's 1994 net income rose 16% to $488.0 million from $421.0 million in 1993. This increase reflects improved credit quality, strengthening loan growth and reduced non-interest expense. Earnings per fully diluted share for 1994 were $4.66, up from $4.01 in 1993.
     Profitability measures also continued to improve, with return on assets rising to 1.28% from 1.13% in 1993 and return on average common equity increasing to 16.70% from 16.02% in 1993.
     Net interest income fell 1% during 1994, resulting from a lower net yield on earning assets partially offset by a higher earning asset base. The net yield on earning assets fell 20 basis points in 1994 to 4.87%, primarily reflecting loan pricing pressure. Earning assets grew 3% as consumers stepped up borrowing to buy homes and autos.
     Lending accelerated during 1994 as average loans grew 4% over 1993. In line with the company's strategy to focus on providing financial services to consumers and small businesses, loans to consumers rose $1.4 billion, or 8%, from 1993. Commercial and commercial real estate loans decreased 5% from 1993.
     Average deposits of $31.7 billion were down 2% from the previous year as modest deposit growth in transaction and money market accounts was offset by an 11% drop in time deposits.
     Excluding securities transactions, non-interest income fell 8%. This decline resulted from the sale of several fee producing business units during 1993, lower mortgage banking income as the refinancing boom ended and decreased revenue from sales of investment products and services. A six-year summary of income is provided in Table 1.
     Non-interest expense was reduced by $136.8 million in 1994, due to lower credit-related expenses and the impact of internal productivity initiatives.
     In the fourth quarter of 1994, Barnett completed two acquisitions, advancing its strategy to build the company's banking franchise and diversify into complementary lines of business. Loan America Financial Corporation was purchased on October 1 for $59 million. Loan America, a national wholesale mortgage company, acquires mortgages originated through brokers. Loan America provides a source of earning assets and mortgage servicing revenue for Barnett and significantly expands Barnett's geographic reach.
     The second transaction was the purchase on December 15 of the Florida franchise of Glendale Federal Bank, FSB, for $244 million. This deposit

[CHART]


- --------------------------------------------------------------------------------------------------------------
TABLE 1  SIX-YEAR STATEMENTS OF INCOME

DOLLARS IN MILLIONS EXCEPT PER SHARE
  DATA--TAXABLE-EQUIVALENT                            1994      1993      1992      1991      1990      1989
- --------------------------------------------------------------------------------------------------------------

Net interest income............................   $1,677.5  $1,700.3  $1,736.1  $1,568.0  $1,490.8  $1,361.1
Provision for loan losses......................       74.0     120.4     257.3     453.9     491.6     173.6
- --------------------------------------------------------------------------------------------------------------
Net interest income after loan loss provision..    1,603.5   1,579.9   1,478.8   1,114.1     999.2   1,187.5
Non-interest income............................      542.6     599.0     620.7     546.8     452.7     444.6
Non-interest expense (excluding restructuring
charge)........................................    1,364.2   1,501.0   1,645.5   1,497.1   1,320.0   1,170.9
Restructuring charge...........................         --        --      92.6        --        --        --
- --------------------------------------------------------------------------------------------------------------
Income before income taxes.....................      781.9     677.9     361.4     163.8     131.9     461.2
Income tax provision (benefit).................      249.8     207.5      95.3       8.4      (8.9)     89.1
Taxable-equivalent adjustment..................       44.1      49.4      57.8      74.0      85.3      76.0
- --------------------------------------------------------------------------------------------------------------
Net income before accounting changes...........      488.0     421.0     208.3      81.4      55.5     296.1
Cumulative effect of changing to different
  accounting methods, net of taxes.............         --        --      (0.6)        --       --        --
- --------------------------------------------------------------------------------------------------------------
  Net income...................................   $  488.0  $  421.0  $  207.7  $   81.4  $   55.5  $  296.1
- --------------------------------------------------------------------------------------------------------------
Primary net income per common share............      $4.79     $4.10     $1.97      $.80      $.65     $3.46
Fully diluted net income per common share......       4.66      4.01      1.97       .80       .65      3.45
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
MANAGEMENT DISCUSSION

franchise, located in 10 southern and central Florida counties, consisted of $3.4 billion in deposits, enhancing the market position in three of Florida's largest counties, Dade, Broward and Palm Beach. Barnett's deposit share among banks and thrifts in Florida rose from 18% to 20% following this acquisition, strengthening Barnett's leadership in the state.
     In January 1995, Barnett completed the acquisition of EquiCredit Corporation for $332 million. EquiCredit originates fixed-rate consumer loans secured by first or second mortgages from 94 offices in 29 states. The company originated $656 million in mortgages in 1994 and had a servicing portfolio of $1.7 billion on December 31. The acquisition will add to fee income, increase geographic diversification and give Barnett access to a new group of customers.
     Also in January, Barnett signed a definitive agreement to purchase BancPLUS Financial Corporation for $162 million. Based in San Antonio, Texas, BancPLUS is a full-service mortgage banking company that originates first mortgage loans in all 50 states through a network of 54 retail and 9 wholesale offices. The company originated $1.5 billion in loans during 1994, and its servicing portfolio was in excess of $14 billion on December 31.

- -------------------------------------------------------------------------------
EARNING ASSETS

     Average earning assets rose 3% to $34.4 billion in 1994, reflecting strong loan growth in the second half of 1994.
     Barnett gathers local market deposits and invests these funds into high quality earning assets. Barnett prefers to deploy investable funds in quality loans because they carry a higher risk-adjusted yield. The company also maintains a portfolio of investment-grade securities and short-term investments to manage liquidity and interest rate risk. At the end of 1994, loans represented 79% of earning assets compared to 76% a year earlier.
     LOANS. Loans grew 4% in 1994 to $26.8 billion, paced by lending to the consumer. Florida's expanding economy and continued population growth were major factors in increased consumer borrowing for homes, autos and durable goods.
     Due to Barnett's strong emphasis on retail banking, loans to consumers represented 72% of average loans, up from 69% in 1993. This is one of the highest proportions of consumer loans of any major bank.
     Though interest rates climbed throughout the year, residential mortgage loans grew 6% to $9.8 billion. This increase reflects consumer preference for adjustable-rate mortgages, which Barnett retains in its portfolio. At the end of 1994, 70% of the residential portfolio consisted of adjustable-rate mortgages, indexed to the one-year U.S. Treasury security yield, which generally reprice annually.
     Management carefully controls the mix of the residential portfolio by emphasizing adjustable-rate mortgages. The variable-rate concentration of this portfolio and the ability to securitize fixed-rate mortgages give the company flexibility in managing its interest rate sensitivity. During 1994, substantially all fixed-rate mortgage originations were sold into the secondary market. Barnett retains the servicing rights on the loans it sells, providing an ongoing source of fee income.
     Strong automobile sales fueled an increase in installment loans to $7.6 billion in 1994 from $6.9 billion in the previous year. Approximately two-thirds of Barnett's installment loan portfolio is for the purchase of motor vehicles. Barnett has a leading 25% share of this market in Florida, more than the next three bank lenders combined.
     The other one-third of the portfolio is comprised primarily of home equity and student loans with the remainder consisting of loans for consumer goods and mobile homes. At the end of 1994, home equity loans had increased $153 million, or 13%, while student loans increased $252 million, or 37%, from the end of 1993.

[CHART]

- --------------------------------------------------------------------------------
                                                        MANAGEMENT DISCUSSION

- ------------------------------------------------------------------------------------------------
TABLE 2 COMMERCIAL REAL ESTATE
                                                        1994                     1993
                                                  -------------------      ---------------------
DECEMBER 31--DOLLARS IN MILLIONS                  BALANCE   NPA RATIO(1)   BALANCE    NPA RATIO(1)
- -------------------------------------------------------------------------------------------------
Residential properties..........................  $  627            3%     $  617              5%
Office buildings................................     598            5         666              8
Shopping centers................................     477            7         440              7
Rental apartments...............................     423            2         391              5
Warehouses/service centers......................     268            3         266              6
Hotels/motels...................................     220            4         229              8
Retail business properties......................     183            2         205              7
Condominiums....................................     138            2          71             13
Commercial land acquisition and development.....      98           21         151             33
Recreational properties.........................      77           11          63              9
Health care facilities..........................      52            1          69              1
Manufacturing/industrial plants.................      29            5          25              2
Churches, educational and non-profit............      27           --          39             15
Multi-family land acquisition and development...       7           --           6             25
Other...........................................      85           22         240             13
- -------------------------------------------------------------------------------------------------
          Total.................................  $3,309            5%     $3,478              9%
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1)NON-PERFORMING ASSETS TO PERIOD-END LOANS PLUS REAL ESTATE HELD FOR SALE FOR EACH PROPERTY TYPE.


     Barnett's targeted direct mail programs and competitive pricing have allowed the company to grow bank card outstandings. Balances grew 13% to $1.2 billion during 1994, and the number of cards outstanding increased by 5%.
     Commercial loans rose 7% during 1994 to $4.2 billion, as the company continued to develop relationships with small and middle market companies. Barnett's average business loan of $203,000 is indicative of the make-up of the Florida market.
     Barnett's average small business loan is approximately $80,000. These companies tend to be relationship oriented, and Barnett's goal is to supply technology and services which add value to and deepen these relationships.
     Commercial real estate loans decreased 17% from 1993, reflecting fewer quality lending opportunities. Construction loans fell 20% in 1994 to $851 million. Commercial mortgage loans declined 16% from last year to $2.5 billion. The decrease in commercial mortgage loans also reflects the continued slow rate of commercial building activity and competition from non-bank sources of permanent financing. Total commercial real estate loans of $3.3 billion on December 31, 1994, represented 12% of loans, down from a peak of 28% in 1988. TABLE 2 details the types of properties securing the commercial real estate loan portfolio and the non-performing asset ratio for each on December 31.
     Barnett's commercial real estate loan policies generally require a maximum loan-to-value ratio of 75% and a minimum equity requirement of 20% of cost. Borrower experience and financial capacity are critical factors in underwriting and approving loan requests. Few loans exceed $15 million, with the average loan being $478,000. Virtually all of these projects are located in Florida and southern Georgia. Business loans, including commercial real estate, represented 28% of loans compared to 31% last year.
     The distribution of loan maturities is shown in TABLE 3 on page 20. For an analysis of loans that can be repriced in less than one year and their impact on Barnett's interest rate sensitivity, see TABLE 8 on page 24.
     INVESTMENT SECURITIES. Investments in taxable securities increased 15% to $6.8 billion. Meanwhile, tax-free securities dropped 20% to $715 million, reflecting a surge of redemptions as municipalities

- -------------------------------------------------------------------------------
MANAGEMENT DISCUSSION

took advantage of low rates to refinance their bonds. The purchase of tax-free securities no longer represents an attractive investment alternative because tax law changes enacted in 1986 eliminated substantially all of the tax benefits of ownership of these securities by banks.
     Securities are generally purchased for investment purposes and are selected primarily for their risk-adjusted, taxable-equivalent yields. Consideration is also given to the company's liquidity and asset-liability management needs. For an analysis of the impact of investment securities on Barnett's interest rate sensitivity, see TABLE 8 on page 24.
     Investment securities available for sale totaled $2.7 billion at December
31. These securities are carried at fair value with an unrealized loss, net of tax, of $27.0 million at the end of 1994, recorded as an adjustment to shareholders' equity. Management considers this unrealized loss to be temporary. The available for sale portfolio has a weighted average maturity of 1.9 years.
     Investment securities of $4.9 billion at December 31, with a weighted average life of 1.3 years, are classified as held to maturity. For further details, see TABLE 4.
     Short-term instruments, such as federal funds sold, represent other alternatives for the deployment of excess liquidity. In 1994, average federal funds sold fell to $43 million from $288 million in 1993, as excess liquidity was absorbed by loan growth. As discussed in Other Funding Sources, the company was in a net funds purchased position for much of 1994.

- ------------------------------------------------------------------------------
DEPOSITS AND OTHER
FUNDING SOURCES
     DEPOSITS. Average deposits fell 2% to $31.7 billion in 1994 as a result of a reduction in certificates of deposit, offset in part by increased transaction account balances. Certificates of deposit and other time deposits fell $1.1 billion to $9.1 billion, as some customers allowed the proceeds from maturing CDs to remain in transaction accounts and others sought non-deposit investment alternatives. CD balances declined throughout 1993 and the first half of 1994 as the cost to the consumer of remaining liquid was low. In reaction to rising interest rates and volatility in the securities markets, bank CDs became attractive to consumers, and CD balances rose during the second half of 1994. TABLE 5 on page 22 shows the changes in deposit mix, and TABLE 6 on the same page indicates the maturity of CDs over $100,000.


[CHART]

- ------------------------------------------------------------------------------------------
TABLE 3  LOAN MATURITY
                                                  WITHIN    1 TO 5     AFTER
DECEMBER 31, 1994--DOLLARS IN MILLIONS(1)         1 YEAR    YEARS     5 YEARS      TOTAL
- ------------------------------------------------------------------------------------------
Commercial, financial and agricultural.........   $1,794    $  2,028  $    627  $  4,449
Real estate construction.......................      506         405        19       930
Commercial mortgages...........................      638       1,311       430     2,379
Residential mortgages..........................      783       1,516     8,250    10,549
Installment....................................    2,763       4,456       975     8,194
Bank card......................................      647         728        --     1,375
Credit lines...................................      719          --        --       719
- ------------------------------------------------------------------------------------------
          Total................................   $7,850     $10,444   $10,301   $28,595
- ------------------------------------------------------------------------------------------
Loans maturing after one year with:
   Fixed interest rates.......................               $ 6,923   $ 2,453
   Floating or adjustable interest rates......                 3,521     7,848
- ------------------------------------------------------------------------------------------
          Total...............................               $10,444   $10,301
- ------------------------------------------------------------------------------------------

(1)TOTAL LOANS GROSS OF UNEARNED INCOME.

- --------------------------------------------------------------------------------
                                                        MANAGEMENT DISCUSSION

- ----------------------------------------------------------------------------------------------------------------------------------
TABLE 4  MATURITY OF INVESTMENT SECURITIES
                                                           HELD TO MATURITY                       AVAILABLE FOR SALE
                                                  -----------------------------------     ------------------------------------
                                                   AMORTIZED          FAIR   YEAR-END     AMORTIZED           FAIR   YEAR-END
DECEMBER 31, 1994--DOLLARS IN THOUSANDS                 COST         VALUE     YIELD(1)        COST          VALUE     YIELD(1)
- ----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury:
   Within 1 year................................  $  314,281     $  311,064     4.31%     $  687,715     $  670,205     4.29%
   1 to 5 years.................................     952,256        931,824     5.81       1,217,488      1,199,802     6.55
   5 to 10 years................................       2,003          1,963     7.54              --             --       --
   More than 10 years...........................         570            564     7.85              --             --       --

- ----------------------------------------------------------------------------------------------------------------------------------
         Total..................................   1,269,110      1,245,415     5.44       1,905,203      1,870,007      5.73
- ----------------------------------------------------------------------------------------------------------------------------------
States and political subdivisions:
   Within 1 year................................     421,914        431,824    13.05              10              9      6.23
   1 to 5 years.................................     160,670        170,482    12.11           2,494          2,469      8.38
   5 to 10 years................................      46,705         49,928    11.77           3,474          3,221      8.60
   More than 10 years...........................       9,976         10,309     9.63           5,511          5,257     10.28
- ----------------------------------------------------------------------------------------------------------------------------------
          Total.................................     639,265        662,543    12.67          11,489         10,956      9.36
- ----------------------------------------------------------------------------------------------------------------------------------
Other U.S. Government agencies
  and corporations:
   Within 1 year................................      75,275         75,176     6.17          75,971         75,866      5.78
   1 to 5 years.................................     178,249        175,736     6.55          99,900         92,750      6.37
   5 to 10 years................................         999            965     7.47              --             --        --
   More than 10 years...........................         114            121    10.26              --             --        --
- ----------------------------------------------------------------------------------------------------------------------------------
          Total.................................     254,637        251,998     6.44         175,871        168,616      6.12
- ----------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
   Within 1 year................................     955,338        933,342     4.92         153,250        149,755      4.88
   1 to 5 years.................................   1,191,243      1,149,988     5.40          83,439         82,115      6.04
   5 to 10 years................................      17,711         17,006     7.75              --             --        --
- ----------------------------------------------------------------------------------------------------------------------------------
          Total.................................   2,164,292      2,100,336     5.21         236,689        231,870      5.29
- ----------------------------------------------------------------------------------------------------------------------------------
Other securities:
   Within 1 year................................     200,460        196,971     5.32         307,362        306,836      4.96
   1 to 5 years.................................     415,622        405,996     5.94          18,602         18,517      6.00
   5 to 10 years................................       1,310          1,308     7.11           5,607          1,118      5.56
   More than 10 years(2)........................         112             99     7.05         122,485        130,680      4.60
- ----------------------------------------------------------------------------------------------------------------------------------
          Total.................................     617,504        604,374     5.74         454,056        457,151      4.91
- ----------------------------------------------------------------------------------------------------------------------------------
          Total securities......................  $4,944,808     $4,864,666     6.36%     $2,783,308     $2,738,600      5.60%
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

                                                                                                        YEARS
                                                                               ---------------------------------------------------
DECEMBER 31, 1994                                                               HELD TO MATURITY    AVAILABLE FOR SALE       TOTAL
- ----------------------------------------------------------------------------------------------------------------------------------
Average life of debt securities:(3)
   Taxable.....................................................................              1.2                   1.9         1.5
   Tax-free....................................................................              2.0                  15.2         2.3
- ----------------------------------------------------------------------------------------------------------------------------------
          Total................................................................              1.3                   1.9         1.5
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

(1)COMPUTED ON A TAXABLE-EQUIVALENT BASIS AND INCLUDES ACCRETION OF DISCOUNT AND AMORTIZATION OF PREMIUM IN THE DETERMINATION
  OF SECURITIES INCOME. BALANCE UTILIZED IN CALCULATING YIELDS IS AMORTIZED COST.

(2)INCLUDES FEDERAL RESERVE BANK STOCK.

(3)FLOATING-RATE SECURITIES ARE INCLUDED AS OF THEIR REPRICING DATE.


- --------------------------------------------------------------------------------
MANAGEMENT DISCUSSION

     The acquisition of Glendale Federal's Florida deposits added significantly to CDs in December, though it had only a modest impact on the fourth quarter and year-to-date average balances.
     In 1994, transaction, savings and money market accounts increased $367 million and comprised 71% of average deposits, up from 68% in 1993.
     OTHER FUNDING SOURCES. Average federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings of $2.3 billion were $1.3 billion higher than the previous year. This increase reflects the funding of balance sheet growth throughout 1994 with short-term borrowings in anticipation of completing the Glendale Federal deposit acquisition. During December, $2.3 billion in short-term borrowings were replaced with the Glendale Federal deposits.
     Average long-term debt decreased 1%, or $6 million, from 1993. Of the $777 million in long-term debt outstanding at year end, $415 million qualified as Tier II capital under risk-based capital guidelines.

- -------------------------------------------------------------------------------
NET INTEREST INCOME

     In 1994, Barnett's taxable-equivalent net interest income was $1.7 billion, down 1% from 1993. The decline from last year resulted from a lower net yield on earning assets partially offset by a 3% increase in earning assets. TABLE 7 shows the changes in net interest income by category during 1994 due to shifts in volume and rate.
     The net yield on earning assets declined to 4.87% from 5.07% in 1993. The 20 basis-point contraction in the net interest margin was caused primarily by pricing pressure on Barnett's residential and installment loan originations.
     This same pricing pressure led to a 15 basis-point decrease in the average yield on earning assets to 7.55%. The cost of interest-bearing liabilities, the company's primary funding source, rose 11 basis points to 3.16%. This increase is the result of the company's short-term strategy to utilize non-deposit sources, primarily federal funds purchased and securities sold under agreements to

[Chart]

[Chart]




- ------------------------------------------------------------------------------------------
TABLE 5  CHANGES IN DEPOSIT MIX
                                                                             CHANGE
                                                                        -----------------
AVERAGE BALANCES--DOLLARS IN MILLIONS                1994       1993    AMOUNT    PERCENT
- ------------------------------------------------------------------------------------------

Demand deposits...............................    $ 5,531   $  5,400    $ 131          2%
NOW accounts..................................      5,725      5,710       15         --
Money market accounts.........................      7,848      7,743      105          1
Savings deposits..............................      3,469      3,353      116          3
Certificates of deposit under $100,000........      7,498      8,343     (845)       (10)
Other time deposits...........................      1,639      1,936     (297)       (15)
- ------------------------------------------------------------------------------------------
          Total deposits                          $31,710   $32,485     $(775)        (2)%
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------



- -------------------------------------------------------------------------------------------
TABLE 6  MATURITY OF CDs OVER $100,000

DECEMBER 31, 1994--DOLLARS IN MILLIONS                                  BALANCE   PERCENT

- --------------------------------------------------------------------------------------------
Less than 3 months..................................................    $  583        33%
3 to 6 months.......................................................       369        21
6 to 12 months......................................................       350        19
More than 12 months.................................................       485        27
- ------------------------------------------------------------------------------------------
          Total.....................................................    $1,787       100%
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                        MANAGEMENT DISCUSSION

- -------------------------------------------------------------------------------------------------------------
TABLE 7  CHANGE IN NET INTEREST INCOME
                                                            1994                          1993
                                                 ---------------------------    --------------------------
                                                     CHANGE FROM                   CHANGE FROM
                                                       PREVIOUS                     PREVIOUS
                                                     YEAR DUE TO:                  YEAR DUE TO:
                                                 ------------------                ---------------
                                                                       TOTAL                          TOTAL
DOLLARS IN MILLIONS--TAXABLE-EQUIVALENT           VOLUME     RATE(1)  CHANGE      VOLUME   RATE(1)   CHANGE
- --------------------------------------------------------------------------------------------------------------
Interest income:
   Loans......................................    $ 93.3  $ (59.1)    $ 34.2    $  (20.4)  $(202.0) $(222.4)
   Taxable securities.........................      44.6    (19.6)      25.0        14.2     (67.9)   (53.7)
   Tax-free securities........................     (22.5)     4.5      (18.0)      (17.4)      3.6    (13.8)
   Federal funds sold.........................      (7.7)      .3       (7.4)       (9.1)     (1.2)   (10.3)
   Securities purchased under agreements
     to resell................................      (7.6)      .4       (7.2)         --      (1.6)    (1.6)
   Other earning assets.......................      (8.1)      --       (8.1)        7.0      (4.6)     2.4
- --------------------------------------------------------------------------------------------------------------
         Total interest income................      92.0    (73.5)      18.5       (25.7)   (273.7)  (299.4)
- --------------------------------------------------------------------------------------------------------------
Interest expense:
   NOW accounts...............................        .3     (5.2)      (4.9)        9.2      (6.8)     2.4
   Money market accounts......................       2.5     16.7       19.2        16.0     (46.4)   (30.4)
   Savings deposits...........................       2.3      3.1        5.4        10.8     (20.1)    (9.3)
   Certificates of deposit under $100,000.....     (36.0)     1.7      (34.3)      (99.6)    (65.4)  (165.0)
   Other time deposits........................     (12.7)     (.3)     (13.0)      (37.0)    (14.3)   (51.3)
- --------------------------------------------------------------------------------------------------------------
          Total interest-bearing deposits.....     (43.6)    16.0      (27.6)     (100.6)   (153.0)  (253.6)
   Federal funds purchased....................      16.2     12.2       28.4        (1.3)     (1.1)    (2.4)
   Securities sold under agreements to repurchase   18.0     22.3       40.3        (1.0)     (3.3)    (4.3)
   Other short-term borrowings................        .6       .9        1.5          .5        .4       .9
   Long-term debt.............................       (.5)     (.8)      (1.3)       (4.1)      (.1)    (4.2)
- --------------------------------------------------------------------------------------------------------------
          Total interest expense..............      (9.3)    50.6       41.3       (106.5)  (157.1)  (263.6)
- --------------------------------------------------------------------------------------------------------------
          Net interest income.................    $101.3  $(124.1)    $(22.8)    $   80.8  $(116.6) $ (35.8)
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

(1)INCLUDES CHANGES IN INTEREST INCOME AND EXPENSE NOT DUE SOLELY TO VOLUME OR RATE CHANGES.


repurchase, to fund earning asset growth in anticipation of the acquisition of the Glendale Federal deposits. These funding sources experienced a 162 basis-point increase in 1994.
     Partially offsetting this decrease in the company's net interest spread was the 5% increase in interest-free funds (non-interest bearing liabilities and equity) to $9.0 billion. Information on average balances, yields and rates for the past six years can be found on pages 34 and 35.

- -------------------------------------------------------------------------------
ASSET-LIABILITY MANAGEMENT
     Net interest income, Barnett's primary source of revenue, is affected by changes in interest rates as well as fluctuations in levels of earning assets and interest-bearing liabilities. The impact of changes in interest rates on the company's net interest income represents Barnett's level of interest rate risk.
     Interest rate sensitivity is primarily a function of the repricing structure of the company's balance sheet. TABLE 8 on page 24 shows this structure as of December 31, with each maturity interval referring to the earliest repricing opportunity (i.e., the earlier of scheduled contractual maturities or next rate reset date) for each asset and liability. The resulting gaps are a measure of the sensitivity of earnings to changes in interest rates.
     In order to more appropriately reflect the repricing structure of the company's balance sheet, management has made certain adjustments to the table. Based on historical and industry data, an esti-

- -------------------------------------------------------------------------------
MANAGEMENT DISCUSSION

- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------
TABLE 8  INTEREST RATE SENSITIVITY ANALYSIS
                                                                                           NON-RATE
                                                                                           SENSITIVE
                                                    0-30      31-90     91-180    181-365   AND OVER
DECEMBER 31, 1994--DOLLARS IN MILLIONS              DAYS       DAYS      DAYS       DAYS    ONE YEAR       TOTAL
- -------------------------------------------------------------------------------------------------------------------

Variable-rate commercial and real estate loans..  $4,929    $     32  $     55  $  105    $      1     $  5,122
Fixed-rate commercial and real estate loans,
including ARMs..................................     816       1,187     2,153   4,037       4,995       13,188
Consumer loans..................................   2,743         464       665   1,284       5,055       10,211
- -------------------------------------------------------------------------------------------------------------------
          Total loans...........................   8,488       1,683     2,873   5,426      10,051       28,521
Securities......................................     388         258       241   2,328       4,469        7,684
Federal funds sold and other earning assets.....      35                                                     35
- -------------------------------------------------------------------------------------------------------------------
          Total earning assets..................  $8,911      $1,941    $3,114  $7,754     $14,520      $36,240
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

NOW accounts...................................  $ 6,186                                                $ 6,186
Money market accounts..........................    7,747                                                  7,747
Savings deposits...............................    3,684                                                  3,684
Certificates of deposit under $100,000.........    1,354      $1,370    $1,958  $1,872     $3,032         9,586
Other time deposits............................      317         333       389     368        541         1,948
- -------------------------------------------------------------------------------------------------------------------
          Total deposits.......................   19,288       1,703     2,347   2,240      3,573        29,151
Federal funds purchased and other short-term
   borrowings..................................    1,654                                                  1,654
Long-term debt.................................       73         150                26        528           777
- -------------------------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities...  $21,015      $1,853    $2,347  $2,266     $4,101       $31,582
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

Gap before interest rate swaps and
   management adjustments......................  $(12,104)    $   88    $  767  $5,488    $10,419
Management adjustments:(1)
   Assets......................................       466        719       845    (644)    (1,386)
   Deposits....................................     8,053         --        --      --     (8,053)
Interest rate swaps............................      (955)      (928)       --      --      1,883
- -------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap adjusted for
  interest rate swaps and management adjustments   (4,540)      (121)     1,612   4,844     2,863
Cumulative adjusted interest rate
  sensitivity gap..............................    (4,540)    (4,661)    (3,049)  1,795
Cumulative adjusted gap as a percentage of
  earning assets:
   December 31, 1994...........................    (12.53)%   (12.86)%    (8.41)%  4.95%
   December 31, 1993...........................    (10.97)     (7.79)     (2.89)   9.70
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

(1)MANAGEMENT ADJUSTMENTS REFLECT THE COMPANY'S ESTIMATE OF THE EFFECTS OF EARLY PRINCIPAL REPAYMENTS ON RESIDENTIAL
   AND OTHER AMORTIZING LOANS AND SECURITIES AND THE ANTICIPATED REPRICING SENSITIVITY OF NON-MATURITY DEPOSIT PRODUCTS.
   MANAGEMENT HAS ESTIMATED THAT NOW AND SAVINGS DEPOSITS ARE APPROXIMATELY ONE-THIRD SENSITIVE AND MONEY MARKET
   ACCOUNTS ARE APPROXIMATELY 80% SENSITIVE.  IN ORDER TO PROVIDE A MORE ACCURATE ONE-YEAR GAP POSITION, TWO-THIRDS
   AND 20%, RESPECTIVELY, OF THESE DEPOSITS ARE REDISTRIBUTED TO THE NON-RATE SENSITIVE CATEGORY.


mate of the expected prepayments of amortizing loans and investment securities is included in the adjustment. Changes in the economic and interest rate environments may impact these expected prepayments.
     Similarly, an adjustment is made to reflect the behavioral characteristics of certain core deposits without contractual maturity (i.e., interest-bearing checking, savings and money market deposit accounts). The footnote accompanying the table more fully explains the specific adjustments made to the analysis. This interest rate sensitivity analysis indicates that the company was liability sensitive on December 31, with a cumulative six-month negative gap of 8.41%.
     Management augments the rate sensitivity analysis shown in TABLE 8 with two additional measures of rate sensitivity: rate-shock simulation and duration of equity. These analyses, which analyze longer term impacts of rate changes, indicate Barnett is relatively rate neutral.

- --------------------------------------------------------------------------------
                                                          MANAGEMENT DISCUSSION

Rate-shock simulation is a modeling technique used to estimate the impact of changes in rates over a two-year horizon on the company's net interest margin. Duration of equity measures the change in the market value of the company's equity resulting from a change in interest rates. It is designed to evaluate the economic impact of rate changes for periods that extend beyond the time horizons targeted by static gap and rate shock simulation analysis. Based upon these analyses, management believes the company's asset-liability mix is sufficiently balanced within a broad range of interest rate scenarios to minimize the impact of significant rate movements.
     The primary objective of Barnett's asset-liability management function is to maximize net interest income while maintaining acceptable levels of interest-rate sensitivity. The Asset-Liability Management Committee sets specific rate-sensitivity limits for the company. The committee monitors and adjusts the company's exposure to changes in interest rates to achieve predetermined risk targets that it believes are consistent with current and expected market conditions. Barnett strives to maintain a relatively neutral interest rate position, making its net interest income less vulnerable to changing interest rates.
     Barnett controls its interest rate risk by managing the level and duration of certain balance sheet assets and liabilities and with the selective use of off-balance-sheet instruments. Barnett applies a high risk test to both its balance sheet and off-balance-sheet instruments in order to ensure compliance with its policy risk limits.
     The company's current interest rate swap portfolio has a notional amount of $2.3 billion. Most of the company's swaps involve receipt of fixed interest rate payments for variable (primarily LIBOR-based) interest payments.
     Approximately $1 billion of the interest rate swap portfolio is generic fixed-term interest rate swaps which mature in 1996 and on which the company receives fixed payment. An additional $1 billion of the swap portfolio is index-principal instruments with expected maturities of approximately two and one-half years. The company does not use leveraged swaps. The swaps used by the company have similar characteristics to cash instruments typically used for asset-liability management purposes.
     The interest rate swap portfolio performed as expected during the year. Because rates have risen, the replacement value related to this swap portfolio was a negative $107 million on December 31. A summary of Barnett's risk management derivatives portfolio is reflected in NOTE P in the NOTES TO FINANCIAL STATEMENTS.
     Interest rate swaps entered into in 1994 related to assets reduced gross interest income for the year by $588,000. Interest rate swaps entered into in 1992 related to long-term debt increased interest expense by $3.4 million, $4.6 million and $3.0 million in 1994, 1993 and 1992, respectively. Interest rate swaps reduced the net yield on earning assets by 1 basis point in 1994 and 1992 and 2 basis points in 1993.

- -------------------------------------------------------------------------------
NON-INTEREST INCOME

     Non-interest income, excluding securities transactions, fell 8% to $556 million in 1994, due to the sale of several fee-generating business units in 1993, lower mortgage banking revenue and reduced sales of investment products and services.
     Trust revenues fell 6% from last year to $77.4 million, as a result of a decline in assets under management. Brokerage income fell 27% to $30.0 million as the volume of customer transactions executed fell 10% and the mix of those transactions shifted from mutual fund sales to bond trades which generate a lower return to the company. In 1994, mutual funds represented 55% of the brokerage revenues compared to 72% last year and 64% in 1992.
     Mortgage banking income fell $7.8 million, or 19%, from last year. Residential

[CHART]

- -------------------------------------------------------------------------------
MANAGEMENT DISCUSSION

mortgage production slowed as the rising interest rate environment halted the refinance boom. Consumer preference also changed in 1994 from fixed-rate mortgages, which the company sells into the secondary market, to adjustable-rate mortgages, which the company holds in portfolio. This resulted in $556 million, or 22% of residential production, being sold into the secondary market in 1994 compared to $904 million, or 28% of originations, in 1993.
     Other service charges and fees fell $26.7 million to $104.8 million. Revenues from the business units sold, which were included in other service charges and fees, totaled $24.6 million in 1993. These businesses were sold because they did not meet the company's strategic objectives. No material gains or losses were recorded from these sales.
     Net securities losses of $12.9 million in the fourth quarter of 1994 resulted from the sale of $575 million of securities available for sale.
     During 1994, Barnett began to diversify its revenue stream through a strategy to acquire financial services companies with regional or national franchises in complementary lines of business. The company purchased Loan America on October 1, 1994 and in January 1995 acquired EquiCredit. In addition, the company signed a definitive agreement to purchase BancPLUS Financial. These acquisitions will benefit fee income in 1995. During 1994, fee-based revenues, excluding securities transactions, comprised 25% of Barnett's total revenues.


- --------------------------------------------------------------------------------
NON-INTEREST EXPENSE

     Non-interest expense was reduced 9%, or $136.7 million, in 1994 to $1.4 billion. The decline from last year was primarily due to lower credit-related expense and facilities and personnel costs as a result of savings from the 1992 acquisition of First Florida Banks, Inc. as well as internal productivity initiatives.
     Salaries and benefits declined 2% from last year to $648.7 million. The number of full-time-equivalent employees increased by only 280 to 18,929, despite the addition of 524 employees through acquisitions.
     Net occupancy expense dropped 13% to $118.3 million, and furniture and equipment expense decreased 4% from last year to $138.5 million. These reductions relate to the sale of certain businesses in 1993, cost savings generated from the First Florida merger and internal productivity initiatives.
     Other expenses fell 18% in 1994 to $458.8 million. While reductions occurred in a number of categories, credit-related expenses registered the largest single source of savings. Reflecting the improvement in asset quality, expenses and provision on real estate held for sale fell 83% to $16.1 million.
     Details of other expenses over the past three years are shown in NOTE M of NOTES TO FINANCIAL STATEMENTS.
     Barnett continued to make progress toward its long-term goal of a 60% overhead ratio. In 1994, the overhead ratio declined to 61% from 65% in 1993 and 71% in 1992.

- --------------------------------------------------------------------------------
ASSET QUALITY

     RISK ELEMENTS. Commercial and commercial real estate loans are generally placed on non-accrual status when the collectibility of interest or principal is uncertain. Residential mortgages four payments in arrears are classified as non-accruing in conformance with predominant mortgage industry practice. Income recognized on installment loans and credit card advances is discontinued, and the loans are charged-off generally after a delinquency period of 120 and 180 days, respectively. When a loan is placed on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income.
     Non-performing loans consist of all non-accruing and reduced-rate loans. Non-performing assets are composed of non-performing loans plus real estate held for sale. TABLE 9 presents detailed information on these assets for the past five years.

[CHART]

- -------------------------------------------------------------------------------
                                                       MANAGEMENT DISCUSSION
- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
TABLE 9  FIVE-YEAR HISTORY OF RISK ELEMENTS
                                                                                       TOTAL      REAL        TOTAL
                                            NON-ACCRUING                                NON-     ESTATE        NON-      90 DAYS
                                        -------------------------
                                        90 DAYS   LESS THAN             REDUCED-  PERFORMING   HELD FOR  PERFORMING     PAST-DUE
DECEMBER 31--DOLLARS IN MILLIONS        PAST DUE  90 DAYS   TOTAL     RATE LOANS       LOANS       SALE      ASSETS     ACCRUALS
- ----------------------------------------------------------------------------------------------------------------------------------
1994
Commercial, financial and agricultural    $ 23.2    $26.2   $ 49.4            --     $ 49.4                               $ 2.0
Real estate construction..............       9.0       .6      9.6            --        9.6                                 1.0
Commercial mortgages..................      44.1     43.5     87.6          $2.3       89.9                                  --
Residential mortgages.................      51.6       --     51.6            --       51.6                                12.9
Installment...........................        --       --       --            --         --                                 9.2
Bank card and credit lines............        --       --       --            --         --                                13.8
- ----------------------------------------------------------------------------------------------------------------------------------
          Total(1)....................    $127.9    $70.3   $198.2          $2.3     $200.5       $90.4      $290.9       $38.9
- ----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding.......       .45%     .24%     .69%          .01%       .70%        .31%       1.01%        .14%
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
1993
Commercial, financial and agricultural    $ 55.5    $ 29.6  $ 85.1             --    $ 85.1                               $  .3
Real estate construction..............      27.6       2.9    30.5             --      30.5                                  .3
Commercial mortgages..................      57.9      69.8   127.7           $1.8     129.5                                  .6
Residential mortgages.................      60.6        --    60.6             --      60.6                                11.5
Installment...........................        --        --      --             --        --                                 6.0
Bank card and credit lines............        --        --      --             --        --                                 9.4
- ----------------------------------------------------------------------------------------------------------------------------------
          Total(1)....................    $201.6    $102.3  $303.9           $1.8    $305.7      $152.6      $458.3       $28.1
- ----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding.......       .76%      .39%   1.15%           .01%     1.16%        .58%       1.74%        .11%
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
1992
Commercial, financial and agricultural    $ 67.4    $ 50.1  $117.5              --   $117.5                              $  2.5
Real estate construction..............      69.7      50.2   119.9              --    119.9                                  --
Commercial mortgages..................      99.1      76.0   175.1            $5.0    180.1                                  .3
Residential mortgages.................      59.2       3.4    62.6              --     62.6                                21.7
Installment...........................        --        --      --              --       --                                 1.3
Bank card and credit lines............        --        --      --              --       --                                 8.1
- ----------------------------------------------------------------------------------------------------------------------------------
          Total(1)....................    $295.4    $179.7  $475.1            $5.0   $480.1      $363.2      $843.3       $33.9
- ----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding.......      1.10%      .67%   1.77%            .02%    1.79%       1.35%       3.14%         13%
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
1991
Commercial, financial and agricultural    $119.3    $ 58.7  $178.0             $.1   $178.1                               $ 1.0
Real estate construction..............     127.9      61.6   189.5              --    189.5                                  --
Commercial mortgages..................     139.3      68.2   207.5              --    207.5                                 4.1
Residential mortgages.................      67.5       6.2    73.7              --     73.7                                20.8
Installment...........................       1.0        --     1.0              --      1.0                                 3.1
Bank card and credit lines............        --        --      --              --       --                                13.0
- ----------------------------------------------------------------------------------------------------------------------------------
          Total(1)....................     $455.0   $194.7  $649.7             $.1   $649.8      $448.7    $1,098.5       $42.0
- ----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding.......       1.65%     .70%   2.35%             --     2.35%       1.62%       3.97%        .15%
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
1990
Commercial, financial and agricultural     $114.3   $ 90.0  $204.3             $ .8  $205.1                               $ 2.6
Real estate construction..............       86.0    149.8   235.8               --   235.8                                  --
Commercial mortgages..................      107.4     94.5   201.9               .6   202.5                                  --
Residential mortgages.................       48.0      4.1    52.1               --    52.1                                 1.0
Installment...........................        4.0       --     4.0               --     4.0                                 6.5
Bank card and credit lines............         --       --      --               --      --                                15.0
- ----------------------------------------------------------------------------------------------------------------------------------
          Total(1)                         $359.7   $338.4  $698.1             $1.4  $699.5      $287.5      $987.0       $25.1
- ----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding.......       1.23%    1.15%   2.38%             .01%   2.39%        .98%       3.37%        .09%
- --------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

(1)BEFORE DEDUCTION FOR UNEARNED INCOME.

- --------------------------------------------------------------------------------
MANAGEMENT DISCUSSION

     Non-performing assets totaled $291 million on December 31, down significantly from $458 million at the end of 1993 and $843 million at the end of 1992. The decline to the current level is attributable to the success of Barnett's centralized workout unit in resolving and selling problem assets, the improved economy and market for commercial real estate and a slowdown in the inflow of new problem loans. In addition, the portfolio is now more heavily weighted toward consumer loans, which tend to be on non-accrual status for shorter periods than commercial loans.
     Barnett's non-performing assets as a percentage of gross loans plus real estate held for sale fell to 1.01% on December 31, compared to 1.74% at the end of last year and 3.14% at the end of 1992.
     Non-performing loans totaled $200 million on December 31, 1994, down 34% from a year ago. This decline reflects the continued resolution of problem loans, either through workout of satisfactory credit arrangements with the borrower, foreclosure or charge-off.
     Of total non-performing loans, 35%, or $70 million, were contractually current or less than 90 days past due, reflecting management's conservative approach to evaluating the loan portfolio. Loans 90 days or more past due and still accruing interest were $38.9 million, or .14% of total outstandings. The coverage ratio of the allowance for loan losses to non-performing loans also improved during the year to 250% from 171% a year ago.
     By the end of 1994, the company had reduced its real estate held for sale to $90 million from $153 million the previous year.
     Barnett's policies generally require annual appraisals for properties securing loans graded substandard or doubtful. In addition, real estate held for sale is appraised annually and carried at appraised value less estimated cost to dispose. If, in the judgment of management, a property's value may have declined significantly, the appraisal may be updated more frequently.

     Management monitors loan quality through loan grading processes, on-site loan reviews, on-line reporting systems and quarterly reporting of adversely graded or past-due loans. In addition, management continually reviews asset quality trends, loan policy issues, market conditions and the economic environment and adjusts underwriting guidelines as needed.
     NET CHARGE-OFFS. In 1994, net charge-offs were $92 million, down substantially from $142 million in 1993 and $262 million in 1992. While net charge-offs were lower in all loan categories except bank card, the improvement was most significant in commercial and commercial real estate.
     Net charge-offs in 1994 represented .34% of average outstandings, compared to .55% in 1993 and 1.00% in 1992. The 1994 net charge-offs were below historical levels and were better than the company's strategic target range of 50 to 60 basis points of average loans. An analysis of loan charge-offs is in TABLE 10.
     Commercial recoveries exceeded charge-offs by $3.0 million in 1994 compared to net charge-offs of $1.6 million in 1993. Gross charge-offs fell $10.8 million. Net losses from construction loans fell $14.9 million, or 89%, from last year to $1.8 million. The net charge-off ratio for this category declined to .21% from 1.56% last year. Net charge-offs on commercial mortgages totaled $7.9 million, a 68% decline from $24.9 million in 1993. This decline in construction and commercial mortgage losses results from the improved operating environment for commercial real estate as well as a continued high level of recoveries. This level of recoveries may not be indicative of future results. These improvements are attributable to strengthened underwriting standards adopted in 1990 and the stronger economy. The corporate loan portfolio is not concentrated in any single industry,

- -------------------------------------------------------------------------------
                                                        MANAGEMENT DISCUSSION

TABLE 10  LOAN CHARGE-OFF ANALYSIS


DOLLARS IN MILLIONS                                                              1994      1993      1992      1991      1990
- -----------------------------------------------------------------------------------------------------------------------------

Beginning allowance for loan losses  . . . . . . . . . . . . . . . . . . .     $521.8    $547.7    $552.1    $527.6    $298.6
- -----------------------------------------------------------------------------------------------------------------------------
Charge-offs:
  Commercial, financial and agricultural . . . . . . . . . . . . . . . . .       14.7      25.5      64.7     131.1      73.5
  Real estate construction . . . . . . . . . . . . . . . . . . . . . . . .        3.1      18.5      31.8      86.1      61.0
  Commercial mortgages . . . . . . . . . . . . . . . . . . . . . . . . . .       21.1      33.1      64.5      69.3      22.6
  Residential mortgages. . . . . . . . . . . . . . . . . . . . . . . . . .        2.0       3.4       5.6       6.2       2.6
  Installment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       57.6      73.2      95.8     127.3     100.9
  Bank card. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       45.5      43.0      53.8      59.0      33.4
  Credit lines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.4       5.7       9.3      13.1       7.7
- -----------------------------------------------------------------------------------------------------------------------------
     Total charge-offs . . . . . . . . . . . . . . . . . . . . . . . . . .      148.4     202.4     325.5     492.1     301.7
- -----------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial, financial and agricultural . . . . . . . . . . . . . . . . .       17.7      23.9      20.9      18.5       8.1
  Real estate construction . . . . . . . . . . . . . . . . . . . . . . . .        1.3       1.8       2.4       1.7       2.1
  Commercial mortgages . . . . . . . . . . . . . . . . . . . . . . . . . .       13.2       8.2       7.0       3.5       1.4
  Residential mortgages. . . . . . . . . . . . . . . . . . . . . . . . . .         .2        .4        .1        .5        .2
  Installment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15.1      18.5      26.5      30.5      21.0
  Bank card. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7.7       6.8       5.4       3.6       3.2
  Credit lines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         .9       1.0       1.0       1.5        .4
- -----------------------------------------------------------------------------------------------------------------------------
     Total recoveries. . . . . . . . . . . . . . . . . . . . . . . . . . .       56.1      60.6      63.3      59.8      36.4
- -----------------------------------------------------------------------------------------------------------------------------
Net charge-offs:
  Commercial, financial and agricultural . . . . . . . . . . . . . . . . .       (3.0)      1.6      43.8     112.6      65.4
  Real estate construction . . . . . . . . . . . . . . . . . . . . . . . .        1.8      16.7      29.4      84.4      58.9
  Commercial mortgages . . . . . . . . . . . . . . . . . . . . . . . . . .        7.9      24.9      57.5      65.8      21.2
  Residential mortgages. . . . . . . . . . . . . . . . . . . . . . . . . .        1.8       3.0       5.5       5.7       2.4
  Installment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42.5      54.7      69.3      96.8      79.9
  Bank card. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       37.8      36.2      48.4      55.4      30.2
  Credit lines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3.5       4.7       8.3      11.6       7.3
- -----------------------------------------------------------------------------------------------------------------------------
     Total net charge-offs . . . . . . . . . . . . . . . . . . . . . . . .       92.3     141.8     262.2     432.3     265.3
- -----------------------------------------------------------------------------------------------------------------------------
Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . .       74.0     120.4     257.3     453.9     491.6
Other, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (2.1)     (4.5)       .5       2.9       2.7
- -----------------------------------------------------------------------------------------------------------------------------
     Ending allowance for loan losses. . . . . . . . . . . . . . . . . . .     $501.4    $521.8    $547.7    $552.1    $527.6
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
Ending allowance for loan losses as a percentage of loans. . . . . . . . .       1.76%     2.01%     2.10%     2.09%     1.88%
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average loans by category:
  Commercial, financial and agricultural . . . . . . . . . . . . . . . . .       (.07)%     .04%     1.01%     2.34%     1.28%
  Real estate construction . . . . . . . . . . . . . . . . . . . . . . . .        .21      1.56      1.86      3.59      2.01
  Commercial mortgages . . . . . . . . . . . . . . . . . . . . . . . . . .        .32       .84      1.67      1.72       .55
  Residential mortgages. . . . . . . . . . . . . . . . . . . . . . . . . .        .02       .03       .06       .07       .03
  Installment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        .56       .79      1.06      1.45      1.21
  Bank card. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.23      3.50      4.60      5.13      3.05
  Credit lines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        .51       .65      1.17      1.65      1.08
     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        .34       .55      1.00      1.59       .97
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
Allocation of allowance for loan losses by category:
  Commercial, financial and agricultural . . . . . . . . . . . . . . . . .     $ 84.8   $  85.8   $  89.3    $162.0    $158.6
  Real estate construction . . . . . . . . . . . . . . . . . . . . . . . .       16.1      36.7      60.0      96.6     124.2
  Commercial mortgages . . . . . . . . . . . . . . . . . . . . . . . . . .      102.6     117.4     108.4     118.9     111.6
  Residential mortgages. . . . . . . . . . . . . . . . . . . . . . . . . .       23.5      27.0       7.0       5.3       8.9
  Installment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       90.4     107.7      99.9      73.8      74.0
  Bank card. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       72.2      59.1      62.4      55.2      35.6
  Credit lines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9.4      10.1      15.1      10.1       7.6
  Unallocated. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      102.4      78.0     105.6      30.2       7.1
- -----------------------------------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $501.4    $521.8    $547.7    $552.1    $527.6
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------


- -------------------------------------------------------------------------------
MANAGEMENT DISCUSSION

but reflects the broad-based service sectors in Florida and Georgia.

     Barnett increased its loans to consumers from 69% of average loans last year to 72% at the end of 1994. These portfolios produce fewer non-performing assets and have more predictable loss experience throughout the various economic and credit cycles.

     Consumer delinquencies for loans 30 days or more past due are shown in the accompanying chart. The percentage of delinquent installment loans increased to .94% on December 31, 1994 from .68% a year earlier. The bank card delinquency ratio remained flat at 2.77% in 1994. While installment delinquency levels increased, they remain well below national averages for the financial services industry.

     The net charge-off ratio of installment loans decreased to .56%, from .79% last year. Credit line losses also fell to .51% from .65%, and bank card losses dropped to 3.23% of loans from 3.50%.

     PROVISION/ALLOWANCE FOR LOAN LOSSES. The provision for loan losses is a charge to earnings in the current period to maintain the allowance for loan losses at an adequate level. In 1994, Barnett's provision expense was $74.0 million, down substantially from $120.4 million in the prior year and $257.3 million in 1992.

     The allowance for loan losses represents a reserve for potential losses existing in the loan portfolio. Barnett's methodology for evaluating the adequacy of the allowance is based on the operating and economic environment, the level and quality of adversely graded loans, the level of charge-offs and analyses of individual loans within the portfolio. This methodology requires minimum reserves for all adversely graded loans. These adverse grades equate to four regulatory classifications of assets: other loans especially mentioned, substandard, doubtful and loss.

     Since 1992, adversely graded loans have declined steadily as the commercial real estate market has stabilized. In 1993, the economic recovery combined with the company's strengthened credit policy and aggressive workout of problem credits resulted in the allowance for loan losses declining $26 million to $522 million, or 2.01% of outstandings.

     In 1994, the allowance for loan losses declined another $20 million to $501 million and represented 1.76% of outstandings on December 31. The decline in the allowance from last year reflects the charge-off of several large corporate credits which had been fully reserved in prior periods as well as the changing composition of the loan portfolio.

     During the late 1980s, Barnett's loan portfolio was more heavily weighted toward commercial and commercial real estate loans. During the recession beginning in 1990, these portfolios produced a high level of non-performing loans, charge-offs and foreclosures. Since that time, management has reduced the investment in commercial real estate loans from a high of 28% of the loan portfolio in 1988 to 12% at the end of 1994 and significantly reduced its investment in loans to large corporate customers, as evidenced by the $203,000 average commercial loan size.

     The company has focused its lending efforts on the retail and small business segments. These market segments generate higher volumes of smaller loans with more predictable loss experience throughout the economic and credit cycles.

     Since the allowance is established to cover potential losses inherent in the portfolio as a whole, due to the weighting of the portfolio toward consumer loans, the allowance will not necessarily decline at the same rate as non-performing loans. The company allocates its allowance to the various loan categories to assist in measuring functional performance. Management considers the

CONSUMER CREDIT DELINQUENCY

30 DAYS OR MORE PAST DUE -- DECEMBER 31

                                  [Line Graph]

                 '90       '91       '92       '93       '94
Bank Card:      3.71%     3.76%     2.42%     2.77%     2.77%
Installment:    1.13%      .79%      .47%      .68%      .94%
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
                                                        MANAGEMENT DISCUSSION

allowance appropriate and adequate to cover potential losses inherent in the loan portfolio based on the current economic environment.

     TABLE 10 on page 29 provides a reconciliation of the allowance for loan losses for the years 1990 through 1994, as well as gross charge-offs, recoveries and net charge-offs.

- --------------------------------------------------------------------------------

IMPACT OF ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," which will be implemented in the first quarter of 1995, prescribes how the allowance for loan losses related to impaired loans should be determined. Impaired loans are loans for which it is probable that the creditor will be unable to collect all amounts due according to contractual terms of the loan agreement. Impaired loans must be valued based on the present value of the loan's expected future cash flows at the loan's effective interest rate. In certain cases, the loans may be valued at their observable market price or the fair value of the underlying collateral. In management's opinion, the adoption of this standard will not have a significant impact on the financial condition or results of operations of the company.

- --------------------------------------------------------------------------------

TAXES

     Barnett's provision for income taxes rose to $249.8 million in 1994 from $207.5 million in 1993, primarily as a result of growth in pre-tax earnings. The effective tax rate increased to 33.9% from 33.0%, reflecting reduced tax-exempt income and higher state income taxes. Tax-exempt interest and dividend income declined 14% and state income taxes rose 19% during 1994.

     A reconciliation of the effective tax rate to the 1994 federal statutory rate can be found in NOTE N of NOTES TO FINANCIAL STATEMENTS.

- --------------------------------------------------------------------------------

LIQUIDITY

     For banks, liquidity represents the ability to meet both loan commitments and deposit withdrawals. Funds to meet these needs can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect a bank's ability to meet liquidity needs, including variations in the markets served, its asset-liability mix, its reputation and credit standing in the market, and general economic conditions.

     In addition to its traditional in-market deposit sources, Barnett has many other sources of liquidity, including securities and other non-relationship funding sources such as senior or subordinated debt, bank notes and asset securitization. The high concentration of residential and installment loans in Barnett's balance sheet provide it with an exceptional amount of contingent liquidity through the conventional securitization programs that exist today. Management believes that the company's level of liquidity is sufficient to meet current and future funding requirements.

- --------------------------------------------------------------------------------

AVERAGE SHAREHOLDERS' EQUITY

DOLLARS IN BILLIONS

                                   [Bar Chart]

                 '90       '91       '92       '93       '94
                $2.0      $2.1      $2.5      $2.7      $3.0
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

BOOK VALUE PER SHARE

                                   [Bar Chart]


                 '90       '91       '92       '93       '94
              $24.16    $24.19    $25.40    $28.34    $31.09
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
MANAGEMENT DISCUSSION

- --------------------------------------------------------------------------------
TABLE 11  RATE OF INTERNAL CAPITAL GENERATION

                                                                       1994      1993      1992      1991      1990      1989
- -----------------------------------------------------------------------------------------------------------------------------

Return on assets . . . . . . . . . . . . . . . . . . . . . . . .       1.28%     1.13%      .55%      .21%      .15%      .91%
Average equity to assets . . . . . . . . . . . . . . . . . . . .       7.94      7.31      6.62      5.61      5.63      6.16
- -----------------------------------------------------------------------------------------------------------------------------
Return on total equity . . . . . . . . . . . . . . . . . . . . .      16.11     15.42      8.27      3.83      2.73     14.75
Total dividend payout ratio. . . . . . . . . . . . . . . . . . .      35.98     36.26     58.58    120.59    173.22     29.41
Earnings retention rate. . . . . . . . . . . . . . . . . . . . .      64.02     63.74     41.42    (20.59)   (73.22)    70.59
- -----------------------------------------------------------------------------------------------------------------------------
Internal capital generation rate . . . . . . . . . . . . . . . .      10.31%     9.83%     3.43%     (.79)%   (2.00)%   10.41%
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------


- ---------------------------------------------------------------------------
TABLE 12  CAPITAL RATIOS
DECEMBER 31--DOLLARS IN MILLIONS                        1994           1993
- ---------------------------------------------------------------------------

Tier I capital . . . . . . . . . . . . . . .         $ 2,708        $ 2,686
Total risk-based capital . . . . . . . . . .           3,474          3,468
Total risk-adjusted assets . . . . . . . . .          27,962         26,020
- ---------------------------------------------------------------------------
Tier I capital ratio . . . . . . . . . . . .            9.68%         10.32%
Total risk-based capital ratio . . . . . . .           12.42          13.33
Tier I leverage ratio. . . . . . . . . . . .            6.97           7.29
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------


- --------------------------------------------------------------------------------

CAPITAL

     On December 31, 1994, Barnett's shareholders' equity totaled $3.1 billion, up 9% from a year earlier. Shareholders' equity, before deducting the Employee Stock Ownership Plan obligation, rose to 7.81% of assets at the end of 1994, compared to 7.76% a year earlier.

     Reflecting strong capital levels and the improved rate of internal capital generation, the company continued to acquire its stock in the open market to fund its stock purchase and employee benefit plans. During 1994, the company purchased 1.9 million shares for a total value of $83 million and issued 1.2 million shares through the stock purchase and employee benefit plans.

     Barnett has traditionally met most of its capital requirements through retained earnings, and in 1994 this source added more than $312 million to equity. TABLE 11 shows a six-year history of Barnett's rate of internal capital generation and the factors which determine it.

     The company declared dividends of $1.59 per common share in 1994, representing a 34% dividend payout ratio which is defined as dividends per common share divided by earnings per fully diluted common share. Reflecting the increase in the company's earnings, Barnett increased the quarterly dividend payout 14% on May 18, 1994 to $.41 per share. Barnett's goal is to maintain a common dividend payout ratio in the range of 30% to 40%. Barnett's 1993 payout ratio was 35%.

     The company is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance-sheet financial instruments. Capital guidelines issued by the Federal Reserve Board require bank holding companies to have a minimum total risk-based capital ratio of 8.00%, with at least half of total capital in the form of Tier I capital.

     As TABLE 12 shows, Barnett significantly exceeded these capital guidelines on December 31, with a Tier I capital

- -------------------------------------------------------------------------------
                                                        MANAGEMENT DISCUSSION

ratio of 9.7% and a total risk-based capital ratio of 12.4%.

     The minimum leverage ratio, defined as Tier I capital divided by quarterly average assets, is 3% for the highest-rated bank holding companies which are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. On December 31, Barnett's leverage ratio was 7.0% compared to 7.3% a year earlier. This decline reflects additional intangible assets as a result of 1994 acquisitions. The ratio is expected to decline further upon completion of the EquiCredit acquisition, but will remain well in excess of regulatory minimums.

- --------------------------------------------------------------------------------

COMPARISON OF 1993 WITH 1992

     Barnett's 1993 earnings improved significantly from 1992, as a result of the successful merger with First Florida and continued emphasis on programs to increase productivity and improve credit quality. Consolidated net income of $421.0 million, or $4.01 per fully diluted share, was more than double the $207.7 million, or $1.97 per share, earned in 1992, which included a $92.6 million pre-tax restructuring charge related to the merger with First Florida. Excluding this charge, 1993 earnings increased 53% from the $275 million, or $2.68 per share, earned in 1992.

     Profitability measures also improved sharply due to substantial expense reductions and continued credit quality improvement. Return on assets rose to 1.13% from .55% in 1992. Return on common shareholders' equity increased to 16.02% from 8.26%.

     During 1993, the overhead ratio declined to 65% from 71% in 1992, non-performing assets were reduced by $385 million and charge-offs and provision expense dropped significantly.

     The economy experienced a moderate recovery during 1993 as increased retail sales and Gross Domestic Product growth provided tangible evidence of higher consumer confidence. Reflecting this higher level of confidence, the residential and consumer loan portfolios registered strong growth. This growth, however, was offset by declines in the commercial and commercial real estate portfolios, resulting in a 2% decrease in Barnett's average loans during 1993.

     Average deposits of $32.5 billion were down 2% from the previous year. The decline was accompanied by a change in deposit mix which created a lower-cost funding source. The low interest rate environment in 1993 led some customers to seek higher returns on their investments.

     A lower net yield combined with a decline in earning assets to produce a drop in net interest income. The net yield contraction from 1992 was primarily attributable to the repricing of certain earning assets.

     Excluding securities gains and losses, non-interest income increased by 2% due to higher levels of brokerage, trust and mortgage banking income.

     Non-interest expense, excluding the restructuring charge, was reduced by $144.6 million in 1993. The primary factors contributing to this improvement were lower credit-related expenses, savings from the merger with First Florida and the impact of internal productivity initiatives.


- --------------------------------------------------------------------------------
SIX-YEAR AVERAGE BALANCES, YIELDS AND RATES
CONSOLIDATED-BARNETT BANKS, INC. AND AFFILIATES

                                                                 1994                               1993
                                                     ------------------------------     ------------------------------
                                                                            AVERAGE                            AVERAGE
                                                     AVERAGE                  YIELD     AVERAGE                  YIELD
DOLLARS IN MILLIONS-TAXABLE-EQUIVALENT               BALANCE    INTEREST    OR RATE     BALANCE    INTEREST    OR RATE
- ----------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:(1)
  Commercial, financial and agricultural . . . . .  $  4,220   $   324.4       7.69%   $  3,927    $  281.6       7.17%
  Real estate construction . . . . . . . . . . . .       851        76.2       8.95       1,068        83.0       7.77
  Commercial mortgages . . . . . . . . . . . . . .     2,492       206.6       8.29       2,970       236.5       7.96
  Residential mortgages. . . . . . . . . . . . . .     9,759       698.0       7.15       9,179       705.7       7.69
  Installment. . . . . . . . . . . . . . . . . . .     7,633       634.8       8.32       6,941       632.7       9.11
  Bank card. . . . . . . . . . . . . . . . . . . .     1,168       187.0      16.01       1,034       170.9      16.53
  Credit lines . . . . . . . . . . . . . . . . . .       687        55.0       8.01         721        53.9       7.48
- ----------------------------------------------------------------------------------------------------------------------
      Total loans, net of unearned income. . . . .    26,810     2,174.9       8.11      25,840     2,140.7       8.28
- ----------------------------------------------------------------------------------------------------------------------
Securities:(2)
  Taxable. . . . . . . . . . . . . . . . . . . . .     6,839       327.9       4.79       5,961       302.9       5.08
  Tax-free . . . . . . . . . . . . . . . . . . . .       715        93.0      13.01         897       111.0      12.37
- ----------------------------------------------------------------------------------------------------------------------
     Total securities. . . . . . . . . . . . . . .     7,554       420.9       5.57       6,858       413.9       6.04
- ----------------------------------------------------------------------------------------------------------------------
Federal funds sold . . . . . . . . . . . . . . . .        43         1.7       3.91         288         9.1       3.14
Securities purchased under agreements to resell. .        34         1.4       4.26         271         8.6       3.20
Other earning assets . . . . . . . . . . . . . . .        --          --        --          256         8.1       3.18
- ----------------------------------------------------------------------------------------------------------------------
     Total earning assets. . . . . . . . . . . . .    34,441    $2,598.9       7.55%     33,513    $2,580.4       7.70%
Cash . . . . . . . . . . . . . . . . . . . . . . .     2,092                              2,164
Other assets . . . . . . . . . . . . . . . . . . .     2,156                              2,218
Allowance for loan losses. . . . . . . . . . . . .     (520)                              (539)
- ----------------------------------------------------------------------------------------------------------------------
     Total assets. . . . . . . . . . . . . . . . .   $38,169                            $37,356
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY
NOW accounts . . . . . . . . . . . . . . . . . . .  $  5,725     $  97.5       1.70%   $  5,710      $102.4       1.79%
Money market accounts. . . . . . . . . . . . . . .     7,848       200.4       2.55       7,743       181.2       2.34
Savings deposits . . . . . . . . . . . . . . . . .     3,469        72.8       2.10       3,353        67.4       2.01
Certificates of deposit under $100,000 . . . . . .     7,498       320.8       4.28       8,343       355.1       4.26
Other time deposits. . . . . . . . . . . . . . . .     1,639        70.0       4.27       1,936        83.0       4.29
- ----------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits . . . . . . .    26,179       761.5       2.91      27,085       789.1       2.91
Federal funds purchased. . . . . . . . . . . . . .       783        35.5       4.53         238         7.1       2.98
Securities sold under agreements to repurchase . .     1,409        58.2       4.13         704        17.9       2.55
Other short-term borrowings. . . . . . . . . . . .       125         5.7       4.59         108         4.2       3.88
Long-term debt . . . . . . . . . . . . . . . . . .       683        60.5       8.85         689        61.8       8.97
- ----------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities. . . . . .    29,179      $921.4       3.16%     28,824      $880.1       3.05%
Demand deposits. . . . . . . . . . . . . . . . . .     5,531                              5,400
Other liabilities. . . . . . . . . . . . . . . . .       430                                402
Preferred equity . . . . . . . . . . . . . . . . .       215                                215
Common equity. . . . . . . . . . . . . . . . . . .     2,814                              2,515
- ----------------------------------------------------------------------------------------------------------------------
     Total liabilities and equity. . . . . . . . .   $38,169                            $37,356
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------
SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . . . . . . .                             4.39%                              4.65%
Cost of funds supporting earning assets. . . . . .                             2.68                               2.63
Net yield on earning assets. . . . . . . . . . . .              $1,677.5       4.87                $1,700.3       5.07
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------

(1)INCOME ON NON-ACCRUING LOANS IS RECOGNIZED ON A CASH BASIS. INTEREST INCOME ON INDIVIDUAL LOAN CATEGORIES IS AT CONTRACTUAL RATES, WHILE TOTAL LOAN INTEREST INCOME IS NET OF REVERSALS OF INTEREST ON NON-ACCRUING LOANS.

(2)AVERAGE YIELDS ON INVESTMENT SECURITIES AVAILABLE FOR SALE HAVE BEEN CALCULATED BASED ON AMORTIZED COST.

- --------------------------------------------------------------------------------
                                     SIX-YEAR AVERAGE BALANCES, YIELDS AND RATES


          1992                          1991                          1990                          1989                GROWTH RATE
- ---------------------------   ---------------------------   ---------------------------   ---------------------------   ------------
                    AVERAGE                       AVERAGE                       AVERAGE                       AVERAGE   5-YEAR
 AVERAGE            YIELD     AVERAGE             YIELD     AVERAGE             YIELD     AVERAGE             YIELD     COM-   1994/
 BALANCE  INTEREST  OR RATE   BALANCE   INTEREST  OR RATE   BALANCE   INTEREST  OR RATE   BALANCE   INTEREST  OR RATE   POUND  1993
- ------------------------------------------------------------------------------------------------------------------------------------
$ 4,341   $  322.2    7.42%   $ 4,811   $  436.3    9.07%   $ 5,129   $  527.0   10.28%   $ 4,590   $  497.1   10.83%     (2)%   7%
  1,577      125.8    7.98      2,353      236.5   10.05      2,934      336.8   11.48      2,819      346.1   12.28     (21)  (20)
  3,442      299.3    8.70      3,823      385.3   10.08      3,862      420.1   10.88      3,771      423.5   11.23      (8)  (16)
  8,564      752.2    8.78      7,780      780.5   10.03      7,103      737.4   10.38      6,137      630.2   10.27      10     6
  6,549      670.4   10.24      6,655      739.2   11.11      6,593      778.5   11.81      5,712      675.9   11.83       6    10
  1,052      172.6   16.40      1,080      178.7   16.55        989      149.6   15.12        867      133.0   15.34       6    13
    711       55.4    7.79        699       70.8   10.12        675       74.9   11.09        584       69.7   11.93       3    (5)
- ------------------------------------------------------------------------------------------------------------------------------------
 26,236    2,363.1    9.00     27,201    2,769.8   10.18     27,285    2,977.6   10.91     24,480    2,752.0   11.24       2     4
- ------------------------------------------------------------------------------------------------------------------------------------

  5,734      356.6    6.23      4,561      352.6    7.73      3,235      288.3    8.91      2,641      231.0    8.75      21    15
  1,042      124.8   11.97      1,251      148.3   11.86      1,466      169.3   11.55      1,539      173.3   11.26     (14)  (20)
- ------------------------------------------------------------------------------------------------------------------------------------
  6,776      481.4    7.11      5,812      500.9    8.62      4,701      457.6    9.74      4,180      404.3    9.67      13    10
- ------------------------------------------------------------------------------------------------------------------------------------
    543       19.4    3.56        882       49.5    5.62        288       23.6    8.20        207       19.7    9.54     (27)  (85)
    270       10.2    3.76        223       12.2    5.48        107        8.5    7.93        180       16.3    9.06     (28)  (87)
    115        5.7    4.96          -          -       -          -          -       -          1         .1   11.32       -     -
- ------------------------------------------------------------------------------------------------------------------------------------
 33,940   $2,879.8    8.48%    34,118   $3,332.4    9.77%    32,381   $3,467.3   10.71%    29,048   $3,192.4   10.99%      3     3
  2,131                         1,889                         1,895                         1,786                          3    (3)
  2,403                         2,450                         2,223                         2,010                          1    (3)
   (551)                         (557)                         (377)                         (272)                        14    (4)
- ------------------------------------------------------------------------------------------------------------------------------------
$37,923                       $37,900                       $36,122                       $32,572                          3%    2%
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

$ 5,227   $  100.0    1.91%   $ 4,473   $  150.9    3.37%   $ 4,046  $   176.3    4.36%   $ 3,652   $  165.9    4.54%      9%    -
  7,199      211.6    2.94      6,185      299.9    4.85      5,040      282.4    5.60      4,958      297.1    5.99      10     1%
  2,941       76.7    2.61      2,432       99.2    4.08      2,284      109.5    4.79      2,206      108.2    4.91       9     3
 10,318      520.1    5.04     12,022      814.6    6.78     11,456      891.6    7.78      9,498      774.2    8.15      (5)  (10)
  2,672      134.3    5.03      3,915      266.8    6.81      4,335      343.2    7.92      3,521      298.0    8.47     (14)  (15)
- ------------------------------------------------------------------------------------------------------------------------------------
 28,357    1,042.7    3.68     29,027    1,631.4    5.62     27,161    1,803.0    6.64     23,835    1,643.4    6.90       2    (3)
    276        9.5    3.42        272       15.5    5.70        364       29.8    8.19        418       38.6    9.22      13     -
    737       22.2    3.01      1,023       52.6    5.15      1,109       83.1    7.49      1,181      102.0    8.64       4     -
     95        3.3    3.49        140        8.1    5.73        315       25.3    8.04        181       16.6    9.18      (7)   16
    734       66.0    9.00        653       56.8    8.70        397       35.3    8.88        395       30.7    7.75      12    (1)
- ------------------------------------------------------------------------------------------------------------------------------------
 30,199   $1,143.7    3.79%    31,115   $1,764.4    5.67%    29,346   $1,976.5    6.74%    26,010   $1,831.3    7.04%      2     1
  4,864                         4,311                         4,297                         4,095                          6     2
    349                           346                           447                           459                         (1)    7
    216                           119                             1                             1                          -     -
  2,295                         2,009                         2,031                         2,007                          7    12
- ------------------------------------------------------------------------------------------------------------------------------------
$37,923                       $37,900                       $36,122                       $32,572                          3%    2%
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

                      4.69%                         4.10%                         3.97%                         3.95%
                      3.37                          5.17                          6.11                          6.30
          $1,736.1    5.11              $1,568.0    4.60              $1,490.8    4.60              $1,361.1    4.69
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FOURTH QUARTER MANAGEMENT DISCUSSION


- --------------------------------------------------------------------------------
SUMMARY

     Barnett reported consolidated net income of $125.4 million in the fourth quarter of 1994, up from $123.4 million in the third quarter and $113.3 million in the fourth quarter of 1993.
     Earnings per fully diluted share were a record $1.21 in the fourth quarter of 1994, up from $1.18 in the third quarter and $1.08 in the fourth quarter of 1993.
     The improvement in earnings from last year resulted from higher net interest income, as earning assets grew, and lower non-interest expense, as the company improved efficiency and reduced credit-related costs. These improvements helped offset a decrease in non-interest income and higher provision expense. Selected quarterly data can be found in TABLE 13.

EARNING ASSETS

     Average earning assets rose to $35.4 billion, 7% higher than last year and 3% greater than the third quarter. This earning asset growth reflects continued strong loan demand. Average loans grew 8% from the fourth quarter of 1993 and were up $921 million from last quarter.
     Lending to consumers continued to be the foundation of loan growth, growing at an annualized rate of 17% during the fourth quarter. Installment loans were up 11% from last year and $226 million from last quarter. Bank card balances increased 18% from last year and $121 million from the third quarter.
     The residential mortgage portfolio rose 10% from a year ago and $460 million from the third quarter. The acquisi-

- ------------------------------------------------------------------------------------------------------------------------------
TABLE 13  SELECTED QUARTERLY DATA
                                                                 1994                                    1993
                                                  ------------------------------------    ------------------------------------
DOLLARS IN MILLIONS EXCEPT PER SHARE DATA         FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
- -TAXABLE-EQUIVALENT
- ------------------------------------------------------------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . . . .  $426.2    $419.8    $416.2    $415.3    $413.9    $421.7  $427.9      $436.8
Provision for loan losses. . . . . . . . . . . .    25.6      15.4      13.7      19.3      18.9      23.8    34.5        43.2
- ------------------------------------------------------------------------------------------------------------------------------
Net interest income after loan loss provision. .   400.6     404.4     402.5     396.0     395.0     397.9   393.4       393.6
Non-interest income. . . . . . . . . . . . . . .   129.8     138.1     137.4     137.3     147.0     152.1   151.7       148.2
Non-interest expense . . . . . . . . . . . . . .   341.5     340.3     341.8     340.6     359.2     368.4   378.5       394.9
- ------------------------------------------------------------------------------------------------------------------------------
Income before income taxes . . . . . . . . . . .   188.9     202.2     198.1     192.7     182.8     181.6   166.6       146.9
Income tax provision . . . . . . . . . . . . . .    52.6      67.6      65.9      63.7      57.9      57.2    50.3        42.0
Taxable-equivalent adjustment. . . . . . . . . .    10.9      11.2      11.0      11.0      11.6      13.3    12.0        12.6
- ------------------------------------------------------------------------------------------------------------------------------
        Net income . . . . . . . . . . . . . . .  $125.4    $123.4    $121.2    $118.0    $113.3    $111.1  $104.3     $  92.3
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------
Primary net income per common share. . . . . . .   $1.24     $1.21     $1.19     $1.15     $1.11     $1.08   $1.01        $.90
Fully diluted net income per common share. . . .    1.21      1.18      1.15      1.12      1.08      1.06     .99         .88
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                            FOURTH QUARTER MANAGEMENT DISCUSSION


tion of Loan America Financial Corporation accounted for $115 million of this increase. Although higher interest rates have slowed residential mortgage origination volumes, the change in consumer preference from fixed to adjustable-rate mortgages has produced a higher level of balance sheet growth for the company.
     Commercial loans rose $65 million from the third quarter, or at an annualized rate of 6%. Commercial real estate loans grew $35 million from the third quarter, the first increase since 1990, as construction loans added $63 million but commercial mortgages fell by $28 million.
     Average investment securities rose 9% from the fourth quarter of 1993, but were down slightly from the third quarter.

- --------------------------------------------------------------------------------
FUNDING SOURCES

     Barnett's average deposits fell less than 1% from a year ago to $31.8 billion but increased 2% from the third quarter. The acquisition of $3.4 billion of deposits from Glendale Federal Bank, FSB, on December 15 increased average deposits for the fourth quarter by $591 million.
     Demand deposits fell less than 1% from last year to an average balance of $5.6 billion. Money market and NOW

- ------------------------------------------------------------------------------------------------------------------------------
TABLE 14  LOAN QUALITY INFORMATION
                                                                 1994                                    1993
                                                  ------------------------------------    ------------------------------------
DOLLARS IN THOUSANDS                              FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
- ------------------------------------------------------------------------------------------------------------------------------
Net charge-offs:
  Commercial, financial, agricultural. . . .     $ 2,365  $    844  $ (5,243) $   (991) $   (610) $    134  $  3,029  $   (965)
  Real estate construction . . . . . . . . .         115        18     1,014       640     4,228     1,380       204    10,852
  Commercial mortgages . . . . . . . . . . .      16,239    (4,368)   (1,621)   (2,318)    1,346      (776)    7,966    16,388
  Residential mortgages. . . . . . . . . . .         423       369       576       435       387       907       994       729
  Installment. . . . . . . . . . . . . . . .      12,994     8,196     9,184    12,159    13,456    15,591    11,822    13,862
  Bank card. . . . . . . . . . . . . . . . .      10,609     9,564     8,695     8,887     9,360     9,141     9,337     8,395
  Credit lines . . . . . . . . . . . . . . .       1,123       793     1,013       601     1,232     1,005     1,193     1,217
- ------------------------------------------------------------------------------------------------------------------------------
         Total net charge-offs . . . . . . .     $43,868   $15,416   $13,618   $19,413   $29,399   $27,382   $34,545   $50,478
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------
Gross charge-offs. . . . . . . . . . . . . .    $ 57,578 $  30,775  $ 28,222  $ 31,875  $ 45,731  $ 41,115  $ 50,285  $ 65,264
Allowance for loan losses. . . . . . . . . .     501,447   521,871   521,843   521,763   521,827   536,709   540,086   540,137
Non-performing loans . . . . . . . . . . . .     200,455   218,582   225,064   268,992   305,704   382,906   404,376   453,603
Non-performing assets. . . . . . . . . . . .     290,862   303,776   335,638   395,792   458,276   597,194   683,829   784,552
Non-performing asset ratio . . . . . . . . .        1.01%     1.10%     1.25%     1.50%     1.74%     2.26%     2.58%     2.96%
Net charge-offs to average loans . . . . . .         .63       .23       .21       .30       .45       .42       .54       .78
Allowance to non-performing loans. . . . . .         250       239       232       194       171       140       134       119
Allowance to period-end loans. . . . . . . .        1.76      1.91      1.95      1.99      2.01      2.07      2.09      2.09
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------

                                                                              37

- --------------------------------------------------------------------------------
FOURTH QUARTER MANAGEMENT DISCUSSION



- ------------------------------------------------------------------------------------------------------------------------------
TABLE 15  OTHER NON-INTEREST EXPENSE
                                                                 1994                                    1993
                                                  ------------------------------------    ------------------------------------
DOLLARS IN THOUSANDS                              FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
- ------------------------------------------------------------------------------------------------------------------------------
Advertising and marketing. . . . . . . . . .    $  8,600  $  7,427  $  6,594  $  6,680  $  8,583  $  6,160  $  6,583  $  6,447
Amortization of intangibles. . . . . . . . .       6,592     6,557     7,508     7,870     8,903     9,253     9,278     9,553
Communications . . . . . . . . . . . . . . .       8,663     8,928     9,130     7,024     7,962     8,666     9,079     9,168
Expenses and provision
  on real estate held for sale . . . . . . .       2,087     3,083     4,483     6,419    16,823    18,979    25,329    31,316
FDIC assessments . . . . . . . . . . . . . .      17,467    17,760    18,042    18,140    19,122    18,802    20,302    20,333
Franchise and credit card fees . . . . . . .       4,271     4,150     3,887     4,139     4,486     4,441     4,441     4,587
Outside computer services. . . . . . . . . .       9,205     9,754     8,499     9,250     8,190     6,268     5,978     5,630
Postage  . . . . . . . . . . . . . . . . . .       6,170     5,420     5,831     5,756     5,681     6,246     7,046     7,075
Stationery and supplies. . . . . . . . . . .       4,694     3,428     3,939     3,706     6,334     4,871     5,618     5,879
Insurance, taxes and other . . . . . . . . .      47,901    48,546    45,797    45,379    45,686    52,288    46,877    48,186
- ------------------------------------------------------------------------------------------------------------------------------
        Total. . . . . . . . . . . . . . . .    $115,650  $115,053  $113,710  $114,363  $131,770  $135,974  $140,531  $148,174
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------

accounts were down 2%, while balances held in savings accounts rose 2%.
     In contrast, certificates of deposit under $100,000 rose $108 million, or 1%, from last year and 5% from the third quarter, primarily as a result of the Glendale Federal acquisition.

- --------------------------------------------------------------------------------
NET INTEREST INCOME

     Barnett's taxable-equivalent net interest income of $426.2 million in the fourth quarter was 3% higher than the corresponding period last year and 2% higher than the third quarter. The increase was due to earning asset growth, partially offset by a decline in the net yield.
     The net yield on earning assets declined to 4.80% for the fourth quarter from 4.98% a year earlier and 4.85% last quarter. Yields on residential and installment loans continued to experience pricing pressure. Funding costs increased over the third quarter and last year, due to the general rise in interest rates.

- --------------------------------------------------------------------------------
LOAN QUALITY

     The provision for loan losses was $25.6 million in the fourth quarter, up from $18.9 million in the fourth quarter of 1993 and $15.4 million in the third quarter.
     Net charge-offs were $43.9 million, up from $29.4 million in the fourth quarter of 1993 and $15.4 million in the third quarter. The increase in the fourth quarter reflects the charge-off of three large corporate credits which had been fully reserved. As a result, the allowance for loan losses declined $20 million during the quarter. As a percentage of average loans, net charge-offs rose to .63% from .45% in the fourth quarter of 1993.
     Non-performing assets fell $167 million, or 37%, from last year to $291 million. This decline was the result of resolution of problem assets through principal paydowns, OREO sales and an increase in loans returned to accrual.

- --------------------------------------------------------------------------------
                                            FOURTH QUARTER MANAGEMENT DISCUSSION


Non-performing assets at 1.01% are now within management's targeted operating level of less than 1.25% of outstandings.
     For further details on loan quality, see TABLE 14 on page 37 and pages 26 through 31 of the MANAGEMENT DISCUSSION.

- --------------------------------------------------------------------------------
NON-INTEREST INCOME

Non-interest income, excluding securities transactions, decreased 3% from the fourth quarter of 1993, but increased 4% from last quarter to $142.7 million. The decline from 1993 was due primarily to lower brokerage and trust income as a result of sharply rising interest rates. The increase from last quarter is largely attributable to mortgage banking revenue added by Loan America and seasonally high credit card discounts and fees.
     Net securities losses of $12.9 million in the fourth quarter resulted from the sale of $575 million of securities. Proceeds from these securities sales were utilized to fund fourth quarter loan growth and purchase securities at improved yields.

- --------------------------------------------------------------------------------
NON-INTEREST EXPENSE

     Non-interest expense fell 5%, or $17.7 million, from the fourth quarter of 1993 and increased $1.2 million from last quarter to $341.5 million. The savings from last year are primarily due to lower credit-related expenses and improved productivity.
     Salaries rose 2% with the addition of 524 full-time-equivalent employees from Loan America and Glendale Federal. Despite the addition of these employees through acquisitions, the number of full-time-equivalent employees on December 31 was only 280 higher than last year at 18,929.
     Details on other non-interest expense can be found in TABLE 15. Expenses and provision on real estate held for sale fell $14.7 million from last year as non-performing assets were reduced 37%.

- --------------------------------------------------------------------------------
TAXES

     Barnett's effective tax rate for the fourth quarter was 29.6%, compared to 33.8% for the fourth quarter of 1993. The reduced level of expense was attributable to the realization of tax benefits in the fourth quarter upon the completion and filing of the 1993 federal tax return.

QUARTERLY AVERAGE BALANCES, YIELDS AND RATES
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES


                                                                                1994
                                      -----------------------------------------------------------------------------------------
                                                 FOURTH                         THIRD                        SECOND
                                      ---------------------------   ---------------------------   -----------------------------
                                                          AVERAGE                       AVERAGE                       AVERAGE
                                                           YIELD                         YIELD                         YIELD
DOLLARS IN MILLIONS--                 AVERAGE               OR      AVERAGE               OR      AVERAGE               OR
TAXABLE-EQUIVALENT                    BALANCE   INTEREST   RATE     BALANCE   INTEREST   RATE     BALANCE   INTEREST   RATE
- -----------------------------------------------------------------------------------------------------------------------------

ASSETS
Loans:
  Commercial, financial and
   agricultural. . . . . . . . . .    $ 4,350    $ 87.8     8.01%   $ 4,285    $ 84.1     7.79%   $ 4,165    $ 80.0     7.71%
  Real estate construction . . . .        896      22.5     9.94        833      19.5     9.31        820      17.7     8.66
  Commercial mortgages . . . . . .      2,428      51.5     8.42      2,456      51.9     8.38      2,517      52.0     8.29
  Residential mortgages. . . . . .     10,229     185.7     7.26      9,769     175.2     7.17      9,577     168.9     7.06
  Installment. . . . . . . . . . .      7,996     168.8     8.38      7,770     162.7     8.31      7,537     154.4     8.22
  Bank card. . . . . . . . . . . .      1,286      48.6    15.01      1,165      47.6    16.21      1,118      46.6    16.70
  Credit lines . . . . . . . . . .        704      15.4     8.69        690      14.7     8.45        679      12.7     7.51
- -----------------------------------------------------------------------------------------------------------------------------
     Total loans, net of unearned
      income . . . . . . . . . . .     27,889     578.1     8.25     26,968     553.0     8.16     26,413     530.8     8.05
- -----------------------------------------------------------------------------------------------------------------------------
Securities:(1)
  Taxable. . . . . . . . . . . . .      6,815      86.7     5.07      6,785      82.4     4.84      6,804      79.3     4.67
  Tax-free . . . . . . . . . . . .        660      23.3    14.10        691      23.3    13.49        742      22.9    12.32
- -----------------------------------------------------------------------------------------------------------------------------
     Total securities. . . . . . .      7,475     110.0     5.87      7,476     105.7     5.64      7,546     102.2     5.42
- -----------------------------------------------------------------------------------------------------------------------------
Federal funds sold . . . . . . . .         34        .4     5.20         30        .4     4.64         27        .3     3.82
Securities purchased under
 agreements to resell. . . . . . .         33        .4     5.33         20        .2     4.57         39        .4     4.26
Other earning assets . . . . . . .         --        --       --         --        --       --         --        --       --
- -----------------------------------------------------------------------------------------------------------------------------
     Total earning assets. . . . .     35,431    $688.9     7.74%    34,494    $659.3     7.61%    34,025    $633.7     7.46%
- -----------------------------------------------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . .      2,061                         1,985                         2,094
Other assets . . . . . . . . . . .      2,302                         2,159                         2,105
Allowance for loan losses. . . . .       (524)                         (519)                         (519)
- -----------------------------------------------------------------------------------------------------------------------------
     Total assets. . . . . . . . .    $39,270                       $38,119                       $37,705
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY
NOW accounts . . . . . . . . . . .   $  5,639   $  25.7     1.81%  $  5,572   $  24.6     1.75%  $  5,809    $ 23.8     1.65%
Money market accounts. . . . . . .      7,714      54.5     2.80      7,904      53.4     2.68      7,909      49.5     2.51
Savings deposits . . . . . . . . .      3,477      20.1     2.29      3,450      19.4     2.23      3,473      17.6     2.03
Certificates of deposit under
 $100,000. . . . . . . . . . . . .      7,801      88.8     4.52      7,409      80.4     4.30      7,379      76.7     4.17
Other time deposits. . . . . . . .      1,655      19.0     4.55      1,608      17.5     4.32      1,647      16.9     4.12
- -----------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing
      deposits . . . . . . . . . .     26,286     208.1     3.14     25,943     195.3     2.99     26,217     184.5     2.82
Federal funds purchased. . . . . .      1,002      13.5     5.32        897      10.5     4.63        785       8.0     4.09
Securities sold under agreements
 to repurchase . . . . . . . . . .      1,836      23.2     5.01      1,591      17.6     4.39        963       8.7     3.64
Other short-term borrowings. . . .        194       2.7     5.60         96       1.0     4.31         99       1.1     4.30
Long-term debt . . . . . . . . . .        690      15.2     8.84        681      15.1     8.87        681      15.1     8.88
- -----------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing
      liabilities. . . . . . . . .     30,008    $262.7     3.47%    29,208    $239.5     3.26%    28,745    $217.4     3.03%
Demand deposits. . . . . . . . . .      5,562                         5,391                         5,573
Other liabilities. . . . . . . . .        584                           470                           370
Preferred equity . . . . . . . . .        215                           215                           215
Common equity. . . . . . . . . . .      2,901                         2,835                         2,802
- -----------------------------------------------------------------------------------------------------------------------------
     Total liabilities and equity.    $39,270                       $38,119                       $37,705
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
SPREAD AND NET YIELD
Interest rate spread . . . . . . .                          4.27%                         4.35%                         4.43%
Cost of funds supporting earning
 assets. . . . . . . . . . . . . .                          2.94                          2.76                          2.56
Net yield on earning assets. . . .               $426.2     4.80               $419.8     4.85               $416.3     4.90
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------


40



                                                  1994                                         1993
                                      ---------------------------   -----------------------------------------------------------
                                                  FIRST                        FOURTH                         THIRD
                                      ---------------------------   ---------------------------   -----------------------------
                                                          AVERAGE                       AVERAGE                       AVERAGE
                                                           YIELD                         YIELD                         YIELD
DOLLARS IN MILLIONS--                 AVERAGE               OR      AVERAGE               OR      AVERAGE               OR
TAXABLE-EQUIVALENT                    BALANCE   INTEREST   RATE     BALANCE   INTEREST   RATE     BALANCE   INTEREST   RATE
- -----------------------------------------------------------------------------------------------------------------------------

ASSETS
Loans:
  Commercial, financial and
   agricultural. . . . . . . . . .    $ 4,075    $ 72.4     7.20%   $ 3,931    $ 69.9     7.05%   $ 3,814    $ 69.5     7.23%
  Real estate construction . . . .        856      16.5     7.83        902      18.0     7.89      1,011      19.7     7.72
  Commercial mortgages . . . . . .      2,568      51.2     8.08      2,732      53.6     7.78      2,910      57.5     7.84
  Residential mortgages. . . . . .      9,453     168.3     7.12      9,328     172.3     7.39      9,254     173.6     7.50
  Installment. . . . . . . . . . .      7,220     148.8     8.25      7,202     156.1     8.67      7,046     159.2     9.04
  Bank card. . . . . . . . . . . .      1,101      44.3    16.30      1,090      42.9    15.63      1,045      43.9    16.66
  Credit lines . . . . . . . . . .        675      12.2     7.31        700      12.9     7.32        715      13.6     7.56
- -----------------------------------------------------------------------------------------------------------------------------
     Total loans, net of unearned
      income . . . . . . . . . . .     25,948     513.0     7.95     25,885     522.1     8.04     25,795     530.6     8.20
- -----------------------------------------------------------------------------------------------------------------------------
Securities:(1)
  Taxable. . . . . . . . . . . . .      6,955      79.5     4.60      6,033      71.8     4.74      5,852      73.7     5.02
  Tax-free . . . . . . . . . . . .        769      23.6    12.28        818      25.8    12.65        889      28.1    12.66
- -----------------------------------------------------------------------------------------------------------------------------
     Total securities. . . . . . .      7,724     103.1     5.36      6,851      97.6     5.69      6,741     101.8     6.03
- -----------------------------------------------------------------------------------------------------------------------------
Federal funds sold . . . . . . . .         81        .6     3.12        282       2.2     3.05        169       1.3     3.08
Securities purchased under
 agreements to resell. . . . . . .         42        .3     3.25        177       1.4     3.11         61        .5     2.92
Other earning assets . . . . . . .         --        --       --         22        .1     3.05        328       2.5     3.07
- -----------------------------------------------------------------------------------------------------------------------------
     Total earning assets. . . . .     33,795    $617.0     7.34%    33,217    $623.4     7.49%    33,094    $636.7     7.67%
- -----------------------------------------------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . .      2,233                         2,248                         2,058
Other assets . . . . . . . . . . .      2,055                         2,101                         2,171
Allowance for loan losses. . . . .       (518)                         (529)                         (538)
- -----------------------------------------------------------------------------------------------------------------------------
     Total assets. . . . . . . . .    $37,565                       $37,037                       $36,785
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY
NOW accounts . . . . . . . . . . .    $ 5,885    $ 23.3     1.61%   $ 5,752    $ 26.1     1.80%   $ 5,611    $ 25.6     1.81%
Money market accounts. . . . . . .      7,866      43.0     2.22      7,807      45.0     2.29      7,788      45.0     2.29
Savings deposits . . . . . . . . .      3,478      15.7     1.83      3,398      17.2     2.01      3,357      17.0     2.01
Certificates of deposit under
 $100,000. . . . . . . . . . . . .      7,397      75.0     4.11      7,693      80.1     4.13      8,097      85.7     4.20
Other time deposits. . . . . . . .      1,648      16.6     4.08      1,758      18.1     4.10      1,875      20.1     4.25
- -----------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing
      deposits . . . . . . . . . .     26,274     173.6     2.68     26,408     186.5     2.80     26,728     193.4     2.87
Federal funds purchased. . . . . .        438       3.5     3.29        248       1.9     3.02        236       1.8     3.08
Securities sold under agreements
 to repurchase . . . . . . . . . .      1,237       8.7     2.84        822       5.3     2.57        599       3.8     2.56
Other short-term borrowings. . . .        109        .9     3.25         86        .7     3.03         89        .9     3.88
Long-term debt . . . . . . . . . .        682      15.0     8.82        684      15.1     8.85        685      15.1     8.82
- -----------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing
      liabilities. . . . . . . . .     28,740    $201.7     2.84%    28,248    $209.5     2.94%    28,337    $215.0     3.01%
Demand deposits. . . . . . . . . .      5,599                         5,588                         5,317
Other liabilities. . . . . . . . .        296                           351                           368
Preferred equity . . . . . . . . .        215                           215                           215
Common equity. . . . . . . . . . .      2,715                         2,635                         2,548
- -----------------------------------------------------------------------------------------------------------------------------
     Total liabilities and equity.    $37,565                       $37,037                       $36,785
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
SPREAD AND NET YIELD
Interest rate spread . . . . . . .                          4.50%                         4.55%                         4.66%
Cost of funds supporting earning
 assets. . . . . . . . . . . . . .                          2.42                          2.51                          2.58
Net yield on earning assets. . . .               $415.3     4.92               $413.9     4.98               $421.7     5.09
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

                                                                 1993
                                      ---------------------------------------------------------
                                                 SECOND                         FIRST
                                      ---------------------------   ---------------------------
                                                          AVERAGE                       AVERAGE
                                                           YIELD                         YIELD
DOLLARS IN MILLIONS--                 AVERAGE               OR      AVERAGE               OR
TAXABLE-EQUIVALENT                    BALANCE   INTEREST   RATE     BALANCE   INTEREST   RATE
- -----------------------------------------------------------------------------------------------

ASSETS
Loans:
  Commercial, financial and
   agricultural. . . . . . . . . .    $ 3,968    $ 71.0     7.17%   $ 3,998   $  71.2     7.22%
  Real estate construction . . . .      1,091      21.2     7.78      1,271      24.2     7.71
  Commercial mortgages . . . . . .      3,057      61.1     8.02      3,187      64.3     8.18
  Residential mortgages. . . . . .      9,123     177.4     7.78      9,007     182.4     8.10
  Installment. . . . . . . . . . .      6,844     158.8     9.28      6,664     158.5     9.51
  Bank card. . . . . . . . . . . .      1,008      42.0    16.70        993      42.2    17.21
  Credit lines . . . . . . . . . .        725      13.7     7.61        743      13.6     7.43
- -----------------------------------------------------------------------------------------------
     Total loans, net of unearned
      income . . . . . . . . . . .     25,816     538.9     8.36     25,863     549.0     8.54
- -----------------------------------------------------------------------------------------------
Securities:(1)
  Taxable. . . . . . . . . . . . .      5,983      77.5     5.18      5,977      80.0     5.38
  Tax-free . . . . . . . . . . . .        934      27.9    11.98        949      29.0    12.21
- -----------------------------------------------------------------------------------------------
     Total securities. . . . . . .      6,917     105.4     6.10      6,926     109.0     6.32
- -----------------------------------------------------------------------------------------------
Federal funds sold . . . . . . . .        225       1.7     3.04        481       3.9     3.26
Securities purchased under
 agreements to resell. . . . . . .        204       1.6     3.20        647       5.2     3.24
Other earning assets . . . . . . .        414       3.2     3.11        263       2.2     3.44
- -----------------------------------------------------------------------------------------------
     Total earning assets. . . . .     33,576    $650.8     7.76%    34,180    $669.3     7.87%
- -----------------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . .      2,172                         2,178
Other assets . . . . . . . . . . .      2,259                         2,341
Allowance for loan losses. . . . .       (538)                         (550)
- -----------------------------------------------------------------------------------------------
     Total assets. . . . . . . . .    $37,469                       $38,149
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY
NOW accounts . . . . . . . . . . .    $ 5,732    $ 25.5     1.79%   $ 5,746   $  25.3     1.78%
Money market accounts. . . . . . .      7,661      45.6     2.39      7,713      45.6     2.40
Savings deposits . . . . . . . . .      3,332      16.7     2.01      3,325      16.4     2.01
Certificates of deposit under
 $100,000. . . . . . . . . . . . .      8,513      90.9     4.28      9,087      98.5     4.40
Other time deposits. . . . . . . .      1,995      21.3     4.29      2,120      23.4     4.47
- -----------------------------------------------------------------------------------------------
     Total interest-bearing
      deposits . . . . . . . . . .     27,233     200.0     2.95     27,991     209.2     3.03
Federal funds purchased. . . . . .        265       2.0     3.01        205       1.4     2.78
Securities sold under agreements
 to repurchase . . . . . . . . . .        662       4.1     2.50        732       4.6     2.55
Other short-term borrowings. . . .         82        .9     4.45        176       1.8     4.03
Long-term debt . . . . . . . . . .        690      15.9     9.23        696      15.6     8.98
- -----------------------------------------------------------------------------------------------
     Total interest-bearing
      liabilities. . . . . . . . .     28,932    $222.9     3.09%    29,800    $232.6     3.16%
Demand deposits. . . . . . . . . .      5,455                         5,236
Other liabilities. . . . . . . . .        395                           498
Preferred equity . . . . . . . . .        215                           215
Common equity. . . . . . . . . . .      2,472                         2,400
- -----------------------------------------------------------------------------------------------
     Total liabilities and equity.    $37,469                       $38,149
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
SPREAD AND NET YIELD
Interest rate spread . . . . . . .                          4.67%                         4.71%
Cost of funds supporting earning
 assets. . . . . . . . . . . . . .                          2.66                          2.75
Net yield on earning assets. . . .               $427.9     5.10               $436.7     5.12
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------

(1) AVERAGE YIELDS ON INVESTMENT SECURITIES AVAILABLE FOR SALE HAVE BEEN CALCULATED ON AMORTIZED COST.


- --------------------------------------------------------------------------------
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Shareholders of Barnett Banks, Inc.:

     We have audited the accompanying consolidated statements of financial condition of Barnett Banks, Inc. (a Florida corporation) and affiliates as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Barnett Banks, Inc. and affiliates as of December 31, 1992, were audited by other auditors whose report dated January 14, 1993, on those statements included an explanatory paragraph that described the change in the Company's method of accounting for income taxes and post-retirement benefits in 1992, as discussed in Note C to the financial statements.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barnett Banks, Inc. and affiliates as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Jacksonville, Florida
January 11, 1995


- --------------------------------------------------------------------------------
MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of Barnett Banks, Inc. has prepared and is responsible for the accompanying financial statements, together with the other information presented in this annual report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances to reflect the substance of events and transactions that should be included. The financial statements include amounts that are based on management's best estimates and judgments.
     Management maintains and depends upon an internal accounting control system designed to provide reasonable assurance that transactions are executed in accordance with management's authorization, that financial records are reliable as the basis for the preparation of all financial statements, and that the company's assets are safeguarded. The design and implementation of all systems of internal control are based on judgments required to evaluate the costs of controls in relation to the expected benefits and to determine the appropriate balance between these costs and benefits. The company maintains a strong internal audit program to monitor compliance with the system of internal accounting control. Operational and special audits are conducted and internal audit reports are submitted to appropriate management.
     The Audit Committee of the Board of Directors, comprised solely of outside directors, meets periodically with the independent certified public accountants, management and internal auditors to review accounting, auditing and financial reporting matters. The independent certified public accountants and internal auditors have free access to the committee, without management present, to discuss the results of their audit work and their evaluations of the adequacy of internal controls and the quality of financial reporting.
     The financial statements in this annual report have been audited by the company's independent certified public accountants, Arthur Andersen LLP, for the purpose of determining that the financial statements are presented fairly. Their independent professional opinion on the company's financial statements is presented above.


/s/ Charles E. Rice       /s/ Allen L. Lastinger, Jr.  /s/ Charles W. Newman
Charles E. Rice           Allen L. Lastinger, Jr.      Charles W. Newman
Chairman and              President and                Chief Financial Officer
Chief Executive Officer   Chief Operating Officer


- ------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF FINANCIAL CONDITION
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES

DECEMBER 31-DOLLARS IN THOUSANDS                                                                  1994              1993
- ------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  2,872,855       $ 2,765,725
Federal funds sold and securities purchased under agreements to resell . . . . . . .            35,040           272,200
Investment securities held to maturity (fair value $4,864,666 in 1994
   and $5,881,439 in 1993) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4,944,808         5,788,913
Investment securities available for sale . . . . . . . . . . . . . . . . . . . . . .         2,738,600         2,050,902
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28,594,523        26,137,816
Less: Allowance for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . .          (501,447)         (521,827)
      Unearned income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (73,370)         (208,030)
- ------------------------------------------------------------------------------------------------------------------------
        Net loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28,019,706        25,407,959
Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,015,187         1,037,183
Intangible assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           498,264           237,228
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,153,859           770,999
- ------------------------------------------------------------------------------------------------------------------------
        Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $41,278,319       $38,331,109
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Demand deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  5,957,700      $  6,016,751
NOW accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6,186,427         6,175,813
Money market accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7,747,453         7,837,769
Savings deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,683,880         3,433,668
Certificates of deposit under $100,000 . . . . . . . . . . . . . . . . . . . . . . .         9,585,472         7,470,972
Other time deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,947,699         1,698,793
- ------------------------------------------------------------------------------------------------------------------------
        Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35,108,631        32,633,766

Short-term borrowings:
  Federal funds purchased and securities sold under agreements to repurchase . . . .         1,250,506         1,721,833
  Other short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . .           403,398           110,178
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           604,925           309,117
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           776,676           682,124
- ------------------------------------------------------------------------------------------------------------------------
        Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        38,144,136        35,457,018
- ------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred stock, $.10 par value: 20,000,000 shares authorized:
   Series A, outstanding 2,000,000 shares. . . . . . . . . . . . . . . . . . . . . .           100,000           100,000
   Series B, outstanding 12,289 and 14,040 shares. . . . . . . . . . . . . . . . . .               307               351
   Series C, outstanding 2,300,000 shares. . . . . . . . . . . . . . . . . . . . . .           115,000           115,000
Common stock, $2 par value: 200,000,000 shares authorized;
   issued, 96,732,754 and 97,404,425 . . . . . . . . . . . . . . . . . . . . . . . .           193,466           194,809
Contributed capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           741,654           775,719
Net unrealized gain (loss) on investment securities available for sale . . . . . . .           (26,998)            3,772
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,098,977         1,786,561
Less:  Employee stock ownership plan obligation,
   collateralized by 2,732,372 and 3,162,813 shares. . . . . . . . . . . . . . . . .           (88,223)         (102,121)
- ------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity. . . . . . . . . . . . . . . . . . . . . . . . .         3,134,183         2,874,091
- ------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity. . . . . . . . . . . . . . . . .       $41,278,319       $38,331,109
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------



THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


- ------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES


FOR THE YEARS ENDED DECEMBER 31--DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA           1994            1993           1992
- ------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $2,164,320      $2,130,029     $2,349,688
Investment securities. . . . . . . . . . . . . . . . . . . . . . . . . . . .      387,465         375,067        436,951
Federal funds sold and securities purchased under agreements to resell . . .        3,108          17,697         29,526
Other earning assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -           8,146          5,725
- ------------------------------------------------------------------------------------------------------------------------
        Total interest income. . . . . . . . . . . . . . . . . . . . . . . .    2,554,893       2,530,939      2,821,890
- ------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      761,511         789,100      1,042,727
Federal funds purchased and securities sold under agreements to repurchase .       93,714          25,046         31,639
Other short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . .        5,719           4,181          3,317
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       60,464          61,778         65,997
- ------------------------------------------------------------------------------------------------------------------------
        Total interest expense . . . . . . . . . . . . . . . . . . . . . . .      921,408         880,105      1,143,680
- ------------------------------------------------------------------------------------------------------------------------
        Net interest income. . . . . . . . . . . . . . . . . . . . . . . . .    1,633,485       1,650,834      1,678,210
Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . .       74,049         120,410        257,277
- ------------------------------------------------------------------------------------------------------------------------
        Net interest income after provision for loan losses. . . . . . . . .    1,559,436       1,530,424      1,420,933
- ------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Service charges on deposit accounts. . . . . . . . . . . . . . . . . . . . .      227,573         222,650        215,779
Trust income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       77,357          82,256         72,751
Credit card discounts and fees . . . . . . . . . . . . . . . . . . . . . . .       54,377          55,235         58,684
Mortgage banking income. . . . . . . . . . . . . . . . . . . . . . . . . . .       33,112          40,911         32,753
Brokerage income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30,010          41,109         32,700
Other service charges and fees . . . . . . . . . . . . . . . . . . . . . . .      104,845         131,560        140,527
Securities transactions. . . . . . . . . . . . . . . . . . . . . . . . . . .      (13,086)         (2,098)        34,169
Other income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28,412          27,386         33,352
- ------------------------------------------------------------------------------------------------------------------------
        Total non-interest income. . . . . . . . . . . . . . . . . . . . . .      542,600         599,009        620,715
- ------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits . . . . . . . . . . . . . . . . . . . . . . .      648,658         664,293        715,683
Net occupancy expense. . . . . . . . . . . . . . . . . . . . . . . . . . . .      118,251         136,574        148,798
Furniture and equipment expense. . . . . . . . . . . . . . . . . . . . . . .      138,546         143,641        130,885
Other expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      458,776         556,449        650,145
Restructuring charge . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -               -         92,575
- ------------------------------------------------------------------------------------------------------------------------
        Total non-interest expense . . . . . . . . . . . . . . . . . . . . .    1,364,231       1,500,957      1,738,086
- ------------------------------------------------------------------------------------------------------------------------
        Net non-interest expense . . . . . . . . . . . . . . . . . . . . . .      821,631         901,948      1,117,371
- ------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before income taxes . . . . . . . . . . . . . . . . . . . . . . . . .      737,805         628,476        303,562
Income tax provision . . . . . . . . . . . . . . . . . . . . . . . . . . . .      249,834         207,482         95,310
- ------------------------------------------------------------------------------------------------------------------------
       Income before accounting changes. . . . . . . . . . . . . . . . . . .      487,971         420,994        208,252
Cumulative effect of changing to different accounting methods, net of taxes.            -               -           (596)
- ------------------------------------------------------------------------------------------------------------------------
       Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  487,971     $   420,994    $   207,656
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
Primary:         Earnings per share before accounting changes. . . . . . . .        $4.79           $4.10          $1.98
                 Earnings per share. . . . . . . . . . . . . . . . . . . . .         4.79            4.10           1.97
                 Average number of shares. . . . . . . . . . . . . . . . . .   98,081,191      98,183,117     95,841,764
                 Dividends on preferred stock. . . . . . . . . . . . . . . .      $18,200         $18,200        $18,200
Fully diluted:   Earnings per share before accounting changes. . . . . . . .        $4.66           $4.01          $1.98
                 Earnings per share. . . . . . . . . . . . . . . . . . . . .         4.66            4.01           1.97
                 Average number of  shares . . . . . . . . . . . . . . . . .  104,766,131     104,868,057    102,850,151
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

- -----------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
CONSOLIDATED-BARNETT BANKS, INC. AND AFFILIATES


                                                                     Contri-          Net
FOR THE YEARS ENDED DECEMBER 31-           PREFERRED    COMMON        BUTED    UNREALIZED       RETAINED         ESOP
DOLLARS IN THOUSANDS                           STOCK     STOCK      CAPITAL    GAIN (LOSS)      EARNINGS   OBLIGATION        TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
1992
Balance at January 1 . . . . . . . .        $215,737  $183,983     $608,951             -     $1,432,203    $(127,208)  $2,313,666
Net income . . . . . . . . . . . . .                                                             207,656                   207,656
Cash dividends declared:
  Common ($1.32 per share) . . . . .                                                            (103,384)                 (103,384)
  Preferred:
    Series A . . . . . . . . . . . .                                                              (9,000)                   (9,000)
    Series B . . . . . . . . . . . .                                                                 (54)                      (54)
    Series C . . . . . . . . . . . .                                                              (9,200)                   (9,200)
Net issuances of common stock:
  Sale of common stock . . . . . . .                     6,600       96,646                                                103,246
  Stock purchase, option and
   employee benefit plans. . . . . .                     2,648       37,563                                    12,912       53,123
  Preferred stock conversions. . . .            (267)       56          211                                                      -
- -----------------------------------------------------------------------------------------------------------------------------------
1993
Balance at January 1 . . . . . . . .         215,470   193,287      743,371             -      1,518,221     (114,296)   2,556,053
Net income . . . . . . . . . . . . .                                                             420,994                   420,994
Net unrealized gain on investment
  securities held for sale . . . . .                                           $    3,772                                    3,772
Cash dividends declared:
  Common ($1.41 per share) . . . . .                                                            (134,416)                 (134,416)
  Preferred:
      Series A . . . . . . . . . . .                                                              (9,000)                   (9,000)
      Series B . . . . . . . . . . .                                                                 (38)                      (38)
      Series C . . . . . . . . . . .                                                              (9,200)                   (9,200)
Net issuances of common stock:
  Stock purchase, option and
   employee benefit plans. . . . . .                     1,497       32,254                                    12,175       45,926
  Preferred stock conversions. . . .            (119)       25           94                                                      -
- -----------------------------------------------------------------------------------------------------------------------------------
1994
Balance at January 1 . . . . . . . .         215,351   194,809      775,719         3,772      1,786,561     (102,121)   2,874,091
Net income . . . . . . . . . . . . .                                                             487,971                   487,971
Change in net unrealized gain (loss)
  on investment securities
  available for sale . . . . . . . .                                              (30,770)                                 (30,770)
Cash dividends declared:
  Common ($1.59 per share) . . . . .                                                            (157,321)                 (157,321)
  Preferred:
      Series A . . . . . . . . . . .                                                              (9,000)                   (9,000)
      Series B . . . . . . . . . . .                                                                 (34)                      (34)
      Series C . . . . . . . . . . .                                                              (9,200)                   (9,200)
Net issuances (repurchases) of
  common stock:
  Stock purchase, option and
    employee benefit plans . . . . .                    (1,352)     (34,100)                                   13,898      (21,554)
  Preferred stock conversions. . . .             (44)        9           35                                                      -
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994 . . . .        $215,307  $193,466     $741,654      $(26,998)    $2,098,977     $(88,223)  $3,134,183

- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


- --------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
CONSOLIDATED-BARNETT BANKS, INC. AND AFFILIATES


FOR THE YEARS ENDED DECEMBER 31-DOLLARS IN THOUSANDS                                  1994           1993             1992
- --------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   487,971   $    420,994     $    207,656
Reconcilement of net income to net cash provided by operating activities:
   Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . .        74,049        120,410          257,277
   Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . .        92,756        100,464          100,432
   Amortization of intangibles . . . . . . . . . . . . . . . . . . . . . . .        28,527         36,987           39,280
   Employee benefits funded by equity. . . . . . . . . . . . . . . . . . . .        28,682         20,938           23,392
   Deferred income tax provision (benefit) . . . . . . . . . . . . . . . . .        44,930         (1,925)         (30,962)
   Decrease (increase) in interest receivable. . . . . . . . . . . . . . . .       (66,633)        18,249           (5,303)
   Increase (decrease) in interest payable . . . . . . . . . . . . . . . . .        37,245        (24,288)         (39,183)
   Decrease (increase) in other assets . . . . . . . . . . . . . . . . . . .      (115,049)       728,571         (454,098)
   Increase (decrease) in other liabilities. . . . . . . . . . . . . . . . .        45,243        (78,849)         131,346
   Originations of mortgages held for sale . . . . . . . . . . . . . . . . .      (862,817)      (974,342)        (701,458)
   Proceeds from sales of mortgages held for sale. . . . . . . . . . . . . .       555,905        904,439          747,655
   Non-cash portion of restructuring charge. . . . . . . . . . . . . . . . .             -              -           84,244
   Cumulative effect of changing to different accounting
     methods, net of taxes . . . . . . . . . . . . . . . . . . . . . . . . .             -              -              596
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (11,216)       (30,152)         (27,724)
- --------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities. . . . . . . . . . . . . .       339,593      1,241,496          333,150
- --------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available for sale. . . . . . . . . . . .    (2,532,901)             -         (240,306)
Proceeds from sales of investment securities available for sale. . . . . . .       475,102              -           83,873
Proceeds from maturities of investment securities available for sale . . . .     1,308,423              -          944,390
Purchases of investment securities held to maturity. . . . . . . . . . . . .    (3,569,914)    (6,621,525)      (6,615,827)
Proceeds from sales of investment securities held to maturity. . . . . . . .             -              -          762,777
Proceeds from maturities of investment securities held to maturity . . . . .     4,419,600      5,672,666        4,945,967
Net increase in loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .    (2,230,534)      (426,727)        (141,030)
Proceeds from sales of loans . . . . . . . . . . . . . . . . . . . . . . . .             -        128,897          205,564
Proceeds from sales of premises and equipment. . . . . . . . . . . . . . . .        42,422         51,978          146,227
Purchases of premises and equipment. . . . . . . . . . . . . . . . . . . . .       (77,909)      (145,660)        (260,416)
Net decrease (increase) in other earning assets. . . . . . . . . . . . . . .             -         45,756          (45,756)
Net cash received (paid) related to acquisitions and dispositions. . . . . .     2,939,875         20,562           (2,802)
- --------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities . . . . . . . . . .       774,164     (1,274,053)        (217,339)
- --------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand, NOW, savings and money market accounts. .      (731,521)       507,247        3,988,390
Net decrease in other time deposits. . . . . . . . . . . . . . . . . . . . .       (97,642)    (2,219,862)      (3,149,714)
Net decrease in federal funds purchased. . . . . . . . . . . . . . . . . . .       (50,707)       (75,208)         (63,081)
Net increase (decrease) in other short-term borrowings . . . . . . . . . . .       187,942        (50,980)          62,009
Net (decrease) increase in securities sold under agreements to repurchase. .      (420,620)       834,295         (210,618)
Principal repayments of long-term debt . . . . . . . . . . . . . . . . . . .        (2,375)      (169,014)        (108,845)
Proceeds from issuance of long-term debt . . . . . . . . . . . . . . . . . .        96,927        150,000          100,570
Net issuance (repurchase) of common and preferred stock. . . . . . . . . . .       (50,236)        24,988          132,977
Cash dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (175,555)      (152,654)        (121,638)
- --------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities . . . . . . . . . .    (1,243,787)    (1,151,188)         630,050
- --------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents . . . . . . . . . . . .      (130,030)    (1,183,745)         745,861
Cash and cash equivalents, January 1 . . . . . . . . . . . . . . . . . . . .     3,037,925      4,221,670        3,475,809
- --------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, December 31 . . . . . . . . . . . . . . . . . . .   $ 2,907,895    $ 3,037,925      $ 4,221,670
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992, INCOME TAXES OF $193 MILLION, $188 MILLION AND $78 MILLION WERE PAID, RESPECTIVELY. INTEREST OF $880 MILLION, $880 MILLION AND $1.1 BILLION WAS PAID IN THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992, RESPECTIVELY.

DURING 1994, THE COMPANY ACQUIRED $513 MILLION OF NON-CASH ASSETS AND $3,453 MILLION OF LIABILITIES. DURING 1993, THE COMPANY DISPOSED OF $749 MILLION OF NON-CASH ASSETS AND $704 MILLION OF LIABILITIES. THE COMPANY ALSO ACQUIRED $364 MILLION IN NON-CASH ASSETS AND $380 MILLION OF LIABILITIES IN 1993. DURING 1992, THE COMPANY ACQUIRED $280 MILLION OF NON-CASH ASSETS AND $306 MILLION OF LIABILITIES.

DURING 1994, 1993 AND 1992, $64 MILLION, $149 MILLION AND $308 MILLION OF LOANS WERE TRANSFERRED TO REAL ESTATE HELD FOR SALE, RESPECTIVELY.

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

- --------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS


- --------------------------------------------------------------------------------
A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Barnett conform to generally accepted accounting principles and prevailing practices within the banking industry. Certain previously reported amounts have been reclassified to conform to current presentation.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the company and its affiliates. Material intercompany accounts and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents includes cash and due from banks, interest-bearing deposits in other banks, securities purchased under agreements to resell and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     SECURITIES. Securities are classified as either held to maturity or available for sale. Investment securities held to maturity are those that the company has the positive intent and ability to hold to maturity and are carried at cost, adjusted for premiums and discounts that are recognized as interest income over the life of the security.
     Investment securities available for sale are carried at fair value. Unrealized holding gains and losses are reported net of taxes as a separate component of shareholders' equity.
     Gains and losses are recognized using the specific identification method upon realization or when impairment of value is deemed to be other than temporary.

     LOANS. Non-refundable loan fees and certain direct loan origination costs are capitalized and recognized as a yield adjustment over the lives of the loans.
     Commercial and commercial real estate loans are generally placed on non-accrual status when the collectibility of interest or principal is uncertain. Residential mortgages four payments in arrears are classified as non-accruing in conformance with predominant mortgage industry practice. Income recognized on installment loans and credit card advances is discontinued and the loans are charged-off generally after a delinquency period of 120 and 180 days, respectively. When a loan is placed on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income.

     ALLOWANCE FOR LOAN LOSSES. The financial statements include an allowance for estimated losses on loans based on past loss experience and an evaluation of potential losses in the current loan portfolio.

     PREMISES AND EQUIPMENT. Premises and equipment, including leases meeting criteria for capitalization, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on a straight-line basis over the estimated useful life of each type of asset.

     PURCHASED MORTGAGE SERVICING RIGHTS. The cost of mortgage servicing rights purchased is included in other assets and is amortized in proportion to and over the period of estimated net servicing revenues. The company evaluates the carrying value of the servicing portfolio on a disaggregated, undiscounted basis.

     INTANGIBLE ASSETS. Intangible assets consist primarily of goodwill and core deposit intangibles. Goodwill arising before November 1, 1970, totaling $4.1 million, is not being amortized, since in the opinion of management this intangible asset has continuing value. Goodwill and other intangible assets acquired after that date are being amortized on a straight-line basis, primarily over 10 to 25 years.
     Periodically, the company reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amounts of the assets are not recoverable.

     REAL ESTATE HELD FOR SALE. Real estate held for sale includes properties acquired through, or in lieu of, loan foreclosure and operating premises no longer intended for business operations. Acquired premises designated for sale are included in other assets. Valuations are performed periodically and the real estate is carried at the lower of cost or appraised value minus estimated costs to sell. Credit losses arising at the time of foreclosure are charged against the allowance for loan losses. Any additional declines are charged to other expense and recorded in a valuation reserve on an asset by asset basis. No depreciation is recorded on real estate held for sale.

     INCOME TAXES. The company and its eligible affiliates file consolidated federal and state income tax returns. Under a tax-sharing arrangement, income tax charges or credits are generally allocated to the company and each affiliate on the basis of their respective taxable income or loss included in the consolidated income tax returns.
     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     RISK MANAGEMENT INSTRUMENTS. Derivative financial instruments used by the company in the management of its interest rate risk are accounted for primarily on an accrual basis. Revenues and expenses arising from these instruments are classified in the category appropriate to the related asset or liability. Amounts to be paid or received under interest rate swap agreements are recognized as interest income or expense in the periods in which they accrue. Gains and losses on early terminations of derivative instruments are deferred and amortized as an adjustment to the

- --------------------------------------------------------------------------------

yield of the hedged assets or liabilities over the maturity of the instrument. See note P. for further discussion of risk management instruments.
     The company reviews the performance of its derivative financial instruments to ensure that they are effective. If the company determines that an instrument is not effective, it is marked to market and the resulting gain or loss is included in income.

     EARNINGS PER COMMON SHARE. Primary earnings per common share is computed from net income after preferred stock dividends and is based on the weighted-average number of shares of common stock outstanding and common stock equivalents assumed outstanding during the year.
     Fully diluted shares outstanding includes the maximum dilutive effect of stock issuable upon conversion of convertible preferred stock and exercise of common stock options.

- --------------------------------------------------------------------------------
B. ACQUISITIONS

     In January 1995, the company will acquire EquiCredit Corporation, a Jacksonville-based consumer finance company, for $332 million. EquiCredit specializes in originating, selling and servicing fixed-rate consumer loans secured by first or second mortgages.
     On December 15, 1994, the company assumed $3.4 billion in deposits of the Florida franchise of Glendale Federal Bank, FSB for $244 million. Amounts assigned to intangible assets may vary as final valuation and other information becomes available.
     On October 1, 1994, the company completed the acquisition of Loan America Financial Corporation, a Miami-based wholesale mortgage banking company with a $4 billion servicing portfolio, for $59 million.
     On December 2, 1993, the company completed a transaction to exchange its Atlanta franchise for Bank South Corporation's Pensacola banking affiliate, common stock and cash, with an aggregate value of $125 million. Bank South's Pensacola affiliate had assets of $417 million. The company's Atlanta franchise had assets of $820 million.
     All of the above acquisitions were accounted for as purchases. Accordingly, results are included from the date acquired.
     The company divested certain processing and servicing units in 1993. Results for 1993 included aggregate gross revenues of approximately $25.9 million and aggregate expenses of $29.3 million prior to the date of these divestitures. There was no significant gain or loss resulting from these transactions.
     On December 7, 1992, First Florida Banks, Inc., was merged into a wholly-owned subsidiary of the company. Approximately 22.5 million shares of the company's common stock were issued as a result of the merger. This transaction was accounted for as a pooling of interests and, accordingly, all amounts represent the combined results of First Florida and the company.

- --------------------------------------------------------------------------------
C. CHANGES IN ACCOUNTING PRINCIPLES

     In 1992, the company adopted two new accounting standards. Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," changed the accounting for income taxes to the asset and liability method from the deferral method. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires that the projected future cost of providing post-retirement health care and other benefits be recognized during the periods employees provide services to earn those benefits. As permitted under SFAS No. 106, the company chose to immediately recognize the transition obligation for post-retirement benefits other than pensions in net income in 1992.
     The company adopted both of these changes on a prospective basis effective January 1, 1992. The effect of these changes on operating results for the year ended December 31, 1992, excluding the cumulative effect of the changes, was not material.

- --------------------------------------------------------------------------------
D. INVESTMENT SECURITIES

                                                                          HELD TO MATURITY
                                     -------------------------------------------------------------------------------------------
                                                          1994                                          1993
                                     --------------------------------------------  ---------------------------------------------
                                      AMORTIZED UNREALIZED UNREALIZED        FAIR   AMORTIZED UNREALIZED  UNREALIZED        FAIR
DECEMBER 31--DOLLARS IN THOUSANDS          COST GROSS GAIN GROSS LOSS       VALUE        COST GROSS GAIN  GROSS LOSS       VALUE
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities . . . . .   $1,269,110    $   382   $ 24,077  $1,245,415  $1,595,948    $16,782      $   41  $1,612,689
Obligations of states and
  political subdivisions . . . . .      639,265     23,891        613     662,543     784,931     69,700         208     854,423
Other U.S. Government
  agencies and corporations. . . .      254,637         23      2,662     251,998     381,454        553         177     381,830
Mortgage-backed securities(1). . .    2,164,292         72     64,028   2,100,336   2,403,026      5,935       3,904   2,405,057
Other securities . . . . . . . . .      617,504         19     13,149     604,374     623,554      4,972       1,086     627,440
- --------------------------------------------------------------------------------------------------------------------------------
      Total. . . . . . . . . . . .   $4,944,808    $24,387   $104,529  $4,864,666  $5,788,913    $97,942      $5,416  $5,881,439
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------


                                                                         AVAILABLE FOR SALE
                                     -------------------------------------------------------------------------------------------
                                                          1994                                          1993
                                     --------------------------------------------  ---------------------------------------------
                                      AMORTIZED UNREALIZED UNREALIZED        FAIR   AMORTIZED UNREALIZED  UNREALIZED        FAIR
DECEMBER 31--DOLLARS IN THOUSANDS          COST GROSS GAIN GROSS LOSS       VALUE        COST GROSS GAIN  GROSS LOSS       VALUE
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities . . . . .   $1,905,203     $   76    $35,272  $1,870,007  $  924,218     $  702        $  7  $  924,913
Obligations of states and
  political subdivisions . . . . .       11,489        185        718      10,956       7,940        708          --       8,648
Other U.S. Government
  agencies and corporations. . . .      175,871         --      7,255     168,616      16,381          1           7      16,375
Mortgage-backed securities(1). . .      236,689          1      4,820     231,870     385,426      1,059         204     386,281
Other securities . . . . . . . . .      454,056      8,406      5,311     457,151     710,942      3,915         172     714,685
- --------------------------------------------------------------------------------------------------------------------------------
      Total. . . . . . . . . . . .   $2,783,308     $8,668    $53,376  $2,738,600  $2,044,907     $6,385        $390  $2,050,902
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------

(1)BALANCE IS COMPRISED SUBSTANTIALLY OF GOVERNMENT-GUARANTEED MORTGAGE SECURITIES.

     TABLE 4. "Maturity Of Investment Securities," on page 21 of the MANAGEMENT DISCUSSION shows the amortized cost and fair value of investment securities by contractual maturity, except for mortgage-backed securities which are presented at their expected maturities. Unrealized losses on securities relate primarily to high quality short-term debt securities and are considered by the company to be temporary. Gross gains and losses on sales of investment securities available for sale in 1994 were $.7 million and $12.8 million, respectively. Gross gains on sales of investment securities in 1993 and 1992 were $2.5 million and $41.9 million, respectively, and gross losses were $4.6 million and $7.7 million, respectively.
     Taxable interest income was $326.0 million, $301.8 million and $353.0 million in 1994, 1993 and 1992, respectively. Non-taxable interest income was $61.5 million, $73.3 million and $84.0 million in 1994, 1993 and 1992, respectively.
     Securities with an amortized cost of approximately $2.2 billion on December 31, 1994 were pledged to secure public deposits and for other purposes.

- -------------------------------------------------------------------------------
E. LOANS


DECEMBER 31--DOLLARS IN THOUSANDS
NET OF UNEARNED INCOME                       1994           1993           1992
- -------------------------------------------------------------------------------
Commercial, financial and
  agricultural . . . . . . . .        $ 4,445,841    $ 4,086,754    $ 4,230,765
Real estate construction . . .            929,229        853,602      1,265,999
Commercial mortgages . . . . .          2,379,309      2,624,555      3,201,363
Residential mortgages. . . . .         10,555,563      9,449,457      8,946,836
Installment. . . . . . . . . .          8,116,982      7,107,845      6,636,917
Bank card. . . . . . . . . . .          1,375,292      1,127,784      1,057,599
Credit lines . . . . . . . . .            718,937        679,789        711,362
- -------------------------------------------------------------------------------
      Total. . . . . . . . . .        $28,521,153    $25,929,786    $26,050,841
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


     The company grants loans principally in the state of Florida. A significant portion of its loans are secured by real estate.
     Residential mortgages of $1.8 billion have been pledged as collateral to secure debt of banking subsidiaries.

- -------------------------------------------------------------------------------
F. ALLOWANCES FOR LOSSES


DOLLARS IN THOUSANDS                         1994           1993           1992
- -------------------------------------------------------------------------------
ALLOWANCE FOR LOAN
  LOSSES
Beginning balance. . . . . . .          $ 521,827      $ 547,716      $ 552,057
Recoveries . . . . . . . . . .             56,135         60,591         63,267
Provision expense. . . . . . .             74,049        120,410        257,277
Loans charged off. . . . . . .           (148,450)      (202,395)      (325,512)
Other, net . . . . . . . . . .             (2,114)        (4,495)           627
- -------------------------------------------------------------------------------
      Ending balance . . . . .          $ 501,447      $ 521,827      $ 547,716
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which prescribes how the allowance for loan losses related to impaired loans should be determined, will be adopted by the company effective January 1, 1995. The adoption of this standard will not have a significant impact on the financial condition or results of operations of the company.
     The company recognizes any estimated potential decline in the value of real estate held for sale between appraisal dates on an asset-by-asset basis through periodic additions to the allowance for losses on real estate held for sale. Writedowns charged against this reserve are taken when the related real estate is sold at a loss.


DOLLARS IN THOUSANDS                                        1994           1993
- -------------------------------------------------------------------------------
ALLOWANCE FOR LOSSES ON
  REAL ESTATE HELD FOR SALE
Beginning balance. . . . . . . . . . . . . . . .        $ 65,165       $ 23,250
Provision expense. . . . . . . . . . . . . . . .           5,149         68,081
Dispositions, net. . . . . . . . . . . . . . . .         (29,536)       (26,166)
- -------------------------------------------------------------------------------
      Ending balance . . . . . . . . . . . . . .        $ 40,778       $ 65,165
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
G. NON-PERFORMING ASSETS

                                                                           REAL
                                             NON-       REDUCED-         ESTATE
                                          ACCRUAL          RATE            HELD
DECEMBER 31--DOLLARS IN THOUSANDS           LOANS         LOANS        FOR SALE           TOTAL
- -----------------------------------------------------------------------------------------------
1994
Recorded investment. . . . . . . . .     $198,212         $2,243        $90,407        $290,862
Interest at contracted rates(1). . .       18,200            208             --          18,408
Interest recorded as income. . . . .        6,703            193             --           6,896
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
1993
Recorded investment. . . . . . . . .     $303,875         $1,829       $152,572        $458,276
Interest at contracted rates(1). . .       31,401            211             --          31,612
Interest recorded as income. . . . .        9,915            153             --          10,068
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------

(1)INTEREST INCOME THAT WOULD HAVE BEEN RECORDED IF THE LOANS HAD BEEN CURRENT AND IN ACCORDANCE WITH THEIR ORIGINAL TERMS.

- --------------------------------------------------------------------------------
H. PREMISES AND EQUIPMENT


DECEMBER 31--DOLLARS IN THOUSANDS                           1994           1993
- -------------------------------------------------------------------------------
Land   . . . . . . . . . . . . . . . . . . . . .      $  207,244     $  193,742
Buildings and leasehold improvements . . . . . .         921,089        890,043
Furniture and equipment. . . . . . . . . . . . .         456,345        455,106
Capitalized leases . . . . . . . . . . . . . . .          27,040         27,219
Construction in progress and real estate
  for future expansion . . . . . . . . . . . . .          57,291         86,758
- -------------------------------------------------------------------------------
      Total cost . . . . . . . . . . . . . . . .       1,669,009      1,652,868
Less: Accumulated depreciation and
  amortization . . . . . . . . . . . . . . . . .        (653,822)      (615,685)
- -------------------------------------------------------------------------------
      Total. . . . . . . . . . . . . . . . . . .      $1,015,187     $1,037,183
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     The company enters into operating leases for equipment and facilities in the normal course of business. The following is a schedule of future minimum rental payments required under operating leases having initial or remaining non-cancelable lease terms in excess of one year at December 31, 1994:

DOLLARS IN THOUSANDS                                                     AMOUNT
- -------------------------------------------------------------------------------
1995   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 63,543
1996   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         56,838
1997   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         41,027
1998   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28,594
1999   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15,864
Later years. . . . . . . . . . . . . . . . . . . . . . . . . . .         63,486
- -------------------------------------------------------------------------------
      Total minimum payments required. . . . . . . . . . . . . .       $269,352
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
I. SHORT-TERM BORROWINGS

                                                                      SECURITIES
                                                          FEDERAL     SOLD UNDER                         OTHER
                                                            FUNDS     AGREEMENTS     COMMERCIAL     SHORT-TERM
DECEMBER 31--DOLLARS IN THOUSANDS                       PURCHASED  TO REPURCHASE          PAPER     BORROWINGS
- --------------------------------------------------------------------------------------------------------------
1994
Balance. . . . . . . . . . . . . . . . . . . . . .     $  119,854     $1,130,652        $ 6,199       $397,199
Maximum indebtedness at any month end. . . . . . .      1,469,131      2,191,536         18,551        397,199
Daily average indebtedness outstanding . . . . . .        782,577      1,409,128          8,295        116,395
Average rate paid for the year . . . . . . . . . .           4.53%          4.13%          3.81%          4.64%
Average rate on period-end borrowings. . . . . . .           5.82           5.41           5.80           5.62
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
1993
Balance. . . . . . . . . . . . . . . . . . . . . .       $170,561     $1,551,272        $ 5,457       $104,721
Maximum indebtedness at any month end. . . . . . .        350,937      1,551,272         18,016        193,362
Daily average indebtedness outstanding . . . . . .        238,413        704,017         10,618         97,227
Average rate paid for the year . . . . . . . . . .           2.98%          2.55%          2.88%          3.99%
Average rate on period-end borrowings. . . . . . .           3.00           2.06           3.01           2.76
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
1992
Balance. . . . . . . . . . . . . . . . . . . . . .       $270,769       $676,289        $ 6,153       $155,005
Maximum indebtedness at any month end. . . . . . .        308,124        924,723         14,105        155,005
Daily average indebtedness outstanding . . . . . .        276,307        737,137         10,427         84,527
Average rate paid for the year . . . . . . . . . .           3.42%          3.01%          3.14%          3.54%
Average rate on period-end borrowings. . . . . . .           3.00           2.35           2.77           3.12
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
J. LONG-TERM DEBT


DECEMBER 31--DOLLARS IN THOUSANDS                           1994           1993
- -------------------------------------------------------------------------------
7.75% Sinking Fund Debentures, due 1997,
  with annual sinking fund payments of
  $700,000 through 1996. . . . . . . . . . . . . .      $ 10,900       $ 11,600
Less: Face value of debentures repurchased and
  held for future retirements. . . . . . . . . . .        (1,472)        (2,172)
- -------------------------------------------------------------------------------
      Total outstanding. . . . . . . . . . . . . .         9,428          9,428
8.50% Subordinated Capital Notes, due 1999 . . . .       200,000        200,000
Medium-term notes, due in varying maturities
  through 2003, with interest from a
  floating 4.275% to a fixed 10.00%. . . . . . . .       226,900        202,300
9.875% Subordinated Capital Notes,
  due 2001 . . . . . . . . . . . . . . . . . . . .       100,000        100,000
10.875% Subordinated Capital Notes,
  due 2003 . . . . . . . . . . . . . . . . . . . .        55,000         55,000
8.50% Subordinated Capital Notes,
  due 2007 . . . . . . . . . . . . . . . . . . . .       100,000        100,000
Mortgage Collateralized Bonds, due 1996, with
  interest from a floating 6.348%. . . . . . . . .        71,927             --
Mortgages payable. . . . . . . . . . . . . . . . .            --            179
Capitalized lease obligations. . . . . . . . . . .        13,421         15,217
- -------------------------------------------------------------------------------
      Total. . . . . . . . . . . . . . . . . . . .      $776,676       $682,124
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


     The maturities and sinking fund requirements of long-term debt for the next five years, not met by repurchases of debentures and exclusive of mortgages payable and capitalized lease obligations, are $25.8 million for 1995, $271.6 million for 1996, $9.4 million for 1997, $1.0 million for 1998 and $200 million for 1999.

- --------------------------------------------------------------------------------
K. SHAREHOLDERS' EQUITY

     The company currently has outstanding 2 million shares of Series A $4.50 Cumulative Convertible Preferred Stock, each convertible into 1.8868 shares of common stock. The stock is redeemable at the option of the company on or after April 15, 1996 at $52.25 per share and at decreasing prices thereafter to $50 per share on or after March 31, 2001.
     The company also has outstanding 2.3 million shares of Series C $4.00 Cumulative Convertible Preferred Stock, each convertible into 1.2658 shares of common stock. The stock is redeemable at the option of the company on or after October 15, 1995 at $52.40 per share or at decreasing prices thereafter to $50 per share on or after September 30, 2001. All of the Series A and C shares remain outstanding at December 31, 1994.
     On December 31, 1994, the company also had 12,289 shares of Series B $2.50 Cumulative Convertible Preferred Stock outstanding, each convertible into 2.5988 shares of common stock. The stock's earliest redemption date was December 7, 1991 and can be redeemed at the holder's option after 1996.
     On December 31, 1994, a total of 15,659,398 shares of common stock were reserved for future issuance in connection with the dividend and interest reinvestment, employee benefit, long-term incentive and customer stock purchase plans and conversions of preferred stock.
     The company has a long-term incentive plan for certain officers of the company and its affiliates, which provides for a maximum grant of 7,500,000 shares of Barnett stock. At December 31, 1994, there were 4,053,937 shares available for future option grants.
     Stock options granted are for a term of 10 years and, subject to limited exceptions, are not exercisable before the third anniversary of the date of grant.

Options outstanding and the activity for 1994 and 1993 are presented below:

                                                 NUMBER                  OPTION
1994                                          OF SHARES                   PRICE
- -------------------------------------------------------------------------------
Beginning balance. . . . . . . . . . . .      3,846,634         $ 9.13 - $45.38
Granted. . . . . . . . . . . . . . . . .        775,340          40.88 -  46.13
Exercised. . . . . . . . . . . . . . . .       (302,774)          9.13 -  42.63
Cancelled. . . . . . . . . . . . . . . .       (116,928)         16.50 -  45.38
- -------------------------------------------------------------------------------
      Ending balance . . . . . . . . . .      4,202,272         $13.30 - $46.13
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Options which became exercisable
  during the year. . . . . . . . . . . .        656,000         $18.38 - $45.38
Options exercisable at December 31 . . .      1,887,171          13.30 -  45.38
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                                                 NUMBER                  OPTION
1993                                          OF SHARES                   PRICE
- -------------------------------------------------------------------------------
Beginning balance. . . . . . . . . . . .      3,556,427         $ 9.13 - $38.38
Granted. . . . . . . . . . . . . . . . .        753,100          42.13 -  45.38
Exercised. . . . . . . . . . . . . . . .       (320,574)         15.17 -  42.63
Cancelled. . . . . . . . . . . . . . . .       (142,319)         18.38 -  45.38
- -------------------------------------------------------------------------------
      Ending balance . . . . . . . . . .      3,846,634         $ 9.13 - $45.38
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Options which became exercisable
  during the year. . . . . . . . . . . .        600,499         $ 9.17 - $42.63
Options exercisable at December 31 . . .      1,534,020           9.13 -  42.63
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     In November 1989, the company incorporated employee stock ownership plan
(ESOP) provisions into its existing 401(k) employee benefit plan. The ESOP acquired $141 million of the company's common stock using the proceeds of a loan from the company. The terms of the loan include equal monthly payments of principal and interest from September 1990 through September 2015. Interest is at 9.75% and prepayments of principal are allowed. The loan is generally being repaid from contributions to the plan by the company and dividends on company stock held by the ESOP. The loan to the ESOP is classified as a reduction in shareholders' equity.
     Shares held by the ESOP are allocated to plan participants as the loan is repaid. The company recognizes expense based on the number of shares allocated to participants (the shares allocated method).

     The ESOP shares as of December 31 were as follows:

                                                            1994           1993
- -------------------------------------------------------------------------------
Allocated shares . . . . . . . . . . . . . . . . .     1,646,228      1,215,787
Unallocated shares . . . . . . . . . . . . . . . .     2,732,372      3,162,813
- -------------------------------------------------------------------------------
      Total ESOP shares. . . . . . . . . . . . . .     4,378,600      4,378,600
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     The company has a restricted stock grant plan under which key employees are awarded shares of the company's common stock subject to certain restrictions. Certain time-based awards provide that restrictions lapse on the third anniversary of the date of the agreement awarding such restricted stock. Certain performance-based awards provide that specific performance criteria must be met in order for restrictions to lapse. As of December 31, 1994, 182,500 grants (50% of which were time-based and 50% of which were performance-based) were outstanding with an average grant price of $41.84.

- --------------------------------------------------------------------------------
L. RETIREMENT AND BENEFIT PLANS

     The company and its affiliates participate in a non-contributory pension plan covering substantially all employees who qualify as to age and length of service. Benefits under the plan are based on an employee's years of service and compensation. It is the company's policy to fund amounts between the minimum required under the Employee Retirement Income Security Act of 1974 and the maximum amount deductible for federal income tax purposes.
     The components of 1994, 1993 and 1992 net periodic pension cost for the plan are shown below:


DOLLARS IN THOUSANDS                             1994         1993         1992
- -------------------------------------------------------------------------------
Service cost for benefits earned
  during the year. . . . . . . . . . . .     $ 13,398     $ 11,596     $ 10,015
Interest cost on projected benefit
  obligations. . . . . . . . . . . . . .       20,539       19,363       17,871
Actual return on plan assets . . . . . .        8,971      (25,881)     (12,454)
Net amortization and deferral. . . . . .      (38,181)        (778)     (11,917)
- -------------------------------------------------------------------------------
      Net periodic pension cost
        and pension expense. . . . . . .     $  4,727     $  4,300     $  3,515
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     The following table sets forth the funded status of the pension plan and amounts recognized in the STATEMENTS OF FINANCIAL CONDITION:


DECEMBER 31--DOLLARS IN THOUSANDS                1994         1993         1992
- -------------------------------------------------------------------------------
Actuarial present value:
  Accumulated
    benefit obligation(1). . . . . . . .    $(226,145)   $(220,099)   $(176,112)
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
  Projected benefit obligation . . . . .    $(272,309)   $(266,271)   $(231,746)
Plan assets at fair value. . . . . . . .      276,003      280,238      267,833
- -------------------------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation . . . . . . . . . .        3,694       13,967       36,087
Unrecognized net loss. . . . . . . . . .       41,168       29,147        1,041
Unrecognized prior service cost. . . . .        2,297       (5,095)       3,770
Unrecognized net asset at adoption
  of SFAS No. 87, net of
    amortization . . . . . . . . . . . .      (26,458)     (30,271)     (34,104)
- -------------------------------------------------------------------------------
      Prepaid pension cost . . . . . . .    $  20,701    $   7,748    $   6,794
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1)INCLUDES VESTED AMOUNTS OF $213,237, $208,819 AND $176,058 IN 1994, 1993 AND
   1992, RESPECTIVELY.

     Assumptions used to determine the actuarial present value of benefit obligations were as follows:

                                                 1994         1993         1992
- -------------------------------------------------------------------------------
Weighted-average discount rate . . . . . . .      8.9%         7.5%         8.5%
Increase in compensation levels. . . . . . .      4.5          4.0          5.1
Expected long-term return on assets. . . . .      9.0          9.0          9.1
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     At December 31, 1994, the plan's assets consisted primarily of investments in pooled-equity and fixed-income funds. Dividend income related to shares of the company's stock was $71,000 in 1994.
     The company also maintains a non-qualified supplemental retirement plan for certain officers of the company. The plan, which is unfunded, provides benefits in excess of that permitted to be paid by the company's pension plan under the provisions of the tax law. Supplemental retirement bene-fits are based on the participant's compensation during the last two years of employment. Plan cost was $3.8 million for 1994, $2.2 million for 1993 and $2.4 million for 1992. At December 31, 1994, 1993 and 1992, the projected benefit obligation was $25.7 million, $24.5 million and $13.1 million, respectively. The accrued liability for the plan at December 31, 1994, 1993 and 1992 was $16.2 million, $13.2 million and $11.8 million, respectively.
     The company also has 401(k) defined contribution plans in which substantially all employees are eligible to participate. The company makes matching contributions to these plans, up to a maximum of 6% of employees' compensation. The company's contributions were $16.3 million in 1994 and 1993 and $14 million in 1992.
     The company also provides health care and life insurance benefits to employees who retire from the company at age 55 or later and meet certain minimum service requirements. The post-retirement health care plan is contributory, with retirees' contributions adjusted annually to reflect certain cost-sharing provisions of the plan. The post-retirement life insurance plan is non-contributory.
     The components of net periodic post-retirement benefits cost are shown below:


DOLLARS IN THOUSANDS                             1994         1993         1992
- -------------------------------------------------------------------------------
Service cost . . . . . . . . . . . . . . . .   $1,026       $  909       $1,161
Interest cost. . . . . . . . . . . . . . . .    2,782        2,712        3,001
Actual return on plan assets . . . . . . . .       52         (291)        (111)
Net amortization and deferral. . . . . . . .     (253)         (22)          37
- -------------------------------------------------------------------------------
      Net periodic post-retirement
        benefit cost . . . . . . . . . . . .   $3,607       $3,308       $4,088
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     The following table sets forth the funded status of the post-retirement plans and amounts recognized in the STATEMENTS OF FINANCIAL CONDITION:


DOLLARS IN THOUSANDS                             1994         1993         1992
- -------------------------------------------------------------------------------
Accumulated post-retirement
  benefit obligation:
    Retirees . . . . . . . . . . . . . . . . $(22,372)    $(26,735)    $(22,922)
    Fully eligible active
      plan participants. . . . . . . . . . .     (306)        (968)      (1,908)
    Other active plan participants . . . . .   (7,608)      (9,859)     (11,350)
- -------------------------------------------------------------------------------
      Total. . . . . . . . . . . . . . . . .  (30,286)     (37,562)     (36,180)
Plan assets at fair value. . . . . . . . . .    5,206        3,162        2,911
- -------------------------------------------------------------------------------
Accumulated post-retirement benefit
  obligation in excess of plan assets. . . .  (25,080)     (34,400)     (33,269)
Unrecognized prior service cost. . . . . . .      359          369           --
Unrecognized net (gain) loss . . . . . . . .   (1,797)       5,891          (37)
- -------------------------------------------------------------------------------
Accrued post-retirement benefit cost . . . . $(26,518)    $(28,140)    $(33,306)
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     An 11% health-care-cost-trend rate was assumed for 1994, gradually decreasing to 7.0% by the year 1999 and remaining constant thereafter. Increasing the assumed health-care-cost-trend rate by one percentage point would increase the accumulated post-retirement benefit obligation at December 31, 1994 by $1.2 million and increase the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for 1994 by $100,000. A discount rate of 8.9% was used to determine the accumulated post-retirement benefit obligation. The plan's assets at December 31, 1994 consisted primarily of investments in pooled-equity and fixed-income funds.

- -------------------------------------------------------------------------------
M. OTHER EXPENSE


DOLLARS IN THOUSANDS                             1994         1993         1992
- -------------------------------------------------------------------------------
Advertising and marketing. . . . . . . . . . $ 29,301     $ 27,773     $ 26,832
Amortization of intangibles. . . . . . . . .   28,527       36,987       39,280
Communications . . . . . . . . . . . . . . .   33,745       34,875       36,195
Expenses and provision
  on real estate held for sale . . . . . . .   16,072       92,447      154,397
FDIC assessments . . . . . . . . . . . . . .   71,409       78,559       76,276
Franchise and credit card. . . . . . . . . .   16,447       17,955       13,364
Outside computer services. . . . . . . . . .   36,708       26,066       23,302
Postage  . . . . . . . . . . . . . . . . . .   23,177       26,048       27,661
Stationery, printing, supplies . . . . . . .   15,767       22,702       27,005
Insurance, taxes and other . . . . . . . . .  187,623      193,037      225,833
- -------------------------------------------------------------------------------
      Total. . . . . . . . . . . . . . . . . $458,776     $556,449     $650,145
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
N. FEDERAL AND STATE INCOME TAXES

The provisions for income taxes reflected in the STATEMENTS OF INCOME are detailed below:


DOLLARS IN THOUSANDS                          1994         1993(1)      1992(2)
- ----------------------------------------------------------------------------
Current tax expense:
  Federal. . . . . . . . . . . . .        $184,684     $191,239     $118,598
  State  . . . . . . . . . . . . .          20,220       19,327        7,674
- ----------------------------------------------------------------------------
      Total current. . . . . . . .         204,904      210,566      126,272
- ----------------------------------------------------------------------------
Deferred tax expense (benefit):
  Federal. . . . . . . . . . . . .          41,821       (3,388)     (29,269)
  State  . . . . . . . . . . . . .           3,109          304       (1,693)
- ----------------------------------------------------------------------------
      Total deferred . . . . . . .          44,930       (3,084)     (30,962)
- ----------------------------------------------------------------------------
      Total income tax expense . .        $249,834     $207,482     $ 95,310
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------

(1)RECLASSIFIED TO REFLECT ACTUAL TAX RETURN AS FILED.
(2)EXCLUDING EFFECT OF ACCOUNTING CHANGES.

     The difference between federal income tax computed at the statutory rate and the actual tax provision is shown below:


DOLLARS IN THOUSANDS                          1994         1993         1992(1)
- ----------------------------------------------------------------------------
Income before taxes. . . . . . . .        $737,805     $628,476     $303,562
- ----------------------------------------------------------------------------
Tax at the statutory rate(2) . . .         258,232      219,967      103,211
- ----------------------------------------------------------------------------
Increase (decrease) in taxes:
  Tax-exempt interest
    and dividends. . . . . . . . .         (28,778)     (33,653)     (40,457)
  State income tax, net of
    federal benefit. . . . . . . .          15,163       12,760        3,948
Disallowed interest expense. . . .           2,610        2,592        3,153
Non-deductible expenses. . . . . .           6,636        9,029       14,902
Other    . . . . . . . . . . . . .          (4,029)      (3,213)      10,553
- ----------------------------------------------------------------------------
      Total decrease in taxes. . .          (8,398)     (12,485)      (7,901)
- ----------------------------------------------------------------------------
      Total income tax expense . .        $249,834     $207,482     $ 95,310
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------
      Effective tax rate . . . . .            33.9%        33.0%        31.4%
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------

(1)EXCLUDING EFFECT OF ACCOUNTING CHANGES.
(2)35% FOR 1994 AND 1993, 34% FOR 1992.

     Deferred income taxes reflect the impact of differences between the financial statement and tax bases of assets and liabilities and available tax carryforwards. The tax effect of temporary differences and tax carryforwards which create deferred tax assets and liabilities at December 31, 1994, 1993 and 1992, are detailed below:


DOLLARS IN THOUSANDS                             1994         1993(1)      1992
- -------------------------------------------------------------------------------
Deferred tax assets:
  Loan loss reserve. . . . . . . .           $173,366     $183,076     $187,271
  Writedown of real estate
    held for sale. . . . . . . . .             26,240       29,538       28,427
  Employee benefits. . . . . . . .             14,976       18,354       19,194
  Loan fees and expenses . . . . .              7,433       11,220       13,698
  Capital loss carryforward. . . .              3,756        5,160        6,313
  SFAS No. 115 equity adjustment .             17,710           --           --
  Other  . . . . . . . . . . . . .             25,649       22,478       20,834
- -------------------------------------------------------------------------------
      Gross deferred tax assets. .            269,130      269,826      275,737
  Valuation allowance. . . . . . .            (4,087)      (5,820)      (7,207)
- -------------------------------------------------------------------------------
      Gross deferred tax assets net
        of valuation allowance . .            265,043      264,006      268,530
- -------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation . . . . . . . . . .             41,442       31,077       25,415
  Leasing. . . . . . . . . . . . .              6,312        7,265       12,385
  Intangibles. . . . . . . . . . .             29,959       19,244       23,471
  Interest income. . . . . . . . .             11,970       18,740       21,390
  Other  . . . . . . . . . . . . .             37,678       17,178       16,229
- -------------------------------------------------------------------------------
      Gross deferred tax liabilities          127,361       93,504       98,890
- -------------------------------------------------------------------------------
      Net deferred tax asset . . .           $137,682     $170,502     $169,640
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1)RECLASSIFIED TO REFLECT ACTUAL TAX RETURNS AS FILED.

     The company's valuation allowance at December 31, 1994, 1993 and 1992, respectively, represents capital loss carryforwards of $3.8 million, $5.2 million and $6.3 million expiring in 1996 and other carryforward benefits of $300,000, $600,000 and $900,000.
     During 1994, the net deferred tax asset also increased $19.9 million due to fair value adjustments recorded in equity under SFAS No. 115 and decreased by $7.8 million as a result of the Loan America acquisition.
     The Internal Revenue Code permits qualifying savings and loan institutions to deduct an annual addition to the reserve for bad debts in determining taxable income, which differs from the addition reported for financial reporting purposes. In accordance with SFAS No. 109, a deferred tax liability is not recognized for the difference that arose in tax years beginning before December 31, 1987. Retained earnings contain approximately $53 million representing such bad debt reserves for which no deferred income taxes have been recorded at qualifying affiliates.

- --------------------------------------------------------------------------------
O. EARNINGS PER COMMON SHARE

     The weighted-average number of shares used in the computation of earnings per common share is as follows:


DOLLARS IN THOUSANDS                             1994         1993         1992
- -------------------------------------------------------------------------------
PRIMARY SHARES
Average common shares
  outstanding. . . . . . . . . . . . . .   97,262,496   97,182,222   95,205,415
Common shares assumed
  outstanding to reflect
  dilutive effect of:
  Convertible preferred stock. . . . . .       34,468       40,205       60,426
  Common stock options . . . . . . . . .      784,227      960,690      575,923
- -------------------------------------------------------------------------------
      Total. . . . . . . . . . . . . . .   98,081,191   98,183,117   95,841,764
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Adjustments for preferred
  stock dividends. . . . . . . . . . . .      $18,200      $18,200      $18,200
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                                                 1994         1993         1992
- -------------------------------------------------------------------------------
FULLY DILUTED SHARES
Average common shares
  outstanding. . . . . . . . . . .         97,262,496   97,182,222   95,205,415
Common shares assumed
  outstanding to reflect
  dilutive effect of:
  Convertible preferred stock. . .          6,719,408    6,725,145    6,745,366
  Common stock options . . . . . .            784,227      960,690      899,370
- -------------------------------------------------------------------------------
      Total. . . . . . . . . . . .        104,766,131  104,868,057  102,850,151
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
P. RISK MANAGEMENT INSTRUMENTS

     The company controls its interest rate risk principally by managing the level and duration of certain balance sheet assets and liabilities. The company also uses off-balance-sheet instruments, primarily interest rate swaps and floors, to manage its interest rate sensitivity position. Please refer to the ASSET-LIABILITY MANAGEMENT section of the MANAGEMENT DISCUSSION for a discussion of the company's asset-liability management.
     Interest rate swap transactions generally involve the exchange of fixed- and floating-rate interest payment obligations and do not entail the exchange of the underlying principal (notional) amounts.
     The company's current interest rate swap portfolio has a notional amount of $2.3 billion. Most of the company's swaps involve receipt of fixed cash flows in exchange for variable (primarily LIBOR-based) cash flows. These swaps hedge prime rate loans and create a net fixed-rate cash flow. These swaps were executed to reduce the company's risk to flat or falling interest rates.
     Approximately $1.0 billion of the interest rate swap portfolio is generic fixed-term interest rate swaps which mature in early 1996 and on which the company receives fixed payments. Another $1.0 billion of the swap portfolio is index-principal instruments with expected maturities of approximately two and one-half years. None of the company's swaps are leveraged.
     In December 1994, the company purchased $2.0 billion of interest rate floors to protect itself against potentially falling rates on adjustable-rate mortgages during 1996 and 1997.
     Barnett manages its credit exposure relative to its swap counterparties in a manner consistent with the granting of credit. Any counterparty exposure is generally measured by the market replacement value at any point in time. Barnett utilizes bilateral collateral exchange agreements with swap counterparties in order to minimize this credit exposure. Under these agreements, swap counterparties are required to deliver collateral as the replacement value at risk increases with changes in interest rates.


                                                                               WEIGHTED AVERAGE INTEREST RATE
                                                                      ------------------------------------------------      AVERAGE
                                        NOTIONAL      REPLACEMENT     RECEIVE                       PAY                    MATURITY
DECEMBER 31, 1994--DOLLARS IN MILLIONS    AMOUNT            VALUE     RATE(1)      INDEX        RATE(1)          INDEX     IN YEARS
- -----------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
    Basis swap . . . . . . . . . . . . .  $   50          $  1.46        6.00%     LIBOR           6.85%           CMT      3.08
    Generic swaps:
      Receive fixed. . . . . . . . . . .   1,040           (34.36)       4.38      Fixed           5.56          LIBOR      1.14
      Pay fixed. . . . . . . . . . . . .     167             4.30        6.07      LIBOR           6.71          Fixed      2.91
    Index-principal swaps. . . . . . . .   1,010           (78.33)       4.64      Fixed           5.72          LIBOR      2.48(2)
Interest rate floors . . . . . . . . . .   2,000             2.76        6.00(3)   LIBOR             --             --      3.00
- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------

(1)Based upon spot rates at December 31, 1994.
(2)The maturity of index-principal swaps can extend to a maximum average of 2.59 years.
(3)The company receives interest equal to the amount by which LIBOR is less than 6.00%.

- --------------------------------------------------------------------------------
Q. OFF-BALANCE-SHEET RISK AND CONTINGENT
   LIABILITIES

     The company originates financial instruments with off-balance-sheet risk in the normal course of business, primarily to reduce the company's exposure to interest rate changes as described in NOTE P and to meet the financing needs of its customers. These financial instruments include commitments to extend credit, letters of credit and assets sold with recourse and involve varying degrees of credit risk in excess of the amounts reflected in the STATEMENTS OF FINANCIAL CONDITION.
     Commitments to extend credit are contractual obligations to lend to a customer as long as all established contractual conditions are satisfied. Commitments generally have fixed expiration dates or other termination clauses and usually require payment of a fee.
     Standby letters of credit and financial guarantees are conditional commitments issued by the company to guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are generally terminated through the performance of a specified condition or through the lapse of time.
     Commercial letters of credit are conditional commitments issued by the company to guarantee payment by a customer to a third party upon proof of shipment or delivery of goods as agreed. Commercial letters of credit are used primarily for importing or exporting goods and are terminated when proper payment is made by the customer.
     The company originates and services residential mortgage loans to be sold in the secondary market. Some of these residential mortgages are sold with provisions for recourse. Residential mortgages sold with recourse are conventional mortgages underwritten by the company in accordance with its usual credit and collateral policies.
     The company's exposure to credit loss in the event of non-performance by the other party to commitments to extend credit, standby letters of credit, commercial letters of credit and loans sold with recourse is represented by the contractual or notional amount of these instruments. As these off-balance-sheet financial instruments have essentially the same credit risk involved in extending loans, the company generally uses the same credit and collateral policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments. Since many of the commitments to extend credit, standby letters of credit, commercial letters of credit and loans sold with recourse are expected to expire without being drawn upon, the contractual or notional amounts do not necessarily represent future cash requirements.
     At December 31, 1994 and 1993, financial instruments having potential credit risk in excess of that reported in the STATEMENTS OF FINANCIAL CONDITION are as follows:


CONTRACTUAL OR NOTIONAL AMOUNTS
DOLLARS IN THOUSANDS                                         1994          1993
- -------------------------------------------------------------------------------
Commitments to extend credit . . . . . . . . . . .    $13,414,879    $9,338,684
Standby letters of credit and
  financial guarantees . . . . . . . . . . . . . .        486,210       550,597
Commercial letters of credit . . . . . . . . . . .         80,646        80,631
Loans sold with recourse . . . . . . . . . . . . .        109,836       149,703
Commitments to sell mortgage loans . . . . . . . .         22,415            --
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     The company and its affiliates are parties to various legal and administrative proceedings and claims. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims pending or known to be threatened will not have a material adverse effect on the company's consolidated financial position.

- --------------------------------------------------------------------------------
R. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair values are based upon quoted market prices, when available. In cases where quoted market prices are not available, fair values are based on estimates using present value or other techniques, all of which may be significantly affected by the assumptions used. Therefore, these values may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable from offering for sale at one time the company's entire holdings of a particular financial instrument. Furthermore, the company does not intend to dispose of a significant portion of its financial instruments, and, thus, any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.
     In the company's opinion, the value of certain non-financial items, which include trust and credit card relationships, core deposit intangibles and mortgage servicing rights, is significantly in excess of their carrying amounts. However, the company also believes their value is often only reliably determinable in arms-length transactions and may vary significantly depending on specific circumstances. For these reasons, no fair value estimates of these non-financial instruments are disclosed. As a result, the following fair values are not comprehensive and therefore do not reflect the underlying value of the company.
     The following methods and assumptions were used to estimate the fair value of each material class of financial instruments:
     CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents reasonably approximate their fair value.
     SECURITIES. Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
     LOANS. For residential mortgage loans, fair value is estimated using quoted market prices for sales of whole loans with similar characteristics, such as repricing dates, product type, and size. For other homogeneous categories of loans, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.
     The fair value of other types of loans, such as commercial, commercial real estate, construction, and consumer loans for which quoted market prices are not available, is estimated by discounting expected future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For non-accruing loans, fair value is estimated by discounting expected future principal cash flows only.
     TRADING DERIVATIVES. The company acts as an intermediary in arranging interest rate swap transactions for customers. Net trading revenue is included in other income and is not significant to the company's results of operations. The notional amounts of those contracts totaled $211 million and $217 million at December 31, 1994 and 1993, respectively. The nature of those instruments is the same as described for risk management instruments.
     RISK MANAGEMENT DERIVATIVES. The fair value of interest rate swaps is the estimated amount that the company would pay to terminate the swap agreement at the reporting date, taking into account current interest rates and the present creditworthiness of the swap counterparties.
     DEPOSIT LIABILITIES. The fair value of demand deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.
     SHORT-TERM BORROWINGS. The carrying amount of short-term borrowings, which include federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings, reasonably approximate their fair value.
     LONG-TERM DEBT. Rates currently available to the company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.
     COMMITMENTS TO EXTEND CREDIT AND OTHER OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. The fair value of commitments to extend credit and letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of other off-balance-sheet financial instruments is based on the estimated cost to terminate or otherwise settle obligations with the counterparties at the reporting date.

     The estimated fair values of the company's financial instruments are as follows:

                                                                             1994                        1993
                                                                   -----------------------       -----------------------
                                                                   CARRYING           FAIR       Carrying           Fair
DECEMBER 31--DOLLARS IN THOUSANDS                                    AMOUNT(1)       VALUE(1)      Amount(1)       Value(1)
- ------------------------------------------------------------------------------------------------------------------------
Financial assets
  Cash and cash equivalents. . . . . . . . . . . . . . .        $ 2,907,895    $ 2,907,895   $  3,037,925    $ 3,037,925
  Investment securities held to maturity . . . . . . . .          4,944,808      4,864,666      5,788,913      5,881,439
  Investment securities available for sale . . . . . . .          2,738,600      2,738,600      2,050,902      2,050,902
  Loans. . . . . . . . . . . . . . . . . . . . . . . . .         28,521,153                    25,929,786
  Less: Allowance for loan losses. . . . . . . . . . . .           (501,447)                     (521,827)
        Net loans. . . . . . . . . . . . . . . . . . . .         28,019,706     27,649,396     25,407,959     26,292,780
  Trading derivatives(2) . . . . . . . . . . . . . . . .               (253)         7,551           (331)         2,188
  Risk management derivatives(2) . . . . . . . . . . . .              2,067          8,523         (1,725)         9,664
- ------------------------------------------------------------------------------------------------------------------------
Financial liabilities
  Deposits:
    Without stated maturities. . . . . . . . . . . . . .         23,575,460     23,575,460     23,464,001     23,464,001
    With stated maturities . . . . . . . . . . . . . . .         11,533,171     11,434,800      9,169,765      9,291,369
  Short-term borrowings. . . . . . . . . . . . . . . . .          1,653,904      1,653,904      1,832,011      1,832,011
  Long-term debt (excluding capitalized leases). . . . .            763,255        769,433        666,907        727,144
  Trading derivatives(2) . . . . . . . . . . . . . . . .                 --          7,551             --          2,188
  Risk management derivatives(2) . . . . . . . . . . . .             (1,587)       112,693            175          1,230
  Commitments to extend credit(2). . . . . . . . . . . .              1,755          6,137          3,423          6,336
  Other off-balance-sheet financial instruments(2) . . .                136          2,297            194          2,164
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------

(1)THESE FAIR VALUE ESTIMATES AND THEIR RELATED CARRYING AMOUNTS DO NOT INCLUDE THE VALUE OF NON-FINANCIAL INSTRUMENTS, SUCH AS FIXED ASSETS, THE VALUE OF CUSTOMER RELATIONSHIPS AND THE VALUE OF RIGHTS TO RECEIVE FUTURE FEE INCOME. AS A RESULT, THESE FAIR VALUES ARE NOT COMPREHENSIVE AND THEREFORE DO NOT REFLECT THE UNDERLYING VALUE OF THE COMPANY.
(2)THE AMOUNTS SHOWN UNDER "CARRYING AMOUNT" REPRESENT ACCRUED OR DEFERRED INCOME ARISING FROM THESE UNRECOGNIZED FINANCIAL INSTRUMENTS.

- --------------------------------------------------------------------------------
S. REGULATORY RESTRICTIONS

     The payment of dividends by affiliate banks is subject to certain regulatory restrictions. The most common restriction requires regulatory approval of any dividends paid which would cause total dividends for the most recent three fiscal years to exceed net income for the same period.
     Under this restriction, $361 million was available for payment of dividends on December 31, 1994. Banking regulators have the authority to limit further the dividends paid by the company's banking subsidiaries.
     Banking affiliates are required by law to maintain non-interest bearing deposits to meet reserve requirements. At December 31, 1994, these deposits totaled $354 million.

- --------------------------------------------------------------------------------
T. PARENT COMPANY FINANCIAL INFORMATION
CONDENSED FINANCIAL INFORMATION FOR BARNETT BANKS, INC. (PARENT COMPANY 0NLY)

- ----------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31--DOLLARS IN THOUSANDS                                                                              1994           1993
- ----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $    2,931     $    3,068
Investment securities available for sale (amortized cost of $19,248 in 1994 and
   $203,592 in 1993) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           20,246        205,922
Investments in and amounts due from affiliates:
   Banks, at equity in net assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,940,812      2,753,153
   Non-banking affiliates, at equity in net assets . . . . . . . . . . . . . . . . . . . . . . . .          215,248        124,404
   Securities purchased under agreements to resell . . . . . . . . . . . . . . . . . . . . . . . .          198,000         50,000
   Amounts due from affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          164,441        147,288
   Cost in excess of fair value of net assets acquired . . . . . . . . . . . . . . . . . . . . . .          102,105        108,948
Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          159,666        164,564
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          206,761        206,367
- ----------------------------------------------------------------------------------------------------------------------------------
      Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $4,010,210     $3,763,714
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $    6,199     $    5,457
Amounts due to non-banking affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               --         50,000
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          178,500        167,438
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          691,328        666,728
- ----------------------------------------------------------------------------------------------------------------------------------
      Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          876,027        889,623
- ----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
      Total shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,134,183      2,874,091
- ----------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . .       $4,010,210     $3,763,714
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------


- ----------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31--DOLLARS IN THOUSANDS                                           1994           1993           1992
- ----------------------------------------------------------------------------------------------------------------------------------
INCOME
Income from affiliates:
   Dividends ($462,406 in 1994, $299,835 in 1993 and $0 in 1992 from banks). . . . . .      $462,465       $299,835      $   8,745
   Management fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       182,346        128,634        109,289
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21,168         31,400         30,236
Other income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7,682          4,373          6,927
- ----------------------------------------------------------------------------------------------------------------------------------
      Total income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       673,661        464,242        155,197
- ----------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Salaries and employee benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . .       108,050         90,827         71,034
Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        59,071         60,185         63,700
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       110,864         82,490         87,380
- ----------------------------------------------------------------------------------------------------------------------------------
      Total expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       277,985        233,502        222,114
- ----------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income (loss) before income taxes and equity in undistributed income of affiliates . .       395,676        230,740        (66,917)
Reduction of consolidated income taxes resulting from parent company operating loss. .        22,429         23,317         20,090
- ----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before equity in undistributed income of affiliates. . . . . . . . . . .       418,105        254,057        (46,827)
Equity in undistributed income of affiliates . . . . . . . . . . . . . . . . . . . . .        69,866        166,937        253,228
- ----------------------------------------------------------------------------------------------------------------------------------
      Income before accounting changes . . . . . . . . . . . . . . . . . . . . . . . .       487,971        420,994        206,401
Cumulative effect of changing to different accounting methods, net of taxes. . . . . .            --             --          1,255
- ----------------------------------------------------------------------------------------------------------------------------------
      Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $487,971       $420,994       $207,656
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31--DOLLARS IN THOUSANDS                                           1994           1993           1992
- ----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 487,971      $ 420,994      $ 207,656
Adjustments to reconcile net income to net cash provided by operating activities:
   Increase in undistributed income of affiliates. . . . . . . . . . . . . . . . . . .       (69,866)      (166,937)      (253,228)
   Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . . . . .        12,152         10,689          6,713
   Amortization of intangibles . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11,621         20,558         22,205
   Deferred income tax expense (benefit) . . . . . . . . . . . . . . . . . . . . . . .       (22,429)        20,122         (3,402)
   Employee benefits funded by equity (parent company and affiliates). . . . . . . . .        28,682         20,938         23,392
   Decrease (increase) in other assets . . . . . . . . . . . . . . . . . . . . . . . .        17,760        (79,007)       (41,606)
   Increase in other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .        11,062         58,742         31,965
   Cumulative effect of changing to different accounting methods . . . . . . . . . . .            --             --         (1,255)
   Loss on sale of investment securities available for sale. . . . . . . . . . . . . .         4,559             --             --
- ----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided (used) by operating activities . . . . . . . . . . . . . . . .       481,512        306,099         (7,560)
- ----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities . . . . . . . . . . . . . . . . . . . . . . . . . .      (151,466)      (217,352)      (227,577)
Proceeds from sales of investment securities . . . . . . . . . . . . . . . . . . . . .        95,320             --         49,950
Proceeds from maturities of investment securities. . . . . . . . . . . . . . . . . . .       212,657         37,080        272,250
Net increase in advances to affiliates . . . . . . . . . . . . . . . . . . . . . . . .       (17,153)       (36,210)        (9,750)
Net capital returns from (contributions to) affiliates . . . . . . . . . . . . . . . .      (212,195)       144,267        (92,655)
Purchases of premises and equipment. . . . . . . . . . . . . . . . . . . . . . . . . .       (13,240)       (89,071)       (90,378)
Proceeds from sales of premises and equipment. . . . . . . . . . . . . . . . . . . . .         2,877          1,040         13,439
Net business dispositions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --         24,240             --
- ----------------------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities. . . . . . . . . . . . . . . . . . . . . .       (83,200)      (136,006)       (84,721)
- ----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings . . . . . . . . . . . . . . . . . . .           742        (35,696)        30,121
(Repayments) proceeds of advances from non-banking affiliate . . . . . . . . . . . . .       (50,000)        50,000             --
Proceeds from issuance of long-term debt . . . . . . . . . . . . . . . . . . . . . . .        25,000        150,000        100,000
Principal repayments of long-term debt . . . . . . . . . . . . . . . . . . . . . . . .          (400)      (165,700)      (106,400)
Net (repurchase) issuance of common and preferred stock. . . . . . . . . . . . . . . .       (50,236)        24,988        132,977
Cash dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (175,555)      (152,654)      (121,638)
- ----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided (used) by financing activities . . . . . . . . . . . . . . . .      (250,449)      (129,062)        35,060
- ----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents . . . . . . . . . . . . . . . . .       147,863         41,031        (57,221)
Cash and cash equivalents, January 1 . . . . . . . . . . . . . . . . . . . . . . . . .        53,068         12,037         69,258
- ----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, December 31 . . . . . . . . . . . . . . . . . . . . . . . .     $ 200,931     $   53,068     $   12,037
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992, INTEREST OF $59 MILLION, $60 MILLION AND $64 MILLION WAS PAID, RESPECTIVELY.

                                   [Photo]


- --------------------------------------------------------------------------------
BOARD OF DIRECTORS

SEATED LEFT TO RIGHT:
JOHN A. WILLIAMS
Chairman of Post Properties, Inc., Atlanta, Georgia.

CARTER H. GOLEMBE
President of CHG Consulting, Inc., Delray Beach, Florida;
Chairman Emeritus of The Secura Group, Washington, D.C.

JACK B. CRITCHFIELD
Chairman and Chief Executive Officer of Florida Progress Corporation, St. Petersburg, Florida; President Emeritus of Rollins College.

FREDERICK H. SCHULTZ
Owner of Schultz Investments, Jacksonville, Florida;
former Vice Chairman of the Board of Governors of the Federal Reserve System.

JEAN MCARTHUR DAVIS
Chairman of  McArthur Farms, Inc. and McArthur Management
Company, Miami, Florida.

STANDING LEFT TO RIGHT:

JAMES L. BROADHEAD
Chairman and Chief Executive Officer of FPL Group, Inc.,
Juno Beach, Florida.

ARMANDO M. CODINA
Chairman and Chief Executive Officer of the
Codina Group, Inc., Coral Gables, Florida.

RITA BORNSTEIN
President of Rollins College, Winter Park, Florida.

ALLEN L. LASTINGER, JR.
President and Chief Operating Officer of Barnett Banks, Inc.,
Jacksonville, Florida.

CHARLES E. RICE
Chairman and Chief Executive Officer of Barnett Banks, Inc.,
Jacksonville, Florida.

TOM L. RANKIN
Chairman, President and Chief Executive Officer of
Lykes Bros. Inc., Tampa, Florida.

WALTER H. ALFORD
Executive Vice President and General Counsel of
BellSouth Corporation, Atlanta, Georgia.

ALVIN R. CARPENTER
President and Chief Executive Officer of CSX Transportation, Inc., Jacksonville, Florida.

MARSHALL M. CRISER
Chairman of Mahoney Adams & Criser, P.A., Jacksonville, Florida;
President Emeritus of the University of Florida.

STEWART TURLEY
Chairman and Chief Executive Officer of Eckerd Corporation,
Largo, Florida.

CLARENCE V. MCKEE
Chairman, President and Chief Executive Officer of McKee
Communications, Inc., Tampa, Florida.

WE DEEPLY REGRET THE PASSING ON JANUARY 13, 1995 OF
JEAN MCARTHUR DAVIS, A BARNETT DIRECTOR SINCE 1984.

- --------------------------------------------------------------------------------


OFFICERS

[Photo]

MANAGEMENT EXECUTIVE COMMITTEE

SEATED LEFT TO RIGHT:

CHARLES E. RICE
Chairman and Chief Executive Officer

RICHARD C. BREWER, JR.
Chief Credit Policy Executive

CHARLES W. NEWMAN
Chief Financial Officer

JUDY S. BEAUBOUEF
Chief Legal Executive

STANDING LEFT TO RIGHT:

HINTON F. NOBLES, JR.
Executive Vice President

ALLEN L. LASTINGER, JR.
President and Chief Operating Officer
- --------------------------------------------------------------------------------

MANAGEMENT OPERATING COMMITTEE

ALLEN L. LASTINGER, JR.*

RICHARD A. ANDERSON
Regional Banking Executive/Central Region

SUSAN S. BLASER
Chief Marketing Executive

LEE H. CHAPLIN, JR.
Regional Banking Executive/North Region

DOUGLAS K. FREEMAN
Chief Corporate Banking Executive

PAUL T. KERINS
Chief Human Resources Executive

JAMES F. MONDELLO
Regional Banking Executive/South Region

JONATHAN J. PALMER
Chief Retail Banking and Technology Executive

RICHARD J. REDICK
Director of Finance

*CHAIRMAN, MANAGEMENT OPERATING COMMITTEE

- --------------------------------------------------------------------------------

PATRICK J. MCCANN
Chief Accounting Officer and Controller
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

DIRECTORY OF AFFILIATES

- --------------------------------------------------------------------------------
FLORIDA

BARNETT BANK OF ALACHUA COUNTY, N.A.
2627 N.W. 43rd Street
Gainesville, FL 32606
CHIEF EXECUTIVE: Mark D. Walker
OFFICES: 8  ASSETS: $475 million

BARNETT BANK OF BROWARD COUNTY, N.A.
1 E. Broward Boulevard
Ft. Lauderdale, FL 33301
CHIEF EXECUTIVE: M. Alex Crotzer
OFFICES: 49  ASSETS: $4.8 billion

BARNETT BANK OF CENTRAL FLORIDA, N.A.
390 N. Orange Avenue
Orlando, FL 32802-3200
CHIEF EXECUTIVE: Thomas H. Yochum
OFFICES: 59  ASSETS: $3.4 billion

BARNETT BANK OF HIGHLANDS COUNTY
231 S. Ridgewood Drive
Sebring, FL 33870
CHIEF EXECUTIVE: James L. Ridley
OFFICES: 6  ASSETS: $421 million

BARNETT BANK OF JACKSONVILLE, N.A.
50 N. Laura Street
Jacksonville, FL 32202
CHIEF EXECUTIVE: Andrew B. Cheney
OFFICES: 34  ASSETS: $3.0 billion

BARNETT BANK OF THE KEYS
1010 Kennedy Drive
Key West, FL 33040
CHIEF EXECUTIVE: Harry L. Woolley
OFFICES: 8  ASSETS: $331 million

BARNETT BANK OF LAKE
COUNTY, N.A.
100 N. Bay Street
Eustis, FL 32727
CHIEF EXECUTIVE: Don D. Roberts
OFFICES: 10  ASSETS: $417 million

BARNETT BANK OF LAKE OKEECHOBEE
205 N. Parrott Avenue
Okeechobee, FL 34972
CHIEF EXECUTIVE: Richard D. Coleman
OFFICES: 5  ASSETS: $191 million

BARNETT BANK OF LEE COUNTY, N.A.
2000 Main Street
Fort Myers, FL 33901
CHIEF EXECUTIVE: Allan L. McLeod, Jr.
OFFICES: 20  ASSETS: $935 million

BARNETT BANK OF MANATEE COUNTY, N.A.
1001 Third Avenue W.
Bradenton, FL 34205
CHIEF EXECUTIVE: Kenneth W. Oden
OFFICES: 16  ASSETS: $969 million

BARNETT BANK OF MARION COUNTY, N.A.
35 S.E. First Avenue
Ocala, FL 34470
CHIEF EXECUTIVE: Richard L. Andrews
OFFICES: 13  ASSETS: $601 million

BARNETT BANK OF MARTIN COUNTY, N.A.
900 S. Federal Highway
Stuart, FL 34994
CHIEF EXECUTIVE: Leo Hill
OFFICES: 8  ASSETS: $372 million

BARNETT BANK OF NAPLES
796 Fifth Avenue S.
Naples, FL 33940
CHIEF EXECUTIVE: James E. Loskill
OFFICES: 14  ASSETS: $853 million

BARNETT BANK OF NASSAU COUNTY
520 Centre Street
Fernandina Beach, FL 32034
CHIEF EXECUTIVE: Dian S. Williams
OFFICES: 3  ASSETS: $101 million

BARNETT BANK OF NORTH CENTRAL FLORIDA
150 W. Madison Street
Lake City, FL 32055
CHIEF EXECUTIVE: Joe R. Williams
OFFICES: 6  ASSETS: $260 million

BARNETT BANK OF NORTHWEST FLORIDA
189 Eglin Parkway, N.E.
Ft. Walton Beach, FL 32548
CHIEF EXECUTIVE: Freddy G. Carr
OFFICES: 7  ASSETS: $252 million

BARNETT BANK OF PALM BEACH COUNTY
625 N. Flagler Drive
West Palm Beach, FL 33401
CHIEF EXECUTIVE: R. Michael Strickland
OFFICES: 45  ASSETS: $3.3 billion

BARNETT BANK OF PASCO COUNTY
10220 U.S. 19
Port Richey, FL 34668
CHIEF EXECUTIVE: Kendall L. Spencer
OFFICES: 20  ASSETS: $1.2 billion

BARNETT BANK OF PINELLAS COUNTY
200 Central Avenue
St. Petersburg, FL 33701
CHIEF EXECUTIVE: Sam A. Davis, II
OFFICES: 54  ASSETS: $3.6 billion

BARNETT BANK OF POLK COUNTY
331 S. Florida Avenue
Lakeland, FL 33801
CHIEF EXECUTIVE: Bob Barbree
OFFICES: 21  ASSETS: $946 million

BARNETT BANK OF SOUTH FLORIDA, N.A.
701 Brickell Avenue
Miami, FL 33131
CHIEF EXECUTIVE: William R. Myers
OFFICES: 46  ASSETS: $5.1 billion

BARNETT BANK OF SOUTHWEST FLORIDA
240 S. Pineapple Avenue
Sarasota, FL 34236
CHIEF EXECUTIVE: Rebecca S. Allen
OFFICES: 26  ASSETS: $1.9 billion

BARNETT BANK OF THE ST. JOHNS
2155 Old Moultrie Road
St. Augustine, FL 32086
CHIEF EXECUTIVE: William F. Young
OFFICES: 10  ASSETS: $457 million

BARNETT BANK OF THE SUNCOAST, N.A.
9223 Cortez Boulevard
Brooksville, FL 34613
CHIEF EXECUTIVE: H.M. Shirley, Jr.
OFFICES: 14  ASSETS: $768 million

BARNETT BANK OF TALLAHASSEE
315 S. Calhoun Street
Tallahassee, FL 32301
CHIEF EXECUTIVE: Ken Stafford
OFFICES: 10  ASSETS: $563 million

BARNETT BANK OF TAMPA
101 E. Kennedy Boulevard
Tampa, FL 33602
CHIEF EXECUTIVE: James W. Ivey
OFFICES: 40  ASSETS: $2.8 billion

- --------------------------------------------------------------------------------
BARNETT BANK OF THE TREASURE COAST
900 E. Prima Vista Boulevard
Port St. Lucie, FL 34952
CHIEF EXECUTIVE: Jeff Atwater
OFFICES: 13  ASSETS: $639 million

BARNETT BANK OF VOLUSIA COUNTY
230 N. Woodland Boulevard
DeLand, FL 32720
CHIEF EXECUTIVE: Lowell E. Renfroe
OFFICES: 29  ASSETS: $1.5 billion

BARNETT BANK OF WEST FLORIDA
100 W. Garden Street
Pensacola, FL 32501
CHIEF EXECUTIVE: Eric Nickelsen
OFFICES: 16  ASSETS: $748 million

- --------------------------------------------------------------------------------
GEORGIA

BARNETT BANK OF SOUTHEAST GEORGIA, N.A.
700 Glouscester Street
Brunswick, GA 31520
CHIEF EXECUTIVE: James H. Hunt
OFFICES: 8  ASSETS: $204 million

BARNETT BANK OF SOUTHWEST GEORGIA
1234 First Avenue
Columbus, GA 31901
CHIEF EXECUTIVE: C. Michael Collins
OFFICES: 10  ASSETS: $353 million


                                      [Map]
FPO


- --------------------------------------------------------------------------------
BARNETT BANK LOCATIONS

DECEMBER 31, 1994

     234  Cities
      53  Counties
     628  Offices (610 Florida, 18 Georgia)

- --------------------------------------------------------------------------------
COUNTY DEPOSIT MARKET SHARE

/ / 48 counties where Barnett is first, second or third
/ / 5 counties where Barnett is emerging

- --------------------------------------------------------------------------------
FLORIDA BANK MARKET SHARE

INDIVIDUAL, PARTNERSHIP AND CORPORATE DEPOSITS

September 30, 1994 . . . . . .   26.6%
December 31, 1993. . . . . . .   26.2
December 31, 1992. . . . . . .   27.0
December 31, 1991. . . . . . .   23.4
December 31, 1990. . . . . . .   24.1
December 31, 1989. . . . . . .   22.1

- --------------------------------------------------------------------------------
NON-BANKING



BARNETT BANKS INSURANCE, INC.
9000 Southside Boulevard
Jacksonville, FL 32256
CHIEF EXECUTIVE: James K. Slater

BARNETT BANKS TRUST COMPANY, N.A.
9000 Southside Boulevard
Jacksonville, FL 32256
CHIEF EXECUTIVE: Michael C. Baker
OFFICES: 35

BARNETT CARD SERVICES CORPORATION
9000 Southside Boulevard
Jacksonville, FL 32256
CHIEF EXECUTIVE: Cynthia A. Graham

BARNETT MERCHANT SERVICES CORPORATION
9000 Southside Boulevard
Jacksonville, FL 32256
CHIEF EXECUTIVE: Lyn Miles

BARNETT MORTGAGE COMPANY
9000 Southside Boulevard
Jacksonville, FL 32256
CHIEF EXECUTIVE: Francis G. Seabrook

     LOAN AMERICA FINANCIAL CORPORATION
     8100 Oak Lane
     Miami Lakes, FL 33016
     CHIEF EXECUTIVE: John Kuczwanski
     OFFICES: 8

BARNETT RECOVERY CORPORATION
9000 Southside Boulevard
Jacksonville, FL 32256
CHIEF EXECUTIVE: Robert K. Bieri

BARNETT SECURITIES, INC.
9000 Southside Boulevard
Jacksonville, FL 32256
CHIEF EXECUTIVE: David M. Strickland
OFFICES: 40

BARNETT TECHNOLOGIES, INC.
9000 Southside Boulevard
Jacksonville, FL 32256
CHIEF EXECUTIVE: Jonathan J. Palmer

EQUICREDIT CORPORATION
(ACQUIRED JANUARY 1995)
1801 Art Museum Drive
Jacksonville, FL 32207
CHIEF EXECUTIVE: John T. Hayt
OFFICES: 94

- --------------------------------------------------------------------------------

SHAREHOLDER INFORMATION

- --------------------------------------------------------------------------------
CORPORATE OFFICES

The corporate offices of Barnett Banks, Inc. are at:
   50 North Laura Street
   Jacksonville, FL  32202-3638

Mailing address:
   P.O. Box 40789
   Jacksonville, FL  32203-0789
   Telephone: 904/791-7720

- --------------------------------------------------------------------------------
SECURITIES MARKETS

   Shares of Barnett Banks, Inc. are listed on the New York Stock Exchange (ticker symbols: BBI, BBIprA, BBIprC). The listing found in most newspapers is "Barnett."
Certain debt securities are also listed on the New York Stock Exchange. Barnett's debt ratings are:

                      SENIOR  SUBORDINATED
                       DEBT           DEBT
- --------------------------------------------------------------------------------
Moody's.............    A2              A3
Standard & Poor's...    A-            BBB+
Duff & Phelps.......    A               A-

- --------------------------------------------------------------------------------
SHAREHOLDER ASSISTANCE
   Shareholders requiring a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact:
   First Chicago Trust, Agent
   P.O. Box 2500
   Jersey City, NJ  07303-2500
   Telephone: 1-800-328-5822

- --------------------------------------------------------------------------------
SHAREHOLDER DATA
   There were 33,268 shareholders of record of Barnett common stock as of December 31, 1994. In addition, approximately 12,800 Barnett employees own stock through company-sponsored plans.

- --------------------------------------------------------------------------------
INFORMATION
   Analysts, investors and others seeking financial data should contact GREGORY
M. DELANEY, Director of Investor Relations: 904/791-7254
   Media representatives and others seeking general information should contact ROBERT L. STICKLER, Manager of External Communications: 904/791-7668

- --------------------------------------------------------------------------------
PUBLICATIONS
   For printed material (annual and quarterly reports, proxy statements, 10-K and 10-Q reports), contact Corporate Communications: 904/791-7668

- --------------------------------------------------------------------------------
DIRECT PURCHASE PLAN

   Barnett's SHAREHOLDER INVESTMENT PLAN is a convenient and cost-effective way to acquire Barnett common stock.
/ / The initial minimum investment is $250.
/ / No brokerage commissions are charged on purchases.
/ / Automatic monthly purchases can be made by deduction from a checking or savings account.
/ / Optional cash purchases of additional common stock can be made.
/ / Participation is voluntary, and you may withdraw at any time.
/ / Dividends can be automatically reinvested.
   If you would like more information on this plan, please contact First Chicago Trust, Agent.

- --------------------------------------------------------------------------------

ANNUAL MEETING
   Barnett's annual meeting of shareholders will be on Wednesday, April 19, 1995, at 10 a.m. in Building 500 of the Barnett Office Park, 9000 Southside Blvd., Jacksonville, FL.

- --------------------------------------------------------------------------------
FIVE-YEAR DIVIDEND HISTORY

        [Chart]

     '90        '91       '92       '93       '94
    $1.29      $1.32     $1.32     $1.41     $1.59
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
1994 QUARTERLY STOCK PRICES

         [Chart]


           1Q      2Q       3Q        4Q
High    $45.88  $48.13   $47.63    $43.50
Low     $39.75  $43.25   $43.25    $37.63
Close   $44.13  $43.75   $44.25    $38.50
- --------------------------------------------------------------------------------

SHAREHOLDER SERVICES

Please mail me information about how to:

/ /  Subscribe to the DIRECT PURCHASE Plan
/ /  Consolidate duplicate stock accounts
/ /  Eliminate duplicate mailings of annuals and quarterlies
/ /  Please change my mailing address as follows:

Name
- --------------------------------------------------------------------------------
Street
- --------------------------------------------------------------------------------
City                     State          Zip
- --------------------------------------------------------------------------------
Taxpayer ID No.
- --------------------------------------------------------------------------------
Daytime Phone No. (         )
- --------------------------------------------------------------------------------


                             NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

                               BUSINESS REPLY MAIL
               FIRST CLASS MAIL    PERMIT NO.  500     EDISON, NJ


POSTAGE WILL BE PAID BY ADDRESSEE


BARNETT BANKS, INC.
C/O FIRST CHICAGO TRUST CO.
P.O. BOX 8075
EDISON, NJ   08818-9045

- --------------------------------------------------------------------------------
FORM 10-K

     To obtain a copy of Barnett's Form 10-K, call Corporate Communications at 904-791-7668 or write Corporate Communications, P.O. Box 40789, Jacksonville, Florida 32203-0789.


- --------------------------------------------------------------------------------
CREDITS
     Annual reports for Barnett Banks, Inc. are produced by the company's Financial Reporting Committee:

JENNIFER A. BAILEY
External Communications Officer

STEPHEN J. BOYLE
Manager/Financial Reporting

CATHERINE C. COSBY
Senior Counsel/Corporate Secretary

TERESA I. CURRY
Manager/Corporate Accounting

GREGORY M. DELANEY
Director/Investor Relations

NANCY J. KESLER
Director/Regulatory Relations

PATRICK J. MCCANN
Controller

DAVID R. PALOMBI
Director/Corporate Communications

ROBERT L. STICKLER
Manager/External Communications

- --------------------------------------------------------------------------------

Design and Photography:
MCELWEE & MCELWEE, INC.

Map Illustration:
KURTIS LOFTUS

Printing:
CENTRAL FLORIDA PRESS


Barnett is a registered trademark of Barnett Banks, Inc. Visa is a registered trademark.


                                                                            63