Form 10-K, Exhibit 13
period 1995-12-31
BARNETT BANKS INC
filed 1996-02-07
CIK 10012

[BARNETT BANK LOGO]  BARNETT BANKS, INC.                      1995 ANNUAL REPORT


what is
    VALUE?

[PHOTO]

CONTENTS    Consolidated Financial Highlights. . . . . .   2

            A Letter to Our Shareholders . . . . . . . .   3

            What is Value? . . . . . . . . . . . . . . .   7

            Lines of Business  . . . . . . . . . . . . .  14

            Creating Value in Our Communities  . . . . .  16

            Management Discussion. . . . . . . . . . . .  17

            Six-Year Statements  . . . . . . . . . . . .  34

            Fourth Quarter Management Discussion . . . .  36

            Annual Financial Statements. . . . . . . . .  42

            Notes to Financial Statements  . . . . . . .  47

            Directors and Officers . . . . . . . . . . .  60

            Directory of Affiliates. . . . . . . . . . .  62

            Shareholder Information  . . . . . . . . . .  64

BARNETT TODAY

  Barnett Banks, Inc. is the leading financial institution in Florida and is ranked in the top 25 in the United States. Barnett's stock is listed on the New York Stock Exchange.

  Barnett-Registered Trademark- commands the leading market share in Florida in virtually every major banking line of business and ranks first, second or third in deposit share in all Florida markets in which it operates. Barnett's banks in Florida and Georgia are complemented by nonbank affiliates providing support services and specialized financial services, including trust, full-service brokerage, credit card, mortgage banking and consumer finance. Barnett's mortgage banking and consumer finance affiliates offer loans nationwide.


OUR MISSION

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

[GRAPHICS]

                           VALUE is that  [PHOTO]
                             combination of PRODUCT,
                   [PHOTO]   SERVICE and PRICE that
                           customers find attractive and our company
                      finds PROFITABLE.
                                             [PHOTO]

[GRAPHICS]

CONSOLIDATED FINANCIAL HIGHLIGHTS


Dollars in Millions Except Per Share Data                                1995       1994    Change       1993       1992       1991
-----------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income (taxable-equivalent) . . . . . . . . . . . .     $1,772.2   $1,677.5         6%  $1,700.3   $1,736.1   $1,568.0
Provision for loan losses. . . . . . . . . . . . . . . . . . . .        122.5       74.0        66      120.4      257.3      453.9
Non-interest income (excluding securities transactions). . . . .        714.0      555.7        28      601.1      586.5      528.6
Securities transactions. . . . . . . . . . . . . . . . . . . . .          5.0      (13.1)       --       (2.1)      34.2       18.2
Non-interest expense (excluding restructuring charge). . . . . .      1,518.6    1,364.2        11    1,501.0    1,645.5    1,497.1
Restructuring charge . . . . . . . . . . . . . . . . . . . . . .           --         --        --         --       92.6         --
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .        533.3      488.0         9      421.0      207.7       81.4
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income:
   Primary . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  5.30     $ 4.79        11%   $  4.10     $ 1.97    $   .80
   Fully diluted . . . . . . . . . . . . . . . . . . . . . . . .         5.13       4.66        10       4.01       1.97        .80
Dividends declared . . . . . . . . . . . . . . . . . . . . . . .         1.82       1.59        14       1.41       1.32       1.32
Book value(1). . . . . . . . . . . . . . . . . . . . . . . . . .        34.25      31.09        10      28.34      25.40      24.19
Stock price:
   High. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        61.50      48.13        28      50.38      43.63      36.38
   Low . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        38.75      37.63         3      37.38      31.00      15.50
   Close . . . . . . . . . . . . . . . . . . . . . . . . . . . .        59.00      38.50        53      41.50      41.25      33.50
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
KEY PERFORMANCE RATIOS
Return on assets . . . . . . . . . . . . . . . . . . . . . . . .         1.30%      1.28%       2%       1.13%       .55%       .21%
Return on common equity. . . . . . . . . . . . . . . . . . . . .        16.54      16.70       (1)      16.02       8.26       3.54
Return on total equity . . . . . . . . . . . . . . . . . . . . .        16.08      16.11       --       15.42       8.27       3.83
Net yield on earning assets. . . . . . . . . . . . . . . . . . .         4.88       4.87       --        5.07       5.11       4.60
Overhead ratio(2). . . . . . . . . . . . . . . . . . . . . . . .        61.08      61.09       --       65.22      70.85      71.41
Shareholders' equity to total assets(1). . . . . . . . . . . . .         8.05       7.81        3        7.76       6.77       6.34
Leverage ratio . . . . . . . . . . . . . . . . . . . . . . . . .         6.16       6.97      (12)       7.29       6.18       5.54
Total risk-based capital ratio . . . . . . . . . . . . . . . . .        11.51      12.42       (7)      13.33      12.11      10.53
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $41,105    $38,169         8%   $37,356    $37,923    $37,900
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33,691     31,710         6     32,485     33,221     33,338
Loans, net of unearned income. . . . . . . . . . . . . . . . . .       29,772     26,810        11     25,840     26,236     27,201
Earning assets . . . . . . . . . . . . . . . . . . . . . . . . .       36,308     34,441         5     33,513     33,940     34,118
Common equity. . . . . . . . . . . . . . . . . . . . . . . . . .        3,129      2,814        11      2,515      2,295      2,009
Total equity . . . . . . . . . . . . . . . . . . . . . . . . . .        3,316      3,029         9      2,730      2,511      2,128
Fully diluted shares (thousands) . . . . . . . . . . . . . . . .      103,980    104,766       (1)    104,868    102,850     93,054
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
AT YEAR END
Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $41,554    $41,278         1%   $38,331    $39,465    $38,491
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34,234     35,109        (2)    32,634     34,689     33,850
Loans, net of unearned income. . . . . . . . . . . . . . . . . .       30,486     28,521         7     25,930     26,051     26,422
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . .        1,191        777        53        682        701        710
Preferred stock. . . . . . . . . . . . . . . . . . . . . . . . .           98        215       (54)       215        215        216
Total equity . . . . . . . . . . . . . . . . . . . . . . . . . .        3,272      3,134         4      2,874      2,556      2,314
Common shares (thousands). . . . . . . . . . . . . . . . . . . .       94,865     96,733        (2)    97,404     96,643     91,992
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

1 COMPUTED BASED ON EQUITY BEFORE DEDUCTION OF THE EMPLOYEE STOCK OWNERSHIP PLAN
  OBLIGATION.
2 EXCLUDING RESTRUCTURING CHARGE.


         2
-------------------
BARNETT BANKS, INC.

[PHOTO]

CHARLES E. RICE,
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

ALLEN L. LASTINGER, JR.,
PRESIDENT AND CHIEF OPERATING OFFICER

A LETTER TO OUR SHAREHOLDERS

   Barnett had an outstanding 1995, achieving record operating results for the third consecutive year while making significant investments toward building a profitable future as a diversified financial services provider. Solid revenue growth combined with effective expense control produced record net income and earnings per share. Through internal initiatives and acquisitions, we continued to invest selectively in our traditional banking business. And we expanded nationally in business lines such as consumer finance and mortgage banking that leverage our core capabilities.

   Barnett earned $533.3 million, or $5.13 per fully diluted share, in 1995, a 10% increase in per-share earnings. The company earned $488.0 million, or $4.66 per fully diluted share, in 1994.

   Among the 1995 highlights:

   Revenues, excluding securities transactions, rose 11% from 1994, paced by additional non-interest income from recently acquired companies, loan growth and prudent management of our net interest margin. Net interest income was up 6%, as earning assets rose $1.9 billion and the net yield on earning assets remained stable at 4.88%. Non-interest income, excluding securities transactions, increased 28%, primarily due to contributions from EquiCredit Corporation, a nationwide consumer finance company acquired in January, and increased mortgage revenue, largely as a result of the acquisitions of Loan America Financial Corporation and BancPLUS Financial Corporation.

   Despite an 11% increase in non-interest expense, also mostly due to acquisitions, our overhead ratio remained at 61%.

   Non-performing assets of $238 million on December 31 represented just .78% of outstandings, the lowest non-performing asset ratio Barnett has reported in more than 10 years.

   Net charge-offs rose 32% during the year to $122.0 million, representing .41% of loans. That level, which continued to reflect significant recoveries, remained below our anticipated long-term operating range of .50-.60%.

-------------------------------------------------------------------------------
WE EXPANDED NATIONALLY IN BUSINESS LINES SUCH AS CONSUMER FINANCE AND
MORTGAGE BANKING THAT LEVERAGE OUR CORE CAPABILITIES.


                                                                      3
                                                             -------------------
                                                             BARNETT BANKS, INC.

LETTER TO SHAREHOLDERS

   Among our core businesses, consumer lending continued to be a strong contributor. Our portfolio of loans to consumers, which primarily consists of mortgage and installment loans, grew 14% during the year and now represents 74% of total loans.

   Our success in building the bank while diversifying the business is evident in our financial results. Expansion of our mortgage banking business and the acquisition of EquiCredit helped increase non-interest income to 29% of revenues in 1995 from 24% in 1994. In addition, we are geographically diversifying our revenue as EquiCredit and Barnett Mortgage now offer loan products through nationwide networks.

   Mortgage originations, which contribute to non-interest income through servicing fees, more than doubled to $5.8 billion, primarily due to acquisitions. EquiCredit, which securitizes its loans for sale, originated more than $1 billion of consumer loans, up from $656 million in 1994.

   In our letter last year, we listed five areas in which Barnett must excel in order to prosper: distribution and sales, risk management, management systems, marketing and adaptability. In 1995, we made progress in all of those areas.

   The company rigorously reviewed its sales and distribution processes and continued to make significant enhancements. We are improving sales training, refining our incentives, using telebanking as a sales vehicle as well as providing customer service and making it more attractive for customers to use our more efficient delivery channels. To be further responsive to the customer, we have begun to reorganize sales forces around customer segments.

   We continue to practice disciplined risk management to maintain credit quality. Non-performing assets as a percentage of total loans have declined in each of the past four years to their lowest levels in more than a decade. Future credit quality is heavily dependent on the economy, and we believe that this is the most important time to ensure that high credit standards are maintained.

   Our advanced management systems are providing timely information to Barnett employees in the marketplace to enable them to accurately assess market potential, understand their best opportunities and develop strategies to reach their goals. These systems are also providing management with insights into our markers that we are using to identify and institutionalize best practices from market to market.

   Our new marketing team conducted an extensive study of consumers' awareness and impressions of Barnett throughout our markets. During 1996, this information will guide a reinvigorated advertising and promotional program that will begin to clearly differentiate Barnett from its bank and non-bank competitors.

   Marketing is also spearheading our drive to understand our customers better. The use of information about customer needs, behavior and profitability is the critical factor in our strategy to grow revenues profitably.

--------------------------------------------------------------------------------
OUR SUCCESS IN BUILDING THE BANK WHILE DIVERSIFYING THE BUSINESS IS EVIDENT IN OUR FINANCIAL RESULTS. EXPANSION OF OUR MORTGAGE BANKING BUSINESS AND THE ACQUISITION OF EQUICREDIT HELPED INCREASE NON-INTEREST INCOME TO 29% OF
REVENUES IN 1995 FROM 24% IN 1994.

         4
-------------------
BARNETT BANKS, INC.

We can now determine the profit contribution of each of our retail and small business customers. That information is the foundation for us to offer customers unique combinations of price, product and service that they consider attractive and, importantly, that creates benefits for shareholders. We call these VALUE PROPOSITIONS.

   Our annual report this year describes how we are using this information to create these value propositions that benefit customers and shareholders by building our product line, reinventing delivery and creating innovative pricing. Taking our cue from customers, we are providing more and better delivery channels, from supermarket banking to computer access. And we are creating value for those who want more electronic delivery.

   We are creating value propositions for those who are willing to give us more of their business in order to get a better price and for those who want a high degree of personal service. We are implementing a strategy to help consumers manage their assets that fully integrates delivery of deposit and investment products and that moves toward helping customers plan for their futures.

   By creating value for customers in these ways, we will increase our share of financial services in the markets in which we operate, retaining our best customers and expanding our relationship with others in profitable ways.

   Barnett's entire organization is focused on how to adapt to a future that will be very different from our past. Retail finance used to be local; people deposited their savings in financial institutions which lent that money within the community. Today, financial markets are global and there are many providers -- banks and non banks -- that cater to the retail financial services market.

   Twenty-five years ago, families had a majority of their financial assets in bank deposits. Today, they invest a significant portion of their savings in mutual funds and many buy annuities for retirement. Credit is easily available from national nonbank providers.

   We understand that to thrive in this world, we must adapt. And we are doing it. Barnett today has a diversified product line that responds to these trends. From traditional deposits, loans, mutual funds, annuities and other investment products for individuals to payroll services, cash management and access to the capital markets for businesses, we are offering more and better solutions to customers' increasingly complex financial needs.

   The banking industry is consolidating rapidly, as many banks are pursuing earnings growth through acquisitions and cost-cutting strategies. Because of the dynamic markets in which we operate, we have opted instead for a revenue growth strategy, designed to earn more of customers' financial services business by meeting a myriad of needs attractively and effectively. This is a winning strategy because it is customer-focused, it expands our product lines in faster growing businesses and it maximizes value for shareholders.

--------------------------------------------------------------------------------
WE HAVE OPTED FOR A REVENUE GROWTH STRATEGY, DESIGNED TO EARN MORE OF
CUSTOMERS' FINANCIAL SERVICES BUSINESS BY MEETING A MYRIAD OF FINANCIAL NEEDS ATTRACTIVELY AND EFFECTIVELY. THIS IS A WINNING STRATEGY BECAUSE IT IS CUSTOMER-FOCUSED, IT EXPANDS OUR PRODUCT LINES IN FASTER GROWING BUSINESSES
AND IT MAXIMIZES VALUE FOR SHAREHOLDERS.

                                                                      5
                                                             -------------------
                                                             BARNETT BANKS, INC.

LETTER TO SHAREHOLDERS

   In making this transition, Barnett is operating from a strong position. We are focused on Florida, the nation's fourth-largest state and the fastest growing of the nation's largest states. Florida's residents have a per capita income and investable assets well above the national average.

   Our company has a relationship with almost four out of ten Florida households and one in six businesses. Surveys show ours is the best known financial service company in Florida. When asked to name a bank, one person in three names Barnett first. With more than 600 offices, almost 800 ATMs and the most complete telephone banking service, we have the most powerful financial services distribution network in our markets.

   We can leverage this position by increasing our share of the financial services market in Florida while expanding outside of the state in high growth businesses, such as consumer finance, that enhance our traditional strengths and give us access to new groups of customers. In 1995, our Dealer Financial Services subsidiary, which makes vehicle loans through dealers, piloted an office in Charlotte, N.C. and will consider, based on that success, expanding into other southern states in 1996. EquiCredit opened 20 new offices around the country.

   Barnett's 20,000 employees are focused on one goal: to create shareholder value by becoming the premier financial services provider in our markets. To be recognized as one of the leaders in the industry is a journey with no end. Barnett employees have proven in the past that they have the ingenuity, enthusiasm and perseverance it takes to travel that road.

   We are excited about this challenge and appreciate the support of shareholders as we write a new and prosperous chapter in Barnett's 118-year history.


/s/ CHARLES E. RICE
Charles E. Rice
Chairman and Chief Executive Officer

/s/ ALLEN L. LASTINGER, JR.
Allen L. Lastinger, Jr.
President and Chief Operating Officer

         6
-------------------
BARNETT BANKS, INC.

IT IS BARNETT'S GOAL TO CREATE VALUE PROPOSITIONS: CUSTOMER-DRIVEN COMBINATIONS OF PRODUCT, SERVICE AND PRICE THAT WILL PROFITABLY CREATE VALUE, CUSTOMER BY CUSTOMER.

THE CUSTOMER   Traditionally, value has been thought of as PRICE, some measure of QUALITY and CONVENIENCE, and SERVICE. But understanding customers' true perceptions of value requires a deeper understanding of how they really use our products and services.

   Quality is about more than simply providing basic service. It is also about willingness to promptly solve problems and to constantly strive for new answers to customer needs.

   Convenience is no longer simply about having an office on every corner. It is about minimizing customers' time and stress in understanding, purchasing and using a product or service.

   But for financial products and services there is another key component:
SITUATION. Our products and services are means to an end. A loan buys a car, a house, an education. Understanding the timing of customers' needs and how they want to use the product or service, therefore, becomes a critical component of the value equation.

   Value, then, is different for each customer. It is Barnett's goal to create value propositions: customer-driven combinations of product, service and price that will profitably create value, customer by customer.

DELIVERY   To do that, the company has embarked on a number of important initiatives summarized here and discussed in more detail in the following pages. We are trying to learn everything we can about our customers' needs and what aspects of service are most important to them. We are analyzing how they like to transact with us, what products and services they use most and generally how satisfied they are with the company. We also are profiling customers within our banking offices to learn about their financial goals. And we are studying factors that create profitable customer relationships.

   We are using this information to do a better job of building value into customer relationships. In response to customer preferences for greater convenience, we are expanding our delivery capability to provide 24-hour access through new electronic channels while maintaining the ability to bank face-to-face in our offices for those who prefer it. To meet customers' changing financial needs, we are creating new products and enhancing our existing product packages. At the same time, we are building pricing strategies to retain our more profitable customers and to encourage our customers to use more efficient delivery.

   This strategy is designed to differentiate Barnett in the marketplace. We are focused on the customer, assuring that Barnett is adding value not just in the products, services and delivery options we offer, but in how customers can combine them to increase the value of doing more of their business with us. Other companies may offer similar products or services, but none will feature the combination of convenience, service and product that Barnett can offer to key market segments.

PRODUCTS   Barnett is uniquely positioned as the premier provider of financial services in our markets. Think about what most people or businesses need in financial services, and you start with a checking account and credit. These have been Barnett's principal business lines. About one in four Floridians have checking accounts at Barnett. Approximately one in three who borrow do so with our company. And one in six small businesses in our markets have a relationship with us.

   Our opportunity now is to broaden our Florida base profitably, leveraging the infrastructure already in place to meet the more diverse financial service needs of individuals and businesses. Our strategy is aimed at increasing the amount of business we do with each customer by making Barnett the preferred one-stop destination for financial services in our selected markets.

   We will be the most convenient place to do business.

   We will have the most complete product line with innovative pricing that makes it attractive to do business with us as the customer desires.

   We will have the best sales force with technologically advanced tools to help the customer make the right choices and to get the most benefit from a relationship with Barnett.

    But uniquely, Barnett will create value for shareholders by using our understanding of customers' preferences and use of financial services. We will create the combination of products, services and price that will produce value for customers, giving them a compelling reason to profitably expand their Barnett relationship.

                                                                      7
                                                             -------------------
                                                             BARNETT BANKS, INC.

UNDERSTANDING CUSTOMER NEEDS

   A  HOME

   AN EDUCATION

   RETIREMENT

[PHOTO]


         8
-------------------
BARNETT BANKS, INC.

TO UNDERSTAND CUSTOMERS BETTER, BARNETT IS ANALYZING INFORMATION ABOUT A CUSTOMER'S FULL RELATIONSHIP WITH US, INCLUDING PRODUCTS AND DISTRIBUTION POINTS USED, REVENUES AND COSTS. THEN WE CAN USE THAT KNOWLEDGE TO DESIGN TARGETED MARKETING AND MAKE AVAILABLE ATTRACTIVE, PROFITABLE PACKAGES OF FINANCIAL SERVICES TO CUSTOMERS.

LIFE EVENTS The process of understanding customers starts with recognizing that life events often drive customer needs. From buying a home to paying for a child's college education to investing for retirement, each customer has different financial targets. Barnett's information analysis and sales process are designed to discern those needs.

   To understand customers better, Barnett is analyzing information about a customer's full relationship with us, including products and distribution points used, revenues and costs. Then we can use that knowledge to design targeted marketing and make available attractive, profitable packages of financial services to customers.

   For example, we know that many customers make deposits at tellers when they could be using ATMs more conveniently and less expensively. In late 1995, Barnett piloted a program to encourage targeted customers to make deposits through an ATM. These customers were selected because of the way they had used technology to access Barnett in the past. The incentives were positive; there was no penalty if they continued to use tellers. It is Barnett's goal to make it attractive for customers to use self-service for routine transactions, something that would be more convenient for them and more efficient for the company.

  Barnett Card Services Corporation has been using customer information to execute a successful retention strategy. Through information engineering, the company is directing its solicitation efforts toward the appropriate customers. And by immediately analyzing a customer's profitability, card services representatives can take quick, effective action to retain customer accounts.

TARGETED MARKETS These examples illustrate our mission to take the vast amounts of data we have and turn it into useful information about our customers, our markets and our delivery system in order to profitably maintain and expand customer relationships.

   This use of information is dramatically changing the way we do business. Previously, we defined target market segments principally in terms of demographics. We generally tried to market to each with standardized products. For example, we have the Premier Account for the affluent segment, Senior Partners for those 55 and over, the Edge Account for the middle market and Economy Checking for the low-to-moderate income checking account customer.

[BULLSEYE LOGO]

   Today, we are developing more combinations to fit different customers' needs. The number of primary segments has almost doubled from six to 11. We are developing the capability to give customers incentives to use our more efficient delivery channels and to structure product offerings that provide greater value for both the customer and Barnett.

   By analyzing customer information, we understand that 10% of our customers provide 50% of the profits. The key is to have strategies to retain those customers while building the profitability of others. There is profit potential across the demographic spectrum. Age and income are not definitive predictors.

STRATEGIES Our understanding of customer profitability is helping us to become more effective in a number of ways. We know who our profitable customers are, and we have strategies to retain them. For example, users of Desktop Banking, who access us through personal computers, are twice as profitable as the average customer.

   We're developing predictive modeling capabilities to identify customers at risk of attrition and then will build proactive strategies that retain them as Barnett customers. We are incenting unprofitable customers to become profitable by increasing their relationship with us or by accessing us differently.

  To help local Barnett representatives identify their most profitable customers and manage their relationships accordingly, Barnett will roll out a new Retail Market Management System in 1996. Using this system, employees will better understand the profit dynamics of expanding individual relationships and develop winning strategies to retain and expand business.

   Ultimately, understanding the customer is the first step toward creating value propositions that customers find attractive and create value for shareholders.

                                                                      9
                                                             -------------------
                                                             BARNETT BANKS, INC.

MORE DELIVERY CHOICES

   AVAILABLE 24 HOURS

   CONVENIENT

   EASY & HELPFUL

[PHOTO]


         10
-------------------
BARNETT BANKS, INC.

CONVENIENT, COST-EFFECTIVE DELIVERY IS A KEY ELEMENT OF THE VALUE
PROPOSITION. BARNETT WILL CONTINUE TO USE TECHNOLOGY AND CUSTOMER INFORMATION TO IMPROVE ACCESS TO ITS PRODUCTS AND SERVICES AND TO FOCUS THE COMPANY'S SALES PROCESS AND ORGANIZATION ON CUSTOMER NEEDS.

REINVENTING DELIVERY Customers are redefining how, when and where they expect financial services to be delivered. In response, Barnett is reinventing delivery with an emphasis on convenience.

   By developing a deep understanding of customers' changing preferences for more convenient and less expensive access as well as what constitutes profitable delivery, we can tailor our strategy to include the appropriate mix of office-based and on-line, self-service channels.

   Historically, financial institutions have offered one size fits all delivery systems composed of full-service offices. Today, nearly 50% of Barnett's retail transactions take place outside of the office, and that percentage is growing as customers become more comfortable with technology-based self-service. The growth rate of transactions through alternative channels such as ATMs, telebanking and personal computers is almost 10 times the growth rate of office-based transactions.

   The traditional role of the banking office as a transaction center is receding, and its importance as a sales center is growing. Barnett's answer is to reshape its office network to look and act more like retail stores than traditional bank branches. We'll have full-service superstores with well-trained sales forces where the customer can choose from a wider array of products and services, such as investment and retirement counseling.

CONVENIENCE Barnett will also have many "convenience" stores, efficient offices which will cater to customers who prefer to transact in the local bank office. Because these stores will be less expensive to operate than traditional banking offices, we can offer more locations for the same cost.

   The company will also locate Barnett offices in supermarkets and other shared facilities to respond to the growing customer need for any time, any place banking. In the first half of 1996, Barnett expects to open pilot offices in selected Publix Super Markets locations in Florida. Then, based on the success of the pilot locations, we plan to expand our presence in shared retail environments.

   ATMs remain in integral part of our strategy to deliver convenience. Barnett has the largest ATM network in its markets and we're aggressively adding ATMs and putting them in more convenient locations such as malls, airports and drive-up kiosks. While today's ATMs easily and conveniently handle routine transactions, new machines will offer much more in the near future.

   Calls to Barnett's automated telephone service or telebanking, which didn't exist 10 years ago, reached 50 million in 1995. The telephone adds convenience for the customer who can access account information 24 hours a day from anywhere in the world. And it substantially reduces the cost to Barnett of handling these inquiries or transactions. Increasingly, telebanking is being used as a sales channel.

TECHNOLOGY More and more customers use personal computers at work and at home, and they are taking advantage of this technology to enhance their lives. Barnett has offered Desktop Banking since 1993. In 1996, the company will introduce an enhanced Desktop Banking service that will be available separately from any on-line service and that will enable customers to connect directly and securely to Barnett. The company maintains an active site on the Internet's World Wide Web and is also experimenting with delivery via interactive television.

   To be successful, delivery must not only be convenient, it must be seamless. Barnett's automated customer inquiry handling system allows any Barnett representative, whether in the office or in telebanking, to access information on a customer's complete banking relationship. The representative can note what actions were taken so that if the customer subsequently contacts Barnett, the next customer service representative can see what was done.

   Barnett's Customer Access System gives us the ability to deliver all of the information about a customer's relationship without asking the customer for account numbers. And our new relationship account will allow customers to open an account with Barnett once, then add products without ever having to come into a Barnett office.


   Convenient, cost-effective delivery is a key element of the value proposition. Barnett will continue to use technology and customer information to improve access to its products and services and to focus the company's sales process on customer needs.

[PICTURE]

                                                                      11
                                                             -------------------
                                                             BARNETT BANKS, INC.

PRODUCTS FOR TODAY'S LIFESTYLES

  TRANSACTION SERVICES


  INVESTMENTS

  AUTO LOANS AND LEASES

[PHOTO]

        12
-------------------
BARNETT BANKS, INC.

                                                                 WHAT IS VALUE?

IN 1996, OUR PRODUCT DEVELOPMENT STRATEGY WILL UTILIZE NEW TECHNOLOGY TO IDENTIFY CUSTOMER NEEDS AND DEVELOP COMPETITIVE PACKAGES TO BETTER SERVE OUR CUSTOMERS AND PROMOTE DEEPER, BROADER AND LONGER-LASTING RELATIONSHIPS.

NEW PRODUCTS Barnett's traditional strength is our banking relationship with nearly 40% of Florida's households. Now we see baby boomers beginning to migrate from loan and credit-related products toward retirement planning and wealth accumulation. As a result, these customers need more sophisticated services and investment guidance from a financial services expert.

   To meet this need, the company in 1995 embarked on a number of important initiatives. We focused investment sales forces around customer segments rather than product or company affiliation to facilitate seamless product delivery. We assigned specially trained and licensed financial consultants to many of our offices to assist customers with an interest in purchasing investment products such as mutual funds, stocks, bonds and annuities. And we realigned our management structure by hiring a new chief asset management executive to oversee how we sell both traditional bank and non-insured investment products.

   We will take additional actions in 1996 to satisfy customers' emerging needs. The financial consultants in our offices will employ new technology designed to rapidly profile customers and provide them with the products that best meet their financial needs.

INVESTING Our new Investor's Access Account, which incorporates a sweep feature to transfer funds into a variety of interest-bearing money market accounts, will include an enhanced statement in 1996. The new reporting integrates both FDIC deposit and non-insured investment products in one statement to simplify financial planning and monitoring of financial assets for Barnett customers.

   The potential to sell insurance also presents an attractive growth opportunity for Barnett. Currently, banks owned by holding companies in Florida are prohibited by state law from selling most types of insurance, although such sales are permitted in almost 30 other states. The U.S. Supreme Court has agreed to review Barnett's assertion that we are permitted to sell insurance in Florida, and the court is expected to rule on this issue in 1996.

   Product opportunities are not limited to meeting the investment needs of affluent customers. By providing customers with the right packages, their income level has little bearing on profitability. Economy Checking, for example, is a very successful product due to its low servicing cost. It features a no-fee account limited to seven checks per month, but with unlimited ATM and telephone access. We will further differentiate our products by providing customers pricing options based upon their delivery preferences.

CREDIT We identified multiple opportunities in 1995 to expand credit product offerings. Barnett Card Services Corporation began marketing a secured MasterCard in the fourth quarter to consumers establishing or rebuilding positive credit histories.

[PHOTO]

   The Barnett SuperCard Check Card, a debit purchase card accepted everywhere Visa is honored, continues to gain popularity with consumers. More convenient for the customer at point of sale and less expensive to process than paper checks, this product is at the forefront of payment alternatives.

   To complement Barnett's leading share in automobile loans and the growing trend toward leasing, the company introduced the Barnett TotalLease. This new product offers the flexibility, simplicity and low price customers desire.

SMALL BUSINESS Just as consumer banking is customer-driven, business banking must also be shaped by the growing needs of today's businesses.

   SCAN, or Shared Check Authorization Network, protects businesses from bad or fraudulent checks. Checks are read automatically at point of sale and matched against a database of thousands of other retailers to track bad check writers. Barnett is exclusively licensed to provide this product to Florida's small businesses.

   EasyLine, an unsecured line of credit for small businesses, will be launched early in 1996. Customers will have convenient access to the line through checks, a credit card or the Business SuperPhone. Purchasing EasyLine will be as simple as applying for a credit card and will not require a bank office visit.

   At Barnett, value is providing customers with the high quality products they want at competitive prices. In 1996, our product development strategy will utilize new technology to identify customer needs and develop competitive packages to better serve our customers and promote deeper, broader and longer-lasting relationships.

                                                                      13
                                                             -------------------
                                                             BARNETT BANKS, INC.

LINES OF BUSINESS

          CONSUMER
FINANCIAL SERVICES

ASSET MANAGEMENT

BUSINESS PROFILE AND ACTIVITIES
  - Barnett has a relationship with almost 40% of Florida's households and enjoys a leading 20% share of bank and thrift deposits. Approximately one in four Florida households has a Barnett checking account.
  - Barnett's array of products and services now includes insured deposits plus a growing selection of investment products, including mutual funds, stocks, bonds and annuities.
  - Barnett's retail distribution network is the most convenient and comprehensive in Florida, with 613 offices, 789 ATMs, 24-hour telephone banking, PC-based home banking and a presence on the Internet's World Wide Web.


KEY ACCOMPLISHMENTS IN 1995
  - Increasing our emphasis on building customer relationships, Barnett re-oriented our investment sales force by customer segment rather than by product line.
  - Barnett made significant progress in developing a customer-knowledge, market-knowledge data base to help us develop customer-specific marketing and delivery strategies.
  - Customers continued to increase their use of alternative channels, as transactions outside traditional banking offices increased by 30%, while those inside the office grew only 3%.

CONSUMER LENDING

BUSINESS PROFILE AND ACTIVITIES
  - Barnett is Florida's leader with a 21% share of its consumer loan market and 11% of the mortgage market.
  - EquiCredit Corporation, Barnett's consumer finance company operating in 37 states, originated $1.1 billion of home-equity secured loans in 1995.
  - Barnett Mortgage Company is among the top 20 mortgage servicers and originators nationally, with a servicing portfolio of $33 billion and 445,000 loans. With offices in 25 states, Barnett's loan production in 1995 totaled $5.8 billion.
  - Barnett provides loans through more than 1,000, or almost 60%, of Florida's automobile dealers, as well as in other southeastern states.
  - Barnett serves almost one million active cardholders, with outstanding credit card balances exceeding $1.7 billion.

KEY ACCOMPLISHMENTS IN 1995
  - Barnett purchased EquiCredit, entering the consumer finance business nationwide. EquiCredit experienced strong growth for the year, increasing loan originations by more than 70% and adding 20 branch loan origination offices.

          BUSINESS
FINANCIAL SERVICES

BUSINESS PROFILE AND ACTIVITIES
  - Barnett has a relationship with 43% of large businesses, 37% of middle market companies and 15% of small businesses in Florida.
  -  Barnett is a leading lender to Florida's small businesses.
  - Barnett is a leader in merchant card services, international foreign correspondent banking and cash management services in Florida.
  - Barnett has an 8% market share in commercial real estate loans, the largest in Florida.

KEY ACCOMPLISHMENTS IN 1995
  - Barnett introduced four new products for small businesses: the Shared Check Authorization Network, which helps reduce bad check losses; Easy L/C, a letter of credit with 24-hour turnaround; Easy F/X, an inexpensive way to hedge foreign exchange exposure, and the Salary Reduction Simplified Employee Pension Plan which makes retirement planning easier.
  - The company formed a strategic alliance with Stephens Inc. to offer customers a full line of investment banking services.


        14
-------------------
BARNETT BANKS, INC.

                                                               LINES OF BUSINESS


  - The Investor's Access Account, a relationship-driven cash management account, was introduced to meet the increasingly complex financial services needs of today's customers.

LOOKING AHEAD TO 1996
  - Barnett will offer the convenience of supermarket banking through a pilot program in selected Publix Super Markets in Florida.
  - Barnett will expand its telephone, ATM and home banking services, positioning these delivery channels at the forefront of the industry.
  - Barnett will continue to modify its existing office network in response to customers' growing use of alternative delivery.
  - Barnett's financial consultants will employ new technology to develop individualized financial plans for customers.
  - Barnett's Emerald Family of Mutual Funds will be enhanced to attract more retail customers.
  - A series of flexible tax-advantaged products and programs will be introduced.


  - Barnett's acquisition of BancPLUS Financial Corporation added $14 billion and more than 198,000 loans in servicing.
  - Barnett enhanced the automation of our credit application process, improving response time to a customer's need for credit.
  - The company introduced the Barnett TotalLease, a new vehicle leasing program to complement our leading share in automobile loans.
  - Dealer Financial Services expanded operations outside of our traditional markets by opening an office in Charlotte, N. C.

LOOKING AHEAD TO 1996
  - EquiCredit will establish a telemarketing unit to further enhance branch loan originations.
  - Barnett Mortgage will complete the functional consolidation of its mortgage affiliates to allow for maximum efficiencies in mortgage operations.
  - Barnett's Dealer Financial Services subsidiary will explore market expansion into other southeastern states.
  - Barnett will introduce mortgages and credit products that feature more flexible repayment options, terms and rates.

    - The company implemented state-of-the-art computer technology to enhance relationship managers' ability to easily access corporate customer information.

LOOKING AHEAD TO 1996

  - Continuing its strong focus on the small business market, Barnett will introduce its new EasyLine product, an application-based unsecured line of credit.
    - Barnett will provide a service to its commercial real estate customers by placing long-term, permanent debt on commercial properties with a variety of institutional investors.
  - The company will continue to focus on efforts to leverage its leading share of middle market companies by meeting a greater variety of business needs.


                                                                     15
                                                             -------------------
                                                             BARNETT BANKS, INC.

WHAT IS VALUE?

BELOW, STUDENTS IN THE TAKE STOCK IN CHILDREN PROGRAM BENEFIT FROM THE ATTENTION OF VOLUNTEER MENTORS AND TUTORS. SCHOLARSHIPS AWAIT THOSE CHILDREN WHO COMPLETE THE PROGRAM AND GRADUATE FROM HIGH SCHOOL.

RESPONSIBILITY As our company becomes a national provider of financial services, Barnett has maintained its traditional view of corporate responsibility and its dedication to helping our neighbors.

   Progress in meeting the credit needs of all our communities is continuously measured against a five-year $2 billion commitment that began in 1993. In only three years, Barnett exceeded the plan's lending goals by $200 million. Categories of the plan include: residential mortgages to low- and moderate-income applicants; certain consumer loans, including home improvement loans to low- and moderate-income applicants; and loans to businesses owned by women and minorities. A total of $2.2 billion was loaned under this five-year plan through September 30, 1995.

   Reflecting this level of commitment, it is not surprising that 19 Barnett banks have been rated Outstanding by federal banking regulators under the Community Reinvestment Act and the remaining 13 banks have been rated Satisfactory. As recently as 1994, only 16% of banks across the nation were rated Outstanding compared to almost 60% for Barnett.

DIVERSE NEEDS The involvement of the company and its employees is demonstrated in hundreds of local programs aimed not only at community and economic development, but health, welfare and community service, cultural and educational programs.

   In 1995, Barnett Bank of Jacksonville introduced "Reach Out Barnett" to marshal the volunteer resources of more than 6,000 northeast Florida employees at the company's headquarters and banking and non-banking affiliates. The program responds equitably to a growing number of requests from non-profit groups in need of large-scale volunteer resources.

   Barnett Bank of Central Florida has conducted more than 100 workshops to provide a clearinghouse of homebuying information throughout the bank's four-county market area. Dubbed P.O.W.E.R. House (Providing Opportunities With Education and Resources), the workshop is a strategic initiative of the Barnett Bank of Central Florida Community Group, which evolved to include local and county governments, non-profit organizations, private companies and community leaders.

   Barnett Bank of South Florida is one of several of our affiliates instrumental in bringing INROADS, Inc. to their market areas. This 25-year-old national program places talented minority youth in intern positions in business to prepare them for corporate and community leadership. In Miami, Barnett's funding and leadership has helped this program provide an increasing number of opportunities for on-the-job experience and a source of income for students pursuing higher education.

   The partnership between Barnett Bank of Pasco County and East Pasco Habitat for Humanity illustrates the efforts of our banks and employees to meet the need for affordable housing in our communities. Four Pasco bank officers and a member of the board of directors have served on the Habitat board. The completion and sale of several homes in the East Pasco area was made possible by Barnett volunteers and others who provided services in every aspect of home building.

[PHOTO]

A NEW FOCUS We have instituted changes and provided a new focus for Barnett's charitable giving program. Barnett Community Foundation, Inc. is the new name for Barnett Charities, reflecting the company's focus on communities. Barnett will be supporting established programs and will be creating new initiatives that make a measurable difference in two priority areas: kindergarten through 12th-grade education and at-risk youth.

   In 1996, Barnett will lead one of the most significant public/private campaigns in Florida's history--Take Stock In Children. Led by local Barnett banks and county school districts, it will involve other companies and individual volunteers in a comprehensive effort to assure that all children have the opportunity to develop into productive adults.

   The value proposition that Barnett brings to customers, shareholders and employees applies also to the communities where we do business. Barnett continues to focus its financial services, human resources, and community involvement on the diverse needs of the businesses and individuals that make up our communities.

MANAGEMENT DISCUSSION

SUMMARY/OVERVIEW
  Barnett earned $533.3 million, or $5.13 per fully diluted share, in 1995, a 10% increase in per-share earnings. This increase reflects solid revenue growth and continued non-interest expense control.
  Profitability continued to be strong. Return on assets rose to 1.30%, and return on average common shareholders' equity was 16.54%.
  Revenues, excluding securities transactions, rose 11% over 1994, as both net interest income and non-interest income scored healthy gains. Net interest income rose 6%, as the company expanded its earning assets 5% while maintaining its net yield. The provision for loan losses rose 66% to $122.5 million during 1995, approaching more normal loss levels following the post-recession lows. Non-interest income, excluding securities transactions, rose 28%, primarily due to revenue from companies acquired during the year. Non-interest expense increased 11% in 1995, primarily reflecting the expense added from companies acquired during the year. A six-year summary of income is provided in TABLE 1.
  Average total assets rose 8%, reflecting 11% growth in loans funded through increased deposits and proceeds from maturing securities. Loan growth in 1995 was paced by increased loans to consumers. Average deposits grew 6% from the previous year, reflecting the purchase of $3.4 billion of Florida deposits from Glendale Federal Bank, FSB in December 1994. Average securities fell 15% during the year, as the proceeds from maturing securities were redeployed into higher yielding loans.
  In January 1995, Barnett completed the acquisition of EquiCredit Corporation for $332 million in cash. EquiCredit originates, sells and services fixed-rate consumer loans secured by first or second mortgages from 107 offices in 37 states. In February 1995, Barnett purchased BancPLUS Financial Corporation for $162 million in cash. BancPLUS is a full-service mortgage banking company that originates first mortgage loans in all 50 states through a network of retail and wholesale offices.

EARNING ASSETS
  Average earning assets grew 5% to $36.3 billion in 1995, reflecting strong loan growth in the first three quarters of the year, partially offset by reductions in the securities portfolio. Barnett prefers to deploy investable funds in quality loans because they carry a higher risk-adjusted yield. Average loans represented 82% of earning assets in 1995 compared to 78% a year earlier. At the end of the year, Barnett's loan-to-deposit ratio reached 89%, up from 81% the prior year. The company also maintains a portfolio of investment-grade

----------------------------------------
EARNINGS PER COMMMON SHARE
FULLY DILUTED

[GRAPH]


----------------------------------------
RETURN ON COMMON SHAREHOLDERS' EQUITY

[GRAPH]


TABLE 1  SIX-YEAR STATEMENTS OF INCOME

Dollars in Millions Except Per Share Data--Taxable-Equivalent           1995       1994       1993      1992        1991       1990
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . . . . . . . . . . . .    $1,772.2   $1,677.5   $1,700.3   $1,736.1   $1,568.0   $1,490.8
Provision for loan losses  . . . . . . . . . . . . . . . . . . .       122.5       74.0      120.4      257.3      453.9      491.6
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after loan loss provision. . . . . . . . . .     1,649.7    1,603.5    1,579.9    1,478.8    1,114.1      999.2
Non-interest income (excluding securities transactions). . . . .       714.0      555.7      601.1      586.5      528.6      476.1
Securities transactions. . . . . . . . . . . . . . . . . . . . .         5.0      (13.1)      (2.1)      34.2       18.2      (23.4)
Non-interest expense (excluding restructuring charge). . . . . .     1,518.6    1,364.2    1,501.0    1,645.5    1,497.1    1,320.0
Restructuring charge . . . . . . . . . . . . . . . . . . . . . .          --         --         --       92.6         --         --
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes . . . . . . . . . . . . . . . . . . .       850.1      781.9      677.9      361.4      163.8      131.9
Income tax provision (benefit) . . . . . . . . . . . . . . . . .       286.3      249.8      207.5       95.3        8.4       (8.9)
Taxable-equivalent adjustment. . . . . . . . . . . . . . . . . .        30.5       44.1       49.4       57.8       74.0       85.3
-----------------------------------------------------------------------------------------------------------------------------------
Net income before accounting changes . . . . . . . . . . . . . .       533.3      488.0      421.0      208.3       81.4       55.5
Cumulative effect of changing to different
   accounting methods, net of taxes. . . . . . . . . . . . . . .          --         --         --       (0.6)        --         --
-----------------------------------------------------------------------------------------------------------------------------------
     Net income  . . . . . . . . . . . . . . . . . . . . . . . .    $  533.3   $  488.0   $  421.0   $  207.7   $   81.4   $   55.5
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Primary net income per common share. . . . . . . . . . . . . . .    $   5.30   $   4.79   $   4.10   $   1.97   $    .80   $    .65
Fully diluted net income per common share. . . . . . . . . . . .        5.13       4.66       4.01       1.97        .80        .65
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


                                                                     17
                                                             -------------------
                                                             BARNETT BANKS, INC.

MANAGEMENT DISCUSSION

securities and short-term investments to manage liquidity and interest rate risk.
   LOANS Loan portfolio growth of 11% was driven by lending to consumers. Due to Barnett's strong emphasis on retail banking, loans to consumers represented 74% of average loans, up from 72% in 1994. This is one of the highest proportions of loans to consumers of any major bank in the United States.
   Florida's continued growth and the favorable rate environment were major factors in increased consumer borrowing.
   Residential mortgage loans grew 14% to $11.1 billion, reflecting the company's increased origination capacity and consumer preference for adjustable-rate mortgages early in the year. Barnett retained in its portfolio substantially all adjustable-rate residential mortgages originated during the first three quarters of 1995.
   Management carefully controls the mix of the residential portfolio. At the end of 1995, 74% of the residential portfolio consisted of adjustable-rate mortgages. The variable-rate concentration of this portfolio and the ability to securitize virtually all of its mortgages give the company flexibility in managing its interest rate sensitivity and liquidity.
   During 1995, substantially all fixed-rate mortgage originations were sold into the secondary market. Barnett generally retains the servicing rights on the loans it sells, providing a source of fee income.
   Installment loans grew 13% during the year to $8.6 billion from $7.6 billion in the previous year. Approximately two-thirds of Barnett's installment loan portfolio is composed of motor vehicle loans, which grew 6% during the year to $5.4 billion. Barnett, which has a relationship with more than 1,000 auto dealers in Florida and Georgia, provided over 25% of all auto loans in Florida, more than the next three bank lenders combined. To grow this profitable business, Barnett began piloting a program in the fourth quarter to purchase auto loans from dealers in other selected southeastern markets. Barnett also introduced an automobile lease product during 1995 to capitalize on its strength in auto financing and the growing trend toward leasing.
   The other one-third of the installment loan portfolio is comprised primarily of home equity and student loans. During 1995, home equity secured installment loans increased 28% to $1.6 billion, while student loans increased 34% to $1 billion.


----------------------------------------
RETURN ON AVERAGE ASSETS

[GRAPH]


TABLE 2  LOAN MATURITY

                                                      Within         1 to 5          After
December 31, 1995--Dollars in Millions(1)             1 Year          Years        5 Years          Total
---------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural . . . . . .    $1,972        $ 2,051        $   672        $ 4,695
Real estate construction . . . . . . . . . . . . .       511            386             15            912
Commercial mortgages . . . . . . . . . . . . . . .       599          1,215            367          2,181
Residential mortgages. . . . . . . . . . . . . . .       695          1,426          8,106         10,227
Installment. . . . . . . . . . . . . . . . . . . .     2,998          4,824          1,185          9,007
Bank card. . . . . . . . . . . . . . . . . . . . .        --          1,783             --          1,783
Credit lines . . . . . . . . . . . . . . . . . . .       760             --             --            760
---------------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . . . . . . .    $7,535        $11,685        $10,345        $29,565
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Loans maturing after one year with:
   Fixed interest rates. . . . . . . . . . . . . .                  $ 7,617        $   776
   Floating or adjustable interest rates . . . . .                    4,068          9,569
---------------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . . . . . . .                  $11,685        $10,345
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1)TOTAL LOANS GROSS OF UNEARNED INCOME. EXCLUDES $655 MILLION OF RESIDENTIAL MORTGAGES HELD FOR SALE AND $294 MILLION OF INSTALLMENT LOANS HELD FOR SALE.


        18
-------------------
BARNETT BANKS, INC.

                                                           MANAGEMENT DISCUSSION

   Barnett used targeted direct mail programs and competitive pricing to grow bank card outstandings by 30% to $1.5 billion. Though Barnett has been conducting successful solicitation programs in several southeastern markets outside Florida, 80% of the outstandings are from consumers in Florida. Of the over 750,000 cardholders in Barnett's primary market, 63% have other relationships with the company.
   Commercial loans rose 8% during 1995 to $4.6 billion, as the company continued to develop relationships with small and middle market companies. Barnett's average small business loan is approximately $60,000. These companies tend to buy multiple products from their financial services provider, and Barnett's goal is to supply products and services which add value to these relationships.
   Commercial real estate loans decreased 3% from 1994. Construction loans rose 9% in 1995 to $931 million, reflecting the resurgence of quality residential real estate development lending opportunities in Florida. Commercial mortgage loans declined 7% from last year to $2.3 billion, reflecting increased competition from banks and nonbanks to provide long-term financing for commercial real estate projects.
   The distribution of loan maturities is shown in TABLE 2. For an analysis of loans that can be repriced in less than one year and their impact on Barnett's interest rate sensitivity, see TABLE 6 on page 22.
   INVESTMENT SECURITIES Investments in taxable securities decreased 12% to $6.0 billion in 1995, as the proceeds from maturing securities were utilized to fund loan growth. Tax-free securities dropped 41% to $423 million, reflecting a surge of redemptions as municipalities took advantage of lower rates to refinance their bonds. The purchase of tax-free securities no longer represents an attractive investment alternative because tax law changes enacted in 1986 eliminated substantially all of the tax benefits of ownership of these securities by banks.
   Securities are generally purchased for investment purposes and are selected primarily for their risk-adjusted, taxable-equivalent yields. Consideration is also given to the company's liquidity and asset-liability management needs. For an analysis of the impact of investment securities on Barnett's interest rate sensitivity, see TABLE 6.
   As a result of a Financial Accounting Standards Board (FASB) interpretation allowing the one-time transfer of securities from the held-to-maturity category, the company classified all of its taxable securities as available for sale during the fourth quarter. The company does not expect that this will significantly affect its investment strategy. The securities available for sale are carried at fair value and had an unrealized gain, net of tax, of $38 million at December 31, 1995. At December 31, 1994, securities available for sale had an unrealized loss, net of tax, of $27 million. These unrealized gains or losses, net of tax, do not impact net income or regulatory capital but are recorded as adjustments to shareholders' equity. At December 31, 1995, the available for sale portfolio had an average yield of 5.92% and a weighted average maturity of
1.0 years. For further details, see TABLE 3 on page 20.

DEPOSITS AND OTHER FUNDING SOURCES
DEPOSITS Average deposits rose 6% to $33.7 billion in 1995, reflecting a full year's impact of the Florida deposits acquired from Glendale Federal. Certificates of deposit and other time deposits rose $2.9 billion to $12.1 billion, reflecting the mix of deposits acquired from Glendale Federal and the movement of consumer balances from transaction and saving accounts into CDs. As interest rates rose in late 1994 and early 1995, CDs became more attractive to depositors.
   In 1995, transaction, savings and money market accounts decreased $941 million and equaled 64% of average deposits, down from 71% in 1994. On page 21, TABLE 4 shows the changes in deposit mix, and TABLE 5 indicates the maturity of CDs and other time deposits over $100,000.


----------------------------------------
AVERAGE LOANS
1995

[PIE CHART]


----------------------------------------
1990

[PIE CHART]


----------------------------------------
AVERAGE DEPOSITS
1995

[PIE CHART]


----------------------------------------
1990


[PIE CHART]


                                                                     19
                                                             -------------------
                                                             BARNETT BANKS, INC.

MANAGEMENT DISCUSSION

TABLE 3  MATURITY OF INVESTMENT SECURITIES

                                                                 Available for Sale
                                                   ----------------------------------------------
                                                   Amortized                  Fair       Year-End
December 31, 1995--Dollars in Thousands                 Cost                 Value          Yield(1)
-------------------------------------------------------------------------------------------------
U.S. Treasury:
   Within 1 year . . . . . . . . . . . .          $1,298,533            $1,302,801           5.42%
   1 to 5 years. . . . . . . . . . . . .             917,690               947,275           7.40
   5 to 10 years . . . . . . . . . . . .               2,002                 2,263           7.54
   More than 10 years. . . . . . . . . .               1,565                 1,727           7.76
-------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . .           2,219,790             2,254,066           6.24
-------------------------------------------------------------------------------------------------
States and political subdivisions:
   Within 1 year . . . . . . . . . . . .                  --                    --             --
   1 to 5 years. . . . . . . . . . . . .               2,532                 2,656           8.27
   5 to 10 years . . . . . . . . . . . .               2,484                 2,566           9.10
   More than 10 years. . . . . . . . . .               6,982                 7,386           9.16
-------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . .              11,998                12,608           8.96
-------------------------------------------------------------------------------------------------
Other U.S. Government agencies
   and corporations:
   Within 1 year . . . . . . . . . . . .             244,827               246,053           6.24
   1 to 5 years. . . . . . . . . . . . .             152,437               150,427           6.02
   5 to 10 years . . . . . . . . . . . .                 999                 1,038           7.47
   More than 10 years. . . . . . . . . .                  88                   101          10.26
-------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . .             398,351               397,619           6.16
-------------------------------------------------------------------------------------------------
Mortgage-backed securities:
   Within 1 year . . . . . . . . . . . .           1,154,719             1,152,806           5.18
   1 to 5 years. . . . . . . . . . . . .             370,084               375,027           6.05
   5 to 10 years . . . . . . . . . . . .              15,338                15,758           7.46
   More than 10 years. . . . . . . . . .              22,605                22,654           5.62
-------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . .           1,562,746             1,566,245           5.42
-------------------------------------------------------------------------------------------------
Other securities:
   Within 1 year . . . . . . . . . . . .             270,346               289,316           5.36
   1 to 5 years. . . . . . . . . . . . .             508,962               511,404           6.06
   5 to 10 years . . . . . . . . . . . .              53,151                53,240           6.11
   More than 10 years(2) . . . . . . . .              47,835                48,543           5.57
-------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . .             880,294               902,503           5.82
-------------------------------------------------------------------------------------------------
Total securities . . . . . . . . . . . .          $5,073,179            $5,133,041           5.92%
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------


                                                                  Held to Maturity
                                                   ----------------------------------------------
                                                   Amortized                  Fair       Year-End
December 31, 1995--Dollars in Thousands                 Cost                 Value          Yield(1)
-------------------------------------------------------------------------------------------------
States and political subdivisions:
   Within 1 year . . . . . . . . . . . .            $ 67,173              $ 68,366          10.93%
   1 to 5 years. . . . . . . . . . . . .              76,822                83,015          12.40
   5 to 10 years . . . . . . . . . . . .              34,924                41,400          12.10
   More than 10 years. . . . . . . . . .              22,041                23,285           9.26
-------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . .            $200,960              $216,066          11.51%
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------


                                                                    Years
                                            -----------------------------------------------------
December 31, 1995                           Held to Maturity    Available for Sale          Total
-------------------------------------------------------------------------------------------------
Average life of debt securities:(3)
   Taxable . . . . . . . . . . . . . . .                  --                  1.00           1.00
   Tax-free. . . . . . . . . . . . . . .                4.31                 15.01           4.92
-------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . .                4.31                  1.03           1.16
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------


(1)COMPUTED ON A TAXABLE-EQUIVALENT BASIS AND INCLUDES ACCRETION OF DISCOUNT AND AMORTIZATION OF PREMIUM IN THE DETERMINATION OF SECURITIES INCOME. BALANCE UTILIZED IN CALCULATING YIELDS IS AMORTIZED COST.
(2)INCLUDES FEDERAL RESERVE BANK STOCK.
(3)FLOATING RATES ARE INCLUDED AS OF THEIR REPRICING DATE.


        20
-------------------
BARNETT BANKS, INC.

                                                           MANAGEMENT DISCUSSION

TABLE 4  CHANGES IN DEPOSIT MIX

                                                                                              Change
                                                                                        -----------------
Average Balances--Dollars in Millions                        1995           1994        Amount    Percent
---------------------------------------------------------------------------------------------------------
Demand deposits. . . . . . . . . . . . . . . . . .        $ 5,440        $ 5,531         $ (91)      (2)%
NOW and money market accounts. . . . . . . . . . .         12,757         13,573          (816)      (6)
Savings deposits . . . . . . . . . . . . . . . . .          3,435          3,469           (34)      (1)
Certificates of deposit under $100,000 . . . . . .          9,906          7,498         2,408       32
Other time deposits. . . . . . . . . . . . . . . .          2,153          1,639           514       31
---------------------------------------------------------------------------------------------------------
     Total deposits. . . . . . . . . . . . . . . .        $33,691        $31,710        $1,981        6%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------



TABLE 5  MATURITY OF CDS AND OTHER TIME DEPOSITS $100,000 OR MORE

December 31, 1995--Dollars in Millions                                                  BALANCE  Percent
---------------------------------------------------------------------------------------------------------
3 months or less . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  747       32%
Over 3 to 6 months . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        594       25
Over 6 to 12 months. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        441       19
More than 12 months. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        551       24
---------------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $2,333      100%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


   OTHER FUNDING SOURCES Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings of $2.5 billion were $191 million higher than the previous year. This increase primarily reflects the short-term funding of the mortgage banking and consumer finance operations through a commercial paper program. At December 31, 1995, borrowing under this facility was $670 million.
   Long-term debt increased 40%, or $272 million, from 1994. Of the $1.2 billion in long-term debt outstanding at year end, $605 million qualified as Tier II capital under risk-based capital guidelines. For more information on Barnett's long-term debt, refer to NOTE I in the NOTES TO FINANCIAL STATEMENTS.

ASSET LIABILITY MANAGEMENT
   Net interest income, which was 71% of Barnett's 1995 revenue, is affected by changes in interest rates as well as fluctuations in levels and duration of earning assets and interest-bearing liabilities. The impact of changes in interest rates on the company's net interest income represents Barnett's interest rate risk.
   Interest rate sensitivity is primarily a function of the repricing structure of the company's balance sheet. TABLE 6 on page 22 shows this structure as of December 31, with each maturity interval referring to the earliest repricing opportunity (i.e., the earlier of scheduled contractual maturities or next rate reset date) for each asset and liability category. The resulting gaps are a measure of the sensitivity of earnings to changes in interest rates.
   In order to more appropriately reflect the repricing structure of the company's balance sheet, management has made certain adjustments to the table. Based on historical and industry data, an estimate of the expected prepayments of amortizing loans and investment securities is included in the adjustment. Changes in the economic and interest rate environments may impact these expected prepayments.
   Similarly, an adjustment is made to reflect the behavioral characteristics of certain core deposits without contractual maturity (i.e., interest-bearing checking, savings and money market deposit accounts). The footnote accompanying the table more fully explains the specific adjust-


                                                                      21
                                                             -------------------
                                                             BARNETT BANKS, INC.

MANAGEMENT DISCUSSION

TABLE 6  INTEREST RATE SENSITIVITY ANALYSIS

                                                                                                                Non-Rate
                                                                                                               Sensitive
                                                                         0-30      31-90    91-180   181-365    and Over
December 31, 1995--Dollars in Millions                                   Days       Days      Days      Days    One Year      Total
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural . . . . . . . . . . . . . .    $ 3,302     $   93    $  160    $  188     $   950    $ 4,693
Real estate construction . . . . . . . . . . . . . . . . . . . . .        866          3         6         9          28        912
Commercial mortgages . . . . . . . . . . . . . . . . . . . . . . .        964         78       132       233         774      2,181
Residential mortgages. . . . . . . . . . . . . . . . . . . . . . .        904      1,044     1,888     3,343       3,713     10,892
Installment. . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,139        484       703     1,335       4,603      9,264
Other loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,954                                        590      2,544
-----------------------------------------------------------------------------------------------------------------------------------
     Total loans . . . . . . . . . . . . . . . . . . . . . . . . .     10,129      1,702     2,889     5,108      10,658     30,486
Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . .        566        495       588     1,436       2,249      5,334
Federal funds sold and other earning assets. . . . . . . . . . . .        110                                                   110
-----------------------------------------------------------------------------------------------------------------------------------
     Total earning assets. . . . . . . . . . . . . . . . . . . . .    $10,805     $2,197    $3,477    $6,544     $12,907    $35,930
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
NOW and money market accounts. . . . . . . . . . . . . . . . . . .    $12,816                                               $12,816
Savings deposits . . . . . . . . . . . . . . . . . . . . . . . . .      3,292                                                 3,292
Time deposits. . . . . . . . . . . . . . . . . . . . . . . . . . .      1,943     $2,516    $2,750    $2,286     $ 2,692     12,187
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits . . . . . . . . . . . . . . .     18,051      2,516     2,750     2,286       2,692     28,295
Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . .      1,854        125                 100                  2,079
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . .         52        351        10                   778      1,191
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities. . . . . . . . . . . . . .    $19,957     $2,992    $2,760    $2,386     $ 3,470    $31,565
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Gap before interest rate swaps and management adjustments. . . . .    $(9,152)    $ (795)   $  717    $4,158     $ 9,437
Management adjustments(1). . . . . . . . . . . . . . . . . . . . .      7,907        608       438       334      (9,287)
Interest rate swaps. . . . . . . . . . . . . . . . . . . . . . . .       (314)      (870)     (100)     (150)      1,434
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap adjusted for interest rate swaps
   and management adjustments. . . . . . . . . . . . . . . . . . .     (1,559)    (1,057)    1,055     4,342       1,584
Cumulative adjusted interest rate sensitivity gap. . . . . . . . .     (1,559)    (2,616)   (1,561)    2,781
Cumulative adjusted gap as a percentage of earning assets:
   December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . .      (4.34)%    (7.28)%   (4.34)%   7.74%
   December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . .     (12.53)    (12.86)    (8.41)     4.95
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1)MANAGEMENT ADJUSTMENTS REFLECT THE COMPANY'S ESTIMATE OF THE EFFECTS OF EARLY PRINCIPAL REPAYMENTS ON RESIDENTIAL AND OTHER AMORTIZING LOANS AND SECURITIES AND THE ANTICIPATED REPRICING SENSITIVITY OF NON-MATURITY DEPOSIT PRODUCTS. HISTORICALLY, BALANCES ON NON-MATURITY DEPOSIT ACCOUNTS HAVE REMAINED RELATIVELY STABLE DESPITE CHANGES IN MARKET INTEREST RATES. MANAGEMENT HAS CLASSIFIED CERTAIN OF THESE ACCOUNTS AS NON-RATE SENSITIVE BASED ON MANAGEMENT'S HISTORICAL PRICING PRACTICES AND RUNOFF EXPERIENCE. TWO-THIRDS OF THE NOW AND SAVINGS ACCOUNT BALANCES, AND APPROXIMATELY 20% OF THE MONEY MARKET ACCOUNT BALANCES, ARE CLASSIFIED AS NON-RATE SENSITIVE.


ments made to the analysis. This interest rate sensitivity analysis indicates that the company was liability sensitive on December 31, with a cumulative six-month negative gap of 4.34%.
   In addition to gap analysis, management uses rate-shock simulation and duration of equity to measure the interest sensitivity of the balance sheet. Rate-shock simulation is a modeling technique used to estimate the impact of changes in rates on the company's net interest margin. Duration of equity measures the change in the market value of the company's equity resulting from a change in interest rates. It is designed to evaluate the economic impact of rate changes for periods that extend beyond the time horizons targeted by static gap and rate shock simulation analysis. These analyses, which analyze longer term impacts of rate changes, indicate Barnett is relatively rate neutral. Based upon these analyses, management believes the company's asset-liability mix is sufficiently balanced within a broad range of interest rate scenarios to minimize the impact of significant rate movements.


        22
-------------------
BARNETT BANKS, INC.

                                                           MANAGEMENT DISCUSSION

   The company's rate shock simulation indicates that an instantaneous 1% change in interest rates would have less than a 2% impact on net interest income over a twelve-month period.
   The primary objective of Barnett's asset-liability management is to maximize net interest income while maintaining acceptable levels of interest-rate sensitivity. The Asset-Liability Management Committee sets specific rate-sensitivity limits for the company. The committee monitors and adjusts the company's exposure to changes in interest rates to achieve predetermined risk targets that it believes are consistent with current and expected market conditions. Management strives to minimize the negative impact on net interest income caused by changes in interest rates.
   Barnett controls its interest rate risk by managing the level and duration of certain balance sheet assets and liabilities. The company also uses off-balance-sheet instruments (derivatives) to manage its interest rate sensitivity position. Barnett ensures that both balance sheet and off-balance-sheet instruments used for asset-liability management purposes are consistent with safe and sound banking practices.
   The company's current derivatives portfolio includes $3.1 billion of interest rate swaps and $500 million of interest rate options. Most of the company's swaps involve receipt of fixed interest rate payments for variable (primarily LIBOR-based) interest payments. The swaps are linked to prime-rate loans and create a net fixed-rate cash flow. They were executed to reduce the company's exposure to flat or falling interest rates.
   Approximately $2.8 billion of the interest rate swap portfolio is fixed-term non-amortizing interest rate swaps, $1.0 billion of which mature in early 1996 and $1.8 billion of which mature beginning September 1996 through January 1998. During the year, $760 million of index amortized interest rate swaps matured and the company entered into $1.6 billion of non-amortizing fixed-term interest rate swaps. These instruments have similar characteristics to balance sheet instruments typically used by the company for asset-liability management purposes.
   The interest rate swap portfolio performed as expected during the year. Because rates have fallen, the replacement value related to the swaps portfolio was a positive $10 million on December 31, 1995 compared to a negative $107 million on December 31, 1994.
   During 1995, the company terminated prior to maturity $1.75 billion of interest rate floors, resulting in a net gain of $24 million. This gain was deferred and will be amortized in 1996 and 1997, the period over which the floors were intended to provide protection from falling rates.
   In December 1995, the company purchased options to buy $500 million of U.S. Treasury securities in order to reduce its exposure to the impact of falling interest rates on the value of its capitalized mortgage servicing asset. A summary of Barnett's risk management derivatives portfolio is shown in NOTE O in the NOTES TO FINANCIAL STATEMENTS, and Barnett's accounting policies related to derivatives are described in NOTE A.

NET INTEREST INCOME
   In 1995, Barnett's taxable-equivalent net interest income was $1.8 billion, up 6% from 1994. This increase resulted from 5% growth in earning assets and a slightly higher net yield. TABLE 7 on page 24 shows the changes in net interest income by category during 1995 due to shifts in volume and rate.
   The net yield on earning assets rose slightly to 4.88% from 4.87% in 1994. Interest income growth was generated by increases in balances and changes in earning asset mix, discussed previously in the Earning Assets section, as well as higher yields across asset categories. The average yield on earning assets increased 69 basis points to 8.24%, as loans increased as a percent of earning assets, the yield on the loan portfolio rose 60 basis points and the yield on the securities portfolio rose 54 basis points.
   The commercial loan yield rose 75 basis points, as a result of an increase in


----------------------------------------
NET INTEREST INCOME

[GRAPH]


----------------------------------------
NET YIELD


[GRAPH]


                                                                     23
                                                             -------------------
                                                             BARNETT BANKS, INC.

MANAGEMENT DISCUSSION

TABLE 7  CHANGE IN NET INTEREST INCOME

                                                                             1995                                1994
                                                                ------------------------------      -------------------------------
                                                                          CHANGE FROM                         Change from
                                                                           PREVIOUS                            Previous
                                                                         YEAR DUE TO:                        Year Due to:
                                                                ------------------------------      -------------------------------
                                                                                         TOTAL                                Total
Dollars in Millions--Taxable-Equivalent                         VOLUME        RATE(1)   CHANGE      Volume        Rate(1)    Change
-----------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans . . . . . . . . . . . . . . . . . . . . . . . . . .    $255.5      $161.6      $417.1      $ 93.3     $ (59.1)      $ 34.2
   Taxable securities  . . . . . . . . . . . . . . . . . . .     (38.8)       51.7        12.9        44.6       (19.6)        25.0
   Tax-free securities . . . . . . . . . . . . . . . . . . .     (38.0)       (1.3)      (39.3)      (22.5)        4.5        (18.0)
   Federal funds sold and securities purchased under
     agreements to resell  . . . . . . . . . . . . . . . . .        .3         1.5         1.8       (15.3)         .7        (14.6)
   Other earning assets. . . . . . . . . . . . . . . . . . .        --          --          --        (8.1)         --         (8.1)
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest income . . . . . . . . . . . . . . . . .     179.0       213.5       392.5        92.0       (73.5)        18.5
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   NOW and money market accounts . . . . . . . . . . . . . .     (17.9)       13.2        (4.7)        2.8        11.5         14.3
   Savings deposits. . . . . . . . . . . . . . . . . . . . .       (.7)       (1.1)       (1.8)        2.3         3.1          5.4
   Certificates of deposit under $100,000. . . . . . . . . .     103.1        87.5       190.6       (36.0)        1.7        (34.3)
   Other time deposits . . . . . . . . . . . . . . . . . . .      21.9        25.5        47.4       (12.7)        (.3)       (13.0)
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits . . . . . . . . . . . .     106.4       125.1       231.5       (43.6)       16.0        (27.6)
   Federal funds purchased and securities sold under
     agreements to repurchase. . . . . . . . . . . . . . . .     (25.2)       22.2        (3.0)       34.2        34.5         68.7
   Other short-term borrowings . . . . . . . . . . . . . . .      36.6        14.9        51.5          .6          .9          1.5
   Long-term debt. . . . . . . . . . . . . . . . . . . . . .      24.0        (6.2)       17.8         (.5)        (.8)        (1.3)
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest expense. . . . . . . . . . . . . . . . .     141.8       156.0       297.8        (9.3)       50.6         41.3
-----------------------------------------------------------------------------------------------------------------------------------
     Net interest income . . . . . . . . . . . . . . . . . .   $  37.2     $  57.5     $  94.7      $101.3     $(124.1)      $(22.8)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1)INCLUDES CHANGES IN INTEREST INCOME AND EXPENSE NOT DUE SOLELY TO VOLUME OR RATE CHANGES.


the average prime rate, somewhat offset by the impact of interest rate swaps.
   Residential mortgage yields rose 46 basis points, reflecting the repricing of the $7.7 billion adjustable-rate mortgage portfolio. These repricings, limited by annual and lifetime caps, are generally tied to a 275 basis point spread over the one-year Constant Maturity Treasury (CMT) index.
   Installment loans experienced a 52 basis point increase in yield, reflecting the increase in market rates during the last two years.
   The rate paid on interest-bearing liabilities rose 68 basis points to 3.84%. This increase reflects the level of CDs in the Florida deposit base acquired from Glendale Federal, consumers' preference for time deposits and the increased utilization of non-deposit funding. Non-deposit funding rose $463 million in 1995, and the rising rate environment increased the rate paid on this funding source by 120 basis points.
   Information on average balances, yields and rates for the past six years can be found on pages 34 and 35.
   Interest rate swaps reduced net interest income in 1995 by $35.3 million compared to $4.0 million in 1994 and $4.6 million in 1993. Interest rate swaps reduced the net yield on earning assets by 10 basis points in 1995 compared to 1 basis point in 1994 and 2 basis points in 1993. As discussed previously, Barnett's swaps were entered into primarily to reduce the company's exposure to falling interest rates. These net interest income reductions were more than offset by increased loan yields.


        24
-------------------
BARNETT BANKS, INC.

                                                           MANAGEMENT DISCUSSION


NON-INTEREST INCOME
   Non-interest income, excluding securities transactions, rose 28% to $714.0 million in 1995, due primarily to income contributed by companies acquired during the year. Reflecting the company's strategic objective to diversify revenue, non-interest income increased to 29% of total revenue in 1995 from 24% in 1994.
   EquiCredit, acquired in January 1995, contributed $83.5 million of non-interest income. EquiCredit originated $1.1 billion in loans in 1995, a 72% increase over the $656 million in 1994. This acquisition increased the geographic diversification of Barnett's revenues and provided access to a new group of customers.
   The February acquisition of BancPLUS and full year impact of Loan America, acquired in October 1994, contributed to an increase in mortgage banking revenue of $29.5 million.
   Other service charges and fees increased 13%, or $13.8 million, to $118.6 million, as the company realized increased revenue from the Barnett SuperCard Check Card, a debit card product introduced in late 1994, and increased sales of credit insurance.
   Net securities gains of $5.0 million in 1995 resulted from the sale of a portion of the company's holdings in Bank South Corporation and compare to $13.1 million of securities losses in 1994. Consummation of the merger of Bank South with another institution will result in an additional $19 million pre-tax gain in the first quarter of 1996.
   Other income increased $24.2 million over 1994. This is partially due to the increase in cash surrender value of corporate-owned life insurance policies purchased in 1995. Also during 1995, Barnett outsourced its official check business and the net revenue generated from this arrangement is included in other income.

NON-INTEREST EXPENSE
   Non-interest expense rose 11%, or $154.4 million, in 1995 to $1.5 billion, primarily due to the impact of companies acquired during the year.
   Salaries and benefits grew 17% from last year to $758.9 million, due primarily to the addition of employees from acquisitions, annual salary increases and higher production and stock price related incentives. The number of full-time-equivalent employees increased by 1,246 to 20,175, including the addition of 1,469 employees through acquisitions.
   Net occupancy expense rose 7% to $126.5 million, and furniture and equipment expense increased 4% from last year to $144.5 million, primarily related to acquisitions.
   Other expenses rose 7% in 1995 to $488.8 million due to the impact of acquisitions and increased spending on marketing, technology and strategic initiatives aimed at enhancing future revenue growth, partially offset by a reduction in FDIC premiums. Effective June 1, 1995, premiums on the Bank Insurance Fund were reduced from $.23 per $100 of deposits to $.04. This reduced third and fourth quarter assessments by $18.0 million and $13.0 million, respectively.
   Despite increased expense levels as a result of acquisitions, the overhead ratio remained at 61%. Details of other expenses over the past three years are shown in NOTE L of NOTES TO FINANCIAL STATEMENTS.
   At December 31, 1995, approximately $4.4 billion of deposits resulting from thrift acquisitions were insured through the Savings Association Insurance Fund
(SAIF). These deposits maintained their $.23 per $100 assessment, though legislation has been proposed which would reduce the SAIF assessment to $.04 for well capitalized institutions. The current legislation, if enacted, would result in a one-time assessment of approximately 80 basis points to be charged on 80% of SAIF deposits. Any assessment will depend on enactment of final legislation.

LINE OF BUSINESS PERFORMANCE
   The company's primary business is to provide banking and related financial services to consumers and businesses. The


[NON-INTEREST INCOME GRAPH]

[OVERHEAD RATIO GRAPH]

                                                                      25
                                                             -------------------
                                                             BARNETT BANKS, INC.

MANAGEMENT DISCUSSION

TABLE 8  LINES OF BUSINESS

                                                    Consumer       Business
                                                   Financial      Financial
December 31, 1995--Dollars in Millions              Services       Services
---------------------------------------------------------------------------
Net interest income--taxable-equivalent. . .       $ 1,256.7       $  515.5
Provision for loan loss. . . . . . . . . . .           125.3           (2.8)
Non-interest income. . . . . . . . . . . . .           591.3          127.7
Non-interest expense . . . . . . . . . . . .         1,202.7          315.9
---------------------------------------------------------------------------
Earnings before tax. . . . . . . . . . . . .           520.0          330.1
Taxes and taxable equivalent adjustment. . .           197.9          118.9
---------------------------------------------------------------------------
Net income . . . . . . . . . . . . . . . . .       $   322.1       $  211.2
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Average loans. . . . . . . . . . . . . . . .       $21,968.0       $7,804.0
Average deposits . . . . . . . . . . . . . .        27,509.1        6,181.9
---------------------------------------------------------------------------
---------------------------------------------------------------------------


financial performance of the company's business lines is monitored by an internal profitability measurement system. The system utilizes funds transfer pricing to allocate a standard cost for funds used or credit for funds provided to all business group assets and liabilities using a matched funding concept. Expenses that directly support business group operations are charged to the groups based on a standard unit cost and actual volume measurements. Capital is allocated based upon credit, operational and business risks.
   Management reporting concepts are periodically refined and results may be restated to reflect methodological enhancements and/or management organization changes. Although valuable in managing the enterprise, no authoritative guidance exists for management accounting. Therefore, reported results are not necessarily comparable with other companies.
   CONSUMER The Consumer Financial Services group includes all deposit, investment, lending and asset management activities related to Barnett's retail customers, including the company's consumer finance and mortgage banking subsidiaries. Certain unallocated functions have also been included in this group. The consumer group contributed $1.8 billion, or 74%, of the company's revenues and $322.1 million, or 60%, of the company's net income.
   BUSINESS The Business Financial Services group includes lending to large corporate, middle market, small business and commercial real estate customers, as well as providing a full range of deposit, cash management, trade-related and other services to these customers. The business group contributed $643 million, or 26%, of the company's revenues and $211.2 million, or 40%, of the company's net income. The group's 1995 results include a negative $2.8 million provision for loan losses, resulting from net loan recoveries during the year and other favorable asset quality developments. Future provision levels will likely be higher.
   For a profile of both business groups, highlights of 1995 achievements and plans for 1996, please refer to pages 14 and 15. Lines of business performance is summarized in TABLE 8.

ASSET QUALITY
   RISK ELEMENTS Commercial and commercial real estate loans are generally placed on non-accrual status when the collectibility of interest or principal is uncertain. Residential mortgages four payments in arrears are classified as non-accruing in conformance with predominant mortgage industry practice. Income recognized on installment loans and credit card advances is discontinued and the loans are charged-off generally after a


        26
-------------------
BARNETT BANKS, INC.

TABLE 9  COMMERCIAL REAL ESTATE

                                                                   1995                          1994
                                                          ----------------------        ----------------------
December 31--Dollars in Millions                          BALANCE      NPA RATIO(1)     Balance      NPA Ratio(1)
--------------------------------------------------------------------------------------------------------------
Residential properties . . . . . . . . . . . . . . . .    $   609              2%       $   627              3%
Office buildings . . . . . . . . . . . . . . . . . . .        507              3            598              5
Shopping centers . . . . . . . . . . . . . . . . . . .        445              4            477              7
Rental apartments. . . . . . . . . . . . . . . . . . .        441              2            423              2
Warehouses/service centers . . . . . . . . . . . . . .        252              1            268              3
Hotels/motels. . . . . . . . . . . . . . . . . . . . .        185              1            220              4
Retail business properties . . . . . . . . . . . . . .        180             13            183              2
Condominiums . . . . . . . . . . . . . . . . . . . . .        136             --            138              2
Commercial land acquisition and development. . . . . .         84             16             98             21
Recreational properties. . . . . . . . . . . . . . . .         55              5             77             11
Health care facilities . . . . . . . . . . . . . . . .         63             --             52              1
Manufacturing/industrial plants. . . . . . . . . . . .         23             15             29              5
Churches, educational and non-profit . . . . . . . . .         16             --             27             --
Multi-family land acquisition and development. . . . .          3             --              7             --
Other. . . . . . . . . . . . . . . . . . . . . . . . .         95             18             85             22
--------------------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . . . . . . . . .     $3,094              4%        $3,309              5%
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1)NON-PERFORMING ASSETS TO PERIOD-END LOANS PLUS REAL ESTATE HELD FOR SALE FOR EACH PROPERTY TYPE.


delinquency period of 120 and 180 days, respectively. When a loan is placed on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income.
   Borrower experience and financial capacity are critical factors in underwriting and approving all loan requests. Barnett's commercial real estate loan policies generally require a maximum loan-to-value ratio of 75%.
   Barnett has reduced its exposure to commercial real estate from a high of 28% of loans in 1988 to 11% in 1995 and anticipates maintaining this portfolio at or below 15% of loans. TABLE 9 includes a break-down of commercial real estate non-performing assets by category. The commercial loan portfolio, representing 15% of total loans, is not concentrated in any single industry, but reflects the broad-based economies in Florida and southern Georgia.
   Loans to consumers represent 74% of total loans. Barnett's residential loans generally are secured by 1-4 family homes, conform to federal agency underwriting standards and have a maximum loan-to-value ratio of 80% unless they are protected by mortgage insurance.
   Non-performing assets are composed of non-performing loans plus real estate held for sale. TABLE 10 on page 28 presents detailed information on these assets for the past five years.
   Non-performing assets totaled $238 million on December 31, 1995, down from $291 million at the end of 1994 and $458 million at the end of 1993. The decline to the current level is attributable to the success of Barnett's centralized workout unit in resolving and selling problem assets, the improved economy, the improved market for commercial real estate and a slowdown in the inflow of new problem loans. In addition, the loan portfolio is now more heavily weighted toward consumer loans, which, except for residential real estate, tend to be charged off rather than placed on non-accrual status.
   Barnett's non-performing assets as a percentage of gross loans plus real estate held for sale fell to .78% on December 31, 1995, compared to 1.01% at the end of last year and 1.74% at the end of 1993.
   Non-performing loans totaled $170 million on December 31, 1995, down 15% from a year ago. This decline reflects the continued resolution of problem loans, either


                                                                      27
                                                             -------------------
                                                             BARNETT BANKS, INC.

MANAGEMENT DISCUSSION

TABLE 10  FIVE-YEAR HISTORY OF RISK ELEMENTS

                                                 Non-Accruing                             Total       Real        Total
                                          -----------------------------                    Non-     Estate         Non-     90 Days
                                           90 Days  Less Than              Reduced-  Performing   Held for   Performing    Past-Due
December 31--Dollars in Millions          Past Due   90 Days      Total  Rate Loans       Loans       Sale       Assets    Accruals
-----------------------------------------------------------------------------------------------------------------------------------
1995
Commercial, financial and agricultural . .  $ 20.5     $ 11.0    $ 31.5        $ .1      $ 31.6                               $  .2
Real estate construction . . . . . . . . .    13.3        1.5      14.8          --        14.8                                  .2
Commercial mortgages . . . . . . . . . . .    24.1       18.2      42.3         2.4        44.7                                  .3
Residential mortgages. . . . . . . . . . .    78.8         .4      79.2          --        79.2                                22.5
Installment. . . . . . . . . . . . . . . .      --         --        --          --          --                                11.3
Bank card and credit lines . . . . . . . .      --         --        --          --          --                                20.9
-----------------------------------------------------------------------------------------------------------------------------------
     Total(1). . . . . . . . . . . . . . .  $136.7     $ 31.1    $167.8        $2.5      $170.3     $ 67.6     $  237.9       $55.4
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding. . . . . .     .45%       .10%      .55%        .01%        .56%       .22%         .78%        .18%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
1994
Commercial, financial and agricultural . . $  23.2     $ 26.2    $ 49.4          --      $ 49.4                               $ 2.0
Real estate construction . . . . . . . . .     9.0         .6       9.6          --         9.6                                 1.0
Commercial mortgages . . . . . . . . . . .    44.1       43.5      87.6        $2.3        89.9                                  --
Residential mortgages. . . . . . . . . . .    51.6         --      51.6          --        51.6                                12.9
Installment. . . . . . . . . . . . . . . .      --         --        --          --          --                                 9.2
Bank card and credit lines . . . . . . . .      --         --        --          --          --                                13.8
-----------------------------------------------------------------------------------------------------------------------------------
     Total(1). . . . . . . . . . . . . . .  $127.9     $ 70.3    $198.2        $2.3      $200.5     $ 90.4     $  290.9       $38.9
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding. . . . . .     .45%       .24%      .69%        .01%        .70%       .31%        1.01%        .14%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
1993
Commercial, financial and agricultural . .  $ 55.5     $ 29.6    $ 85.1          --      $ 85.1                               $  .3
Real estate construction . . . . . . . . .    27.6        2.9      30.5          --        30.5                                  .3
Commercial mortgages . . . . . . . . . . .    57.9       69.8     127.7        $1.8       129.5                                  .6
Residential mortgages. . . . . . . . . . .    60.6         --      60.6          --        60.6                                11.5
Installment. . . . . . . . . . . . . . . .      --         --        --          --          --                                 6.0
Bank card and credit lines . . . . . . . .      --         --        --          --          --                                 9.4
-----------------------------------------------------------------------------------------------------------------------------------
     Total(1). . . . . . . . . . . . . . .  $201.6     $102.3    $303.9        $1.8      $305.7     $152.6     $  458.3       $28.1
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding. . . . . .     .76%       .39%     1.15%        .01%       1.16%       .58%        1.74%        .11%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
1992
Commercial, financial and agricultural . . $  67.4     $ 50.1    $117.5          --      $117.5                               $ 2.5
Real estate construction . . . . . . . . .    69.7       50.2     119.9          --       119.9                                  --
Commercial mortgages . . . . . . . . . . .    99.1       76.0     175.1        $5.0       180.1                                  .3
Residential mortgages. . . . . . . . . . .    59.2        3.4      62.6          --        62.6                                21.7
Installment. . . . . . . . . . . . . . . .      --         --        --          --          --                                 1.3
Bank card and credit lines . . . . . . . .      --         --        --          --          --                                 8.1
-----------------------------------------------------------------------------------------------------------------------------------
     Total(1). . . . . . . . . . . . . . .  $295.4     $179.7    $475.1        $5.0      $480.1     $363.2     $  843.3       $33.9
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding. . . . . .    1.10%       .67%     1.77%        .02%       1.79%      1.35%        3.14%        .13%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
1991
Commercial, financial and agricultural . .  $119.3     $ 58.7    $178.0        $ .1      $178.1                               $ 1.0
Real estate construction . . . . . . . . .   127.9       61.6     189.5          --       189.5                                  --
Commercial mortgages . . . . . . . . . . .   139.3       68.2     207.5          --       207.5                                 4.1
Residential mortgages. . . . . . . . . . .    67.5        6.2      73.7          --        73.7                                20.8
Installment. . . . . . . . . . . . . . . .     1.0         --       1.0          --         1.0                                 3.1
Bank card and credit lines . . . . . . . .      --         --        --          --          --                                13.0
-----------------------------------------------------------------------------------------------------------------------------------
     Total(1). . . . . . . . . . . . . . .  $455.0     $194.7    $649.7        $ .1      $649.8     $448.7     $1,098.5       $42.0
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding. . . . . .    1.65%       .70%     2.35%         --        2.35%      1.62%        3.97%        .15%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1)BEFORE DEDUCTION FOR UNEARNED INCOME.


        28
-------------------
BARNETT BANKS, INC.

                                                           MANAGEMENT DISCUSSION


through workout of satisfactory credit arrangements with the borrower, foreclosure or charge-off.
   Of total non-performing loans, 18%, or $31 million, were contractually current or less than 90 days past due. Loans 90 days or more past due and still accruing interest were $55 million, or .18% of total outstandings. The coverage ratio of the allowance for loan losses to non-performing loans also improved during the year to 297% from 250% a year ago.
   By the end of 1995, the company had reduced its real estate held for sale to $68 million from $90 million the previous year.
   Barnett's policies generally require annual appraisals for properties securing loans graded substandard or doubtful. In addition, real estate held for sale is appraised annually and carried at appraised value less estimated cost to dispose. If, in the judgment of management, a property's value may have declined significantly, the appraisal may be updated more frequently.
   Management monitors loan quality through loan grading processes, on-site loan reviews, on-line reporting systems and quarterly reporting of adversely graded or past-due loans. In addition, management continually reviews asset quality trends, loan policy issues, market conditions and the economic environment and adjusts underwriting guidelines as needed.
   NET CHARGE-OFFS Net charge-offs were $122.0 million, up from $92.3 million in 1994 but lower than the $141.8 million reported in 1993. While net charge-offs were higher in all consumer loan categories, recoveries continued to reduce net losses from commercial and commercial real estate loans.
   Net charge-offs in 1995 represented .41% of average outstandings, compared to .34% in 1994 and .55% in 1993. The 1995 net charge-offs were below historical levels and were better than the company's anticipated long-term range of 50 to 60 basis points of average loans. An analysis of loan charge-offs is presented in TABLE 11 on page 30.
   Recoveries exceeded charge-offs of commercial loans by $4.1 million in 1995 compared to net recoveries of $3.0 million in 1994. Net losses from construction loans fell $1.0 million from last year to $.8 million. Net charge-offs on commercial mortgages declined to $.6 million from $7.9 million in 1994. This decline in construction and commercial mortgage losses results from the improved operating environment for commercial real estate as well as a continued high level of recoveries. This level of recoveries may not be indicative of future results.
   Loans to consumers, which represent 74% of average loans, produce fewer non-performing assets and their smaller average loan size reduces credit exposure to individual borrowers.
   Installment loan net charge-offs rose $11.6 million in 1995 to a net loss rate of .63%, up from .56% in 1994, as loss rates increased throughout 1995. This loss rate remains below management's long-term expectations for this portfolio.
   Bank card net charge-offs rose 72% to $65.0 million in 1995, reflecting the 30% growth in this portfolio and increased consumer default rates as indebtedness and personal bankruptcies rose. The net charge-off ratio on this portfolio increased from 3.23% in 1994 to 4.29% in 1995 as the loss rate rose in the second half of the year.
   Credit line losses fell from .51% to .40% in 1995 while residential losses of .02% remained unchanged from last year.
   The percentage of installment loans 30 days or more past due increased to 1.20% on December 31, 1995 from .94% a year earlier. The bank card delinquency ratio increased to 3.31% in 1995 from 2.77% in 1994. As a result of higher bank card delinquencies and losses, management has taken action to review future solicitation levels and has increased collection efforts.
   PROVISION/ALLOWANCE FOR LOAN LOSSES The provision for loan losses is a charge to earnings in the current period to maintain the allowance for loan losses at an adequate level. In 1995, Barnett's provision

[NET CHARGE-OFFS CHART]

[RESERVE COVERAGE OF NON-PERFORMING LOANS CHART]


                                                                      29
                                                             -------------------
                                                             BARNETT BANKS, INC.

MANAGEMENT DISCUSSION


TABLE 11  LOAN CHARGE-OFF ANALYSIS

Dollars in Millions                                               1995           1994           1993           1992           1991
----------------------------------------------------------------------------------------------------------------------------------
Beginning allowance for loan losses  . . . . . . . . . . . .    $501.4         $521.8         $547.7         $552.1         $527.6
----------------------------------------------------------------------------------------------------------------------------------
Charge-offs:
   Commercial, financial and agricultural. . . . . . . . . .      10.7           14.7           25.5           64.7          131.1
   Real estate construction. . . . . . . . . . . . . . . . .        .8            3.1           18.5           31.8           86.1
   Commercial mortgages. . . . . . . . . . . . . . . . . . .      12.9           21.1           33.1           64.5           69.3
   Residential mortgages . . . . . . . . . . . . . . . . . .       2.9            2.0            3.4            5.6            6.2
   Installment . . . . . . . . . . . . . . . . . . . . . . .      68.6           57.6           73.2           95.8          127.3
   Bank card . . . . . . . . . . . . . . . . . . . . . . . .      73.5           45.5           43.0           53.8           59.0
   Credit lines. . . . . . . . . . . . . . . . . . . . . . .       3.5            4.4            5.7            9.3           13.1
----------------------------------------------------------------------------------------------------------------------------------
     Total charge-offs . . . . . . . . . . . . . . . . . . .     172.9          148.4          202.4          325.5          492.1
----------------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial, financial and agricultural. . . . . . . . . .      14.8           17.7           23.9           20.9           18.5
   Real estate construction. . . . . . . . . . . . . . . . .        --            1.3            1.8            2.4            1.7
   Commercial mortgages. . . . . . . . . . . . . . . . . . .      12.3           13.2            8.2            7.0            3.5
   Residential mortgages . . . . . . . . . . . . . . . . . .        .2             .2             .4             .1             .5
   Installment . . . . . . . . . . . . . . . . . . . . . . .      14.5           15.1           18.5           26.5           30.5
   Bank card . . . . . . . . . . . . . . . . . . . . . . . .       8.5            7.7            6.8            5.4            3.6
   Credit lines. . . . . . . . . . . . . . . . . . . . . . .        .6             .9            1.0            1.0            1.5
----------------------------------------------------------------------------------------------------------------------------------
     Total recoveries. . . . . . . . . . . . . . . . . . . .      50.9           56.1           60.6           63.3           59.8
----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs:
   Commercial, financial and agricultural. . . . . . . . . .      (4.1)          (3.0)           1.6           43.8          112.6
   Real estate construction. . . . . . . . . . . . . . . . .        .8            1.8           16.7           29.4           84.4
   Commercial mortgages. . . . . . . . . . . . . . . . . . .        .6            7.9           24.9           57.5           65.8
   Residential mortgages . . . . . . . . . . . . . . . . . .       2.7            1.8            3.0            5.5            5.7
   Installment . . . . . . . . . . . . . . . . . . . . . . .      54.1           42.5           54.7           69.3           96.8
   Bank card . . . . . . . . . . . . . . . . . . . . . . . .      65.0           37.8           36.2           48.4           55.4
   Credit lines. . . . . . . . . . . . . . . . . . . . . . .       2.9            3.5            4.7            8.3           11.6
----------------------------------------------------------------------------------------------------------------------------------
     Total net charge-offs . . . . . . . . . . . . . . . . .     122.0           92.3          141.8          262.2          432.3
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses. . . . . . . . . . . . . . . . . .     122.5           74.0          120.4          257.3          453.9
Other, net . . . . . . . . . . . . . . . . . . . . . . . . .       3.2           (2.1)          (4.5)            .5            2.9
----------------------------------------------------------------------------------------------------------------------------------
     Ending allowance for loan losses. . . . . . . . . . . .    $505.1         $501.4         $521.8         $547.7         $552.1
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Ending allowance for loan losses as a percentage of loans. .      1.66%          1.76%          2.01%          2.10%          2.09%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average loans by category:
   Commercial, financial and agricultural. . . . . . . . . .      (.09)%         (.07)%          .04%          1.01%          2.34%
   Real estate construction. . . . . . . . . . . . . . . . .       .09            .21           1.56           1.86           3.59
   Commercial mortgages. . . . . . . . . . . . . . . . . . .       .03            .32            .84           1.67           1.72
   Residential mortgages . . . . . . . . . . . . . . . . . .       .02            .02            .03            .06            .07
   Installment . . . . . . . . . . . . . . . . . . . . . . .       .63            .56            .79           1.06           1.45
   Bank card . . . . . . . . . . . . . . . . . . . . . . . .      4.29           3.23           3.50           4.60           5.13
   Credit lines. . . . . . . . . . . . . . . . . . . . . . .       .40            .51            .65           1.17           1.65
     Total . . . . . . . . . . . . . . . . . . . . . . . . .       .41            .34            .55           1.00           1.59
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Allocation of allowance for loan losses by category:
   Commercial, financial and agricultural. . . . . . . . . .   $  73.4        $  84.8        $  85.8        $  89.3         $162.0
   Real estate construction. . . . . . . . . . . . . . . . .      14.7           16.1           36.7           60.0           96.6
   Commercial mortgages. . . . . . . . . . . . . . . . . . .      87.0          102.6          117.4          108.4          118.9
   Residential mortgages . . . . . . . . . . . . . . . . . .      23.2           23.5           27.0            7.0            5.3
   Installment . . . . . . . . . . . . . . . . . . . . . . .     100.7           90.4          107.7           99.9           73.8
   Bank card . . . . . . . . . . . . . . . . . . . . . . . .     105.6           72.2           59.1           62.4           55.2
   Credit lines. . . . . . . . . . . . . . . . . . . . . . .       8.8            9.4           10.1           15.1           10.1
   Unallocated . . . . . . . . . . . . . . . . . . . . . . .      91.7          102.4           78.0          105.6           30.2
----------------------------------------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . . . . . . . . . . . .    $505.1         $501.4         $521.8         $547.7         $552.1
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

        30
-------------------
BARNETT BANKS, INC.

                                                           MANAGEMENT DISCUSSION


expense was $122.5 million, up from $74.0 million in the prior year but similar to the $120.4 million reported in 1993.
   The allowance for loan losses represents a reserve for potential losses existing in the loan portfolio. Barnett's methodology for evaluating the adequacy of the allowance is based on the operating and economic environment, the level and quality of impaired and adversely graded loans, the level of charge-offs and analyses of individual loans within the portfolio. This methodology requires detailed review of impaired loans and minimum reserves for other adversely graded loans. These adverse grades equate to four regulatory classifications of assets: other loans especially mentioned, substandard, doubtful and loss.
   The allowance for loan losses rose slightly to $505.1 million and represented 1.66% of loans on December 31, 1995.
   Since the allowance is established to cover potential losses inherent in the portfolio as a whole, due to the weighting of the portfolio toward consumer loans, the allowance will not necessarily decline at the same rate as non-performing loans. Management considers the allowance appropriate and adequate to cover potential losses inherent in the loan portfolio based on the current economic environment.
   TABLE 11 provides a reconciliation of the allowance for loan losses for the years 1991 through 1995, as well as gross charge-offs, recoveries and net charge-offs.

IMPACT OF ACCOUNTING STANDARDS
   Effective January 1, 1995, Barnett adopted Statement of Accounting Standards
(SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," which prescribes how the allowance for loan losses related to impaired loans should be determined. The adoption of this standard had no significant impact on the financial condition or results of operations of the company. For more information, see NOTE E of NOTES TO FINANCIAL STATEMENTS.
   In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The statement was adopted by the company on January 1, 1996. Adoption of this standard will not have a significant impact on the financial condition or results of operations of the company.
   In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." The statement requires that an enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. Additionally, the enterprise must periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The company adopted the statement prospectively on January 1, 1996.

TAXES
   Barnett's provision for income taxes rose to $286.3 million in 1995 from $249.8 million in 1994, primarily as a result of growth in pre-tax earnings. The effective tax rate increased to 34.9% from 33.9%, reflecting reduced tax-exempt income and higher state income taxes and non-deductible expenses. A reconciliation of the effective tax rate to the 1995 federal statutory rate can be found in NOTE M of NOTES TO FINANCIAL STATEMENTS.

LIQUIDITY
   For banks, liquidity represents the ability to meet loan commitments, deposit withdrawals and other operating needs. Funds to meet these needs can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect a bank's ability to meet liquidity needs, including variations in the markets served, its asset-liability mix, its reputation and credit standing in the market, and general economic conditions.
   In addition to its traditional in-market deposit sources, Barnett has many other sources of liquidity, including proceeds from maturing securities and loans or the sales of securities, asset securitization and other non-relationship funding sources


                                                                     31
                                                             -------------------
                                                             BARNETT BANKS, INC.

MANAGEMENT DISCUSSION

such as senior or subordinated debt, bank notes, commercial paper and wholesale purchased funds.
   The high proportion of residential and installment loans on Barnett's balance sheet provides it with an exceptional amount of contingent liquidity through the conventional securitization programs that exist today.
   During 1995, the company commenced a commercial paper program to provide the primary funding for its mortgage banking and consumer finance operations. On December 31, 1995, the company had $670 million of commercial paper outstanding. This facility is supported by $760 million in backup lines of credit.
   At the end of the year, the company had $1.6 billion in debt and preferred stock available under existing shelf registrations with the Securities and Exchange Commission.
   Management believes that the level of liquidity is sufficient to meet current and future funding requirements.

CAPITAL
   On December 31, 1995, Barnett's shareholders' equity totaled $3.3 billion, up 4% from a year earlier, due to retention of earnings partially offset by repurchases of common stock. Shareholders' equity, before deducting the Employee Stock Ownership Plan obligation, rose to 8.05% of assets from 7.81% a year earlier.
   Reflecting the strong capital levels and rate of internal capital generation, the Board of Directors in May approved the repurchase of up to 10 million shares of the company's common stock and the redemption of the Series A $4.50 Cumulative Convertible Preferred Stock and Series C $4.00 Cumulative Convertible Preferred Stock on or following their earliest redemption dates. In October, the company called for redemption of the Series C preferred stock and substantially all of the shares converted into 2.9 million common shares. The company had previously repurchased an equivalent amount of common shares related to this conversion.
   Barnett meets most of its capital requirements through retained earnings, and in 1995 this source added more than $347 million to equity. TABLE 12 shows a six-year history of Barnett's rate of internal capital generation and the component factors which determine it.
   The company declared dividends of $1.82 per common share in 1995,


TABLE 12  RATE OF INTERNAL CAPITAL GENERATION

                                              1995        1994        1993        1992        1991        1990
--------------------------------------------------------------------------------------------------------------
Return on assets . . . . . . . . . . . .      1.30%       1.28%       1.13%        .55%        .21%        .15%
Average equity to assets . . . . . . . .      8.07        7.94        7.31        6.62        5.61        5.63
--------------------------------------------------------------------------------------------------------------
Return on total equity . . . . . . . . .     16.08       16.11       15.42        8.27        3.83        2.73
Total dividend payout ratio. . . . . . .     35.83       35.98       36.26       58.58      120.59      173.22
Earnings retention rate. . . . . . . . .     64.17       64.02       63.74       41.42      (20.59)     (73.22)
--------------------------------------------------------------------------------------------------------------
Internal capital generation rate . . . .     10.32%      10.31%       9.83%       3.43%       (.79)%     (2.00)%
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


TABLE 13  CAPITAL RATIOS

December 31--Dollars in Millions . . . . . . . . . . . . . . . . . . . . . . . . . . .        1995        1994
--------------------------------------------------------------------------------------------------------------
Tier I capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 2,491     $ 2,708
Total risk-based capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,475       3,474
Total risk-adjusted assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30,188      27,962
--------------------------------------------------------------------------------------------------------------
Tier I capital ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8.25%       9.68%
Total risk-based capital ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11.51       12.42
Tier I leverage ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6.16        6.97
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


----------------------------------------
AVERAGE SHAREHOLDERS' EQUITY

[GRAPH]


        32
-------------------
BARNETT BANKS, INC.

                                                           MANAGEMENT DISCUSSION



representing a 35% dividend payout ratio which is defined as dividends per common share divided by earnings per fully diluted common share. Reflecting the increase in the company's earnings, Barnett increased the quarterly dividend 15% on May 17, 1995 from $.41 per share to $.47. Barnett's goal is to maintain a common dividend payout ratio in the range of 30% to 40%.
   The company is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance-sheet financial instruments. Capital guidelines issued by the Federal Reserve Board require bank holding companies to have a minimum total risk-based capital ratio of 8.00%, with at least half of total capital in the form of Tier I capital.
   As TABLE 13 shows, Barnett significantly exceeded these capital guidelines on December 31, with a Tier I capital ratio of 8.25% and a total risk-based capital ratio of 11.51%.
   The minimum leverage ratio, defined as Tier I capital divided by quarterly average assets, is 3% for the highest-rated bank holding companies which are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. On December 31, 1995, Barnett's leverage ratio was 6.16% compared to 6.97% a year earlier. This decline reflects additional intangible assets as a result of acquisitions completed in 1995 and the capital returned to shareholders through the ongoing stock repurchase program.

COMPARISON OF 1994 WITH 1993
   Barnett's 1994 net income rose 16% to $488.0 million from $421.0 million in 1993. This increase reflected improved credit quality, strengthening loan growth and reduced non-interest expense. Earnings per fully diluted share for 1994 were $4.66, up from $4.01 in 1993.
   Profitability measures also improved, with return on assets rising to 1.28% from 1.13% in 1993 and return on average common equity increasing to 16.70% from 16.02% in 1993.
   Net interest income fell 1% during 1994, resulting from a lower net yield on earning assets partially offset by higher earning assets. The net yield on earning assets fell 20 basis points in 1994 to 4.87%, primarily reflecting loan pricing pressure. Earning assets grew 3% as consumers stepped up borrowing to buy homes and autos.
   Lending accelerated during 1994 as average loans grew 4% over 1993. In line with the company's strategy to focus on providing financial services to consumers and small businesses, loans to consumers rose $1.4 billion, or 8%, from 1993. Commercial and commercial real estate loans decreased 5% from 1993.
   Average deposits of $31.7 billion were down 2% from the previous year as modest deposit growth in transaction and money market accounts was offset by an 11% drop in time deposits.
   Excluding securities transactions, non-interest income fell 8%. This decline resulted from the sale of several fee producing business units during 1993, lower mortgage banking income as the refinancing boom ended and decreased revenue from sales of investment products and services.
   Non-interest expense was reduced by $136.8 million in 1994, due to lower credit-related expenses and the impact of internal productivity initiatives.


                                                            BOOK VALUE PER SHARE
                                                            [GRAPH]


                                                                      33
                                                             -------------------
                                                             BARNETT BANKS, INC.

SIX-YEAR AVERAGE BALANCES, YIELDS AND RATES
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES

                                                                   1995                                         1994
                                                     -----------------------------------         ----------------------------------
                                                                                 Average                                     Average
                                                    Average                        Yield         Average                       Yield
Dollars in Millions--Taxable-Equivalent             Balance       Interest       or Rate         Balance      Interest       or Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:(1)
 Commercial, financial and agricultural. . . .      $  4,554      $   384.2         8.44%        $  4,220     $   324.4        7.69%
 Real estate construction. . . . . . . . . . .           931           98.4        10.57              851          76.2        8.95
 Commercial mortgages. . . . . . . . . . . . .         2,319          202.1         8.71            2,492         206.6        8.29
 Residential mortgages . . . . . . . . . . . .        11,118          846.3         7.61            9,759         698.0        7.15
 Installment . . . . . . . . . . . . . . . . .         8,603          760.3         8.84            7,633         634.8        8.32
 Bank card . . . . . . . . . . . . . . . . . .         1,515          237.7        15.69            1,168         187.0       16.01
 Credit lines. . . . . . . . . . . . . . . . .           732           74.4        10.16              687          55.0        8.01
-----------------------------------------------------------------------------------------------------------------------------------
    Total loans, net of unearned income. . . .        29,772        2,592.0         8.71           26,810       2,174.9        8.11
-----------------------------------------------------------------------------------------------------------------------------------
Securities:(2)
 Taxable . . . . . . . . . . . . . . . . . . .         6,030          340.8         5.65            6,839         327.9        4.79
 Tax-free. . . . . . . . . . . . . . . . . . .           423           53.7        12.70              715          93.0       13.01
-----------------------------------------------------------------------------------------------------------------------------------
   Total securities. . . . . . . . . . . . . .         6,453          394.5         6.11            7,554         420.9        5.57
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities purchased
 under agreements to resell. . . . . . . . . .            83            4.9         5.88               77           3.1        4.03

Other earning assets . . . . . . . . . . . . .            --           --          --                  --          --         --
------------------------------------------------------------------------------------------------------------------------------------
   Total earning assets. . . . . . . . . . . .        36,308       $2,991.4         8.24%          34,441      $2,598.9        7.55%
------------------------------------------------------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . . . . . . . .         2,013                                        2,092
Other assets . . . . . . . . . . . . . . . . .         3,287                                        2,156
Allowance for loan losses. . . . . . . . . . .         (503)                                        (520)
-----------------------------------------------------------------------------------------------------------------------------------
  Total assets . . . . . . . . . . . . . . . .       $41,105                                      $38,169
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY
NOW and money market accounts. . . . . . . . .       $12,757      $   293.2         2.30%         $13,573        $297.9        2.19%
Savings deposits . . . . . . . . . . . . . . .         3,435           71.0         2.07            3,469          72.8        2.10
Certificates of deposit under $100,000 . . . .         9,906          511.4         5.16            7,498         320.8        4.28
Other time deposits. . . . . . . . . . . . . .         2,153          117.4         5.45            1,639          70.0        4.27
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits . . . . .        28,251          993.0         3.52           26,179         761.5        2.91
Federal funds purchased and securities sold
   under agreements to repurchase. . . . . . .         1,585           90.7         5.73            2,192          93.7        4.27
Other short-term borrowings. . . . . . . . . .           923           57.2         6.19              125           5.7        4.59
Long-term debt . . . . . . . . . . . . . . . .           955           78.3         8.20              683          60.5        8.85
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities. . . .        31,714       $1,219.2         3.84%          29,179        $921.4        3.16%
Demand deposits. . . . . . . . . . . . . . . .         5,440                                        5,531
Other liabilities. . . . . . . . . . . . . . .           635                                          430
Preferred equity . . . . . . . . . . . . . . .           187                                          215
Common equity. . . . . . . . . . . . . . . . .         3,129                                        2,814
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and equity. . . . . . .       $41,105                                      $38,169
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . . . . .                                      4.40%                                      4.39%
Cost of funds supporting earning assets. . . .                                      3.36                                       2.68

Net yield on earning assets. . . . . . . . . .                     $1,772.2         4.88                       $1,677.5        4.87
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Income on non-accruing loans is recognized on a cash basis. Interest income on individual loan categories is at contractual rates, while total loan interest income is net of reversals of interest on non-accruing loans
(2) Average yields on investment securities available for sale have been calculated based on amortized cost.


        34
-------------------
BARNETT BANKS, INC.

                                     SIX-YEAR AVERAGE BALANCES, YIELDS AND RATES

            1993                                       1992                                           1991
----------------------------------         ---------------------------------         ----------------------------------
                           Average                                   Average                                    Average
 Average                     Yield         Average                     Yield         Average                      Yield
 Balance     Interest      or Rate         Balance     Interest      or Rate         Balance        Interest    or Rate
-----------------------------------------------------------------------------------------------------------------------

$  3,927     $  281.6         7.17%        $ 4,341    $   322.2         7.42%       $  4,811        $  436.3       9.07%
   1,068         83.0         7.77           1,577        125.8         7.98           2,353           236.5      10.05
   2,970        236.5         7.96           3,442        299.3         8.70           3,823           385.3      10.08
   9,179        705.7         7.69           8,564        752.2         8.78           7,780           780.5      10.03
   6,941        632.7         9.11           6,549        670.4        10.24           6,655           739.2      11.11
   1,034        170.9        16.53           1,052        172.6        16.40           1,080           178.7      16.55
     721         53.9         7.48             711         55.4         7.79             699            70.8      10.12
------------------------------------------------------------------------------------------------------------------------
  25,840      2,140.7         8.28          26,236      2,363.1         9.00          27,201         2,769.8      10.18
------------------------------------------------------------------------------------------------------------------------

   5,961        302.9         5.08           5,734        356.6         6.23           4,561           352.6       7.73
     897        111.0        12.37           1,042        124.8        11.97           1,251           148.3      11.86
------------------------------------------------------------------------------------------------------------------------
   6,858        413.9         6.04           6,776        481.4         7.11           5,812           500.9       8.62
------------------------------------------------------------------------------------------------------------------------

     559         17.7         3.17             813         29.6         3.64           1,105            61.7       5.58
     256          8.1         3.18             115          5.7         4.96              --              --          -
------------------------------------------------------------------------------------------------------------------------
  33,513     $2,580.4        7.70%          33,940     $2,879.8        8.48%          34,118        $3,332.4       9.77
   2,164                                     2,131                                     1,889
   2,218                                     2,403                                     2,450
    (539)                                     (551)                                     (557)
------------------------------------------------------------------------------------------------------------------------
$ 37,356                                   $37,923                                   $37,900
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

$ 13,453       $283.6         2.11%        $12,426     $  311.6         2.51%        $10,658        $  450.8       4.23%
   3,353         67.4         2.01           2,941         76.7         2.61           2,432            99.2       4.08
   8,343        355.1         4.26          10,318        520.1         5.04          12,022           814.6       6.78
   1,936         83.0         4.29           2,672        134.3         5.03           3,915           266.8       6.81
------------------------------------------------------------------------------------------------------------------------
  27,085        789.1         2.91          28,357      1,042.7         3.68          29,027         1,631.4       5.62

     942         25.0         2.65           1,013         31.7         3.13           1,295            68.1       5.26
     108          4.2         3.88              95          3.3         3.49             140             8.1       5.73

     689         61.8         8.97             734         66.0         9.00             653            56.8       8.70
-----------------------------------------------------------------------------------------------------------------------
  28,824       $880.1         3.05%         30,199     $1,143.7         3.79%         31,115        $1,764.4       5.67%
   5,400                                     4,864                                     4,311
     402                                       349                                       346
     215                                       216                                       119
   2,515                                     2,295                                     2,009
-----------------------------------------------------------------------------------------------------------------------
$ 37,356                                   $37,923                                   $37,900
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

                              4.65%                                     4.69%                                      4.10
                              2.63                                      3.37                                       5.17
             $1,700.3         5.07                     $1,736.1         5.11                        $1,568.0       4.60
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


           1990                                  Growth Rate
----------------------------------      -----------------------------
                           Average           5-Year
 Average                     Yield              Com-       1995/
 Balance        Interest   or Rate            pound        1994
---------------------------------------------------------------------
$   5,129       $  527.0     10.28%              (2)%         8%
    2,934          336.8     11.48              (21)          9
    3,862          420.1     10.88              (10)         (7)
    7,103          737.4     10.38                9          14
    6,593          778.5     11.81                5          13
      989          149.6     15.12                9          30
      675           74.9     11.09                2           7
--------------------------------------------------------------------
   27,285        2,977.6     10.91                2          11
--------------------------------------------------------------------

    3,235          288.3      8.91               13         (12)

    1,466          169.3     11.55              (22)        (41)
--------------------------------------------------------------------
    4,701          457.6      9.74                7         (15)
--------------------------------------------------------------------

      395           32.1      8.13              (27)          8
       --             --        --               --          --
--------------------------------------------------------------------
   32,381       $3,467.3     10.71%               2           5
    1,895                                         1          (4)
    2,223                                         8          52
     (377)                                        6          (3)
--------------------------------------------------------------------
$  36,122                                         3%          8%
--------------------------------------------------------------------
--------------------------------------------------------------------

  $ 9,086      $   458.7      5.05%               7%         (6)%
    2,284          109.5      4.79                9          (1)
   11,456          891.6      7.78               (3)         32
    4,335          343.2      7.92              (13)         31
--------------------------------------------------------------------
   27,161        1,803.0      6.64                1           8

    1,473          112.9      7.66                1         (28)
      315           25.3      8.04               24          --
      397           35.3      8.88               19          40
--------------------------------------------------------------------
   29,346       $1,976.5      6.74%               2           9
    4,297                                         5          (2)
      447                                         7          48
        1                                        --         (13)
    2,031                                         9          11
--------------------------------------------------------------------
  $36,122                                         3%          8%
--------------------------------------------------------------------
--------------------------------------------------------------------

                              3.97%
                              6.11
                $1,490.8      4.60
--------------------------------------------------------------------
--------------------------------------------------------------------


        35
-------------------
BARNETT BANKS, INC.

FOURTH QUARTER MANAGEMENT DISCUSSION

SUMMARY
     Barnett reported net income of $138.3 million, or $1.35 per fully diluted share, in the fourth quarter of 1995, up from $134.1 million, or $1.29 per share, in the third quarter and $125.4 million, or $1.21 per share, in the fourth quarter of 1994. Fourth quarter results represent a return on assets of 1.34% and return on common equity of 16.76%
     Revenue grew for the seventh consecutive quarter, increasing $20.0 million over the third quarter and $93.6 million from the fourth quarter of 1994. These increases are primarily due to higher net interest income, largely as a result of a higher net yield on earnings assets, and improved non-interest income. Non-interest expense increased $14.6 million over the third quarter and $52.4 million from last year's fourth quarter. Non-interest expense rose from the third quarter due to higher salaries and other expense. The increase from the fourth quarter of 1994 reflected the impact of acquisitions, somewhat offset by the decrease in FDIC insurance premiums. The provision for loan losses was $37.2 million in the fourth quarter of 1995, $3.0 million over the third quarter of 1995, $3.0 million over the third quarter of 11.6 million higher than last year. The reserve for loan losses was $505 million on December 31, 1995, covering 297% of non-performing loans.
     Net charge-offs rose $2.2 million form the third quarter to $36.2 million, or 48 basis points of average loans. Net charge-offs were $7.7 million lower than the fourth quarter of 1994, due to three large commercial real estate charge-offs in 1994, somewhat offset by increased consumer charge-offs in 1995. Non-performing assets fell $44 million from the third quarter and a total of $53 million during the year to $238 million, representing
78 basis points of outstanding on December 31, 1995.
     Selected quarterly data can be found in TABLE 14.


FOURTH QUARTER MANAGEMENT DISCUSSION

Fourth Quarter Management Discussion

TABLE 14 SELECTED QUARTERLY DATA


                                                               1995                                          1994
DOLLARS IN MILLIONS EXCEPT PER                 --------------------------------------        -------------------------------------
SHARE DATA--TAXABLE-EQUIVALENT                 FOURTH     Third    Second     First          Fourth     Third    Second    First
----------------------------------------------------------------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . . .   $459.2    $446.9     435.6    $430.5        $426.2    $419.8    $416.2    $415.3

Provision for loan losses. . . . . . . . . . .     37.2      34.2      26.8      24.3          25.6      15.4      13.7      19.3
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after loan
  loss provision . . . . . . . . . . . . . . .    422.0     412.7     408.8     406.2         400.6     404.4     402.5     396.0
Non-interest income (excluding
  securities transactions) . . . . . . . . . .    185.5     182.6     183.1     162.8         142.7     137.7     137.6     137.7
Securities transactions. . . . . . . . . . . .      4.9        .1      --        --           (12.9)       .4       (.2)      (.4)
Non-interest expense . . . . . . . . . . . . .    393.9     379.3     381.9     363.5         341.5     340.3     341.8     340.6
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes . . . . . . . . . .    218.5     216.1     210.0     205.5         188.9     202.2     198.1     192.7
Income tax provision . . . . . . . . . . . . .     75.0      75.4      69.4      66.5          52.6      67.6      65.9      63.7
Taxable-equivalent adjustment. . . . . . . . .      5.2       6.6       8.4      10.3          10.9      11.2      11.0      11.0
----------------------------------------------------------------------------------------------------------------------------------
     Net income. . . . . . . . . . . . . . . .   $138.3    $134.1    $132.2    $128.7        $125.4    $123.4    $121.2    $118.0
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Primary net income per common share. . . . . .     $1.39     $1.34     $1.30     $1.27         $1.24     $1.21     $1.19     $1.15
Fully diluted net income per common share. . .      1.35      1.29      1.26      1.23          1.21      1.18      1.15      1.12
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


         36
--------------------
BARRNETT BANKS, INC.

                                            FOURTH QUARTER MANAGEMENT DISCUSSION

EARNING ASSETS

   Average earning assets were up 2% from last year to $36.3 billion, but slightly below the third quarter's level. The earning asset increase from last year's fourth quarter reflects strong loan growth during the first three quarters of 1995. Earning asset growth slowed due to management's decision to redeploy the proceeds from maturing securities and amortizing residential mortgage loans into consumer and commercial loans.

   Average loans grew $2.5 billion, or 9%, from the fourth quarter of 1994. Lending to consumers continued to be the foundation of loan growth in 1995, as residential mortgage loans rose 9% to $11.2 billion, installment loans increased 13% to $9.0 billion and bank card outstandings climbed 30% to $1.7 billion.

   During the fourth quarter, loans grew $223 million, or at a 3% annualized growth rate, reflecting management's decision to begin selling substantially all residential mortgage production for asset-liability management purposes. The resulting reduction of $237 million in residential mortgages was offset by continued growth in installment, bank card and commercial loans.

   Average investment securities fell throughout 1995. The fourth quarter average balance of $5.7 billion was 24% lower than the fourth quarter of 1994, as proceeds from maturing securities were utilized to fund loan growth.

FUNDING SOURCES

   Barnett's average deposits grew 6% from a year ago to $33.7 billion, reflecting the acquisition of $3.4 billion of Florida deposits from Glendale Federal Bank, FSB on December 15, 1994, and rose slightly over the third quarter as seasonal residents returned to Florida.

   Demand deposits rose 1% from last year to an average balance of $5.6 billion. Money market and NOW accounts were down 6%, while savings account balances fell 5%.

   In contrast, certificates of deposit under $100,000 rose 26% and other time deposits rose 38% from last year, primarily as a result of the mix of deposits acquired from Glendale Federal.

NET INTEREST INCOME

   Barnett's taxable-equivalent net interest income of $459.2 million in the fourth quarter was 8% higher than the corresponding period last year and 3% over the third quarter level. These increases are primarily due to an increased net yield on earning assets.

   The net yield rose 25 basis points from last year, primarily because of increased investment in loans as a percent of earning assets and upward repricing of the adjustable-rate mortgage portfolio, partially offset by increased funding costs. Loans rose to 84% of earning asset from 79% last year and the yield on loans rose 57 basis points. The rate paid on interest bearing liabilities rose 37 basis points from the same period last year, due to consumer preference for higher yielding time deposits and increases in market rates.

NON-INTEREST INCOME

   Non-interest income, excluding securities transactions, increased 30% from the fourth quarter of 1994, primarily due to revenue added by companies acquired during 1995 and higher fees from the retail banking, asset management and credit card operations. Other services charges and fees

                                                                      37
                                                             -------------------
                                                             BARNETT BANKS, INC.

FOURTH QUARTER MANAGEMENT DISCUSSION


rose $6.2 million from last year's fourth quarter, primarily due to increase revenue from the sale of credit insurance, the Barnett SuperCard Check Card and other retail banking fees. Brokerage revenue rose $3.3 million, or 51% , reflecting increased volume generated by new sales personnel deployed in 1995.
     Non-interest income, excluding securities transactions, rose 2% over the third quarter, primarily reflecting seasonal influences.
     Net securities gains of $4.9 million in the fourth quarter resulted from the sale of a portion of the company's investment in Bank South Corporation compared to net securities losses of $12.9 million in the fourth quarter of 1994.

NON-INTEREST EXPENSE
     Non-interest expense rose 15% from the fourth quarter of 1994 and 4% from last quarter to $393.9 million, primarily due to companies acquired during 1995 and increased investment in marketing, technology and strategic initiatives, somewhat offset by reduced FDIC assessments. The overhead ratio of 61% in the fourth quarter was slightly above last year's 60%, primarily reflecting this increased level of investment.
     Salaries and benefits rose 23% from the same period last year to $199.7 million, maily due to the addition of 1,469 fulltime equivalent employees through acquisiions. The number of FTEs was 20,175 on December 31, 1995, compared to 18,929 last year.
     Other expense rose 8% from last year, primarily due to aquistions, increased marketing, technology and other expense, partially offset by a reduction in FDIC premiums.
     Non-interest expense rose from the third quarter, primarily due to higher stock price and production-related incentives and higher other expense. Details on other non-interest expense can be found in TABLE 15.

TABLE 15 OTHER NON-INTEREST EXPENSE

                                                               1995                                          1994
                                               --------------------------------------       ----------------------------------------
DOLLARS IN THOUSANDS                           FOURTH     THIRD    SECOND     FIRST          FOURTH     THIRD    SECOND    FIRST
------------------------------------------------------------------------------------------------------------------------------------
Advertising and marketing. . . . . . . .       $ 11,959  $  8,407  $  7,737  $  5,416       $  8,600  $  7,427  $  6,594    $  6,680
Amortization of intangibles. . . . . . .         13,031    13,415    14,022    12,326          9,235     8,729     9,138       9,474
Communications . . . . . . . . . . . . .         10,349    10,852    10,464     9,321          8,663     8,928     9,130       7,024
Expenses and provision on
   real estate held for sale . . . . . .          2,280     2,901     3,418     3,513          2,087     3,083     4,483       6,419
FDIC assessments . . . . . . . . . . . .          5,517       612    18,565    18,533         17,467    17,760    18,042      18,140
Franchise and credit card fees . . . . .          5,235     5,184     5,613     4,398          4,271     4,150     3,887       4,139
Outside computer services. . . . . . . .         11,490    11,081    10,214    10,404          9,205     9,754     8,499       9,250
Postage. . . . . . . . . . . . . . . . .          6,553     6,878     6,584     6,311          6,170     5,420     5,831       5,756
Stationery and supplies. . . . . . . . .          6,169     4,750     4,770     4,708          4,694     3,428     3,939       3,706
Insurance, taxes and other . . . . . . .         51,871    54,852    43,334    45,724         45,258    46,374    44,167      43,775
------------------------------------------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . .       $124,454  $118,932  $124,721  $120,654       $115,650  $115,053  $113,710    $114,363
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



         38
--------------------
BARRNETT BANKS, INC.

                                            FOURTH QUARTER MANAGEMENT DISCUSSION


ASSET QUALITY
     The provision for loan losses was $37.2 million in the fourth quarter, more than covering net charge-offs of $36.2 million. The fourth quarter 1994 provision of $25.6 million was below net charge-offs of $43.9 million, which included three large coporate losses that had been fully reserved.
     As a percentage of average loans, net charge-offs were .48% compared to .63% in the fourth quarter of 1994. The allowance for loan losses was $505 million at December 31 compared to $501 million last year.
     Non-performing assets fell $53 million, or 18%, from last year to $238 million. This decline was the result of the resolution of problem assets through principal paydowns, OREO sales and an increse loans returned to accrual. Non-performing assets on December 31 represented .78% of outstandings compared to 1.01% last year.
     For further details on loan quality, see TABLE 16.

TAXES
     Barnett's effective tax rate for the fourth quarter was 35.2%, compared to 29.6% for the fourth quarter of 1994. The lower effective tax rate in 1994 was primarily attributable to the realization of tax benefits in the fourth quarter upon the completion and filing of the 1993 federal tax return.

TABLE 16 LOAN QUALITY INFORMATION

                                                               1995                                         1994
                                              --------------------------------------       -----------------------------------------
DOLLARS IN THOUSANDS                           FOURTH    THIRD     SECOND     FIRST         FOURTH     THIRD     SECOND       FIRST
------------------------------------------------------------------------------------------------------------------------------------
Net charge-offs (recoveries):
   Commercial, financial, agricultural .      $ (1,484) $  2,049  $ (1,863) $ (2,781)      $  2,365  $    844  $ (5,243)   $   (991)
   Real estate construction. . . . . . .            (1)      428       147       190            115        18     1,014         640
   Commercial mortgages. . . . . . . . .        (2,828)      515     2,392       499         16,239    (4,368)   (1,621)     (2,318)
   Residential mortgages . . . . . . . .         1,140       543       261       739            423       369       576         435
   Installment . . . . . . . . . . . . .        17,212    12,318    12,229    12,381         12,994     8,196     9,184      12,159
   Bank card . . . . . . . . . . . . . .        21,443    17,384    13,510    12,683         10,609     9,564     8,695       8,887
   Credit lines. . . . . . . . . . . . .           718       810       629       727          1,123       793     1,013         601
------------------------------------------------------------------------------------------------------------------------------------
     Total net charge-offs . . . . . . .      $ 36,200  $ 34,047  $ 27,305  $ 24,438       $ 43,868  $ 15,416  $ 13,618    $ 19,413
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Gross charge-offs. . . . . . . . . . . .      $ 50,163  $ 44,062  $ 42,529  $ 36,125       $ 57,578  $ 30,775  $ 28,222    $ 31,875
Allowance for loan losses. . . . . . . .       505,148   503,032   502,521   502,800        501,447   521,871   521,843     521,763
Non-performing loans . . . . . . . . . .       170,268   207,902   208,142   221,943        200,455   218,582   225,064     268,992
Non-performing assets. . . . . . . . . .       237,898   282,194   280,869   297,223        290,862   303,776   335,638     395,792
Non-performing asset ratio . . . . . . .           .78%      .92%      .93%     1.01%          1.01%     1.10%     1.25%       1.50%
Net charge-offs to average
   loans (annualized)  . . . . . . . . .           .48       .45       .37       .34            .63       .23       .21         .30
Allowance to non-performing loans. . . .           297       242       241       227            250       239       232         194

Allowance to period-end loans. . . . . .          1.66      1.65      1.68       1.72          1.76      1.91      1.95        1.99
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                                                                     39
                                                            --------------------
                                                             BARRETT BANKS, INC.

QUARTERLY AVERAGE BALANCES, YIELDS AND RATES
Consolidated--Barnett Banks, Inc. and Affiliates

                                                                                     1995
                                            -------------------------------------------------------------------------------------
                                                      FOURTH                         Third                       Second
                                            ---------------------------   --------------------------- ---------------------------
                                                                AVERAGE                       Average                     Average
                                            AVERAGE            YIELD OR   Average            Yield or Average            Yield or
Dollars in Millions--Taxable-Equivalent     BALANCE  INTEREST      RATE   Balance   Interest   Rate   Balance   Interest   Rate
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:(1)
   Commercial, financial and agricultural   $  4,661  $  99.3      8.46%  $  4,556   $  97.2    8.47% $  4,555   $  95.8   8.43%
   Real estate construction. . . . . . .         904     23.9     10.51        946      25.0   10.48       948      25.3  10.69
   Commercial mortgages. . . . . . . . .       2,246     50.0      8.81      2,304      50.7    8.73     2,345      51.0   8.72
   Residential mortgages . . . . . . . .      11,180    217.7      7.79     11,417     219.4    7.69    11,110     210.2   7.57
   Installment . . . . . . . . . . . . .       9,000    202.4      8.92      8,667     195.5    8.95     8,435     185.9   8.84
   Bank card . . . . . . . . . . . . . .       1,677     63.6     15.05      1,566      62.0   15.69     1,439      59.1  16.47
   Credit lines. . . . . . . . . . . . .         746     18.9     10.06        735      19.5   10.50       730      19.2  10.55
--------------------------------------------------------------------------------------------------------------------------------
      Total loans, net of unearned income     30,414    674.5      8.82     30,191     665.8    8.77    29,562     643.7   8.73
--------------------------------------------------------------------------------------------------------------------------------
Securities:(2)
   Taxable . . . . . . . . . . . . . . .       5,471     81.4      5.93      5,771      81.0    5.59     6,194      86.3   5.58
   Tax-free. . . . . . . . . . . . . . .         232      6.4     11.10        356      10.5   11.82       514      15.5  12.02
--------------------------------------------------------------------------------------------------------------------------------
      Total securities . . . . . . . . .       5,703     87.8      6.14      6,127      91.5    5.95     6,708     101.8   6.07
--------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities purchased
   under agreements to resell. . . . . .         148      2.1      5.78         46        .7    5.84        47        .7   6.14
--------------------------------------------------------------------------------------------------------------------------------
      Total earning assets . . . . . . .      36,265   $764.4     8.39%     36,364    $758.0   8.29%    36,317    $746.2   8.23%
--------------------------------------------------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . . . . .       2,033                         1,943                       2,012
Other assets . . . . . . . . . . . . . .       3,396                         3,332                       3,401
Allowance for loan losses. . . . . . . .        (504)                         (503)                       (498)
--------------------------------------------------------------------------------------------------------------------------------
      Total assets . . . . . . . . . . .     $41,190                       $41,136                     $41,232
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND EQUITY
NOW and money market accounts. . . . . .     $12,598  $  69.0     2.17%    $12,576   $  69.6   2.19%   $12,665   $  73.5   2.33%
Savings deposits . . . . . . . . . . . .       3,314     16.7     1.99       3,362      16.9   2.00      3,451      17.2   2.00
Certificates of deposit under $100,000 .       9,863    130.5     5.25       9,990     133.1   5.29     10,071     131.5   5.24
Other time deposits. . . . . . . . . . .       2,281     32.3     5.61       2,209      31.2   5.61      2,133      29.4   5.52
--------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits. .      28,056    248.5     3.51      28,137     250.8   3.54     28,320     251.6   3.56
Federal funds purchased and securities sold
   under agreements to repurchase. . . .       1,228     17.2     5.55       1,491      21.2   5.65      1,892      27.9   5.91
Other short-term borrowings. . . . . . .       1,107     17.0     6.11       1,159      18.2   6.24        838      13.3   6.37
Long-term debt . . . . . . . . . . . . .       1,131     22.5     7.98       1,028      20.9   8.11        842      17.8   8.48
--------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities      31,522    $305.2    3.84%     31,815    $311.1   3.88%    31,892    $310.6   3.91%
Demand deposits. . . . . . . . . . . . .       5,598                         5,340                       5,382
Other liabilities. . . . . . . . . . . .         717                           634                         618
Preferred equity . . . . . . . . . . . .         104                           214                         215
Common equity. . . . . . . . . . . . . .       3,249                         3,133                       3,125
--------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and equity . . .     $41,190                       $41,136                     $41,232
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . .                          4.55%                        4.41%                       4.32%
Cost of funds supporting earning assets.                          3.34                         3.39                        3.43
Net yield on earning assets. . . . .                    $459.2    5.05                $446.9   4.90               $435.6   4.80
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Income on non-accruing loans is recognized on a cash basis. Interest income on individual loan categories is at contractual rates, while total loan interest income is net of reversals of interest on non-accruing loans.
(2) Average yields on investment securities available for sale have been calculated on amortized cost.

                                    QUARTERLY AVERAGE BALANCES, YIELDS AND RATES



               1995
-----------------------------------
              First                                       Fourth                                         Third
-----------------------------------        --------------------------------------        -----------------------
                            Average                                       Average
 Average                   Yield or        Average                       Yield or        Average
 Balance     Interest          Rate        Balance        Interest           Rate        Balance        Interest
----------------------------------------------------------------------------------------------------------------



$  4,442      $  91.9          8.39%       $  4,350        $  87.8           8.01%       $  4,285        $  84.1
     925         24.2         10.62             896           22.5           9.94             833           19.5
   2,383         50.5          8.60           2,428           51.5           8.42           2,456           51.9
  10,755        198.9          7.40          10,229          185.7           7.26           9,769          175.2
   8,301        176.6          8.63           7,996          168.8           8.38           7,770          162.7
   1,375         53.0         15.64           1,286           48.6          15.01           1,165           47.6
     718         16.9          9.53             704           15.4           8.69             690           14.7
------------------------------------------------------------------------------------------------------------------
  28,899        608.0          8.49          27,889          578.1           8.25          26,968          553.0
------------------------------------------------------------------------------------------------------------------

   6,702         92.2          5.57           6,815           86.7           5.07           6,785           82.4
     593         21.3         14.34             660           23.3          14.10             691           23.3
----------------------------------------------------------------------------------------------------------------
   7,295        113.5          6.29           7,475          110.0           5.87           7,476          105.7
----------------------------------------------------------------------------------------------------------------

      92          1.3          5.92              67             .8           5.26              50             .6
----------------------------------------------------------------------------------------------------------------
  36,286       $722.8         8.04%          35,431         $688.9          7.74%          34,494         $659.3
----------------------------------------------------------------------------------------------------------------
   2,064                                      2,061                                         1,985
   3,007                                      2,302                                         2,159
    (499)                                      (524)                                         (519)
----------------------------------------------------------------------------------------------------------------
 $40,858                                    $39,270                                       $38,119
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


 $13,198      $  81.0          2.49%        $13,353        $  80.2           2.38%        $13,476        $  78.0
   3,619         20.3          2.27           3,477           20.1           2.29           3,450           19.4
   9,698        116.3          4.86           7,801           88.8           4.52           7,409           80.4
   1,983         24.6          5.02           1,655           19.0           4.55           1,608           17.5
----------------------------------------------------------------------------------------------------------------
  28,498        242.2          3.45          26,286          208.1           3.14          25,943          195.3

   1,734         24.4          5.71           2,838           36.7           5.12           2,488           28.1
     579          8.6          6.02             194            2.7           5.60              96            1.0
     815         17.1          8.40             690           15.2           8.84             681           15.1
----------------------------------------------------------------------------------------------------------------
  31,626       $292.3          3.75%         30,008         $262.7           3.47%         29,208         $239.5
   5,441                                      5,562                                         5,391
     568                                        584                                           470
     215                                        215                                           215
   3,008                                      2,901                                         2,835
----------------------------------------------------------------------------------------------------------------
 $40,858                                    $39,270                                       $38,119
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


                               4.29%                                         4.27%
                               3.27                                          2.94
               $430.5          4.77                         $426.2           4.80                         $419.8
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

          1994
-------------------------------------------------------------------------------------------------
   Third                     Second                                        First
---------      -----------------------------------         --------------------------------------
  Average                                  Average                                       Average
 Yield or      Average                    Yield or         Average                      Yield or
     Rate      Balance      Interest          Rate         Balance        Interest          Rate
-------------------------------------------------------------------------------------------------


 7.79%       $  4,165       $  80.0           7.71%        $ 4,075         $ 72.4           7.20%
 9.31             820          17.7           8.66             856           16.5           7.83
 8.38           2,517          52.0           8.29           2,568           51.2           8.08
 7.17           9,577         168.9           7.06           9,453          168.3           7.12
 8.31           7,537         154.3           8.22           7,220          148.8           8.25
16.21           1,118          46.6          16.70           1,101           44.3          16.30
 8.45             679          12.7           7.51             675           12.2           7.31
-------------------------------------------------------------------------------------------------
 8.16          26,413         530.7           8.05          25,948          513.0           7.95
-------------------------------------------------------------------------------------------------


 4.84           6,804          79.3           4.67           6,955           79.5           4.60
13.49             742          22.9          12.32             769           23.6          12.28
-------------------------------------------------------------------------------------------------
 5.64           7,546         102.2           5.42           7,724          103.1           5.36
-------------------------------------------------------------------------------------------------


 4.61              66            .7           4.08             123             .9           3.17
-------------------------------------------------------------------------------------------------
 7.61%         34,025        $633.6           7.46%         33,795         $617.0           7.34%
-------------------------------------------------------------------------------------------------
                2,094                                        2,233
                2,105                                        2,055
                 (519)                                        (518)
-------------------------------------------------------------------------------------------------
              $37,705                                      $37,565
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

 2.30%        $13,718       $  73.3           2.14%        $13,751         $ 66.3           1.96%
 2.23           3,473          17.6           2.03           3,478           15.7           1.83
 4.30           7,379          76.7           4.17           7,397           75.0           4.11
 4.32           1,647          16.9           4.12           1,648           16.6           4.08
-------------------------------------------------------------------------------------------------
 2.99          26,217         184.5           2.82          26,274          173.6           2.68

 4.48           1,748          16.7           3.84           1,675           12.2           2.96
 4.31              99           1.1           4.30             109             .9           3.25
 8.87             681          15.1           8.88             682           15.0           8.82
-------------------------------------------------------------------------------------------------
 3.26%         28,745        $217.4           3.03%         28,740         $201.7           2.84%
                5,573                                        5,599
                  370                                          296
                  215                                          215
                2,802                                        2,715
-------------------------------------------------------------------------------------------------
              $37,705                                      $37,565
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

 4.35%                                        4.43%                                         4.50%
 2.76                                         2.56                                          2.42
 4.85                        $416.2           4.90                         $415.3           4.92
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Shareholders of Barnett Banks, Inc.:

  We have audited the accompanying consolidated statements of financial condition of Barnett Banks, Inc. (a Florida corporation) and affiliates as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ending December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barnett Banks, Inc. and affiliates as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1995 in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Jacksonville, Florida
January 10, 1996


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


        42
-------------------
BARNETT BANKS, INC.

STATEMENTS OF FINANCIAL CONDITION
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES


December 31--Dollars in Thousands                                                                       1995               1994
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  2,658,661        $ 2,872,855
Federal funds sold and securities purchased under agreements to resell . . . . . . . . . . .         110,484             35,040
Investment securities held to maturity (fair value $216,066 in 1995 and $4,864,666 in 1994).         200,960          4,944,808
Investment securities available for sale . . . . . . . . . . . . . . . . . . . . . . . . . .       5,133,041          2,738,600
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30,514,418         28,594,523
Less: Allowance for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (505,148)          (501,447)
   Unearned income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (28,419)           (73,370)
-------------------------------------------------------------------------------------------------------------------------------
       Net loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29,980,851         28,019,706
Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,078,057          1,015,187
Intangible assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         758,297            498,264
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,633,194          1,153,859
-------------------------------------------------------------------------------------------------------------------------------
     Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $41,553,545        $41,278,319
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Demand deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  5,938,694       $  5,957,700
NOW and money market accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,816,304         13,933,880
Savings deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,292,157          3,683,880
Certificates of deposit under $100,000 . . . . . . . . . . . . . . . . . . . . . . . . . . .       9,853,010          9,585,472
Other time deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,333,403          1,947,699
-------------------------------------------------------------------------------------------------------------------------------
     Total deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34,233,568         35,108,631
Short-term borrowings:
   Federal funds purchased and securities sold under agreements to
   repurchase. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         899,667          1,250,506
   Commercial paper. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         669,766              6,199
   Other short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         509,516            397,199
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         778,028            604,925
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,190,814            776,676
-------------------------------------------------------------------------------------------------------------------------------
     Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38,281,359         38,144,136
-------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred stock, $.10 par value: 20,000,000 shares authorized; issued,
1,960,371 and 4,312,289. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          97,753            215,307
Common stock, $2 par value: 200,000,000 shares authorized; issued,
94,865,368 and 96,732,754. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         189,731            193,466
Contributed capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         575,464            741,654
Net unrealized gain (loss) on investment securities available for sale . . . . . . . . . . .          38,242            (26,998)
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,445,810          2,098,977
Less: Employee stock ownership plan obligation, collateralized
by 2,317,067 and 2,732,372 shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (74,814)           (88,223)
-------------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,272,186          3,134,183
-------------------------------------------------------------------------------------------------------------------------------

     Total liabilities and shareholders' equity. . . . . . . . . . . . . . . . . . . . . . .     $41,553,545        $41,278,319
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

The accompanying Notes to Financial Statements are an integral part of these financial statements.


                                                                     43
                                                             -------------------
                                                             BARNETT BANKS, INC.

STATEMENTS OF INCOME
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES


For the Years Ended December 31--Dollars in Thousands Except Share Data                         1995           1994           1993
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $2,580,408     $2,164,320     $2,130,029
Investment securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         375,692        387,465        375,067
Federal funds sold and securities purchased under agreements to resell . . . . . . .           4,887          3,108         17,697
Other earning assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --          8,146
----------------------------------------------------------------------------------------------------------------------------------
     Total interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,960,987      2,554,893      2,530,939
----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         993,046        761,511        789,100
Federal funds purchased and securities sold under agreements to repurchase . . . . .          90,730         93,714         25,046
Other short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          57,154          5,719          4,181
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          78,323         60,464         61,778
----------------------------------------------------------------------------------------------------------------------------------
     Total interest expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,219,253        921,408        880,105
----------------------------------------------------------------------------------------------------------------------------------
     Net interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,741,734      1,633,485      1,650,834
Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         122,531         74,049        120,410
----------------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses . . . . . . . . . . . . . .       1,619,203      1,559,436      1,530,424
----------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Service charges on deposit accounts. . . . . . . . . . . . . . . . . . . . . . . . .         225,966        227,573        222,650
Consumer finance income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          83,477             --             --
Trust income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          78,036         77,357         82,256
Credit card discounts and fees . . . . . . . . . . . . . . . . . . . . . . . . . . .          60,999         54,377         55,235
Mortgage banking income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          62,640         33,112         40,911
Brokerage income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31,694         30,010         41,109
Other service charges and fees . . . . . . . . . . . . . . . . . . . . . . . . . . .         118,616        104,845        131,560
Securities transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,994        (13,086)        (2,098)
Other income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          52,601         28,412         27,386
----------------------------------------------------------------------------------------------------------------------------------
     Total non-interest income . . . . . . . . . . . . . . . . . . . . . . . . . . .         719,023        542,600        599,009
----------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Salaries and employee benefits . . . . . . . . . . . . . . . . . . . . . . . . . . .         758,930        648,658        664,293
Net occupancy expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         126,480        118,251        136,574
Furniture and equipment expense. . . . . . . . . . . . . . . . . . . . . . . . . . .         144,461        138,546        143,641

Other expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         488,761        458,776        556,449
----------------------------------------------------------------------------------------------------------------------------------
     Total non-interest expense. . . . . . . . . . . . . . . . . . . . . . . . . . .       1,518,632      1,364,231      1,500,957
----------------------------------------------------------------------------------------------------------------------------------
     Net non-interest expense. . . . . . . . . . . . . . . . . . . . . . . . . . . .         799,609        821,631        901,948
----------------------------------------------------------------------------------------------------------------------------------

EARNINGS
Income before income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         819,594        737,805        628,476
Income tax provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         286,293        249,834        207,482
----------------------------------------------------------------------------------------------------------------------------------
     Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   533,301     $  487,971    $   420,994
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
Primary:             Earnings per share. . . . . . . . . . . . . . . . . . . . . . .           $5.30          $4.79          $4.10
         Average number of shares. . . . . . . . . . . . . . . . . . . . . . . . . .      97,547,408     98,081,191     98,183,117
         Dividends on preferred stock. . . . . . . . . . . . . . . . . . . . . . . .         $15,861        $18,200        $18,200
Fully diluted:      Earnings per share . . . . . . . . . . . . . . . . . . . . . . .           $5.13          $4.66          $4.01

         Average number of  shares . . . . . . . . . . . . . . . . . . . . . . . . .     103,979,737    104,766,131    104,868,057
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

The accompanying Notes to Financial Statements are an integral part of these financial statements.


        44
-------------------
BARNETT BANKS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES

                                                                  Contri-               Net
For the Years Ended December 31--     Preferred     Common         buted         Unrealized      Retained          ESOP
Dollars in Thousands                      Stock     Stock        Capital         Gain (Loss)     Earnings    Obligation        Total
------------------------------------------------------------------------------------------------------------------------------------
1993
Balance at January 1 . . . . . . .    $215,470      $193,287    $  743,371               --    $1,518,221   $(114,296)   $2,556,053
Net income . . . . . . . . . . . .                                                                420,994                   420,994
Change in net unrealized gain
  (loss) on investment securities
   available for sale. . . . . . .                                               $    3,772                                   3,772
Cash dividends declared:
   Common ($1.41 per share). . . .                                                                (134,416)                (134,416)
   Preferred:
    Series A . . . . . . . . . . .                                                                  (9,000)                  (9,000)
    Series B . . . . . . . . . . .                                                                     (38)                     (38)
    Series C . . . . . . . . . . .                                                                  (9,200)                  (9,200)
Issuances of common stock:
   Stock purchase, option and
    employee benefit plans . . . .                     1,716        36,509                                      12,175       50,400
   Preferred stock conversions . .        (119)           25            94                                                       --
Repurchases of common stock. . . .                      (219)       (4,255)                                                  (4,474)
------------------------------------------------------------------------------------------------------------------------------------
1994
Balance at January 1 . . . . . . .     215,351       194,809       775,719            3,772      1,786,561    (102,121)   2,874,091
Net income . . . . . . . . . . . .                                                                 487,971                  487,971
Change in net unrealized gain
   (loss) on investment securities
    available for sale . . . . . .                                                  (30,770)                               ( 30,770)
Cash dividends declared:
   Common ($1.59 per share). . . .                                                                (157,321)                (157,321)
   Preferred:
    Series A . . . . . . . . . . .                                                                  (9,000)                  (9,000)
    Series B . . . . . . . . . . .                                                                     (34)                     (34)
    Series C . . . . . . . . . . .                                                                  (9,200)                  (9,200)
Issuances of common stock:
   Stock purchase, option and
    employee benefit plans . . . .                     2,498        45,123                                      13,898       61,519
   Preferred stock conversions . .         (44)            9            35                                                       --

Repurchases of common stock. . . .                    (3,850)      (79,223)                                                 (83,073)
------------------------------------------------------------------------------------------------------------------------------------
1995
Balance at January 1 . . . . . . .     215,307       193,466       741,654          (26,998)     2,098,977     (88,223)   3,134,183
Net income . . . . . . . . . . . .                                                                 533,301                  533,301
Change in net unrealized gain
  (loss) on investment securities
   available for sale. . . . . . .                                                   65,240                                  65,240
Cash dividends declared:
   Common ($1.82per share) . . . .                                                                (175,196)                (175,196)
   Preferred:
    Series A . . . . . . . . . . .                                                                  (8,935)                  (8,935)
    Series B . . . . . . . . . . .                                                                     (29)                     (29)
    Series C . . . . . . . . . . .                                                                  (6,926)                  (6,926)
Issuances of common stock:
   Stock purchase, option and
    employee benefit plans . . . .                     2,768        71,814                                      13,409       87,991
   Preferred stock conversions . .    (117,554)        5,995       111,001                                                     (558)
   Acquisition . . . . . . . . . .                       664         3,062                           4,618                    8,344

Repurchases of common stock. . . .                   (13,162)     (352,067)                                                (365,229)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995 . . .  $   97,753      $189,731     $ 575,464         $ 38,242     $2,445,810  $  (74,814)  $3,272,186
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The accompanying Notes to Financial Statements are an integral part of these financial statements.


                                                                     45
                                                             -------------------
                                                             BARNETT BANKS, INC.

STATEMENTS OF CASH FLOWS
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES



For the Years Ended December 31--Dollars in Thousands                                           1995           1994           1993
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    533,301   $    487,971   $    420,994
Reconcilement of net income to net cash provided by operating activities:
   Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       122,531         74,049        120,410
   Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . . . . .       234,667        131,813        137,451
   Employee benefits funded by equity. . . . . . . . . . . . . . . . . . . . . . . . .        24,237         28,682         20,938
   Deferred income tax provision (benefit) . . . . . . . . . . . . . . . . . . . . . .         6,571         50,975         (1,925)
   Decrease (increase) in interest receivable. . . . . . . . . . . . . . . . . . . . .       (11,060)       (66,633)        18,249
   Increase (decrease) in interest payable . . . . . . . . . . . . . . . . . . . . . .        45,953         37,245        (24,288)
   Decrease (increase) in other assets . . . . . . . . . . . . . . . . . . . . . . . .      (189,870)      (131,624)       728,571
   Increase (decrease) in other liabilities. . . . . . . . . . . . . . . . . . . . . .       (43,179)        45,243        (78,849)
   Originations of loans held for sale . . . . . . . . . . . . . . . . . . . . . . . .    (5,187,852)      (862,817)      (974,342)
   Proceeds from sales of loans held for sale. . . . . . . . . . . . . . . . . . . . .     4,593,009        555,905        904,439
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (82,646)       (11,216)       (30,152)
----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities . . . . . . . . . . . . . . . . . . . .        45,662        339,593      1,241,496
----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available for sale. . . . . . . . . . . . . . . . .    (1,866,067)    (2,532,901)            --
Proceeds from sales of investment securities available for sale. . . . . . . . . . . .       339,694        475,102             --
Proceeds from maturities of investment securities available for sale . . . . . . . . .     2,042,733      1,308,423             --
Purchases of investment securities held to maturity. . . . . . . . . . . . . . . . . .      (298,423)    (3,569,914)    (6,621,525)
Proceeds from maturities of investment securities held to maturity . . . . . . . . . .     2,267,517      4,419,600      5,672,666
Net increase in loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (1,119,035)    (2,230,534)      (426,727)
Proceeds from sales of loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --             --        128,897
Proceeds from sales of premises and equipment. . . . . . . . . . . . . . . . . . . . .        39,831         42,422         51,978
Purchases of premises and equipment. . . . . . . . . . . . . . . . . . . . . . . . . .      (186,825)       (77,909)      (145,660)
Net decrease in other earning assets . . . . . . . . . . . . . . . . . . . . . . . . .            --             --         45,756
Receipts (payments) related to dispositions and acquisitions, net of cash acquired . .      (452,200)     2,939,875         20,562
----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) by investing activities. . . . . . . . . . . . . . . . .       767,225        774,164     (1,274,053)
----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand, NOW, savings and money market accounts. . . . . . .    (1,574,792)      (731,521)       507,247
Net increase (decrease) in other time deposits . . . . . . . . . . . . . . . . . . . .       623,326        (97,642)    (2,219,862)
Net (decrease) increase in federal funds purchased and securities sold
   under agreements to repurchase. . . . . . . . . . . . . . . . . . . . . . . . . . .      (350,839)      (471,327)       759,087
Proceeds from issuance of short-term notes . . . . . . . . . . . . . . . . . . . . . .       425,000             --             --
Net increase (decrease) in other short-term borrowings . . . . . . . . . . . . . . . .       106,376        187,942        (50,980)
Principal repayments of long-term debt . . . . . . . . . . . . . . . . . . . . . . . .      (187,589)        (2,375)      (169,014)
Proceeds from issuance of long-term debt . . . . . . . . . . . . . . . . . . . . . . .       500,000         96,927        150,000
Issuances of common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        63,196         32,837         29,462
Repurchases of common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (365,229)       (83,073)        (4,474)
Cash dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (191,086)      (175,555)      (152,654)
----------------------------------------------------------------------------------------------------------------------------------
     Net cash used by financing activities . . . . . . . . . . . . . . . . . . . . . .      (951,637)    (1,243,787)    (1,151,188)
----------------------------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . .      (138,750)      (130,030)    (1,183,745)
Cash and cash equivalents, January 1 . . . . . . . . . . . . . . . . . . . . . . . . .     2,907,895      3,037,925      4,221,670
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, December 31 . . . . . . . . . . . . . . . . . . . . . . . .   $ 2,769,145    $ 2,907,895    $ 3,037,925
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993, INCOME TAXES OF $286
  MILLION, $193 MILLION AND $188 MILLION WERE PAID, RESPECTIVELY. INTEREST OF $1.2 BILLION, $880 MILLION AND $880 MILLION WAS PAID IN THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993, RESPECTIVELY.

DURING 1995, THE COMPANY ACQUIRED $1.1 BILLION OF NON-CASH ASSETS AND $602
  MILLION OF LIABILITIES. DURING 1994, THE COMPANY ACQUIRED $513 MILLION OF NON-CASH ASSETS AND $3.5 BILLION OF LIABILITIES. DURING 1993, THE COMPANY DISPOSED OF $749 MILLION OF NON-CASH ASSETS AND $704 MILLION OF LIABILITIES. THE COMPANY ALSO ACQUIRED $364 MILLION IN NON-CASH ASSETS AND $380 MILLION OF LIABILITIES IN 1993.

DURING 1995, 1994 AND 1993, $83 MILLION, $64 MILLION AND $149 MILLION OF LOANS
  WERE TRANSFERRED TO REAL ESTATE HELD FOR SALE, RESPECTIVELY.

DURING 1995, $2.8 BILLION OF INVESTMENT SECURITIES HELD TO MATURITY WERE
  TRANSFERRED TO INVESTMENT SECURITIES AVAILABLE FOR SALE (SEE NOTE C OF NOTES TO FINANCIAL STATEMENTS).

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE
  FINANCIAL STATEMENTS.


        46
-------------------
BARNETT BANKS, INC.

NOTES TO FINANCIAL STATEMENTS

A. SIGNIFICANT ACCOUNTING POLICIES

   Barnett provides financial services to consumers and businesses. Banking services are provided through 32 banks in Florida and South Georgia. Barnett's banks are complemented by non-bank affiliates providing support services and specialized financial services, including trust, brokerage, credit card, mortgage banking and consumer finance. Barnett's mortgage banking and consumer finance affiliates operate nationwide.

   The accounting and reporting policies of Barnett conform to generally accepted accounting principles and prevailing practices within the banking industry. Certain previously reported amounts have been reclassified to conform to current presentation.

   PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of the company and its affiliates. Material intercompany accounts and transactions have been eliminated.

   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosed amount of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   CASH AND CASH EQUIVALENTS Cash and cash equivalents includes cash and due from banks, securities purchased under agreements to resell and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

   SECURITIES Securities are classified as either held to maturity or available for sale. Investment securities held to maturity are those that the company has the positive intent and ability to hold to maturity and are carried at cost, adjusted for premiums and discounts that are recognized as interest income over the life of the security.

   Investment securities available for sale are carried at fair value. Unrealized holding gains and losses are reported net of taxes as a separate component of shareholders' equity.

   Gains and losses are recognized using the specific identification method upon realization or when impairment of value is deemed to be other than temporary.

   LOANS Non-refundable loan fees and certain direct loan origination costs are capitalized and recognized as a yield adjustment over the lives of the loans.

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

   ALLOWANCE FOR LOAN LOSSES The financial statements include an allowance for estimated losses on loans based on past loss experience and an evaluation of potential losses in the current loan portfolio.

   The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

   The company defines impaired loans as all non-performing loans except residential mortgages and small business loans. The allowance for loan losses related to impaired loans is determined by measuring the amount of impairment for these loans. Impairment is measured by comparing the recorded investment in the loan to the present value of expected future cash flows from the loan or to the fair value of the underlying collateral.

   PREMISES AND EQUIPMENT Premises and equipment, including leases meeting criteria for capitalization, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on a straight-line basis over the estimated useful life or lease term of each type of asset.

   PURCHASED MORTGAGE SERVICING RIGHTS The cost of mortgage servicing rights purchased is included in other assets and is amortized in proportion to and over the period of estimated net servicing revenues. The company evaluates the carrying value of the servicing portfolio on a disaggregated, undiscounted basis.

   INTANGIBLE ASSETS Intangible assets consist primarily of goodwill and core deposit intangibles. These intangible assets are generally being amortized on a straight-line basis over 10 to 25 years. The company reviews its intangible assets periodically for events or changes in circumstances that may indicate that the carrying amounts of the assets are not recoverable on an undiscounted cash flow basis.

   REAL ESTATE HELD FOR SALE Real estate held for sale includes properties acquired through, or in lieu of, loan foreclosure and operating premises no longer intended for business operations. Acquired premises designated for sale are included in other assets. Valuations are performed periodically and the real estate is carried at the lower of cost or appraised value minus estimated costs to sell. Credit losses arising at the time of foreclosure are charged against the allowance for loan losses. Any additional declines are charged to other expense and recorded in a valuation reserve on an asset by asset basis. No depreciation is recorded on real estate held for sale.

   INCOME TAXES The company and its eligible affiliates file consolidated federal and state income tax returns. Under a


                                                                  47
                                                          -------------------
                                                          BARNETT BANKS, INC.

NOTES TO FINANCIAL STATEMENTS


tax-sharing arrangement, income tax charges or credits are generally allocated to the company and each affiliate on the basis of their respective taxable income or loss included in the consolidated income tax returns.

   Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   DERIVATIVE FINANCIAL INSTRUMENTS The company uses interest rate swaps and floors to manage its interest rate sensitivity. The company accounts for these instruments on an accrual basis if the instrument can be demonstrated to effectively change the cash flows of a designated asset or liability and the designated asset or liability exposes the company to interest rate risk.

   Amounts to be paid or received under interest rate swaps and floors are recognized as interest income or expense of the related asset or liability. Gains and losses on early terminations of interest rate swaps and floors are deferred and amortized as an adjustment to the yield of the related asset or liability over the shorter of the remaining contract life or the maturity of the related asset or liability. If the related asset or liability is sold, the derivative financial instrument is marked to market and the resulting gain or loss is recognized in income in the same period.

   Interest rate swaps and floors that do not meet this criteria would be carried at market value, and changes in market value would be recognized in income.

   The company uses purchased option contracts to reduce its exposure to a decline in the value of its capitalized mortgage servicing asset as a result of interest rate movements. Premiums paid for option contracts are included in the carrying value of the related asset and amortized over the asset's expected life. Changes in the market value of option contracts are recognized in the same period as changes in the value of the related asset. Gains and losses on sales of option contracts are included in the carrying value of the related asset.

   The company acts as an intermediary in arranging interest rate swap transactions for customers. These are separate agreements that have offsetting payment streams and the same maturity, repricing dates and notional amounts. Net revenue related to these agreements is included in other income.

   REVENUE RECOGNITION Consumer finance income includes gains on the securitization and sale of home equity installment loans and servicing income on loans sold. The gains on sales of such loans represent the present value of servicing revenues in excess of a normal servicing fee over the expected average life of the loans, discounted at a market rate at the time of sale, adjusted for projected prepayments and expected foreclosure expenses. A corresponding asset, capitalized excess servicing income, is recorded at the time of sale and is included in other assets.

   Mortgage banking income includes servicing and other fees on residential mortgages sold, gains and losses on securitizations of mortgages, and gains on sales of servicing rights. Gains and losses on sales of mortgages are recognized at settlement date and are determined by the difference between sales proceeds and the carrying value of the mortgages.

   EARNINGS PER COMMON SHARE Primary earnings per common share is computed from net income after preferred stock dividends and is based on the weighted-average number of shares of common stock outstanding and common stock equivalents assumed outstanding during the year.

   Fully diluted shares outstanding includes the maximum dilutive effect of stock issuable upon conversion of convertible preferred stock and exercise of common stock options.

B. ACQUISITIONS

   In October 1995, the company acquired Community Bank of the Islands for 331,994 shares of Barnett common stock. This acquisition was accounted for as a pooling of interests. However, prior periods have not been restated as the acquisition was not material.

   In February 1995, the company acquired BancPLUS Financial Corporation, a national full service mortgage banking company, for $162 million. In addition to mortgage loans held for sale, the primary asset of BancPLUS was purchased mortgage servicing rights of $187 million. The purchase price in excess of net assets acquired was $113 million.

   In January 1995, the company acquired EquiCredit Corporation, a Jacksonville-based national consumer finance company, for $332 million. EquiCredit specializes in originating, securitizing and servicing fixed-rate consumer loans secured by first or second mortgages. The purchase price in excess of net assets acquired was $201 million.

   In December 1994, the company assumed $3.4 billion in deposits of the Florida franchise of Glendale Federal Bank, FSB for $244 million.

   In October 1994, the company completed the acquisition of Loan America Financial Corporation, a Miami-based national wholesale mortgage banking company with a $4 billion servicing portfolio, for $59 million.

   In December 1993, the company completed a transaction to exchange its Atlanta franchise for Bank South Corporation's Pensacola banking affiliate, common stock and cash, with an aggregate value of $125 million. Bank South's Pensacola affiliate had assets of $417 million. The company's Atlanta franchise had assets of $820 million.

   Unless otherwise noted, all of the above acquisitions were accounted for as purchases. Accordingly, results are included from the date acquired.

   The company divested certain processing and servicing units in 1993. Results for 1993 included aggregate gross revenues of approximately $25.9 million and aggregate expenses of $29.3 million prior to the date of these divestitures. There was no significant gain or loss resulting from these transactions.


       48
-------------------
BARNETT BANKS, INC.

                                              NOTES TO FINANCIAL STATEMENTS

C. INVESTMENT SECURITIES



                                                          HELD TO MATURITY
                                      ----------------------------------------------------
                                                               1995
                                      ----------------------------------------------------
                                      AMORTIZED      UNREALIZED     UNREALIZED        FAIR
December 31--Dollars in Thousands          COST      GROSS GAIN     GROSS LOSS       VALUE
------------------------------------------------------------------------------------------
U.S. Treasury securities......               --              --             --          --
Obligations of states and
  political subdivisions......         $200,960         $15,122            $16    $216,066
Other U.S. Government
  agencies and corporations...               --              --             --          --
Mortgage-backed securities(1).               --              --             --          --
Other securities..............               --              --             --          --
------------------------------------------------------------------------------------------
      Total...................         $200,960         $15,122            $16    $216,066
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


                                                                          HELD TO MATURITY
                                         ----------------------------------------------------------------------
                                                                   1994                                  1993
                                         -------------------------------------------------------      ---------
                                         Amoritized     Unrealized     Unrealized           Fair      Amortized
December 31--Dollars in Thousands              Cost     Gross Gain     Gross Loss          Value           Cost
---------------------------------------------------------------------------------------------------------------
U.S. Treasury securities......           $1,269,110           $382       $ 24,077     $1,245,415     $1,595,948
Obligations of states and
  political subdivisions......              639,265         23,891            613        662,543        784,931
Other U.S. Government
  agencies and corporations...              254,637             23          2,662        251,998        381,454
Mortgage-backed securities(1).            2,164,292             72         64,028      2,100,336      2,403,026
Other securities..............              617,504             19         13,149        604,374        623,554
---------------------------------------------------------------------------------------------------------------
      Total...................           $4,944,808        $24,387       $104,529     $4,864,666     $5,788,913
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------




                                                       AVAILABLE FOR SALE
                                      ----------------------------------------------------
                                                             1995
                                      ----------------------------------------------------
                                      AMORTIZED      UNREALIZED     UNREALIZED        FAIR
December 31--Dollars in Thousands          COST      GROSS GAIN     GROSS LOSS       VALUE
------------------------------------------------------------------------------------------
U.S. Treasury securities.......      $2,219,790         $35,283    $  1,007     $2,254,066
Obligations of states and
  political subdivisions.......          11,998             634          24         12,608
Other U.S. Government
  agencies and corporations....         398,351           3,149       3,881        397,619
Mortgage-backed securities(1)..       1,562,746           9,916       6,417      1,566,245
Other securities...............         880,294          23,261       1,052        902,503
------------------------------------------------------------------------------------------
      Total....................      $5,073,179         $72,243     $12,381     $5,133,041
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


                                                                    AVAILABLE FOR SALE
                                      ----------------------------------------------------------------------
                                                               1994                                  1993
                                      -------------------------------------------------------      ---------
                                      Amoritized     Unrealized     Unrealized           Fair           Fair
December 31--Dollars in Thousands           Cost     Gross Gain     Gross Loss          Value          Value
------------------------------------------------------------------------------------------------------------
U.S. Treasury securities.......       $1,905,203        $   76         $35,272     $1,870,007     $  924,913
Obligations of states and
  political subdivisions.......           11,489           185             718         10,956          8,648
Other U.S. Government
  agencies and corporations....          175,871            --           7,255        168,616         16,375
Mortgage-backed securities(1)..          236,689             1           4,820        231,870        386,281
Other securities...............          454,056         8,406           5,311        457,151        714,685
------------------------------------------------------------------------------------------------------------
      Total....................       $2,783,308        $8,668         $53,376     $2,738,600     $2,050,902
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------


(1) BALANCE IS COMPRISED SUBSTANTIALLY OF GOVERNMENT-GUARANTEED MORTGAGE SECURITIES.

   As a result of a Financial Accounting Standards Board (FASB) interpretation allowing a one-time transfer of securities from the held-to-maturity category, investment securities held to maturity with an amortized cost of $2.8 billion and net unrealized appreciation of $7.5 million were transferred to available for sale on December 7, 1995. TABLE 3, "Maturity Of Investment Securities," on page 20 of the MANAGEMENT DISCUSSION shows the amortized cost and fair value of investment securities by contractual maturity, except for mortgage-backed and asset-backed securities which are presented at their expected maturities. Gross gains on sales of investment securities available for sale in 1995 and 1994 were $6.3 million and $.7 million, respectively, and gross losses were $1.3 million and $12.8 million, respectively. Gross gains and losses on sales of investment securities in 1993 were $2.5 million and $4.6 million, respectively.

   Taxable interest income was $340.0 million, $326.0 million and $301.8 million in 1995, 1994 and 1993, respectively. Non-taxable interest income was $35.7 million, $61.5 million and $73.3 million in 1995, 1994 and 1993, respectively.

   Securities with an amortized cost of approximately $2.9 billion on December 31, 1995 were pledged to secure public deposits and for other purposes.

D. LOANS


December 31--Dollars in Thousands
Net of Unearned Income                      1995              1994             1993           1992            1991
-------------------------------------------------------------------------------------------------------------------
Commercial, financial and
 agricultural...................     $ 4,693,010       $ 4,445,841      $ 4,086,754    $ 4,230,765     $ 4,664,751
Real estate construction........         912,359           929,229          853,602      1,265,999       1,909,687
Commercial mortgages............       2,181,327         2,379,309        2,624,555      3,201,363       3,599,568
Residential mortgages(1)........      10,891,412        10,555,563        9,449,457      8,946,836       7,804,764
Installment.....................       9,264,037         8,116,982        7,107,845      6,636,917       6,613,249
Bank card.......................       1,783,420         1,375,292        1,127,784      1,057,599       1,105,952
Credit lines....................         760,434           718,937          679,789        711,362         724,101
-------------------------------------------------------------------------------------------------------------------
     Total......................     $30,485,999       $28,521,153      $25,929,786    $26,050,841     $26,422,072
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) AT DECEMBER 31, 1995, RESIDENTIAL MORTGAGES OF $1.5 BILLION WERE PLEDGED AS COLLATERAL TO SECURE DEBT OF BANKING SUBSIDIARIES.


                                                                  49
                                                          -------------------
                                                          BARNETT BANKS, INC.

NOTES TO FINANCIAL STATEMENTS

E. ALLOWANCES FOR LOSSES


Dollars in Thousands                     1995            1994            1993
------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Beginning balance...............    $ 501,447       $ 521,827        $ 547,716
Recoveries......................       50,889          56,135           60,591
Provision expense...............      122,531          74,049          120,410
Loans charged off...............     (172,879)       (148,450)        (202,395)
Other, net......................        3,160          (2,114)          (4,495)
------------------------------------------------------------------------------
    Ending balance..............    $ 505,148       $ 501,447        $ 521,827
------------------------------------------------------------------------------
------------------------------------------------------------------------------


   At December 31, 1995, impaired loans totaled $79 million. Of that amount, approximately $50 million in impaired loans had related reserves of $10 million. An additional $29 million in impaired loans were determined to be carried at or below fair value of the underlying collateral and, accordingly, had no reserves. The allowance for loan losses is established to cover potential losses inherent in the portfolio as a whole.

   The company recognizes income on impaired loans primarily on the cash basis. Any change in the present value of expected cash flows is recognized through the allowance for loan losses. For the year ended December 31, 1995, the average carrying amount of impaired loans was $117 million, on which the company recognized income of $7.1 million.

   The company recognizes any estimated potential decline in the value of real estate held for sale between appraisal dates on an asset-by-asset basis through periodic additions to the allowance for losses on real estate held for sale. Writedowns charged against this reserve are taken when the related real estate is sold at a loss.


Dollars in Thousands                     1995            1994            1993
------------------------------------------------------------------------------
ALLOWANCE FOR LOSSES ON
REAL ESTATE HELD FOR SALE
Beginning balance..............      $ 40,778         $ 65,165        $ 23,250
Provision expense..............         2,145            5,149          68,081
Dispositions, net..............       (16,966)         (29,536)        (26,166)
------------------------------------------------------------------------------
      Ending balance...........      $ 25,957         $ 40,778        $ 65,165
------------------------------------------------------------------------------
------------------------------------------------------------------------------


F. NON-PERFORMING ASSETS

                                                                        Real
                                            Non-      Reduced-        Estate
                                         Accrual          Rate          Held
December 31--Dollars in Thousands          Loans         Loans      for Sale        Total
-----------------------------------------------------------------------------------------
1995
Recorded investment.................    $167,821        $2,447       $67,630     $237,898
Interest at contracted rates(1).....      16,612           200            --       16,812
Interest recorded as income.........       5,817           220            --        6,037
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
1994
Recorded investment.................    $198,212        $2,243       $90,407     $290,862
Interest at contracted rates(1).....      18,200           208            --       18,408
Interest recorded as income.........       6,703           193            --        6,896
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) INTEREST INCOME THAT WOULD HAVE BEEN RECORDED IF THE LOANS HAD BEEN CURRENT AND IN ACCORDANCE WITH THEIR ORIGINAL TERMS.


G. PREMISES AND EQUIPMENT


December 31--Dollars in Thousands                      1995             1994
----------------------------------------------------------------------------
Land........................................       $  205,597     $  207,244
Buildings and leasehold improvements........        1,003,044        921,089
Furniture and equipment.....................          494,152        456,345
Capitalized leases..........................           28,274         27,040
Construction in progress and real estate
 for future expansion.......................           67,563         57,291
----------------------------------------------------------------------------
      Total cost............................        1,798,630      1,669,009
Less: Accumulated depreciation and
  amortization..............................         (720,573)      (653,822)
----------------------------------------------------------------------------
        Total...............................       $1,078,057     $1,015,187
----------------------------------------------------------------------------
----------------------------------------------------------------------------


   The company enters into operating leases for equipment and facilities in the normal course of business. The following is a schedule of future minimum rental payments required under operating leases having initial or remaining non-cancelable lease terms in excess of one year at December 31, 1995:



Dollars in Thousands                          Amount
----------------------------------------------------
1996....................................     $70,011
1997....................................      57,496
1998....................................      44,325
1999....................................      30,765
2000....................................      16,261
Later years.............................      45,278
----------------------------------------------------
   Total minimum payments required......    $264,136
----------------------------------------------------
----------------------------------------------------


        50
-------------------
BARNETT BANKS, INC.

                                                  NOTES TO FINANCIAL STATEMENTS

H. SHORT-TERM BORROWINGS


                                                                   Securities
                                                   Federal          Sold Under                             Other
                                                     Funds          Agreements      Commercial        Short-term
December 31--Dollars in Thousands                Purchased       to Repurchase           Paper        Borrowings
----------------------------------------------------------------------------------------------------------------
1995
Balance.....................................     $  148,711         $  750,956        $669,766          $509,516
Maximum indebtedness at any month end.......      1,422,988          1,118,335         775,591           882,567
Daily average indebtedness outstanding......        759,580            824,984         418,455           504,327
Average rate paid for the year..............           5.99%              5.49%           6.12%             6.26%
Average rate on period-end borrowings.......           5.79               5.20            5.87              5.82
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
1994
Balance.....................................     $  119,854         $1,130,652        $  6,199          $397,199
Maximum indebtedness at any month end.......      1,469,131          2,191,536          18,551           397,199
Daily average indebtedness outstanding......        782,577          1,409,128           8,295           116,395
Average rate paid for the year..............           4.53%              4.13%           3.81%             4.64%
Average rate on period-end borrowings.......           5.82               5.41            5.80              5.62
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
1993
Balance.....................................     $  170,561         $1,551,272        $  5,457          $104,721
Maximum indebtedness at any month end.......        350,937          1,551,272          18,016           193,362
Daily average indebtedness outstanding......        238,413            704,017          10,618            97,227
Average rate paid for the year..............           2.98%              2.55%           2.88%             3.99%
Average rate on period-end borrowings.......           3.00               2.06            3.01              2.76
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


   On April 1, 1995, the company entered into a four-year revolving credit agreement with several financial institutions in connection with its commercial paper program. At December 31, 1995, $760 million was available under these back-up lines of credit. No borrowings were made under this agreement in 1995.

I. LONG-TERM DEBT


December 31--Dollars in Thousands                         1995             1994
-------------------------------------------------------------------------------
7.75% Sinking Fund Debentures, due 1997,
  with annual sinking fund payments of
  $700,000 through 1996.........................    $   10,200         $ 10,900
Less: Face value of debentures repurchased and
  held for future retirements...................          (772)          (1,472)
-------------------------------------------------------------------------------
   Total outstanding............................         9,428            9,428
8.50% Subordinated Capital Notes, due 1999......       200,000          200,000
Medium-term notes, due in varying maturities
  through 2003, with interest from a
  floating 5.805% to a fixed 10.00%.............       551,150          226,900
9.875% Subordinated Capital Notes, due 2001.....       100,000          100,000
6.90% Subordinated Capital Notes, due 2005......       150,000               --
10.875% Subordinated Capital Notes, due 2003....        55,000           55,000
8.50% Subordinated Capital Notes, due 2007......       100,000          100,000
Mortgage Collateralized Bonds, due 1996, with
  interest from a floating 6.348%...............        12,886           71,927
Capitalized lease obligations...................        12,350           13,421
-------------------------------------------------------------------------------
     Total......................................    $1,190,814         $776,676
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   The maturities and sinking fund requirements of long-term debt for the next five years, not met by repurchases of debentures and exclusive of capitalized lease obligations, are $212.5 million for 1996, $159.4 million for 1997, $201.0 million for 1998 and $200.0 million for 1999. There are no payments due in 2000.


J. SHAREHOLDERS' EQUITY

   The company currently has outstanding 1,947,057 shares of Series A $4.50 Cumulative Convertible Preferred Stock, each convertible into 1.8868 shares of common stock. The stock is redeemable at the option of the company on or after April 15, 1996 at $52.25 per share and at decreasing prices thereafter to $50 per share on or after March 31, 2001.

   On December 31, 1995, the company also had 11,164 shares of Series B $2.50 Cumulative Convertible Preferred Stock outstanding, each convertible into
2.5988 shares of common stock. The stock's earliest redemption date was December 7, 1991 and can be redeemed at the holder's option after 1996.

   In October 1995, the company called for redemption of its Series C $4.00 Cumulative Convertible Preferred Stock. As of December 31, 1995, substantially all of those shares were converted into common shares.

   On December 31, 1995, a total of 14,912,836 shares of common stock were reserved for future issuance in connection with the shareholder investment, employee benefit and long-term incentive plans and conversions of preferred stock.

   The company has awarded options to purchase common stock to certain officers of the company and its affiliates under long-term incentive plans that provide for a maximum


                                                                  51
                                                          -------------------
                                                          BARNETT BANKS, INC.

NOTES TO FINANCIAL STATEMENTS


grant of 7,500,000 shares. All options granted are for a term of 10 years and, subject to limited exceptions, are not exercisable before the third anniversary of the date of grant. At December 31, 1995, there were 3,292,437 shares available for future option grants.

   Options outstanding and the activity for 1995 and 1994 are presented below:

                                              NUMBER               OPTION
1995                                        OF SHARES               PRICE
---------------------------------------------------------------------------
Beginning balance.....................      4,202,272      $13.30 - $46.13
Granted...............................        861,986       43.81 -  58.25
Exercised.............................       (635,874)      13.30 -  42.75
Cancelled.............................        (85,262)      18.38 -  46.13
---------------------------------------------------------------------------
     Ending balance...................      4,343,122      $18.38 - $58.25
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Options which became exercisable
  during the year.....................        519,171      $34.00 - $42.63
Options exercisable at December 31....      1,769,117       18.38 -  42.63
---------------------------------------------------------------------------
---------------------------------------------------------------------------


                                               Number              Option
1994                                        of Shares               Price
---------------------------------------------------------------------------
Beginning balance.....................      3,846,634      $ 9.13 - $45.38
Granted...............................        775,340       40.88 -  46.13
Exercised.............................       (302,774)       9.13 -  42.63
Cancelled.............................       (116,928)      16.50 -  45.38
---------------------------------------------------------------------------
     Ending balance...................      4,202,272      $13.30 - $46.13
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Options which became exercisable
 during the year......................        656,000      $18.38 - $45.38
Options exercisable at December 31....      1,887,171       13.30 -  45.38
---------------------------------------------------------------------------
---------------------------------------------------------------------------


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

   The ESOP shares as of December 31 were as follows:

                                               1995            1994
-------------------------------------------------------------------
Allocated...........................      2,061,533       1,646,228
Unallocated.........................      2,317,067       2,732,372
-------------------------------------------------------------------
     Total ESOP shares..............      4,378,600       4,378,600
-------------------------------------------------------------------
-------------------------------------------------------------------

   The company has a restricted stock grant plan under which key employees are awarded shares of the company's common stock subject to certain restrictions. Certain time-based awards provide that restrictions lapse beginning on the third anniversary of the date of the agreement awarding such restricted stock. Certain performance-based awards provide that specific performance criteria must be met in order for restrictions to lapse. As of December 31, 1995, 172,500 grants (50% of which were time-based and 50% of which were performance-based) were outstanding with an average grant price of $42.


K. RETIREMENT AND BENEFIT PLANS

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

   The components of 1995, 1994 and 1993 net periodic pension cost for the plan are shown below:


Dollars in Thousands                                1995         1994         1993
-----------------------------------------------------------------------------------
Service cost for benefits earned
  during the year........................       $ 11,740     $ 13,398     $ 11,596
Interest cost on projected benefit
  obligations............................         24,700       20,539       19,363
Actual return on plan assets.............        (71,806)       8,971      (25,881)
Net amortization and deferral............         39,527      (38,181)        (778)
-----------------------------------------------------------------------------------
    Net periodic pension cost
      and pension expense................       $  4,161     $  4,727     $  4,300
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------


   The following table sets forth the funded status of the pension plan and amounts recognized in the STATEMENTS OF FINANCIAL CONDITION:



December 31--Dollars in Thousands                    1995         1994          1993
------------------------------------------------------------------------------------
Actuarial present value:
   Accumulated
     benefit obligation(1)...................   $(305,296)    $(226,145)   $(220,099)
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
   Projected benefit obligation..............   $(369,419)    $(272,309)   $(266,271)
Plan assets at fair value....................     362,143       276,003      280,238
------------------------------------------------------------------------------------
Plan assets (less than) in excess
  of projected benefit obligation............      (7,276)        3,694       13,967
Unrecognized net loss........................      74,850        41,168       29,147
Unrecognized prior service cost..............       2,165         2,297       (5,095)
Unrecognized net asset at adoption
  of SFAS No. 87, net of
  amortization...............................     (22,646)      (26,458)     (30,271)
------------------------------------------------------------------------------------
     Prepaid pension cost....................   $  47,093     $   20,701   $   7,748
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1)  INCLUDES VESTED AMOUNTS OF $287,975, $213,237 AND  $208,819 IN 1995, 1994
     AND 1993, RESPECTIVELY.

   Assumptions used to determine the actuarial present value of benefit obligations were as follows:



December 31                                       1995         1994          1993
---------------------------------------------------------------------------------
Weighted-average discount rate.............       7.3%         8.9%          7.5%
Increase in compensation levels............       4.0          4.5           4.0
Expected long-term return on assets........       9.5          9.0           9.0
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

        52
-------------------
BARNETT BANKS, INC.

                                               NOTES TO FINANCIAL STATEMENTS


   At December 31, 1995, the plan's assets consisted primarily of investments in pooled-equity and fixed-income funds.

   The company also maintains a non-qualified supplemental retirement plan for certain officers of the company. The plan, which is unfunded, provides benefits in excess of that permitted to be paid by the company's pension plan under the provisions of the tax law. Supplemental retirement benefits are based on the participant's compensation during the last two years of employment. Plan cost was $4.2 million for 1995, $3.8 million for 1994 and $2.2 million for 1993. At December 31, 1995, 1994 and 1993, the projected benefit obligation was $31.2 million, $25.7 million and $24.5 million, respectively. The accrued liability for the plan at December 31, 1995, 1994 and 1993 was $19.2 million, $16.2 million and $13.2 million, respectively.


   The company also has 401(k) defined contribution plans in which substantially all employees are eligible to participate. The company makes matching contributions to these plans, up to a maximum of 6% of employees' compensation. The company's contributions were $20.2 million in 1995 and $16.3 million in both 1994 and 1993.

   The company also provides health care and life insurance benefits to employees who retire from the company at age 55 or later and meet certain minimum service requirements. The post-retirement health care plan is contributory, with retirees' contributions adjusted annually to reflect certain cost-sharing provisions of the plan. The post-retirement life insurance plan is non-contributory.

   The components of net periodic post-retirement benefits cost are shown below:


Dollars in Thousands                                1995         1994         1993
----------------------------------------------------------------------------------
Service cost...............................      $   734       $1,026       $  909
Interest cost..............................        2,683        2,782        2,712
Actual return on plan assets...............       (1,563)          52         (291)
Net amortization and deferral..............          883         (253)         (22)
----------------------------------------------------------------------------------
    Net periodic post-retirement
      benefit cost.........................      $ 2,737       $3,607       $3,308
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

  The following table sets forth the funded status of the post-retirement plans and amounts recognized in the STATEMENTS OF FINANCIAL CONDITION:


Dollars in Thousands                                 1995         1994         1993
-----------------------------------------------------------------------------------
Accumulated post-retirement
  benefit obligation:
  Retirees..................................     $(24,386)    $(22,372)    $(26,735)
  Fully eligible active plan participants...         (509)        (306)        (968)
  Other active plan participants............      (11,553)      (7,608)      (9,859)
-----------------------------------------------------------------------------------
     Total..................................      (36,448)     (30,286)     (37,562)
Plan assets at fair value...................       11,051        5,206        3,162
-----------------------------------------------------------------------------------
Accumulated post-retirement benefit
  obligation in excess of plan assets.......      (25,397)     (25,080)     (34,400)
Unrecognized prior service cost.............         (609)         359          369
Unrecognized net (gain) loss................         3,536      (1,797)       5,891
-----------------------------------------------------------------------------------
Accrued post-retirement benefit cost........      $(22,470)   $(26,518)    $(28,140)
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

   A 10% health-care-cost-trend rate was assumed for 1995, gradually decreasing to 5.0% by the year 2003 and remaining constant thereafter. Increasing the assumed health-care-cost-trend rate by one percentage point would increase the accumulated post-retirement benefit obligation at December 31, 1995 by $1.0 million and increase the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for 1995 by $100,000. A discount rate of 7.25% was used to determine the accumulated post-retirement benefit obligation. The plan's assets at December 31, 1995 consisted primarily of investments in pooled-equity and fixed-income funds.

L. OTHER EXPENSE


Dollars in Thousands                                1995            1994           1993
-----------------------------------------------------------------------------------------
Advertising and marketing...................    $ 33,519        $ 29,301        $ 27,773
Amortization of intangibles.................      52,794          36,576          43,596
Communications..............................      40,986          33,745          34,875
Expenses and provision
  on real estate held for sale..............      12,112          16,072          92,447
FDIC assessments............................      43,227          71,409          78,559
Franchise and credit card...................      20,430          16,447          17,955
Outside computer services...................      43,189          36,708          26,066
Postage.....................................      26,326          23,177          26,048
Stationery, printing, supplies..............      20,397          15,767          22,702
Insurance, taxes and other..................     195,781         179,574         186,428
-----------------------------------------------------------------------------------------
     Total..................................    $488,761        $458,776        $556,449
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------


M. FEDERAL AND STATE INCOME TAXES

   The provisions for income taxes reflected in the STATEMENTS OF INCOME are detailed below:


Dollars in Thousands                                1995         1994(1)            1993
-----------------------------------------------------------------------------------------
Current tax expense:
   Federal................................      $250,797        $178,562         $191,239
   State..................................        28,925          20,297           19,327
-----------------------------------------------------------------------------------------
      Total current.......................       279,722         198,859          210,566
-----------------------------------------------------------------------------------------
Deferred tax expense (benefit):
   Federal................................         6,184          47,943           (3,388)
   State..................................           387           3,032              304
-----------------------------------------------------------------------------------------
      Total deferred......................         6,571          50,975           (3,084)
-----------------------------------------------------------------------------------------
      Total income tax expense............      $286,293        $249,834         $207,482
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) RECLASSIFIED TO REFLECT ACTUAL TAX RETURN AS FILED.


                                                                  53
                                                          -------------------
                                                          BARNETT BANKS, INC.

NOTES TO FINANCIAL STATEMENTS

   The difference between federal income tax computed at the statutory rate and the actual tax provision is shown below:



Dollars in Thousands                                1995            1994           1993
----------------------------------------------------------------------------------------
Income before taxes.......................      $819,594        $737,805        $628,476
----------------------------------------------------------------------------------------
Tax at the statutory rate................        286,858         258,232         219,967
----------------------------------------------------------------------------------------
Increase (decrease) in taxes:
  Tax-exempt interest
    and dividends........................        (20,982)        (28,778)        (33,653)
  State income tax, net of
    federal benefit......................         18,211          15,163          12,760
  Disallowed interest expense............          2,743           2,610           2,592
  Non-deductible expenses................         11,679           6,636           9,029
  Other..................................        (12,216)         (4,029)         (3,213)
----------------------------------------------------------------------------------------
      Total decrease in taxes............           (565)         (8,398)        (12,485)
----------------------------------------------------------------------------------------
      Total income tax expense...........       $286,293        $249,834        $207,482
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
      Effective tax rate.................           34.9%           33.9%           33.0%
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------


  Deferred income taxes reflect the impact of differences between the financial statement and tax bases of assets and liabilities and available tax carryforwards. The tax effect of temporary differences and tax carryforwards which create deferred tax assets and liabilities are detailed below:


December 31--Dollars in Thousands                    1995         1994(1)            1993
-----------------------------------------------------------------------------------------
Deferred tax assets:
  Loan loss reserve...........................   $177,345        $173,314        $183,076
  Writedown of real estate
    held for sale.............................     28,737          22,654          29,538
  Employee benefits...........................     23,206          16,142          18,354
  Loan fees and expenses......................         --           7,433          11,220
  Capital loss carryforward...................         --           3,756           5,160
  SFAS No. 115 equity adjustment..............         --          17,710              --
  Other.......................................     38,259          28,358          22,478
-----------------------------------------------------------------------------------------
      Gross deferred tax assets...............    267,547         269,367         269,826
  Valuation allowance.........................     (3,591)         (4,087)         (5,820)
-----------------------------------------------------------------------------------------
      Gross deferred tax assets net
        of valuation allowance................    263,956         265,280         264,006
-----------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation................................     43,793          41,841          31,077
  Leasing.....................................      9,055           7,355           7,265
  Intangibles.................................      6,919          17,205          19,244
  Interest income.............................      7,559          12,535          18,740
  Loan servicing..............................     52,581          13,938              --
  Securitization..............................     40,918           5,563              --
  SFAS No. 115 equity adjustment..............     21,620              --              --
  Other.......................................     22,464          35,206          17,178
-----------------------------------------------------------------------------------------
      Gross deferred tax liabilities..........    204,909         133,643          93,504
-----------------------------------------------------------------------------------------
      Net deferred tax asset..................   $ 59,047        $131,637        $170,502
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1)  RECLASSIFIED TO REFLECT ACTUAL TAX RETURNS AS FILED.

   The company's $59 million net deferred tax asset includes a valuation allowance of $3.1 million for pre-affiliation federal and state net operating loss carryforwards and $.5 million for other carryforward benefits.

   During 1995, the net deferred tax asset decreased $39.3 million due to fair value adjustments recorded in equity under SFAS No. 115 and $26.7 million as a result of acquisitions.

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


N. EARNINGS PER COMMON SHARE

   The weighted-average number of shares used in the computation of earnings per common share is as follows:



Dollars in Thousands                               1995            1994            1993
----------------------------------------------------------------------------------------
PRIMARY SHARES
Average common shares
  outstanding...........................       96,535,240      97,262,496     97,182,222
Common shares assumed
  outstanding to reflect
  dilutive effect of:
  Convertible preferred stock...........           31,266          34,468         40,205
  Common stock options..................          980,902         784,227        960,690
----------------------------------------------------------------------------------------
      Total.............................       97,547,408      98,081,191     98,183,117
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Adjustments for preferred
  stock dividends.......................      $    15,861     $    18,200    $    18,200
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------


                                                   1995            1994            1993
----------------------------------------------------------------------------------------
FULLY DILUTED SHARES
Average common shares
  outstanding ..........................      96,535,240      97,262,496      97,182,222
Common shares assumed
  outstanding to reflect
  dilutive effect of:
  Convertible preferred stock...........       5,994,701       6,719,408       6,725,145
  Common stock options..................       1,449,796         784,227         960,690
----------------------------------------------------------------------------------------
      Total.............................     103,979,737     104,766,131     104,868,057
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------



O. DERIVATIVE FINANCIAL INSTRUMENTS

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



       54
-------------------
BARNETT BANKS, INC.

                                         NOTES TO FINANCIAL STATEMENTS


   The company's current derivative portfolio has a notional amount of $3.9 billion. This portfolio consists of $3.1 billion of interest rate swaps, $250 million of interest rate floors and $500 million of options to purchase securities. Most of the company's swaps involve receipt of fixed cash flows in exchange for variable (primarily LIBOR-based) cash flows. These swaps are linked to prime rate loans and create a net fixed-rate cash flow. The swaps and floors were executed to reduce the company's risk to flat or falling interest rates. The company purchased options to buy U.S. Treasury securities in order to reduce its exposure to the impact of falling interest rates on the value of its capitalized mortgage servicing asset.

   Approximately $2.8 billion of the interest rate swap portfolio is fixed-term non-amortizing interest rate swaps, $1.0 billion of which mature in early 1996 and $1.8 billion of which mature beginning September 1996 through January 1998.

   During 1995, the company terminated prior to maturity $1.75 billion of interest rate floors, resulting in a net gain of $24 million. This gain was deferred and will be amortized in 1996 and 1997, the period over which the floors were intended to provide protection from falling rates.

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


                                                                                Weighted Average Interest Rate
                                                                      ------------------------------------------------    Average
                                         Notional    Replacement     Receive                    Pay                      Maturity
December 31--Dollars in Millions           Amount          Value        Rate(1)    Index       Rate(1)    Index          In Years
---------------------------------------------------------------------------------------------------------------------------------
1995
Interest rate swaps:
   Basis swap.........................     $   50         $  .49        5.75%      LIBOR      4.81%         CMT            2.08
   Generic swaps:
     Receive fixed....................      2,540          12.19        5.21       FIXED      5.83        LIBOR            1.02
     Pay fixed........................        267          (1.97)       5.84       LIBOR      6.38        FIXED            1.73
   Index-principal swaps..............        250           (.29)       4.47       FIXED      5.94        LIBOR             .08(2)
Interest rate floors..................        250           4.51        6.00(3)    LIBOR        --           --            2.00
Options to purchase securities........        500           9.74          --                    --                          .20
---------------------------------------------------------------------------------------------------------------------------------
Total.................................     $3,857         $24.67        5.27%                 5.87%                         .98
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
1994
Interest rate swaps:
   Basis swap.........................     $   50         $ 1.46        6.00%      LIBOR      6.85%         CMT            3.08
   Generic swaps:
     Receive fixed....................      1,040         (34.36)       4.38       FIXED      5.56        LIBOR            1.14
     Pay fixed........................        167           4.30        6.07       LIBOR      6.71        FIXED            2.91
   Index-principal swaps..............      1,010         (78.33)       4.64       FIXED      5.72        LIBOR            2.48(2)
Interest rate floors..................      2,000           2.76        6.00(3)    LIBOR        --           --            3.00
---------------------------------------------------------------------------------------------------------------------------------
Total.................................     $4,267       $(104.17)       5.29%                 5.75%                        2.42
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1)  BASED UPON CONTRACTUAL RATES AT DECEMBER 31.
(2)  THE MATURITY OF INDEX-PRINCIPAL SWAPS CAN EXTEND TO A MAXIMUM AVERAGE OF
     1.57 YEARS AT DECEMBER 31, 1995 AND  2.59 YEARS AT DECEMBER 31, 1994.
(3) THE COMPANY RECEIVES INTEREST EQUAL TO THE AMOUNT BY WHICH LIBOR IS LESS THAN 6.00%.


P. OFF-BALANCE-SHEET RISK AND CONTINGENT
   LIABILITIES

   The company originates financial instruments with off-balance-sheet risk in the normal course of business, primarily to reduce the company's exposure to interest rate changes as described in NOTE O and to meet the financing needs of its customers. These financial instruments include commitments to extend credit, letters of credit and assets sold with recourse and involve varying degrees of credit risk in excess of the amounts reflected in the STATEMENTS OF FINANCIAL CONDITION.

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


                                                                  55
                                                          -------------------
                                                          BARNETT BANKS, INC.

NOTES TO FINANCIAL STATEMENTS

   The company originates and services residential mortgage loans and home equity loans to be sold in the secondary market. Some of these loans are sold with provisions for recourse. Residential mortgages sold with recourse are conventional mortgages underwritten by the company in accordance with its usual credit and collateral policies.

   The company's exposure to credit loss in the event of non-performance by the other party to commitments to extend credit, standby letters of credit, commercial letters of credit and loans sold with recourse is represented by the contractual or notional amount of these instruments. As these off-balance-sheet financial instruments have essentially the same credit risk involved in extending loans, the company generally uses the same credit and collateral policies in making these commitments and conditional obligations as it does for balance sheet instruments. Since many of the commitments to extend credit, standby letters of credit, commercial letters of credit and loans sold with recourse are expected to expire without being drawn upon, the contractual or notional amounts do not necessarily represent future cash requirements.

   At December 31, 1995 and 1994, financial instruments having potential credit risk in excess of that reported in the STATEMENTS OF FINANCIAL CONDITION are as follows:


Contractual or Notional Amounts--
Dollars in Thousands                                  1995             1994
----------------------------------------------------------------------------
Commitments to extend credit..............     $15,258,002      $13,414,879
Standby letters of credit and
  financial guarantees....................         608,138          486,210
Commercial letters of credit..............          64,938           80,646
Loans sold with recourse..................       2,183,056          109,836
Commitments to sell loans.................       1,063,812           22,415
----------------------------------------------------------------------------
----------------------------------------------------------------------------

   Included in the above table are $1.9 billion of loans sold under EquiCredit's securitization program on which the maximum contingent risk is limited to $58 million as of December 31, 1995. At December 31, 1995, EquiCredit had $28 million in other liabilities related to loans held with recourse.

   The company has $4.4 billion of deposits resulting from thrift acquisitions that are insured through the Savings Association Insurance Fund
(SAIF). These deposits maintained their $.23 per $100 assessment, though legislation has been proposed which would reduce the SAIF assessment from $.23 to $.04 for well capitalized institutions. The current legislation, if enacted, would result in a one-time assessment of approximately 80 basis points to be charged on 80% of SAIF deposits. Any assessment will depend on enactment of final legislation.

   The company and its affiliates are parties to various legal and administrative proceedings and claims. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims pending or known to be threatened will not have a material adverse effect on the company's consolidated financial position.


Q. FAIR VALUE OF FINANCIAL INSTRUMENTS

   Fair values are based upon quoted market prices, when available. In cases where quoted market prices are not available, fair values are based on estimates using present value or other techniques, all of which may be significantly affected by the assumptions used. Therefore, these values may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable from offering for sale at one time the company's entire holdings of a particular financial instrument. Any unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

   The value of certain non-financial items, which include trust and credit card relationships, core deposit intangibles, mortgage servicing on portfolio loans and purchased mortgage servicing rights, is significantly in excess of their aggregate carrying amounts. However, the company also believes their value is often only reliably determinable in arms-length transactions and may vary significantly depending on specific circumstances. For these reasons, no fair value estimates of these non-financial instruments are disclosed. As a result, the following fair values are not comprehensive and therefore do not reflect the underlying value of the company.

   The following methods and assumptions were used to estimate the fair value of each material class of financial instruments:

   CASH AND CASH EQUIVALENTS The carrying amounts of cash and cash equivalents reasonably approximate their fair value.

   SECURITIES Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

   CAPITALIZED EXCESS SERVICING INCOME, NET For capitalized excess servicing income, fair value is determined by calculating the present value of expected cash flows which exceed normal servicing fees, using prepayment, default and interest rate assumptions that current market participants would use for similar instruments.

   LOANS For residential mortgage loans, fair value is estimated using quoted market prices for sales of whole loans with similar characteristics, such as repricing dates, product type, and size. For other homogeneous categories of loans, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

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

   TRADING DERIVATIVES The company acts as an intermediary in arranging interest rate swap transactions for customers. Net trading revenue is included in other income and is not significant to the company's results of operations. The notional amounts of those contracts totaled $421 million and $211 million at December 31, 1995 and 1994, respectively. The


       56
-------------------
BARNETT BANKS, INC.

                                                NOTES TO FINANCIAL STATEMENTS

nature of those instruments is the same as described for derivative financial instruments.

   RISK MANAGEMENT DERIVATIVES The fair value of derivatives is the estimated amount that the company would pay or receive to terminate the agreements at the reporting date, taking into account current interest rates and the present creditworthiness of the counterparties to the agreements.

   DEPOSIT LIABILITIES The fair value of demand deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

   SHORT-TERM BORROWINGS The carrying amount of short-term borrowings, which include commercial paper, federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings, reasonably approximate their fair value.

   LONG-TERM DEBT Rates currently available to the company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

   COMMITMENTS TO EXTEND CREDIT AND OTHER OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS The fair value of commitments to extend credit and letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of other off-balance-sheet financial instruments is based on the estimated cost to terminate or otherwise settle obligations with the counterparties at the reporting date.

   The estimated fair values of the company's financial instruments are as follows:



                                                                   1995                             1994
                                                      ----------------------------      -----------------------------
                                                      CARRYING             FAIR         Carrying              Fair
December 31--Dollars in Thousands                       AMOUNT(1)         VALUE(1)        Amount(1)           Value(1)
----------------------------------------------------------------------------------------------------------------------
Financial assets
  Cash and cash equivalents.....................    $ 2,769,145      $ 2,769,145       $ 2,907,895       $ 2,907,895
  Investment securities held to maturity........        200,960          216,066         4,944,808         4,864,666
  Investment securities available for sale......      5,133,041        5,133,041         2,738,600         2,738,600
  Capitalized excess servicing income, net......        149,662          169,581                --                --
  Loans.........................................     30,485,999                         28,521,153
  Less: Allowance for loan losses...............       (505,148)                          (501,447)
        Net loans...............................     29,980,851       30,174,023        28,019,706        27,649,396
  Trading derivatives(2)........................            (47)           6,479              (253)            7,551
  Risk management derivatives(2)................         11,611           29,938             2,067             8,523
Financial liabilities
  Deposits:
    Without stated maturities...................     22,047,155       22,047,155        23,575,460        23,575,460
    With stated maturities......................     12,186,413       12,219,144        11,533,171        11,434,800
  Short-term borrowings.........................      2,078,949        2,078,949         1,653,904         1,653,904
  Long-term debt (excluding capitalized leases).      1,178,464        1,251,001           763,255           769,433
  Trading derivatives(2)........................             --            6,479                --             7,551
  Risk management derivatives(2)................          2,515            5,265            (1,587)          112,693
  Commitments to extend credit(2)...............           (980)           3,317             1,755             6,137
  Other off-balance-sheet financial
    instruments(2)..............................         27,949           32,955               136             2,297
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


(1) THESE FAIR VALUE ESTIMATES AND THEIR RELATED CARRYING AMOUNTS DO NOT INCLUDE THE VALUE OF NON-FINANCIAL INSTRUMENTS, SUCH AS FIXED ASSETS, THE VALUE OF CUSTOMER RELATIONSHIPS AND THE VALUE OF RIGHTS TO RECEIVE FUTURE FEE INCOME. AS A RESULT, THESE FAIR VALUES ARE NOT COMPREHENSIVE AND THEREFORE DO NOT REFLECT THE UNDERLYING VALUE OF THE COMPANY.

(2) THE AMOUNTS SHOWN UNDER "CARRYING AMOUNT" REPRESENT ACCRUED OR DEFERRED INCOME OR EXPENSE ARISING FROM THESE UNRECOGNIZED FINANCIAL INSTRUMENTS.

R. REGULATORY RESTRICTIONS

   The payment of dividends by affiliate banks is subject to certain regulatory restrictions. The most common restriction requires regulatory approval of any dividends paid which would cause total dividends for the most recent three fiscal years to exceed net income for the same period. Under this restriction, $171 million was available for payment of dividends on December 31, 1995. Banking regulators have the authority to limit further the dividends paid by the company's banking subsidiaries.

  Banking affiliates are required by law to maintain non-interest bearing deposits to meet reserve requirements. At December 31, 1995, these deposits totaled $120 million.

                                                                  57
                                                          -------------------
                                                          BARNETT BANKS, INC.

NOTES TO FINANCIAL STATEMENTS

S. PARENT COMPANY FINANCIAL INFORMATION
CONDENSED FINANCIAL INFORMATION FOR BARNETT BANKS, INC. (PARENT COMPANY ONLY)

STATEMENTS OF FINANCIAL CONDITION


December 31--Dollars in Thousands                                         1995                1994
--------------------------------------------------------------------------------------------------
ASSETS
Cash............................................................     $    1,489         $    2,931
Investment securities available for sale (amortized cost of
  $18,644 in 1995 and $19,248 in 1994)..........................         37,426             20,246
Investments in and amounts due from affiliates:
   Banks, at equity in net assets...............................      3,157,069          2,940,812
   Non-banking affiliates, at equity in net assets..............        715,806            215,248
   Securities purchased under agreements to resell..............        134,500            198,000
   Amounts due from affiliates..................................      1,184,225            164,441
   Cost in excess of fair value of net assets acquired..........         95,189            102,105
Premises and equipment..........................................        188,221            159,666
Other assets....................................................        257,996            206,761
--------------------------------------------------------------------------------------------------
      Total assets..............................................     $5,771,921         $4,010,210
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
LIABILITIES
Commercial paper................................................     $  669,766         $    6,199
Other short-term borrowings.....................................        425,000                 --
Other liabilities...............................................        239,391            178,500
Long-term debt..................................................      1,165,578            691,328
--------------------------------------------------------------------------------------------------
      Total liabilities.........................................      2,499,735            876,027
--------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
      Total shareholders' equity................................      3,272,186          3,134,183
--------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity................     $5,771,921         $4,010,210
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


STATEMENTS OF INCOME


For the Years Ended December 31--Dollars in Thousands                 1995           1994           1993
--------------------------------------------------------------------------------------------------------
INCOME
Income from affiliates:
   Dividends ($446,009 in 1995, $462,406 in 1994
     and $299,835 in 1993 from banks)..........................    $483,884       $462,465      $299,835
   Management fees.............................................     229,052        182,346       128,634
   Other.......................................................      60,681         21,168        31,400
Other income...................................................       8,591          7,682         4,373
--------------------------------------------------------------------------------------------------------
      Total income.............................................     782,208         673,661      464,242
--------------------------------------------------------------------------------------------------------
EXPENSES
Salaries and employee benefits.................................     161,029         108,050       90,827
Interest.......................................................     118,354          59,071       60,185
Other..........................................................     121,710         110,864       82,490
--------------------------------------------------------------------------------------------------------
      Total expenses...........................................     401,093         277,985      233,502
--------------------------------------------------------------------------------------------------------
EARNINGS
Income before income taxes and equity in undistributed
  income of affiliates.........................................     381,115         395,676      230,740
Reduction of consolidated income taxes resulting from
  parent company operating loss................................      37,776          22,429       23,317
--------------------------------------------------------------------------------------------------------
Income before equity in undistributed income of affiliates.....     418,891         418,105      254,057
Equity in undistributed income of affiliates...................     114,410          69,866      166,937
--------------------------------------------------------------------------------------------------------
      Net income...............................................    $533,301        $487,971     $420,994
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------


        58
-------------------
BARNETT BANKS, INC.

                                                  NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS


For the Years Ended December 31--Dollars in Thousands                   1995          1994           1993
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income....................................................    $  533,301     $ 487,971      $ 420,994
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Increase in undistributed income of affiliates.............      (114,410)      (69,866)      (166,937)
   Depreciation and amortization..............................        13,440        12,152         10,689
   Amortization of intangibles................................         9,127        11,621         20,558
   Deferred income tax expense (benefit)......................       (37,776)      (22,429)        20,122
   Employee benefits funded by equity (parent company and
     affiliates)..............................................        24,237        28,682         20,938
   Decrease (increase) in other assets........................       (47,659)       17,760        (79,007)
   Increase in other liabilities..............................        60,891        11,062         58,742
   Other......................................................          (985)        4,559             --
---------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities...............       440,166       481,512        306,099
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities............................       (40,959)     (151,466)      (217,352)
Proceeds from sales of investment securities..................            --        95,320             --
Proceeds from maturities of investment securities.............        58,698       212,657         37,080
Net increase in advances to affiliates........................      (999,042)      (17,153)       (36,210)
Net capital returns from (contributions to) affiliates........      (234,390)     (212,195)       144,267
Purchases of premises and equipment...........................       (46,159)      (13,240)       (89,071)
Proceeds from sales of premises and equipment.................           150         2,877          1,040
Net business dispositions (acquisitions), net of cash
  acquired....................................................      (313,104)           --         24,240
---------------------------------------------------------------------------------------------------------
      Net cash used by investing activities...................    (1,574,806)      (83,200)      (136,006)
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in commercial paper and other
  short-term borrowings.......................................     1,088,567           742        (35,696)
Proceeds (repayments) of advances from non-banking
  affiliates..................................................            --       (50,000)        50,000
Proceeds from issuance of long-term debt......................       500,000        25,000        150,000
Principal repayments of long-term debt........................       (25,750)         (400)      (165,700)
Net issuance (repurchase) of common and preferred stock.......      (302,033)      (50,236)        24,988
Cash dividends................................................      (191,086)     (175,555)      (152,654)
---------------------------------------------------------------------------------------------------------
   Net cash provided (used) by financing activities...........     1,069,698      (250,449)      (129,062)
---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents..........       (64,942)      147,863         41,031
Cash and cash equivalents, January 1..........................       200,931        53,068         12,037
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents, December 31........................    $  135,989     $ 200,931     $   53,068
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------



                                                                  59
                                                          -------------------
                                                          BARNETT BANKS, INC.

BOARD OF DIRECTORS

[PHOTO]

STANDING LEFT TO RIGHT:

CLARENCE V. MCKEE
Chairman, President and Chief Operating Officer of
McKee Communications, Inc., Tampa, Florida.

JOHN A. WILLIAMS
Chairman of Post Properties, Inc., Atlanta, Georgia.

JACK B. CRITCHFIELD
Chairman and Chief Executive Officer of
Florida Progress Corporation, St. Petersburg, Florida;
President Emeritus of Rollins College.

SEATED:

STEWART TURLEY
Chairman and Chief Executive Officer of
Eckerd Corporation, Largo, Florida.

[PHOTO]

STANDING LEFT TO RIGHT:

WALTER H. ALFORD
Executive Vice President and General Counsel of
BellSouth Corporation, Atlanta, Georgia.

RITA BORNSTEIN
President of Rollins College, Winter Park, Florida.

FREDERICK H. SCHULTZ
Owner of Schultz Investments, Jacksonville, Florida;
former Vice Chairman of the Board of Governors of the Federal Reserve System.

SEATED LEFT TO RIGHT:

ALLEN L. LASTINGER, JR.
President and Chief Operating Officer of
Barnett Banks, Inc., Jacksonville, Florida.

JAMES L. BROADHEAD
Chairman and Chief Executive Officer of
FPL Group, Inc., Juno Beach, Florida.

[PHOTO]

STANDING LEFT TO RIGHT:

TOM L. RANKIN
Chairman, President and
Chief Executive Officer of
Lykes Bros. Inc., Tampa, Florida.

MARSHALL M. CRISER
Chairman of Mahoney Adams & Criser, P.A.,
Jacksonville, Florida;
President Emeritus of
the University of Florida.

CHARLES E. RICE
Chairman and Chief Executive Officer of
Barnett Banks, Inc., Jacksonville, Florida.

ALVIN R. CARPENTER
President and Chief Executive Officer of
CSX Transportation, Inc., Jacksonville, Florida.

SEATED:

REMEDIOS DIAZ OLIVER
President and Chief Executive Officer of
All American Containers, Inc.,
Miami, Florida.

-------------------------------------------------------------------------------

OFFICERS

MANAGEMENT EXECUTIVE COMMITTEE

CHARLES E. RICE
Chairman and Chief Executive Officer

ALLEN L. LASTINGER, JR.
President and Chief Operating Officer

JUDY S. BEAUBOUEF
Chief Legal Executive

RICHARD C. BREWER, JR.
Chief Credit Policy Executive

CHARLES W. NEWMAN
Chief Financial Officer

HINTON F. NOBLES, JR.
Executive Vice President


MANAGEMENT OPERATING COMMITTEE

ALLEN L. LASTINGER, JR.*

RICHARD A. ANDERSON
Regional Banking Executive/Central Region

SUSAN S. BLASER
Chief Marketing Executive

LEE H. CHAPLIN, JR.
Regional Banking Executive/North Region

DOUGLAS K. FREEMAN
Chief Corporate Banking Executive

RICHARD H. JONES
Chief Asset Management Executive

PAUL T. KERINS
Chief Human Resources Executive

JAMES F. MONDELLO
Regional Banking Executive/South Region

JONATHAN J. PALMER
Chief Retail Banking and Technology Executive

RICHARD J. REDICK
Director of Finance

*Chairman, Management Operating Committee


-------------------------------------------------------------------------------
PATRICK J. MCCANN
Chief Accounting Officer and Controller

DIRECTORY OF AFFILIATES

FLORIDA

BARNETT BANK OF ALACHUA COUNTY, N.A.
Gainesville, FL
Chief Executive: Mark D. Walker

BARNETT BANK OF BROWARD COUNTY, N.A.
Ft. Lauderdale, FL
Chief Executive: M. Alex Crotzer

BARNETT BANK OF CENTRAL FLORIDA, N.A.
Orlando, FL
Chief Executive: Thomas H. Yochum

BARNETT BANK OF HIGHLANDS COUNTY
Sebring, FL
Chief Executive: James L. Ridley

BARNETT BANK OF JACKSONVILLE, N.A.
Jacksonville, FL
Chief Executive: Andrew B. Cheney

BARNETT BANK OF THE KEYS
Key West, FL
Chief Executive: Harry L. Woolley

BARNETT BANK OF LAKE COUNTY, N.A.
Eustis, FL
Chief Executive: Don D. Roberts

BARNETT BANK OF LAKE OKEECHOBEE
Okeechobee, FL
Chief Executive: Richard D. Coleman

BARNETT BANK OF LEE COUNTY, N.A.
Fort Myers, FL
Chief Executive: Allan L. McLeod, Jr.

BARNETT BANK OF MANATEE COUNTY, N.A.
Bradenton, FL
Chief Executive: Kenneth W. Oden

BARNETT BANK OF MARION COUNTY, N.A.
Ocala, FL
Chief Executive: Richard L. Andrews

BARNETT BANK OF MARTIN COUNTY, N.A.
Stuart, FL
Chief Executive: Leo Hill

BARNETT BANK OF NAPLES
Naples, FL
Chief Executive: James E. Loskill

BARNETT BANK OF NASSAU COUNTY
Fernandina Beach, FL
Chief Executive: Dian S. Williams

BARNETT BANK OF NORTH CENTRAL FLORIDA
Lake City, FL
Chief Executive: Joe R. Williams

BARNETT BANK OF NORTHWEST FLORIDA
Ft. Walton Beach, FL
Chief Executive: Freddy G. Carr

BARNETT BANK OF PALM BEACH COUNTY
West Palm Beach, FL
Chief Executive: R. Michael Strickland

BARNETT BANK OF PASCO COUNTY
Port Richey, FL
Chief Executive: Kendall L. Spencer

BARNETT BANK OF PINELLAS COUNTY
St. Petersburg, FL
Chief Executive: Sam A. Davis, II

BARNETT BANK OF POLK COUNTY
Lakeland, FL
Chief Executive: Bob Barbree

BARNETT BANK OF SOUTH FLORIDA, N.A.
Miami, FL
Chief Executive: William R. Myers

BARNETT BANK OF SOUTHWEST FLORIDA
Sarasota, FL
Chief Executive: C. Michael Collins

BARNETT BANK OF THE ST. JOHNS
St. Augustine, FL
Chief Executive: William F. Young

BARNETT BANK OF THE SUNCOAST, N.A.
Brooksville, FL
Chief Executive: H.M. Shirley, Jr.

BARNETT BANK OF TALLAHASSEE
Tallahassee, FL
Chief Executive: Ken Stafford

BARNETT BANK OF TAMPA
Tampa, FL
Chief Executive: James W. Ivey

BARNETT BANK OF THE TREASURE COAST
Port St. Lucie, FL
Chief Executive: Jeff Atwater

BARNETT BANK OF VOLUSIA COUNTY
DeLand, FL
Chief Executive: David M. Strickland

BARNETT BANK OF WEST FLORIDA
Pensacola, FL
Chief Executive: Eric Nickelsen

COMMUNITY BANK OF THE ISLANDS
Sanibel Island, FL
Chief Executive: Lyman Frank



GEORGIA

BARNETT BANK OF SOUTHEAST GEORGIA, N.A.
Brunswick, GA
Chief Executive: James H. Hunt

BARNETT BANK OF SOUTHWEST GEORGIA
Columbus, GA
Chief Executive: Gary Peacock, Jr.




NONBANK

BARNETT BANKS INSURANCE, INC.
Jacksonville, FL

BARNETT BANKS TRUST COMPANY, N.A.
Jacksonville, FL
Chief Executive: Rebecca S. Allen

BARNETT CARD SERVICES CORPORATION
Jacksonville, FL
Chief Executive: Cynthia A. Graham

BARNETT MERCHANT SERVICES CORPORATION
Jacksonville, FL
Chief Executive: Lyn Miles

BARNETT MORTGAGE COMPANY
Jacksonville, FL
Chief Executive: Francis G. Seabrook

        BANCPLUS FINANCIAL CORPORATION

        LOAN AMERICA FINANCIAL CORPORATION

BARNETT RECOVERY CORPORATION
Jacksonville, FL
Chief Executive: Robert K. Bieri

BARNETT SECURITIES, INC.
Jacksonville, FL

BARNETT TECHNOLOGIES, INC.
Jacksonville, FL
Chief Executive: Jonathan J. Palmer

EQUICREDIT CORPORATION
Jacksonville, FL
Chief Executive: John T. Hayt



        62
-------------------
BARNETT BANKS, INC.

                                                         DIRECTORY OF AFFILIATES

                             [MAP OF UNITED STATES]



OUR NATIONWIDE COMPANIES

-    Loan America Financial Corp.
     Wholesale Mortgage Office

-    BancPLUS Financial Corp.
     Retail Office

-    EquiCredit Financial Corp.
     Consumer Finance Office


BARNETT BANK MARKETS

     234  Cities
      53  Counties
     613  Offices (596 Florida, 17 Georgia)

                                                                     63
                                                             -------------------
                                                             BARNETT BANKS, INC.

SHAREHOLDER INFORMATION

CORPORATE OFFICES

  The corporate offices of Barnett Banks, Inc. are at:
  50 North Laura Street
  Jacksonville, FL  32202-3638
  Mailing address:
  P.O. Box 40789
  Jacksonville, FL  32203-0789
  Telephone: 904/791-7720

INTERNET ADDRESS

  Barnett can be accessed on the World Wide Web at http://www.barnett.com or through electronic mail at corpcomm@ barnett.com. This site contains the latest news from Barnett, including quarterly earnings reports.

SECURITIES MARKETS

  Shares of Barnett Banks, Inc. are listed on the New York Stock Exchange (ticker symbols: BBI and BBIprA). The listing found in most newspapers is "Barnett."

  Certain debt securities are also listed on the New York Stock Exchange. Barnett's debt ratings are:

                  SENIOR     SUBORDINATED
                    DEBT             DEBT
------------------------------------------
Moody's              A2                A3
Standard & Poor's    A-              BBB+
Duff & Phelps        A                 A-


SHAREHOLDER ASSISTANCE

  Shareholders requiring a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact:

  First Chicago Trust, Agent
  P.O. Box 2500
  Jersey City, NJ  07303-2500
  Telephone: 1-800-328-5822

SHAREHOLDER DATA

  There were 38,880 shareholders of record of Barnett common stock as of December 31, 1995. In addition, approximately 12,900 Barnett employees own stock through company-sponsored plans.

ANNUAL MEETING

  Barnett's annual meeting of shareholders will be on Wednesday, April 17, 1996, at 10 a.m. in Building 500 of the Barnett Office Park, 9000 Southside Blvd., Jacksonville, FL.

INFORMATION

  Analysts, investors and others seeking financial data should contact Gregory
M. Delaney, Director of Investor Relations, at 904/791-7254.

  Others seeking general information should contact Robert L. Stickler, Manager of External Communications, or Jerri R. Franz, Manager of Media Relations, at 904/791-7668.

PUBLICATIONS

  For printed material (annual and quarterly reports, proxy statements, 10-K and 10-Q reports), contact Corporate Communications at 904/791-5516.

DIRECT PURCHASE PLANS

  Barnett's Shareholder Investment Plan is a convenient and cost-effective way to acquire Barnett common stock.

  - The initial minimum investment
is $250.

  - No brokerage commissions are charged on purchases.

  - Automatic monthly purchases can be made by deduction from a checking or savings account.

  - An Individual Retirement Account which invests in Barnett stock can be established.

  - Optional cash purchases of additional common stock can be made.

  - Participation is voluntary, and you may withdraw at any time.

  - Gift certificates are available for giving shares for birthdays and graduation.

  - Dividends can be automatically reinvested.

  If you would like more information on this plan, please contact First Chicago Trust, Agent, at 1-800-328-5822.

STOCK PRICES--1994

             1Q        2Q         3Q        4Q
----------------------------------------------
High     $45.88    $48.13     $47.63    $43.50
Low      $39.75    $43.25     $43.25    $37.63
Close    $44.13    $43.75     $44.25    $38.50



[5 YEAR DIVIDEND HISTORY GRAPH]

[5 YEAR STOCK PRICES GRAPH]

[QUARTERLY STOCK PRICES GRAPH]


        64
------------------
BARNETT BANKS, INC.

HOW TO REACH US:

BARNETT AUTOMATED RESPONSE TELEPHONE:
     UNITED STATES                 1-800-562-5725
     CANADA                        1-800-441-2999

CUSTOMER SERVICE                   1-800-242-2007

BUSINESS SUPERPHONE                1-800-628-5677

CARD SERVICES                      1-800-323-6276

DESKTOP BANKING                    1-800-457-6419
INSTALLMENT LOANS:
     NORTH/CENTRAL FLORIDA REGION  1-800-562-6701
     SOUTH FLORIDA REGION          1-800-962-3422
     CANADA                        1-800-457-7220

INVESTMENT SERVICE CENTER          1-800-380-8120

MERCHANT SERVICES                  1-800-882-7521

MORTGAGE COMPANY                   1-800-342-7581

NEWCOMERS DEPARTMENT               1-800-368-8580

STUDENT LOANS                      1-800-633-7192







DID YOU KNOW?

IN 1995 . . .

-  BARNETT PROCESSED 4 MILLION CHECKS
          PER DAY.

-  BARNETT'S ATMS HANDLED AN AVERAGE OF
          135,000 TRANSACTIONS PER DAY.

-  BARNETT'S AUTOMATED TELEPHONE SYSTEM
          RECEIVED 120,000 INQUIRIES PER DAY.

-  BARNETT'S BUSINESS SUPERPHONE HANDLED
          12,300 CALLS PER DAY FROM SMALL BUSINESSES.



CREDITS

ANNUAL REPORTS FOR BARNETT BANKS, INC. ARE PRODUCED BY
THE COMPANY'S FINANCIAL REPORTING COMMITTEE:

STEPHEN J. BOYLE
Manager/Financial Reporting

CATHERINE C. COSBY
Senior Counsel/Corporate Secretary

TERESA I. CURRY
Manager/Corporate Accounting

GREGORY M. DELANEY
Director/Investor Relations

NANCY J. KESLER
Director/Regulatory Relations

PATRICK J. MCCANN
Chief Accounting Officer and Controller

DAVID R. PALOMBI
Director/Corporate Communications

ROBERT L. STICKLER
Manager/External Communications

JENNIFER A. WADE
External Communications Officer



CREATIVE SERVICES/PRODUCTION:

DIANE HUNT
Art Director/Corporate Communications

MCELWEE & MCELWEE
Photography

CHRISTOPHER STICKNEY
Photography, Page 16

SCOTT MACNEILL
Illustration

PAUL FIGURA
Digital Retouching & Composing

CRAFTSMAN PRINTING COMPANY
Printing




BARNETT, SENIOR PARTNERS, EDGE ACCOUNT, BARNETT SUPERCARD CHECK CARD, BARNETT CONNECTION AND BUSINESS SUPERPHONE ARE REGISTERED TRADEMARKS OF BARNETT BANKS, INC. PREMIER ACCOUNT IS A REGISTERED SERVICE MARK OF BARNETT BANKS, INC. VISA IS A REGISTERED TRADEMARK.

[BARNETT BANK LOGO]


BARNETT BANKS, INC.
Post Office Box 40789
Jacksonville, Florida 32203-0789
Telephone: 904-791-7720