Form 10-K, Exhibit 13
period 1996-12-31
BARNETT BANKS INC
filed 1997-03-18
CIK 10012

[BARNETT LOGO]



                              { IDEAS )


               1996 Barnett Banks, Inc. Annual Report

BARNETT TODAY


   Barnett Banks, Inc. is the leading financial institution in Florida and ranked in the top 25 in the United States. The company offers a comprehensive line of banking and related financial services to retail and business customers in its primary markets of Florida and southern Georgia. In Florida, Barnett commands the leading market share in virtually every major banking line of business. Barnett's mortgage banking, consumer finance and indirect automobile finance units offer loans and leases nationwide.


   Barnett's goal is to create value for its owners, customers and employees by enhancing its acknowledged leadership position in the evolving banking business in its markets and creating a diversified group of other financial services businesses throughout the nation.

   The company's shares are listed on the New York Stock Exchange (BBI).


                                    CONTENTS

      Consolidated Financial Highlights    1

           A Letter to Our Shareholders    2

                                  Ideas    8

                      Lines of Business   18

                  Management Discussion   20

                    Six-Year Statements   38

   Fourth Quarter Management Discussion   40

            Annual Financial Statements   46

          Notes to Financial Statements   50

          Market and Business Directory   66

        Board of Directors and Officers   67

                Shareholder Information   68



5-YEAR STOCK PRICES  { Graph }

$45.00
----------------------------------------------

$35.00
----------------------------------------------

$25.00
----------------------------------------------

$15.00
----------------------------------------------
          92      93      94      95      96
  High  $21.81  $25.19  $24.06  $30.75  $44.00
   Low  $15.50  $18.69  $18.81  $19.38  $27.75
 Close  $20.63  $20.75  $19.25  $29.50  $41.13


QUARTERLY STOCK PRICES - 1995 & 1996  { Graph }

$45.00  | 1995                           |   1996
--------|--------------------------------|--------------------------------
        |                                |
$35.00  |                                |
--------|--------------------------------|--------------------------------
        |                                |
$25.00  |                                |
--------|--------------------------------|--------------------------------
        |                                |
$15.00  |                                |
--------|--------------------------------|--------------------------------
        |   1Q      2Q      3Q      4Q   |   1Q      2Q      3Q      4Q
  High  | $22.88  $26.13  $29.44  $30.75 | $31.88  $32.06  $34.06  $44.00
   Low  | $19.38  $22.75  $25.63  $27.25 | $27.75  $29.50  $29.25  $34.50
 Close  | $22.75  $25.69  $28.31  $29.50 | $31.13  $30.50  $33.75  $41.13



5-YEAR DIVIDEND HISTORY
           [CHART]
$0.66  $0.71  $0.80  $0.91  $1.05
 1992   1993   1994   1995   1996

CONSOLIDATED FINANCIAL HIGHLIGHTS
Restated for 2-for-1 stock split in September 1996

Dollars in Millions Except Per Share Data               1996       1995       CHANGE       1994       1993       1992        1991
---------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income (taxable-equivalent) ......... $1,886.5    $1,772.2            6%  $1,677.5   $1,700.3   $1,736.1    $1,568.0
Provision for loan losses ........................    154.6       122.5           26       74.0      120.4      257.3       453.9
Non-interest income (excluding
  securities transactions) .......................    791.3       714.0           11      555.7      601.1      586.5       528.6
Securities transactions ..........................     19.2         5.0           --      (13.1)      (2.1)      34.2        18.2
Non-interest expense
  (excluding special charges) ....................  1,592.5     1,518.6            5    1,364.2    1,501.0    1,645.5     1,497.1
Special charges(1) ...............................     24.5          --           --         --         --       92.6          --
Net income .......................................    564.5       533.3            6      488.0      421.0      207.7        81.4
=================================================================================================================================
PER COMMON SHARE
Net income:
  Primary ........................................ $   2.89    $   2.65            9%  $   2.39   $   2.05   $    .99    $    .40
  Fully diluted ..................................     2.86        2.56           12       2.33       2.01        .99         .40
Dividends declared ...............................     1.05         .91           15        .80        .71        .66         .66
Book value(2) ....................................    18.10       17.13            6      15.54      14.17      12.70       12.09
Stock price:
  High ...........................................    44.00       30.75           43      24.06      25.19      21.81       18.19
  Low ............................................    27.75       19.38           43      18.81      18.69      15.50        7.75
  Close ..........................................    41.13       29.50           39      19.25      20.75      20.63       16.75
=================================================================================================================================
KEY PERFORMANCE RATIOS
Return on assets(3) ..............................     1.42%       1.30%           9%      1.28%      1.13%       .55%        .21%
Return on equity(3) ..............................    17.44       16.08            8      16.11      15.42       8.27        3.83
Net yield on earning assets ......................     5.24        4.88            7       4.87       5.07       5.11        4.60
Overhead ratio (excluding special charges) .......    59.47       61.08           (3)     61.09      65.22      70.85       71.41
Leverage ratio ...................................     8.21        6.16           33       6.97       7.29       6.18        5.54
Total risk-based capital ratio ...................    14.17       11.51           23      12.42      13.33      12.11       10.53
=================================================================================================================================
AVERAGE BALANCES
Assets ...........................................  $40,888     $41,105           (1)%  $38,169    $37,356    $37,923     $37,900
Deposits .........................................   33,179      33,691           (2)    31,710     32,485     33,221      33,338
Loans, net of unearned income ....................   30,366      29,772            2     26,810     25,840     26,236      27,201
Earning assets ...................................   35,970      36,308           (1)    34,441     33,513     33,940      34,118
Shareholders' equity .............................    3,325       3,316           --      3,029      2,730      2,511       2,128
Fully diluted shares (thousands) .................  197,355     207,959           (5)   209,532    209,736    205,700     186,108
=================================================================================================================================
AT YEAR END
Assets ...........................................  $41,231     $41,554           (1)%  $41,278    $38,331    $39,465     $38,491
Deposits .........................................   33,820      34,234           (1)    35,109     32,634     34,689      33,850
Loans, net of unearned income ....................   30,253      30,486           (1)    28,521     25,930     26,051      26,422
Long-term debt ...................................    1,227       1,191            3        777        682        701         710
Preferred stock ..................................       --          98           --        215        215        215         216
Shareholders' equity .............................    3,370       3,272            3      3,134      2,874      2,556       2,314
Common shares (thousands) ........................  189,669     189,731           --    193,466    194,809    193,287     183,983
=================================================================================================================================

(1) SPECIAL CHARGES CONSIST OF A $24.5 MILLION PRE-TAX SAIF ASSESSMENT DURING 1996 AND A $92.6 MILLION PRE-TAX RESTRUCTURING CHARGE DURING 1992.
(2) COMPUTED ON EQUITY BEFORE DEDUCTION OF THE EMPLOYEE STOCK OWNERSHIP PLAN OBLIGATION.
(3) EXCLUDING $24.5 MILLION PRE-TAX SAIF ASSESSMENT. INCLUDING THE ASSESSMENT, RETURN ON ASSETS AND RETURN ON EQUITY WERE 1.38% AND 16.98%, RESPECTIVELY, IN 1996.

                                                                       Barnett
                                                                             1

A LETTER TO OUR SHAREHOLDERS

THIS IS NOT THE BARNETT OF THE EARLY 1900S...THIS COMPANY HAS CHANGED ITSELF INTO A MUCH SLEEKER ANIMAL.--Nancy Bush, Brown Brothers Harriman

To Our Shareholders:

   This analyst portrayed us that way after attending our bi-annual investor conference in November. We believe it is an accurate description of Barnett during a critical time for banking. We are in a Darwinian environment in which the winners will survive and thrive by adapting to the new realities of intense competition, broader business opportunities and technological innovation.

   At Barnett, we see change as more than just inevitable. We are excited about the opportunities change creates. Smart, agile organizations like Barnett are leveraging their strengths to tap new sources of profitable revenue and create new customer relationships. As barriers to full and open competition fall, we are offering a broad array of products like insurance and business leasing. And we are entering new geographic markets. As described in our feature section, we are striving to be a company with ideas to help our customers meet their financial or business goals, to enhance the well being of our employees and our communities and to work in new as well as traditional ways to create shareholder value. We have never been more enthusiastic about your company's future.


FINANCIAL REVIEW

   Barnett is building on a strong foundation. This year was the company's 16th year of record profits since 1978.

   Barnett earned $564.5 million, or $2.86 per share, representing a 12% increase in earnings per share. The company earned 1.42% on average assets and 17.44% on shareholders' equity.

   Our revenue growth has been gratifying. Revenues rose 8% during the year, reflecting solid increases in both net interest and non-interest income. Our nationwide expansion of consumer lending particularly added to non-interest income, as EquiCredit had another excellent year. We also significantly increased our revenue through automobile lending activities.

   Winning companies will also control their expenses and manage credit risk well. During 1996, we reduced our overhead ratio (expenses as a percentage of revenue) below 60%. Net loan losses ran .51% of total loans, up from the 1995 level due to higher credit card losses. As part of a strategic alliance established with Household Credit Services, Inc. in October, Barnett sold $776 million of non-core credit card outstandings. This transaction resulted in fourth quarter credit card charge-offs being reduced significantly from earlier periods in 1996.

   We continue to maintain a strong balance sheet. The reserve for potential loan losses stood at 250% of non-performing loans on December 31. Our capital ratios well exceed regulatory requirements.

[Picture caption] CHARLES E. RICE, Chairman and Chief Executive Officer

Barnett
2

     While these are excellent results, we are not satisfied. Through the first three quarters of 1996, Barnett ranked near the middle among the largest 100 banking companies in earnings per share growth and return on common equity. Our goal is to perform in the top quartile of this group. Here's how we intend to achieve these objectives.

THIS IS A COMPANY NOT JUST PREPARED FOR THE FUTURE, BUT ONE OF THE FEW BANKS ARMED WITH BOTH THE STRATEGY AND TECHNOLOGY TO RETURN SUPERIOR PERFORMANCE IN THE UPCOMING YEARS. --Thomas K. Brown, Donaldson, Lufkin & Jenrette

OUR STRATEGY

     As the banking industry changes dramatically, different organizations are adopting strategies based on their strengths. Some want to be the low-cost provider, achieving earnings increases by slashing expenses at the risk of compromising service quality in an attempt to compete on the basis of price. Others are expanding rapidly through acquisition. This too essentially is a cost-cutting strategy based on eliminating redundant delivery, administration and operations.

     While those strategies may be appropriate for others, our strong position in one of the nation's most dynamic markets gives us an opportunity to pursue a customer-focused, value-added strategy. We will continue to become more efficient, but our primary initiatives will be to profitably increase revenues by meeting the needs and expectations of our current and potential customers.

     We are doing this through a two-pronged plan. We are capitalizing on our position as the leading financial services provider in Florida, the nation's fourth largest state and one of the fastest growing of the largest states. And we are expanding nationally along product lines such as consumer finance and indirect automobile lending (making loans through dealers) where Barnett has expertise and experience. These strategies play to our operating strengths and offer the maximum opportunity to generate shareholder value.

     In our traditional banking markets of Florida and south Georgia, we are increasing revenues by expanding our "share of wallet" with the 2.4 million households we do business with and by establishing relationships with the more than 700 people who move to Florida every day. Share of wallet is a relatively new term. We measure what financial assets households own from checking accounts to insurance to investments. Although Barnett currently has a relationship with 40% of Florida's households, we have only about 8% of that household wallet. We have a vast opportunity to improve our position.

     We also have impressive market presence among Florida's businesses. Barnett has a relationship with 25% of Florida's small businesses (less than $5 million in sales) and with more than 30% of its larger companies. Our business banking group is also pursuing a strategy to deepen relationships and expand our share of what the state's businesses spend on financial services while cutting delivery costs.

[Picture caption] ALLEN L. LASTINGER, JR., President and Chief Operating
Officer

                                                                       Barnett

                        A LETTER TO OUR SHAREHOLDERS

     At the same time, we are originating consumer and residential mortgage loans through nationwide networks. Barnett is no longer simply a Florida bank. In fact, we are no longer merely a bank. Of our 807 offices, 185 are non-bank offices serving more than 40 states. We are focused on big, fast-growing, profitable markets that give us greater geographic and revenue diversification.

     To that end, in January 1997 the company moved to enhance our already strong auto financing business by announcing the acquisition of Oxford Resources Corp., the nation's largest independent automobile leasing company. The Melville, N.Y.-based company provides leases for new and used automobiles through more than 2,000 auto dealers in 21 states across the country. During 1996, its total lease and loan originations exceeded $1 billion. This transaction moves Barnett into new geographic markets and vaults us into a leadership position in the fast-growing auto leasing business.

     These are strong, fundamental strategies, but it will be how we execute our strategies that differentiates Barnett.

BARNETT IS ONE OF THE MOST ADVANCED BANKS WE COVER WITH RESPECT TO USING TECHNOLOGY TO UNDERSTAND ITS CUSTOMER BASE AND REFINE ITS MARKETING APPROACHES. --Sally Pope Davis, Goldman Sachs & Co.

     The critical success factor in our pursuit of profitable revenue growth--whether in Florida or in our national product lines--is the intelligent use of information for competitive advantage. Many others in our industry are gathering information, but few have the depth of data or the systems and processes in place that we do to use it effectively. We are using extensive information to better understand customer behavior and profitability, as well as product and delivery channel usage and profitability. Using our state-of-the-art management system, we are providing this information in actionable form to our office managers to pursue their most attractive relationship opportunities.

     This information-based strategy is best reflected in our newest management system called the Retail Market Management System (RMMS). Using this system, each of our office managers can gain an understanding of the profitability of each customer household and, more importantly, what determines profitability. We are using this information to create attractive combinations of price, product and service for targeted customer groups that should create and expand relationships. Using RMMS, managers of our pilot offices are projecting that they can improve their office profitability by an average of almost 20%.

     This is just one example of how Barnett has a better idea for using information for our competitive advantage. Our marketing group is using information to better target our direct mail efforts. We have sent out fewer solicitations and produced higher response rates using market and customer information to target the most likely to buy. Our retail delivery division is also using market and customer information to reconfigure our delivery channels. We know where

Barnett
4
our customers access us, whether in the office, at the ATM or on the telephone. We are using that information to enhance delivery and better meet customer needs while reducing our cost.

     The Business Banking group also has its version of RMMS, which it is using to expand small business relationships. About 80% of our small business customers have only one product with Barnett. That represents a significant opportunity to expand revenue with only incremental increases in cost.

     It is clear, Barnett is evolving from a traditional order-taking institution to a dynamic sales-oriented company aimed at identifying and meeting customer needs better than the competition. This change is reflected in our new brand image and the accompanying tag line, IDEAS FOR THE WAY YOU LIVE. Where in the past we may have concentrated on selling products, today we are focused on understanding customer needs and expectations, then fulfilling them with better ideas, products and service.

     The second element in our strategy is expansion of our product line. Our goal is to meet as many of our customers' financial needs as we profitably can. As such, we are moving to expand our investment offerings, create insurance products and test innovative new deposit accounts.

     Helping customers manage their money represents perhaps Barnett's greatest growth opportunity. While the deposit market in Florida is expected to grow by about 3% a year over the remainder of the decade, mutual funds and other investment products are expected to grow by almost 15%. By both participating in that growth and expanding our current share of the investment market, Barnett expects to generate strong revenue growth. To do that, we have reorganized along customer lines and are dramatically expanding our sales forces while enhancing our product line. In the past, a customer in the affluent market might have a banker, a trust officer and a broker, all under the Barnett umbrella. Today, that customer would be served by one Private Client Executive who could provide for all financial needs.

     Our product line has become much more competitive. We are one of the few banking organizations that offers both load and no-load mutual funds. We have introduced SelecTrack, a list of pre-screened funds that we continue to monitor for quality performance. We have revamped our annuity line to offer more choices and are integrating our deposit and investment product lines through our Investor Access Account.

     Barnett is also developing innovative services to help people maintain or improve their lifestyle. Our Retirement Advisory Service that is currently being piloted helps retirees to manage their money wisely. And, we are developing the best line of retirement program products for small business in our markets.

     The Business Banking group continues to expand its leading line of small business products including new lines of credit, new checking account choices and new value-added products that help owners with such administrative tasks as employee administration.

[Picture caption] We believe that winning organizations in our industry must be able to adapt to ever changing circumstances. For us, that has meant always questioning the status quo.

                                                                       Barnett
                                                                             5

                        A LETTER TO OUR SHAREHOLDERS

     Barnett's Consumer Credit group is also expanding its offerings. From consumer finance products offered to those who might not qualify for traditional bank loans to new automobile leasing products, this group is meeting the needs of more customers in many new markets.

ONE OF THE MOST IMPRESSIVE TRAITS OF BARNETT IN RECENT YEARS IS THAT THEY HAVE NOT BECOME WED TO STRATEGIES THAT DO NOT PRODUCE SUFFICIENTLY HIGH RISK-ADJUSTED RETURNS.--Carole S. Berger, Salomon Brothers

1996 DEVELOPMENTS

     We believe that winning organizations in our industry must be able to adapt to ever changing circumstances. For us, that has meant always questioning the status quo.

     This spirit of innovation can be seen in several major developments during the year. We joined with BankBoston Corporation to form HomeSide, Inc., the nation's seventh largest servicer of residential mortgages. By combining forces, we created the scale and growth opportunities that neither of us could have achieved alone in this rapidly consolidating industry.

     We also created an innovative alliance with Household Credit Services, Inc., the nation's sixth largest Visa/MasterCard issuer. Household will service our credit cards and we will jointly market cards in our banking markets. This again allows us to be competitive in a market where scale is important. Both of these transactions are expected to add to 1997 earnings per share.

     With the unanimous concurrence of our local bank presidents, we consolidated our bank charters in Florida. This simplified structure allows us to reduce redundant regulatory and reporting activities while maintaining our local market focus. Our bank presidents said they needed to spend more time developing business and this change gives them that opportunity.

     Our first 10 supermarket banking offices opened during the year in Publix Super Markets stores. This partnership represents an alliance between two of Florida's most recognized companies and the early results from this initiative are quite encouraging. We are opening a significant number of new accounts with customers who appreciate the time-and-place convenience made possible by seven-day-a-week availability. We are also piloting at these locations new accounts that reward customers who use ATMs for routine transactions.

     Dealer Financial Services, which lends through dealers to car buyers, expanded into four new states. This is one of Barnett's strongest core businesses, and we are leveraging our technological and experience advantage in entering new markets. Indirect auto loan originations grew 11% to $3.16 billion in 1996, and we expect production will continue to increase as we enter new markets in 1997.

[Picture caption] Our strong position in one of the nation's most dynamic markets gives us an opportunity to pursue a customer-focused, value-added strategy.

Barnett
6

     EquiCredit, our consumer finance company, had an excellent year and opened 35 new offices in 1996. These loans are generally securitized and sold to investors in the capital markets, so this business primarily produces non-interest income. EquiCredit is currently the fifth largest closed-end equity lender in the United States and we plan to continue its expansion in 1997.

WHILE SOME BANKS SEEM TO HAVE A STRATEGY DU JOUR, BARNETT'S STRATEGY HAS BEEN ON THE MENU FOR SEVERAL YEARS. THE BENEFIT IS A DEEPER STRATEGY WITH MORE SOPHISTICATED MARKETING AND SYSTEMS THAN THE TYPICAL BANK. --Michael Mayo, Lehman Brothers, Inc.

OUR MISSION

     Our strategies and initiatives are aimed at fulfilling our mission to create value for owners, customers and employees as a major financial services provider in the United States. Our goal by the year 2000 is to be a fully diversified financial services organization with the acknowledged leadership position in the evolving banking business in our markets and with a group of other financial businesses throughout the nation.

     In 1996, we took important steps in that direction. We are striving to be the best, not the biggest. We will offer superior value to our customers. Our brand will stand for a strong mutually beneficial relationship between Barnett and its customers. As our new advertising tag line says, we will provide better ideas for the way our customers live, enhancing their lives with products and services that provide a fair return to our shareholders.

     In creating value propositions for our customers, we are mindful that ours is a people-oriented business. We are proud that Barnett has acquired a reputation as being a great place to work, highlighted by our top 10 ranking for four straight years in WORKING MOTHER magazine and recognition by other organizations. Our 20,000 employees are the backbone of this organization, and we are confident we will reach our goals because they have proved again and again that they can compete and win on a national level.

     Barnett has a sound strategy to grow revenues in our Florida home and nationally along select product lines. We have one of the best teams in banking. And we are executing to achieve the kind of premium performance that translates into exceptional shareholder value. We are not satisfied to be a good financial services company. We are determined to be one of the best.


/s/ CHARLES E. RICE                      /s/ ALLEN L. LASTINGER, JR.

Charles E. Rice                          Allen L. Lastinger, Jr.
Chairman and Chief Executive Officer     President and Chief Operating Officer

                                                                       Barnett
                                                                             7

                             { IDEAS )  ACCESS

                                 [GRAPHIC]

WHERE AND WHEN DO YOU WANT TO BANK?

[GRAPHIC]

Time is a currency you can never replace. So at Barnett, we help our customers save time for what's really important in life--with ideas that help them bank wherever they live, however they choose, whenever they're ready.
(i) SUPERMARKET BANKING is an idea we've brought to life with 10 full-service banking offices in Publix Super Markets. Open seven days (and many evenings) a week, our in-store banks are a convenience to the 25% of Publix customers who bank with Barnett--and an opportunity to win over those who don't. (Four of every five accounts we've been opening are for new customers.) Over the next several years, we'll expand into the majority of Publix' 446 Florida stores, beginning with 40 in 1997. (i) AT HOME money management is simple for customers who contact us via their phone or PC to obtain account updates, transfer money or pay bills. Our wide variety of free telephone banking services drew a record 60 million calls this year. (i) AWAY FROM HOME shopping and banking are easier for Barnett customers who carry our SuperCard Check Card, which lets them bypass checkwriting just about anywhere. We're always looking for ways to save people money. But when time is beyond price, every minute freed up for yourself can be worth a fortune.

Barnett
8

                           ANYTIME, ANYWHERE }
                                 [GRAPHIC]

                          YOU HAVE BETTER PLACES
                           TO GO THAN THE BANK.

[GRAPHIC]  -  24 HOURS

-  GET A LOAN AT THE SUPERMARKET

-  ACCOUNT INFORMATION BY PHONE

-  BILL PAYMENT ON YOUR HOME PC

-  CHECKLESS PURCHASES ANYWHERE

-  SUPERTELLER ATM BANKING ANYTIME

WE'RE TAKING BANKING OUT OF THE BANK:

-  TO SERVE OUR CUSTOMERS BETTER AND MORE EFFICIENTLY

-  TO ATTRACT NEW CUSTOMERS WHO VALUE CONVENIENCE

-  TO LET CUSTOMERS BANK WHERE AND WHEN THEY WANT

                                                                       Barnett

                            { IDEAS)  EXPANDING

                                 [GRAPHIC]

EXPLORING NEW FRONTIERS WITH CREATIVE STRATEGIES.

[GRAPHIC]

     While strengthening our position in traditional markets, we've begun to explore nationwide growth opportunities in high-potential niches. Building on core competencies in management, marketing, underwriting and servicing, we're pioneering national franchises along several lines of strength. (i) AUTO FINANCING to consumers is streamlined with front-runner technology that enables Barnett Dealer Financial Services to communicate efficiently with 1,600 participating auto dealers, speed up loan underwriting and gauge profitability with precision. Loan volume from our indirect lending subsidiary accelerated in 1996 as we rolled into North Carolina and other new markets. (i) HOME EQUITY BORROWING through EquiCredit is running at top speeds. Applications have more than tripled in two years. We now lend in more than 40 states--and look for continuing growth in this high-potential business. (i) MORTGAGE BANKING on a national scale makes us a full-service resource for homebuyers from coast to coast. HomeSide, Inc., our joint venture with BankBoston, is now the nation's seventh largest mortgage loan servicer, complementing our nationwide origination capability. With more initiatives like these, we plan to keep opening up new frontiers for growth--and introducing more new customers to the value of the Barnett brand.


Barnett
10

                            OUR HORIZONS }

                              [GRAPHIC]

                          PIONEERING ALONG
                         PATHS OF EXPERTISE.

[GRAPHIC]

-  GET A MORTGAGE IN HOUSTON

-  ARRANGE A TRUCK LOAN IN CHARLOTTE

-  LEASE A CAR IN NEW YORK

-  CONSOLIDATE BILLS IN PITTSBURGH

-  FINANCE A HOME REMODELING IN PHOENIX

WE CAN BUILD ON OUR CORE CAPABILITIES TO GENERATE NEW BUSINESS IN NATIONWIDE MARKETS, PRODUCING:

-  MORE REVENUE PLUS BETTER ECONOMIES OF SCALE

-  AN EVER-INCREASING BASE OF CUSTOMERS FOR A WIDE VARIETY OF BARNETT PRODUCTS

-  MARKET POSITION THAT WILL ALLOW US TO PROFIT FROM INDUSTRY CONSOLIDATION

                                                                       Barnett

                              { IDEAS) INVESTING

                                  [GRAPHIC]

WHO SAYS FINANCIAL PLANNING HAS TO BE PAINFUL?

More people trust Barnett with their deposits than any other financial institution in our markets. We've created more ways for customers like these to make their dreams a reality with investing and insurance choices tailored to their own financial style. (i) FLEXIBILITY in investing is more than a figure of speech at Barnett. We're helping price-sensitive do-it-yourselfers with no-load versions of our 12 Emerald mutual funds (including a new international fund). For investors who want more assistance, there's Barnett SelecTrack, a consultative program that helps them build a portfolio from top broker-sold funds. New fixed and variable annuities offer extra safety--and our advanced Personal Asset Planner software lets us present all these ideas in graphics worth a thousand words. (i) PEACE OF MIND for retirees means knowing their money will last a lifetime. That's the goal of our innovative Retirement Advisory Service, which helps customers protect their lifestyle in retirement. (i) CONVENIENCE is a benefit we want to bring to buying insurance, whether it's basic life, credit life, homeowners, auto or commercial property and casualty coverage. We want to deliver tailored packages for targeted market segments, right where they live, at a price that makes protection easier to obtain.

[GRAPHIC]

Barnett
12

                           YOUR OWN WAY }

                             [GRAPHIC]

                        WE HELP PEOPLE BUILD
                      FOR TODAY AND TOMORROW.

[GRAPHIC]

YOUR PERSONAL PORTFOLIO

-  BUILD A BALANCED PORTFOLIO

-  EARN INCOME TAX FREE

-  PROFIT FROM GLOBAL GROWTH

-  LIVE SECURELY IN RETIREMENT

WE HAVE A TREMENDOUS OPPORTUNITY TO LEVERAGE OUR BRAND AND EXISTING
RELATIONSHIPS:

- HELPING BOTH DO-IT-YOURSELF INVESTORS AND THOSE WHO SEEK ADVICE TO CREATE PORTFOLIOS THAT MEET THEIR NEEDS

-  HELPING RETIREES MANAGE THEIR MONEY TO LAST THEIR LIFETIME

-  HELPING FAMILIES BUY INSURANCE TO SAFEGUARD THEIR FUTURE

                                                                         Barnett

                              { IDEAS) BRIGHT SOLUTIONS

                                     [GRAPHIC]

WE HELP KEEP BUSINESSES ON THE FAST TRACK.

[GRAPHIC]

A small business owner has to hit the ground running every morning. In Florida, nobody provides more financial services to more businesses than Barnett--and with a market that's growing significantly faster than the U.S. average, we're picking up the pace. (i) GETTING UP TO SPEED starts with our popular Sunrise Statement, a report on the previous day's banking activity that's faxed just in time for the morning coffee. The clock never stops--at least, not for time-pressured customers who can reach a business banking expert through our Business SuperPhone 24 hours a day. (i) FASTER TURNAROUND comes from teaming technology with data about customers and prospects. The result is consolidated underwriting and streamlined decision-making on loans (our target: two-hour approval). Better information also helps us serve our customers with the right product at the right price at the right time.
(i) TOP PERFORMANCE in specialized areas is at our customers' command through partnerships we've formed with PayChex, AT&T, Staff Leasing and others. We aim to expand our market leadership by offering a portfolio of superior business services, partnering when needed with other companies whose strengths complement our own. Our focus is on what best serves the customer--and we'll get up as early as necessary to help him (or her) stay ahead.


Barnett
14

FOR BUSINESS }
                             [GRAPHIC]

                          UP WITH THE SUN
                       TO STAY A STEP AHEAD.

[GRAPHIC]

IT'S ABOUT TIME AND MONEY

-  LOAN DECISIONS IN HOURS

-  BANK STATEMENTS WITH THE MORNING COFFEE

-  CHECKING ACCOUNTS THAT REWARD SELF-SERVICE

-  BUSINESS SUPERPHONE ANSWERS ANYTIME

-  EMPLOYEE LEASING THAT CUTS COSTS

WE BELIEVE STRONG RELATIONSHIPS RESULT FROM PROVIDING GREATER VALUE TO OUR CUSTOMERS' BUSINESSES:

-  USING INNOVATIVE IDEAS AND TECHNOLOGY TO CREATE UNIQUE BENEFITS

-  ANALYZING INFORMATION TO ANTICIPATE THEIR NEEDS AND SERVE THEM EFFICIENTLY

-  DOING WHATEVER IT TAKES TO OFFER THE BEST PRODUCT AND SERVICE VALUE


                                                                       Barnett

                              { IDEAS) OPPORTUNITY

                                    [GRAPHIC]

MAKING AN INVESTMENT IN TOMORROW.

You won't find it in our financial highlights--but we believe investing in people doesn't just feel good, it's good business. (i) LEARNING in school while staying drug- and crime-free is the challenge we offer at-risk youngsters through our founding of Take Stock in Children. The reward: a college scholarship funded by Barnett, other corporate partners, local businesses and individuals. In addition to our sponsoring this program, many of us help raise scholarship money, mentor students and train other mentors throughout Florida. (i) GROWING money management skills, businesses and home ownership in low-to-moderate income areas is the goal of our Community Development Corporation. Through consumer trade fairs, targeted business loan and affordable mortgage programs, we create opportunities for firms and families to prosper. (i) WORKING parents are definitely welcome at Barnett. For the fourth straight year WORKING MOTHER magazine recognized us as one of the 10 best U.S. companies for working women. With daycare and eldercare programs, scholarships for employees' children and a focus on promoting talented women and minorities, we work hard to open doors for our employees--a commitment that will not only change today's workplace, but help create a world of difference tomorrow.

[GRAPHIC]

Barnett
16

FOR INDIVIDUALS }

                               [GRAPHIC]

                         TO CHANGE THE FUTURE,
                      JUST OPEN THE RIGHT DOORS.

[GRAPHIC]

WE BELIEVE ENRICHING LIVES CREATES LONG-TERM PROFITS:

-  BUILDING STRONGER, SAFER COMMUNITIES

-  HELPING CUSTOMERS IN ALL INCOME LEVELS TO MEET THEIR GOALS

-  ATTRACTING AND KEEPING TALENTED, ENTHUSIASTIC EMPLOYEES


                                                                       Barnett

LINES OF BUSINESS
------------------------------------------------------------------------------
ASSET MANAGEMENT
THE ASSET MANAGEMENT GROUP BRINGS UNDER A SINGLE ROOF THE EXPERTISE TO MEET THE MONEY MANAGEMENT AND RELATED NEEDS OF CUSTOMERS. THE GROUP OFFERS DEPOSIT ACCOUNTS AND SERVICES, MUTUAL FUNDS, ANNUITIES, TRUST SERVICES, BROKERAGE AND PRIVATE BANKING PRODUCTS AND WILL BEGIN PROVIDING INSURANCE EARLY IN 1997.

BUSINESS PROFILE AND ACTIVITIES
- Barnett is the deposit leader in Florida. One in four households has a Barnett checking account and almost as many have a certificate of deposit.
- Barnett operates the most comprehensive and convenient financial services distribution network in Florida. The company has 622 banking offices, 968 ATMs, 24-hour telephone banking and PC banking in Florida and southern Georgia.
- Barnett Investments, Inc. offers mutual funds, stocks, annuities, bonds and other investments. Barnett Capital Advisors, Inc., a registered investment advisor, manages more than $10 billion in assets for individual and corporate customers, foundations and pension funds.
- Barnett offers a family of mutual funds--the Emerald Funds--with a variety of investment objectives. The Emerald Funds have $4 billion in assets.

------------------------------------------------------------------------------
CONSUMER CREDIT
THE CONSUMER CREDIT GROUP OFFERS QUALITY, CUSTOMER-DRIVEN PRODUCTS AND SERVICES FROM MORTGAGES TO AUTOMOBILE LOANS AND LEASES, HOME EQUITY LOANS, CREDIT CARDS AND EDUCATION FINANCING. BARNETT PROVIDES THESE SERVICES THROUGH ITS BANKING OFFICES AS WELL AS EQUICREDIT CORPORATION, BARNETT MORTGAGE COMPANY, DEALER FINANCIAL SERVICES, INC. AND LOAN AMERICA FINANCIAL CORPORATION.

BUSINESS PROFILE AND ACTIVITIES
- Barnett is the leading lender to consumers in Florida. About 22% of households have a Barnett credit product.
- Barnett is a leader in the indirect auto loan business. Barnett's Dealer Financial Services subsidiary does business with more than 1,600 dealers throughout the South, originating more than 200,000 loans to buy automobiles and light trucks in 1996.
- EquiCredit, Barnett's nationwide consumer finance subsidiary with 141 offices in 40 states, is the fifth largest closed-end home equity lender in the nation.
- With 48% of the market, Barnett is the largest student loan lender in Florida. Its student loan portfolio of $1.4 billion is one of the largest in the nation.
- Barnett serves more than 500,000 credit cardholders in Florida and Georgia, with outstanding credit card balances exceeding $1 billion.
- Barnett Mortgage Company has 29 offices in 19 states. Barnett's wholesale mortgage unit, Loan America Financial Corporation, has 15 offices in 13 states. Barnett is the leading residential mortgage lender in Florida.

------------------------------------------------------------------------------
BUSINESS BANKING
THE BUSINESS BANKING GROUP MEETS THE NEEDS OF COMPANIES OF ALL SIZES WITH INNOVATIVE FINANCIAL SERVICES AND VALUE-ADDED PRODUCTS RANGING FROM SMALL BUSINESS LOANS TO INTERNATIONAL BANKING TO CAPITAL MARKET PRODUCTS. THE GROUP ALSO OFFERS NON-FINANCIAL PRODUCTS SUCH AS EMPLOYEE LEASING, PAYROLL AND DISCOUNTED TELEPHONE SERVICES.

BUSINESS PROFILE AND ACTIVITIES
- Barnett has the leading market share in all three business segments in Florida. The company has a relationship with 40% of Florida's large corporations (over $50 million in sales), 28% of middle market firms ($5-$50 million) and 25% of small businesses (less than $5 million).
- Barnett leads the Florida market in retail foreign exchange services, international wire transfers and correspondent banking. It is the number one Florida bank user of the U.S. Export-Import Bank's financing programs for small and mid-size companies.
- Barnett offers the largest selection of small business products in our markets. In addition to traditional banking products, the company has formed partnerships with companies such as PayChex, Staff Leasing and AT&T to offer small business owners innovative business solutions.

Barnett
18

                                                       CONTRIBUTION TO BARNETT
------------------------------------------------------------------------------
ASSET MANAGEMENT
KEY INITIATIVES IN 1996
-  Barnett began to offer no-load mutual funds under the Emerald Funds name.
- Barnett combined its trust and affluent customer services into Private Client Services. Customers can now work with one representative backed by product experts.
- Barnett introduced the Barnett Charitable Trust Foundation, a donor-advised gift fund that helps clients with charitable giving by eliminating their burden of multiple contributions and record keeping.
- Barnett opened 10 full-service banking centers in Publix Super Markets stores. Over the next several years, the company will expand into the majority of Publix' 446 Florida stores, beginning with 40 in 1997.
- Barnett introduced SelecTrack, a mutual fund selection program that lists top performing broker-sold funds from leading mutual fund companies.

REVENUE
[GRAPHIC]

LOOKING AHEAD TO 1997
- Barnett will introduce a new service to focus on lifestyle preservation for retirees and the soon-to-be-retired.
- Barnett will introduce targeted insurance products and services, focusing on convenience and price. Among the first products will be automobile and life insurance.
- Barnett will significantly increase its investments sales force by year-end 1997.

NET INCOME
[GRAPHIC]

------------------------------------------------------------------------------
CONSUMER CREDIT
KEY INITIATIVES IN 1996
- Barnett joined BankBoston Corporation to form HomeSide, Inc., the nation's seventh largest servicer of home mortgages, handling more than $90 billion in home loans. The new company has the scale necessary for Barnett to compete in the rapidly consolidating mortgage servicing industry.
- Barnett entered into a strategic alliance with Household Credit Services, Inc. to jointly operate the company's credit card business. The transaction positions Barnett for profitable growth of its credit card portfolio while improving credit quality.
- EquiCredit nearly doubled its loan production to $2.0 billion. Its servicing portfolio grew to $3.5 billion.
- To increase efficiencies, Barnett consolidated all consumer lending functions into three regional centers.

REVENUE
[GRAPHIC]

LOOKING AHEAD TO 1997
- Barnett will enhance its auto financing business through the acquisition of Oxford Resources Corp., announced in January 1997. Oxford is the nation's largest independent automobile leasing company.
- Dealer Financial Services will enter Michigan, Ohio, Illinois, Indiana and Pennsylvania and will also introduce a used car leasing product.
- Barnett will employ technology to provide faster credit decisions. In many instances, consumer loan requests will receive an immediate response. Barnett will also introduce a "59-minute mortgage."
- EquiCredit will begin using direct mail and telemarketing to increase Barnett's home equity loan market.

NET INCOME
[GRAPHIC]

------------------------------------------------------------------------------
BUSINESS BANKING
KEY INITIATIVES IN 1996
- Barnett introduced Barnett Employee Leasing Services, a new service that enables companies to lease their existing staff, freeing small business owners from many administrative tasks.
- Barnett introduced CashPlus, a factoring product that turns a company's receivables into working capital.
- Barnett introduced Sunrise Statement, which provides summary balance and transaction information to businesses over the fax machine by 9:00 every morning.
- Barnett opened several retail mall merchant facilities in regional shopping centers. These facilities provide safe, convenient locations within major shopping malls for retail merchants to conduct their banking.
- Barnett Realty Partners, which brokers commercial real estate loans, placed $179 million in loans during its first year of operation.

REVENUE
[GRAPHIC]

LOOKING AHEAD TO 1997
- Barnett will introduce two-hour approvals and closings for non-real estate small business loans. Barnett already offers 24-hour approval for certain loans.
- Barnett will introduce equipment leasing products for the middle and large corporate business market, a $5 billion market in Florida.

NET INCOME
[GRAPHIC]

                                                                       Barnett
                                                                            19

MANAGEMENT DISCUSSION

SUMMARY/OVERVIEW
     IN SEPTEMBER, BARNETT COMPLETED A 2-FOR-1 STOCK SPLIT. ALL HISTORICAL DATA USED IN THIS REPORT HAS BEEN RESTATED TO REFLECT THE SPLIT.
      Barnett earned $564.5 million, or $2.86 per fully diluted share, in 1996, which contained a $24.5 million charge for a special assessment to recapitalize the Savings Association Insurance Fund (SAIF). Earnings per share increased 12%, reflecting solid revenue growth and continued expense control, partially offset by increased provision expense. The company earned $533.3 million, or $2.56 per share, in 1995.
     Excluding the SAIF assessment, return on assets rose to 1.42% in 1996 from 1.30% in 1995 and return on shareholders' equity increased to 17.44% from 16.08%.
     Revenues rose 8% over 1995. Net interest income was up 6% to $1.9 billion, due to a 36 basis point increase in the net yield on earning assets, partially offset by a $338 million decline in earning assets. The increase in the net yield was largely the result of lower funding costs and a favorable change in the mix of earning assets. Non-interest income rose 13%, primarily as a result of growth in consumer finance income, investment services revenue, other retail fees and gains on securities.
     Non-interest expense, excluding the SAIF assessment, was up 5% to $1.6 billion, reflecting investments in strategic initiatives expected to enhance future results, partially offset by reduced FDIC premiums. The provision for loan losses increased 26% to $154.6 million, primarily due to increased bank card losses. A six-year summary of income is provided in TABLE 1.
     Average total assets declined slightly, reflecting the impact of the company's mortgage servicing venture, HomeSide, Inc., and the sale of non-core credit card receivables to Household Credit Services, Inc. Average deposits declined 2% from the previous year, primarily reflecting the transfer of mortgage escrow deposits to HomeSide.
     In May, the company sold its mortgage servicing operation to HomeSide, a mortgage banking venture in which Barnett holds a significant ownership interest. This transaction had no material impact on 1996 operating results but is expected to add to earnings in 1997.
     In October, the company entered into a strategic alliance with Household to jointly build and manage Barnett's credit card business. As part of that transaction, Barnett sold $776 million of non-core credit card outstandings, less related reserves of $31 million, to Household. The company anticipates this transaction will be accretive to earnings during 1997.

EARNINGS PER COMMON SHARE
FULLY DILUTED
           [CHART]
$0.99   $2.01   $2.33   $2.56   $2.86
 1992    1993    1994    1995    1996


RETURN ON SHAREHOLDERS' EQUITY
           [CHART]
  8.3%   15.4%   16.1%   16.1%   17.4%
 1992    1993    1994    1995    1996(1)

(1) EXCLUDING SAIF ASSESSMENT

TABLE 1  SIX-YEAR STATEMENTS OF INCOME

Dollars in Millions Except Per Share Data                                   1996      1995      1994      1993      1992      1991
----------------------------------------------------------------------------------------------------------------------------------
Net interest income (taxable-equivalent) ..........................     $1,886.5  $1,772.2  $1,677.5  $1,700.3  $1,736.1  $1,568.0
Provision for loan losses .........................................        154.6     122.5      74.0     120.4     257.3     453.9
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after loan loss provision .....................      1,731.9   1,649.7   1,603.5   1,579.9   1,478.8   1,114.1
Non-interest income (excluding securities transactions) ...........        791.3     714.0     555.7     601.1     586.5     528.6
Securities transactions ...........................................         19.2       5.0     (13.1)     (2.1)     34.2      18.2
Non-interest expense (excluding special charges) ..................      1,592.5   1,518.6   1,364.2   1,501.0   1,645.5   1,497.1
Special charges(1) ................................................         24.5        --        --        --      92.6        --
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes ........................................        925.4     850.1     781.9     677.9     361.4     163.8
Income tax provision ..............................................        341.1     286.3     249.8     207.5      95.3       8.4
Taxable-equivalent adjustment .....................................         17.4      30.5      44.1      49.4      57.8      74.0
----------------------------------------------------------------------------------------------------------------------------------
Net income before accounting changes and minority interest ........        566.9     533.3     488.0     421.0     208.3      81.4
Minority interest, net of taxes ...................................         (2.4)       --        --        --        --        --
Cumulative effect of changing to different
    accounting methods, net of taxes...............................           --        --        --        --      (0.6)       --
----------------------------------------------------------------------------------------------------------------------------------
    Net income.....................................................     $  564.5  $  533.3  $  488.0  $  421.0  $  207.7  $   81.4
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Primary earnings per common share .................................        $2.89     $2.65     $2.39     $2.05      $.99      $.40
Fully diluted earnings per common share ...........................         2.86      2.56      2.33      2.01       .99       .40
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) SPECIAL CHARGES CONSIST OF A  $24.5 MILLION PRE-TAX SAIF ASSESSMENT
    DURING 1996 AND A  $92.6 MILLION PRE-TAX RESTRUCTURING CHARGE DURING 1992.

Barnett
20

     In January 1997, the company moved to enhance its auto financing business by announcing the acquisition of Oxford Resources Corp., the nation's largest independent automobile leasing company. The Melville, N.Y.-based company provides leases and loans for new and used automobiles through more than 2,000 auto dealers in 21 states across the country. During 1996, its total lease and loan originations approximated $1 billion. This transaction expands Barnett into new geographic markets and positions the company as a leader in the fast-growing auto leasing business.

EARNING ASSETS
      Average earning assets fell slightly to $36.0 billion in 1996, primarily reflecting the impact of the HomeSide and Household transactions and management's decisions to reduce the amount of new residential loans going into portfolio and the size of the securities portfolio. Average loans represented 84% of earning assets in 1996 compared to 82% a year earlier. At the end of the year, Barnett's loan-to-deposit ratio was 89%. The company also maintains a portfolio of investment-grade securities and short-term investments to manage liquidity and interest rate risk.
     LOANS Average loans grew $594 million, reflecting strong growth in corporate and non-residential mortgage consumer loans partially offset by a reduction in residential mortgages and commercial real estate loans. Due to Barnett's strong emphasis on retail banking, loans to consumers represented 74% of average loans.
     Installment loans grew 16% during the year to $10.0 billion from $8.6 billion in the previous year. Expansion of indirect automobile lending to new markets and increased home equity loans available for sale originated through the EquiCredit franchise were the principal factors in the growth of the installment loan portfolio. Motor vehicle loans and leases, which comprise approximately 60% of Barnett's installment loan portfolio, grew 10% during the year to $6.0 billion. Barnett provided almost 25% of Florida's auto loans, more than the next three bank lenders combined. Auto leasing, introduced in the third quarter of 1995, generated $295 million of lease receivables in 1996. In the fourth quarter of 1995, the company began to expand its auto lending business beyond Florida. Barnett originated $707 million of auto loans outside Florida during 1996.
     The volume of automobile loans is dependent upon new and used automobile sales, which can vary depending on economic conditions and other factors. To continue growing this profitable business, Barnett is expanding into new markets in 1997 and further developing existing dealer relationships.
     The other 40% of the installment loan portfolio is comprised primarily of home equity and student loans. During 1996, home equity secured installment loans increased 35% to $2.2 billion, while student loans increased 25% to $1.3 billion.


RETURN ON ASSETS
           [CHART]
  .55%   1.13%   1.28%   1.30%   1.42%
 1992    1993    1994    1995    1996(1)

(1) EXCLUDING SAIF ASSESSMENT

TABLE 2  LOAN MATURITY

                                                             Within      1 to 5       After
December 31, 1996--Dollars in Millions(1)                    1 Year       Years       5 Years       Total
----------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural ....................  $2,222      $ 2,298      $   791      $ 5,311
Real estate construction ..................................     460          347           11          818
Commercial mortgages ......................................     453        1,024          372        1,849
Residential mortgages .....................................     489        1,326        7,843        9,658
Installment ...............................................   2,276        5,599        2,275       10,150
Bank card .................................................      --        1,101           --        1,101
Credit lines ..............................................     798           --           --          798
----------------------------------------------------------------------------------------------------------
            Total .........................................  $6,698      $11,695      $11,292      $29,685
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Loans maturing after one year with:
      Fixed interest rates ................................              $ 7,619      $ 2,392
      Floating or adjustable interest rates ...............                4,076        8,900
----------------------------------------------------------------------------------------------------------
            Total .........................................              $11,695      $11,292
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) TOTAL LOANS GROSS OF UNEARNED INCOME. EXCLUDES $117 MILLION OF RESIDENTIAL MORTGAGES HELD FOR SALE AND $496 MILLION OF INSTALLMENT LOANS HELD FOR SALE.


                                                                       Barnett
                                                                            21

                            MANAGEMENT DISCUSSION

  Residential mortgage loans fell 8% to $10.2 billion, reflecting management's decision to reduce the amount of new loans going into portfolio. Also contributing to the decline was the HomeSide transaction which transferred the secondary market pipeline of loans originated for sale to HomeSide. At the end of 1996, 76% of the residential loan portfolio consisted of adjustable-rate mortgages. Most of these mortgages have rates that are reset annually based on a spread over the one-year constant maturity Treasury index. In certain circumstances, resetting the rates on these loans will be limited by period and lifetime caps.
     Average bank card receivables grew 5% to $1.6 billion in 1996. However, the balances at December 31 were down $683 million, or 38%, primarily reflecting the sale of non-core credit receivables to Household and the company's decision to discontinue marketing credit cards outside its banking markets. As part of the strategic alliance, Household will service Barnett's credit card accounts and the companies will work jointly to build and manage Barnett's credit card business. The $1.1 billion of card outstandings at year end are generally held by Florida customers who have other relationships with Barnett.
     Commercial loans rose 9% during 1996 to $5.0 billion. The company has a strong focus on small and middle market companies located primarily in Florida. Reflecting this strategy, the company's average commercial loan is approximately $160,000.
     Commercial real estate loans decreased 12% from 1995. Construction loans declined 13% in 1996 to $811 million. Commercial mortgage loans declined 12% from last year to $2.1 billion, reflecting increased competition to provide long-term financing for commercial real estate projects.
     The distribution of loan maturities at December 31 is shown in TABLE 2 on page 21. For an analysis of loans that can be repriced in less than one year and their impact on Barnett's interest rate sensitivity, see TABLE 6 on page 25.
     INVESTMENT SECURITIES AND OTHER EARNING ASSETS Investment securities decreased 20% to $5.2 billion in 1996, due to the company's decision to reduce the size of the portfolio. Securities are generally purchased for investment purposes and are selected primarily for their risk-adjusted, taxable-equivalent yields. Consideration is also given to the company's liquidity and asset-liability management needs. U.S. Treasury securities made up 41% of the total investment portfolio at December 31. The securities are selected for their high degree of liquidity and credit quality. The securities in this portfolio mature in three years or less to achieve appropriate liquidity.
     The mortgage-backed securities portfolio, which made up 36% of the total investment porfolio as of December 31, is comprised of two types of mortgage-related securities, 15-year fixed-rate mortgage pass-thru certificates and Collateralized Mortgage Obligations. Mortgage-backed securities investments inherently contain maturity risk due to exposure to prepayments of underlying mortgages. The company minimizes this risk through selection of securities that maintain relative average life stability over a wide range of interest rates.
     Other securities are primarily comprised of asset-backed securities, which are instruments secured by such collateral as automobile loans, credit card balances and home equity loans. The securities are selected for their high degree of credit quality and low prepayment risk characteristics. Additionally, the asset-backed securities instruments maintain low price risk due to their relative short average lives. As of December 31, 10.4% of the investment securities portfolio was comprised of asset-backed securities. For an analysis of the impact of investment securities on Barnett's interest rate sensitivity, see TABLE 6.
     Securities available for sale are carried at fair value and had an unrealized gain, net of tax, of $8.2 million at December 31, 1996. A year earlier, securities available for sale had an unrealized gain of $38.2 million. These unrealized gains, net of tax, do not impact net income or regulatory capital but are recorded as adjustments to shareholders' equity. At December 31, 1996, the available for sale portfolio had an average yield of 6.36% and a weighted average maturity of 2.0 years. For further details, see TABLE 3.
     Average federal funds sold and securities purchased under agreement to resell increased $355 million in 1996 to $438 million, though the balances at December 31 were down $108 million from a year earlier to $3 million, reflecting a change in liquidity position.

AVERAGE LOANS

1991
                  COMMERCIAL
COMMERCIAL        REAL ESTATE
   18%               23%
          CONSUMER
             59%
           [CHART]
--------------------------------
1996
                  COMMERCIAL
COMMERCIAL        REAL ESTATE
   16%               10%
          CONSUMER
             74%
           [CHART]

Barnett
22

TABLE 3  MATURITY OF INVESTMENT SECURITIES

                                                                   Available for Sale                    Held to Maturity
                                                              -------------------------------     -----------------------------
                                                              Amortized        Fair  Year-End     Amortized      Fair  Year-End
December 31, 1996--Dollars in Thousands                            Cost       Value     Yield(1)       Cost     Value     Yield(1)
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury:(2)
     Within 1 year ........................................  $  890,104  $  897,459      7.38%           --        --        --
     1 to 5 years .........................................   1,219,519   1,222,276      5.94            --        --        --
     5 to 10 years ........................................       2,002       2,144      7.54      $    997  $  1,007      6.55%
     More than 10 years ...................................       1,621       1,728      7.80            --        --        --
-------------------------------------------------------------------------------------------------------------------------------
          Total ...........................................   2,113,246   2,123,607      6.55           997     1,007      6.55
-------------------------------------------------------------------------------------------------------------------------------
States and political subdivisions:(2)
     Within 1 year ........................................          --          --        --        24,464    24,881     12.04
     1 to 5 years .........................................       2,551       2,657      8.29        55,085    59,165     12.55
     5 to 10 years ........................................       2,487       2,562      9.10        30,014    35,155     12.34
     More than 10 years ...................................      21,237      21,879      8.94        19,035    19,791      8.55
-------------------------------------------------------------------------------------------------------------------------------
          Total ...........................................      26,275      27,098      8.89       128,598   138,992     11.81
-------------------------------------------------------------------------------------------------------------------------------
Other U.S. Government agencies
     and corporations:(2)
     Within 1 year ........................................     102,843     102,986      6.14
     1 to 5 years .........................................     136,706     136,610      6.08
     5 to 10 years ........................................       3,040       3,029      6.38
     More than 10 years ...................................       1,070       1,067      8.18
---------------------------------------------------------------------------------------------
          Total ...........................................     243,659     243,692      6.12
---------------------------------------------------------------------------------------------
Mortgage-backed securities:(2)
     Within 1 year ........................................     656,365     656,027      6.13
     1 to 5 years .........................................     529,449     528,188      6.22
     5 to 10 years ........................................     654,447     655,479      6.80
     More than 10 years ...................................         974         960      6.69
---------------------------------------------------------------------------------------------
          Total ...........................................   1,841,235   1,840,654      6.39
---------------------------------------------------------------------------------------------
Other securities:(2)
     Within 1 year ........................................     443,610      444,074      5.51
     1 to 5 years .........................................     280,127      280,294      6.03
     5 to 10 years ........................................      57,894       57,939      6.27
     More than 10 years(3).................................      12,258       13,765      6.69
----------------------------------------------------------------------------------------------
          Total ...........................................     793,889      796,072      5.77
-------------------------------------------------------------------------------------------------------------------------------
          Total securities ................................  $5,018,304   $5,031,123      6.36%    $129,595  $139,999     11.77%
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

                                                                       Years
                                                   ----------------------------------------------
December 31, 1996                                  Held to Maturity   Available for Sale    Total
-------------------------------------------------------------------------------------------------
Average life of debt securities:(4)
     Taxable ..............................................    8.63                 1.88     1.89
     Tax-free .............................................    4.44                15.54     6.33
-------------------------------------------------------------------------------------------------
          Total ...........................................    4.47                 1.96     2.03
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) COMPUTED ON A TAXABLE-EQUIVALENT BASIS AND INCLUDES ACCRETION OF DISCOUNT AND AMORTIZATION OF PREMIUM IN THE DETERMINATION OF SECURITIES INCOME. BALANCE UTILIZED IN CALCULATING YIELDS IS AMORTIZED COST.
(2) PRESENTED BY CONTRACTUAL MATURITY, EXCEPT FOR MORTGAGE-BACKED AND ASSET-BACKED SECURITIES WHICH ARE PRESENTED AT THEIR EXPECTED MATURITIES.
(3) INCLUDES FEDERAL RESERVE BANK STOCK.
(4) FLOATING RATES ARE INCLUDED AS OF THEIR REPRICING DATE.


                                                                       Barnett
                                                                            23

                            MANAGEMENT DISCUSSION

TABLE 4  CHANGES IN DEPOSIT MIX

                                                                                        Change
                                                                                  ------------------
Average Balances--Dollars in Millions                           1996     1995     Amount     Percent
----------------------------------------------------------------------------------------------------
Demand deposits ...........................................  $ 5,612  $ 5,440      $ 172           3%
NOW and money market accounts .............................   12,087   12,757       (670)         (5)
Savings deposits ..........................................    3,141    3,435       (294)         (9)
Certificates of deposit under $100,000 ....................    9,806    9,906       (100)         (1)
Other time deposits .......................................    2,533    2,153        380          18
----------------------------------------------------------------------------------------------------
          Total deposits ..................................  $33,179  $33,691      $(512)         (2)%
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

TABLE 5  MATURITY OF CDS AND OTHER TIME DEPOSITS  $100,000 OR MORE

December 31, 1996--Dollars in Millions                                           BALANCE     Percent
----------------------------------------------------------------------------------------------------
3 months or less ..........................................                       $  837          34%
Over 3 to 6 months ........................................                          565          23
Over 6 to 12 months .......................................                          444          18
More than 12 months .......................................                          636          25
----------------------------------------------------------------------------------------------------
          Total ...........................................                       $2,482         100%
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

DEPOSITS AND OTHER FUNDING SOURCES
      DEPOSITS Average deposits declined 2% to $33.2 billion in 1996, primarily reflecting the transfer of mortgage escrow deposits to HomeSide. Despite this decline and increased competition, Barnett maintains the largest market share of bank and thrift deposits in Florida with approximately one out of every five dollars on deposit. Barnett services this extensive deposit base through its network of 622 banking offices and 968 ATMs, providing the most convenient distribution in its markets.
     Historically, the company has successfully developed products aimed at particular customer segments that have produced a significant level of profitable deposit relationships. Key products include Senior Partners, a package of services aimed at customers 50 years or older, the Edge Account, targeted at middle-income consumers, and the Premier Account, targeted at affluent customers.
     Certificates of deposit and other time deposits rose $280 million to $12.3 billion, reflecting the movement of consumer balances from transaction, savings and money market accounts into CDs.
     In 1996, transaction, savings and money market accounts decreased $792 million and equaled 62% of average deposits, down from 64% in 1995. Part of this decline was attributable to the transfer of mortgage escrow deposits to HomeSide. TABLE 4 shows the changes in deposit mix, and TABLE 5 indicates the maturity of CDs and other time deposits over $100,000.
     OTHER FUNDING SOURCES Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings decreased 11% to $2.2 billion, primarily reflecting lower funding needs due to the HomeSide transaction.
     The company issues commercial paper to fund certain consumer lending activities. For 1996, average borrowing under this facility was $613 million compared to $418 million in 1995.
     Long-term debt increased 32%, or $303 million, from 1995. Of the $1.2 billion in long-term debt outstanding at year end, $585 million qualified as Tier II capital under risk-based capital guidelines. For more information on Barnett's long-term debt, refer to NOTE I in the NOTES TO FINANCIAL STATEMENTS.

AVERAGE DEPOSITS

1991               OTHER
                    12%
NOW &
MONEY MKT        CONSUMER CD
  32%                36%
         DEMAND
           13%
SAVINGS
  7%
           [CHART]
--------------------------------
1996               OTHER
                     8%
NOW &
MONEY MKT        CONSUMER CD
  36%                30%
         DEMAND
           17%
SAVINGS
  9%
           [CHART]


Barnett
24

TABLE 6  INTEREST RATE SENSITIVITY ANALYSIS

                                                                                                                 Non-Rate
                                                                                                                Sensitive
                                                                       0-30    31-90  91-180 181-365      1-5    and Over
December 31, 1996--Dollars in Millions                                 Days     Days    Days    Days    Years  Five Years    Total
----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural ........................... $  3,843  $   172  $  140  $  178  $   780      $  198  $ 5,311
Real estate construction .........................................      767       16      10       6       14           5      818
Commercial mortgages .............................................      860      109     139     211      482          49    1,850
Residential mortgages ............................................    1,197    1,140   1,884   2,904    2,028         633    9,786
Installment ......................................................    2,726      785   1,055   1,735    4,207          82   10,590
Other loans ......................................................    1,454                               444                1,898
----------------------------------------------------------------------------------------------------------------------------------
          Total loans(1) .........................................   10,847    2,222   3,228   5,034    7,955         967   30,253
Securities(1) ....................................................      345      363     326     985    2,471         671    5,161
Federal funds sold, securities purchased under
     agreements to resell and other earning assets ...............       97                                                     97
----------------------------------------------------------------------------------------------------------------------------------
          Total earning assets ...................................  $11,289   $2,585  $3,554  $6,019  $10,426      $1,638  $35,511
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
NOW and money market accounts(1) .................................  $ 7,207                           $ 4,956              $12,163
Savings deposits(1) ..............................................      978                              1,960                2,938
Time deposits ....................................................    1,812   $2,498  $2,804  $2,429    2,559        $ 89   12,191
----------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing deposits ........................    9,997    2,498   2,804   2,429    9,475          89   27,292
Short-term borrowings ............................................    1,303        5                        1                1,309
Long-term debt ...................................................        9      452      59              401         306    1,227
----------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities .....................  $11,309   $2,955  $2,863  $2,429   $9,877        $395  $29,828
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Gap before interest rate swaps ...................................  $   (20)  $ (370) $  691  $3,590   $  549      $1,243
Interest rate swaps ..............................................   (1,857)  (2,045)    400     920    2,598         (16)
----------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap adjusted for interest rate swaps ...   (1,877)  (2,415)  1,091   4,510    3,147       1,227
Cumulative adjusted interest rate sensitivity gap ................   (1,877)  (4,292) (3,201)  1,309    4,456
Cumulative adjusted gap as a percentage of earning assets:
     December 31, 1996 ...........................................    (5.29)% (12.09)% (9.01)%  3.69%   12.55%
     December 31, 1995 ...........................................    (4.34)   (7.28)  (4.34)   7.74     8.91
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) MANAGEMENT ADJUSTMENTS REFLECT THE COMPANY'S ESTIMATE OF THE EFFECTS OF EARLY PRINCIPAL REPAYMENTS ON RESIDENTIAL AND OTHER AMORTIZING LOANS AND SECURITIES AND THE ANTICIPATED REPRICING SENSITIVITY OF NON-MATURITY DEPOSIT PRODUCTS. HISTORICALLY, BALANCES ON NON-MATURITY DEPOSIT ACCOUNTS HAVE REMAINED RELATIVELY STABLE DESPITE CHANGES IN MARKET INTEREST RATES. MANAGEMENT HAS CLASSIFIED CERTAIN OF THESE ACCOUNTS AS NON-RATE SENSITIVE BASED ON MANAGEMENT'S HISTORICAL PRICING PRACTICES AND RUNOFF EXPERIENCE. APPROXIMATELY 40% OF THE NOW AND MONEY MARKET ACCOUNT BALANCES AND TWO-THIRDS OF THE SAVINGS ACCOUNT BALANCES ARE CLASSIFIED AS OVER ONE YEAR.

ASSET-LIABILITY MANAGEMENT
      Net interest income, the company's primary source of revenue, is affected by changes in interest rates as well as fluctuations in the level and duration of assets and liabilities contained on the company's balance sheet. The impact of changes in interest rates on the company's net interest income represents Barnett's interest rate risk.
     Interest rate sensitivity is primarily a function of the repricing structure of the company's balance sheet. TABLE 6 shows this structure as of December 31, with each maturity interval referring to the earliest repricing opportunity (i.e., the earlier of scheduled contractual maturity or repricing date) for each asset and liability category. The resulting gap is one measure of the sensitivity of earnings to changes in interest rates.
     In order to more appropriately reflect the repricing structure of the company's balance sheet, management has made certain adjustments to the balances shown in the table. Based on historical and industry data, an estimate of the expected prepayments of amortizing loans and investment securities is reflected in the balances in the table. Changes in the economic and interest rate environments may impact these expected prepayments.

     Similarly, an adjustment to deposits is made to reflect the behavioral characteristics of certain core deposits that do not have specified maturities (i.e., interest-bearing checking, savings and money market deposit accounts). The footnote accompanying the table more fully explains the specific adjustments made to the analysis. This interest rate sensitivity analysis

                                                                       Barnett
                                                                            25

                            MANAGEMENT DISCUSSION


indicates that the company was liability sensitive on December 31, with a cumulative six-month negative gap of 9.01%.
     In addition to gap analysis, management uses rate-shock simulation and duration of equity to measure the rate sensitivity of its balance sheet. Rate-shock simulation is a modeling technique used to estimate the impact of changes in rates on the company's net interest margin. Duration of equity measures the change in the market value of the company's equity resulting from a change in interest rates. It is designed to evaluate the economic impact of rate changes for periods that extend beyond the time horizons targeted by gap and rate shock simulation analysis. These analyses, which consider longer term impacts of rate changes, indicate that Barnett is relatively rate neutral. The company's rate shock simulation indicates that an instantaneous 1% change in interest rates would have less than a 2% impact on net interest income over a twelve-month period. This simulation is based on the company's business mix, as well as interest rate exposures at a point in time and includes a parallel shift of the yield curve. It also requires certain assumptions about the future pricing of loans and deposits in response to changes in interest rates. While this simulation is a useful measure of the company's sensitivity to changing rates, it is not a forecast of future results and is based on many assumptions, which if changed, could cause a different outcome.
     The primary objective of Barnett's asset-liability management is to maximize net interest income while maintaining acceptable levels of interest-rate sensitivity. The Asset-Liability Management Committee sets specific rate-sensitivity limits for the company. The committee monitors and adjusts the company's exposure to changes in interest rates to achieve predetermined risk targets that it believes are consistent with current and expected market conditions. Management strives to minimize the negative impact on net interest income caused by changes in interest rates. At this time, management believes the company's asset-liability mix is sufficiently balanced within a broad range of interest rate scenarios to minimize the impact of significant rate movements.
     Barnett controls its interest rate risk by managing the level and duration of certain balance sheet assets and liabilities. The company also uses off-balance-sheet instruments (derivatives) to manage its interest rate sensitivity position. Barnett ensures that both balance-sheet and off-balance-sheet instruments used for asset-liability management purposes are consistent with safe and sound banking practices.
     The company's derivatives portfolio used for asset-liability management purposes had a notional amount of $4.5 billion at December 31. This portfolio consisted of $4.2 billion of interest rate swaps, of which $2.5 billion was added in 1996, and $250 million of interest rate floors. During 1996, $1.4 billion of interest rate swaps matured. The swap portfolio consists of fixed-term, non-amortizing interest rate swaps, which mature through October 1999. Most of the company's swaps involve receipt of fixed cash flows in exchange for variable (primarily LIBOR-based) cash flows. The purpose of the swaps is to convert cash flows from floating-rate loans to fixed cash flows. The derivatives reduce the sensitivity of the net interest margin to flat or falling interest rates.
     The derivatives portfolio performed as expected during the year, as the value of instruments entered into to protect the company in a declining rate environment fell in value due to a modest rise in interest rates. The replacement value related to the company's derivative portfolio was a negative $4.7 million on December 31, 1996, compared to a positive $24.7 million on December 31, 1995.
     The derivatives portfolio, including the amortization of deferred gains on interest rate floors, increased net interest income in 1996 by $3.1 million, representing a 1 basis point increase in the net yield on earning assets. The swap portfolio reduced 1995 net interest income by $35.3 million, representing a 10 basis point reduction in the net yield on earning assets.
     Barnett manages the counterparty exposure of its derivatives in a manner consistent with the granting of credit. Any exposure is generally measured by the market replacement value at any point in time. Barnett utilizes collateral exchange agreements with derivatives counterparties in order to control the level of credit exposure to these entities. A summary of Barnett's risk management derivatives portfolio is shown in NOTE P in the NOTES TO FINANCIAL STATEMENTS, and Barnett's accounting policies related to derivatives are described in NOTE A.

NET INTEREST INCOME
TAXABLE EQUIVALENT $ BILLIONS
        [CHART]
$1.74   $1.70   $1.68   $1.77   $1.89
 1992    1993    1994    1995    1996

NET YIELD
AS A PERCENTABE OF AVERAGE EARNING ASSETS
         [CHART]
5.11%   5.07%   4.87%   4.88%   5.24%
1992    1993    1994    1995    1996


Barnett
26

TABLE 7  CHANGE IN NET INTEREST INCOME

                                                                                 1996                            1995
                                                                        ------------------------       --------------------------
                                                                             CHANGE FROM                      Change From
                                                                               PREVIOUS                         Previous
                                                                             YEAR DUE TO:                     Year Due To:
                                                                        ------------------------       --------------------------
                                                                                            TOTAL                           Total
Dollars in Millions--Taxable-Equivalent                                 VOLUME     RATE(1) CHANGE      Volume     Rate(1)  Change
---------------------------------------------------------------------------------------------------------------------------------

Interest income:
     Loans ........................................................     $ 65.3   $  9.4   $  74.7      $255.5   $161.6     $417.1
     Taxable securities ...........................................      (59.4)    30.4     (29.0)      (38.8)    51.7       12.9
     Tax-free securities ..........................................      (30.2)    (2.4)    (32.6)      (38.0)    (1.3)     (39.3)
     Federal funds sold and securities purchased under
          agreements to resell ....................................       20.8     (2.0)     18.8          .3      1.5        1.8
---------------------------------------------------------------------------------------------------------------------------------
          Total interest income ...................................       (3.5)    35.4      31.9       179.0    213.5      392.5
---------------------------------------------------------------------------------------------------------------------------------
Interest expense:
     NOW and money market accounts ................................      (15.4)   (37.0)    (52.4)      (17.9)    13.2       (4.7)
     Savings deposits .............................................       (6.1)   (10.4)    (16.5)        (.7)    (1.1)      (1.8)
     Certificates of deposit under $100,000 .......................       (5.2)   (13.9)    (19.1)      103.1     87.5      190.6
     Other time deposits ..........................................       20.7     (1.4)     19.3        21.9     25.5       47.4
---------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing deposits .........................       (6.0)   (62.7)    (68.7)      106.4    125.1      231.5
     Federal funds purchased and securities sold under
          agreements to repurchase ................................       (5.6)    (8.0)    (13.6)      (25.2)    22.2       (3.0)
     Other short-term borrowings ..................................      (12.3)    (3.4)    (15.7)       36.6     14.9       51.5
     Long-term debt ...............................................       24.9     (9.3)     15.6        24.0     (6.2)      17.8
---------------------------------------------------------------------------------------------------------------------------------
          Total interest expense ..................................        1.0    (83.4)    (82.4)      141.8    156.0      297.8
---------------------------------------------------------------------------------------------------------------------------------
          Net interest income .....................................     $ (4.5)  $118.8    $114.3      $ 37.2   $ 57.5     $ 94.7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) INCLUDES CHANGES IN INTEREST INCOME AND EXPENSE NOT DUE SOLELY TO VOLUME OR RATE CHANGES.

NET INTEREST INCOME
      Barnett's taxable-equivalent net interest income rose 6% to $1.9 billion. This increase reflects a higher net yield on earning assets, which rose 36 basis points to 5.24% from 4.88% in 1995. The increase in the net yield was generated by changes in earning asset mix and reduced funding costs. The average yield on earning assets increased 16 basis points to 8.40%, as loans increased as a percentage of earning assets, the yield on the loan portfolio rose 7 basis points and the yield on the securities portfolio rose 33 basis points. TABLE 7 shows the changes in net interest income by category during 1996 due to shifts in volume and rate.
     Residential mortgage yields rose 15 basis points, reflecting the reset of rates on the $7.2 billion adjustable-rate mortgage portfolio. These rate resets, limited by annual and lifetime caps, are generally tied to a 275 basis point spread over the one-year Constant Maturity Treasury (CMT) index.
     Partially offsetting the impact of this rate reset was the seven-month impact of the HomeSide venture. The impact of this transaction affected net interest margin, net interest income and non-interest expense. Prior reporting had reflected internal mortgage servicing costs in non-interest expense. These expenses are now third party costs and reduce the interest received, resulting in lower net interest income and a lower yield on residential mortgages. The impact on the residential mortgage loan yield and net interest margin were 18 and 6 basis points, respectively.
     The rate paid on interest-bearing liabilities fell 18 basis points to 3.66%. This decrease reflects lower rates paid on NOW, money market and savings accounts. This more than offset the higher expense resulting from the migration of balances from transaction accounts to time deposits and lower levels of non-interest bearing escrow balances. The rate paid on non-deposit funding decreased by 44 basis points, reflecting a change in the mix of funding source.

     Information on average balances, yields and rates for the past six years can be found on pages 38 and 39.

                                                                       Barnett
                                                                            27

                            MANAGEMENT DISCUSSION

NON-INTEREST INCOME
      Non-interest income, excluding securities transactions of $19.2 million, rose 11% to $791.3 million in 1996, led by increases in consumer finance revenue, brokerage income and other retail fees.
     Brokerage income grew 39% to $44.0 million, primarily reflecting a significant increase in annuity and mutual fund sales.
     Consumer finance income, representing revenue generated through the company's quarterly securitization program of consumer finance loan production and related loan servicing, rose 51% to $125.9 million. This increase reflected increased securitization volumes, as Barnett's consumer finance company, EquiCredit, produced $2.0 billion in loans in 1996, an 82% increase over the $1.1 billion in 1995. In addition, the company adopted Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that an enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. The adoption of this standard increased consumer finance income by $16.8 million.
     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement was adopted by the company on January 1, 1997.
     Mortgage banking revenue increased 7%, or $4.5 million, from 1995. In
May 1996, Barnett sold its mortgage servicing operations to HomeSide, which resulted in servicing revenue declining 53% from 1995. Barnett now sells loans to HomeSide with servicing included. This fact, along with adoption of SFAS No. 122, resulted in production revenue increasing 82% from 1995.
     Other service charges and fees rose 19%, or $22.7 million, to $141.3 million, reflecting higher retail fees, including a new ATM surcharge for non-Barnett customers.
     Credit card fees fell $17.0 million, or 28%, as the company entered into a joint venture in January to perform bank card merchant processing. As a result of the joint venture, the company records its share of the net income under the equity method of accounting rather than gross revenues and expenses. Fees also fell as a result of the sale of $776 million of credit card outstandings to Household in October.
     The company recognized a $19.0 million pre-tax gain in 1996 on the sale of its equity ownership in Bank South Corporation, which was acquired by another institution. In 1995, the sale of a portion of this holding resulted in a $5.0 million pre-tax gain.

NON-INTEREST EXPENSE

     Non-interest expense rose 6%, or $98.4 million, to $1.6 billion. Non-interest expense, excluding the $24.5 million SAIF assessment, rose 5%, or $73.8 million, reflecting the company's spending on strategic initiatives to diversify sources of revenue, improve marketing and expand the use of technology for competitive advantage. This was somewhat offset by the impact of transferring costs associated with the residential loan servicing operation to HomeSide and lower deposit insurance assessments.
     Salaries and benefits grew 9% from last year to $829.9 million, due primarily to staffing related to strategic initiatives, higher performance-based compensation and annual salary increases. The average number of full-time-equivalent employees increased by 87 to 19,523.
     Net occupancy expense rose 7% to $135.9 million, and furniture and equipment expense increased 6% from last year to $153.7 million, primarily related to expansion of the EquiCredit and Dealer Financial Services franchises.
     Other expenses, excluding the SAIF assessment, fell 3% in 1996 to $472.9 million. The full-year impact of reduced FDIC premiums and lower expenses related to the impact of the HomeSide transaction were partially offset by increased marketing and technology expenses related to strategic initiatives.
     On January 1, 1996, the company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." Adoption of this standard did not have a significant impact on the financial condition or results of operations of the company.
     The overhead ratio, which excludes the SAIF assessment, was 59.5%, compared to last year's 61.1%. The lower overhead ratio was achieved as Barnett continued to focus on operat-


NON INTEREST INCOME
EXCLUDING SECURITIES TRANSACTIONS
$ MILLIONS
        [CHART]
 $587    $601    $556    $714    $791
 1992    1993    1994    1995    1996

OVERHEAD RATIO
        [CHART]
70.9%      65.2%   61.1%   61.1%   59.5%
1992(1)    1993    1994    1995    1996(2)

(1) EXCLUDES RESTRUCTURING CHARGE
(2) EXCLUDES SAIF ASSESSMENT

Barnett
28
ing businesses where it has the greatest market opportunity as well as processing scale and product expertise. Details of other expenses over the past three years are shown in NOTE N of the NOTES TO FINANCIAL STATEMENTS.

LINES OF BUSINESS PERFORMANCE
      Barnett is organized and managed in three major lines of business:
Asset Management, Consumer Credit and Business Banking.
     Using an internal profitability measurement system, management determines financial results for each of these business lines to gain a clearer understanding of overall corporate performance and to make capital investment decisions. The profitability measurement system utilizes funds transfer pricing to allocate a standard cost for funds used or credit for funds provided to all business group assets and liabilities using a matched funding concept. The company's extensive office and electronic delivery networks serve all three business segments and these costs are allocated to each segment based upon actual volume. Expenses that directly support a business line's operations are charged to the line of business. Capital is allocated based upon credit, operational and business risks.
     Management reporting concepts are periodically refined and results may be restated to reflect methodological enhancements and/or management organization changes. Although it is valuable as a management tool, no authoritative guidance exists for management accounting. Therefore, reported results are not necessarily comparable with other companies.
     A description of each major business segment is presented below.

     ASSET MANAGEMENT Barnett's Asset Management group serves the money management and related needs of retail customers, including transaction services, deposit accounts, mutual funds, annuities, fiduciary services, full service brokerage and niche products aimed at the affluent and professional markets. This broad array of products is delivered primarily through Barnett's retail delivery network in Florida and southern Georgia. Asset Management aims to meet retail customers' broad financial services needs that often go beyond traditional banking products in order to maintain, deepen and enhance the profitability of the company's customer relationships.
     Asset Management contributed $1.0 billion, or 37%, of the company's revenues and $142.3 million, or 25%, of the company's net income, representing a return on equity of 37.5%. Consumer deposits, which averaged $26.7 billion in 1996, have traditionally been the core product and continue to be the largest provider of profit within Asset Management. Barnett Capital Advisors, a registered investment advisor, has over $10 billion under management, and Barnett acts as fiduciary for an additional $4.0 billion. Customer assets of $5.0 billion are held in Barnett Investments, a full-service brokerage company, including $1.0 billion in equities, $2.1 billion in mutual funds and $1.9 billion in debt securities. Barnett Annuities held outstanding fixed and variable annuities of $1.3 billion at year end.

     CONSUMER CREDIT With over $12.3 billion in consumer credit average outstandings representing 41% of the consolidated loan portfolio, Barnett is the leading lender to Florida's consumers. In 1995, the company began expanding its consumer lending activities nationally, first through the acquisition of nationwide mortgage origination and consumer finance companies, and most recently through the expansion of the company's indirect auto lending unit to new markets.
     In 1996, the Consumer Credit group contributed net income of $135.8 million, or 24%, of Barnett's consolidated earnings, and returned 18.3% on invested capital. The Consumer Credit group originates loans to consumers through Barnett banking offices in Florida and southern Georgia, as well as through automobile dealers in 5 southern states and specialized sales forces in all 48 contiguous states. The primary products for the group are home equity loans and loans for the purchases of homes and autos.
     EquiCredit, Barnett's home equity secured consumer finance lender which operates 141 offices in 40 states, originated $2.0 billion of loans in 1996 and produced 29% of the Consumer Credit groups earnings. Dealer Financial Services, Inc., Barnett's indirect auto lending group, originated $3.5 billion of loans in 1996 and produced 26% of the Consumer Credit group's net income. The company expects to expand these businesses to leverage the fixed infrastructure and to employ scale for competitive advantage in this fragmented industry.

                                                                       Barnett

                            MANAGEMENT DISCUSSION

TABLE 8  LINES OF BUSINESS

                                                                                                          Funds
                                                                       Asset   Consumer   Business   Management   Consolidated
December 31, 1996--Dollars in Millions                            Management     Credit    Banking    and Other        Barnett
------------------------------------------------------------------------------------------------------------------------------
Net interest income (taxable-equivalent) .......................      $665.0     $493.2     $479.9       $248.4       $1,886.5
Non-interest income ............................................       336.0      214.4      146.6        113.5          810.5
Non-interest expense ...........................................       777.6      301.2      336.7        201.5        1,617.0
Provision for loan losses ......................................          --      184.0      (17.3)       (12.1)         154.6
Income tax provision (taxable-equivalent) ......................        81.1       86.6      112.5         78.3          358.5
Minority interest, net of taxes ................................          --         --         --         (2.4)          (2.4)
------------------------------------------------------------------------------------------------------------------------------
Net income .....................................................      $142.3     $135.8     $194.6       $ 91.8       $  564.5
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Return on equity ...............................................        37.5%      18.3%      35.6%         5.5%          17.4%(1)
Overhead ratio .................................................        77.7       42.6       52.3         55.7           59.5(1)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) EXCLUDES $24.5 MILLION PRE-TAX SAIF ASSESSMENT.

     Barnett originates installment and home equity loans directly through its retail banking network. Direct originations totaled $1.5 billion in 1996. Direct lending produced 26% of the Consumer Credit groups net income. Residential lending results are included in Funds Management and Other.
     In 1996, the bank card business experienced significant deterioration in credit quality as losses from the card portfolio rose to 5.84% from 4.29% of loans in 1995. The company entered into a strategic alliance with Household Credit Services, Inc. in October 1996. As part of this transaction, Household purchased $776 million of non-core credit card receivables and agreed to manage Barnett's bank card operations. This alliance provides Barnett with marketing and processing scale as well as more sophisticated risk management to improve the profitability of its bank card business.

     BUSINESS BANKING Barnett's Business Banking group provides financial services to businesses of all sizes. The group focuses on businesses based or with significant presences in Florida and southern Georgia. Products and services are delivered through the retail delivery network as well as through specialized sales forces. Small business products and services, targeted at companies with less than $5 million in annual sales, are delivered primarily through Barnett's bank office network. Barnett offers cash management services, deposit accounts, credit and related value-added financial services such as discounted long-distance telephone service in order to maintain and deepen small business relationships profitably.
     Products and services for middle market and large corporate clients are largely delivered through specialized sales forces. Barnett offers such products and services as deposit accounts, credit, leasing, cash management services and capital markets products. For those clients with international banking needs, the company is one of the leading providers of trade-related services in its markets. Barnett also is a leading source of banking services delivered to the commercial real estate sector in Florida and southern Georgia.
     The Business Banking group generated net income of $194.6 million, or 35% of Barnett's consolidated earnings, and a return on equity of 35.6%. Business Banking represents 22% of the company's assets, 26% of the company's loans and 19% of the company's deposits.

     FUNDS MANAGEMENT & OTHER Funds Management and Other includes the funding mismatch created by match funding the company's assets and liabilities, as well as items considered non-operating and other activities not allocated to the three primary segments. Investment securities and residential mortgages are included in funds management because they are considered discretionary assets. The asset-liability management function chooses to invest in higher or lower levels of these earning assets depending on alternative uses of funding for liquidity and risk-adjusted returns. Capital not allocated to other business lines based on credit, operational and business risk is included in Funds Management and Other.
     Funds management and other activities contributed $359.2 million, or 13%, of the company's revenues and $91.8 million, or 16% of the company's net income.

Barnett
30

TABLE 9  COMMERCIAL REAL ESTATE

                                                                         1996                      1995
                                                                   ------------------        ------------------
December 31--Dollars in Millions                                   BALANCE  NPA RATIO(1)     Balance  NPA Ratio(1)
---------------------------------------------------------------------------------------------------------------
Residential properties ....................................         $  583          2%        $  609          2%
Rental apartments .........................................            397          1            441          2
Office buildings ..........................................            392          3            507          3
Shopping centers ..........................................            276          4            445          4
Warehouses/service centers ................................            238         --            252          1
Retail business properties ................................            183          2            180         13
Condominiums ..............................................            141         --            136         --
Hotels/motels .............................................            132          1            185          1
Commercial land acquisition and development ...............             63         23             84         16
Health care facilities ....................................             49          1             63         --
Recreational properties ...................................             41          3             55          5
Manufacturing/industrial plants ...........................             19         16             23         15
Multi-family land acquisition and development .............             14         --              3         --
Churches, educational and non-profit ......................             10         --             16         --
Other .....................................................            130         15             95         18
---------------------------------------------------------------------------------------------------------------
          Total ...........................................         $2,668          3%        $3,094          4%
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) NON-PERFORMING ASSETS TO PERIOD-END LOANS PLUS REAL ESTATE HELD FOR SALE FOR EACH PROPERTY TYPE.


     For a profile of these lines of business, highlights of 1996 initiatives and plans for 1997, refer to pages 18-19. Lines of business performance is summarized in TABLE 8.

ASSET QUALITY

     RISK ELEMENTS When extending credit to customers, the company is subjected to the possibility that a customer may not perform in accordance with contractual terms. To manage this risk, the company uses credit policies, which include the criteria used in extending credit, and procedures for reviewing and approving credit and for monitoring compliance with policy. The company monitors and revises credit policies and procedures based on regular reassessments.
     The company's credit risk objective is to minimize credit losses within the context of optimizing risk-adjusted returns. To achieve this objective, the company manages each loan portfolio within tolerance limits established annually.
     For corporate lending, borrowers are assigned an initial risk rating based on the amount of inherent credit risk. Line and credit personnel monitor the credits for deterioration in the borrowers financial capacity which would impact the ability of the borrower to perform under the terms of the contract. Credit limits, subject to line and credit policy management approval, are established for the credit exposure to any one relationship. Additional management approval is required for any requests exceeding certain credit limits or that involve exceptions to credit policy. For retail lending, the company uses a credit scoring system to provide standards for extending credit. The credit risk is monitored primarily through the use of statistical models to predict portfolio performance.
     For certain types of loans, collateral, such as real and personal property, cash on deposit or other highly liquid instruments, is obtained as security.
     Commercial and commercial real estate loans are placed on non-accrual status when the collectibility of interest or principal is uncertain. Residential mortgages four payments in arrears are classified as non-accruing in conformance with predominant mortgage industry practice. Income recognized on installment loans and credit card advances is discontinued and the loans are charged-off after a delinquency period of 120 and 180 days, respectively. When a loan is placed on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income.
     Borrower experience and financial capacity are critical factors in underwriting and approving all loan requests. Barnett's commercial real estate loan policies generally require a maximum loan-to-value ratio of 75%.

                                                                       Barnett
                                                                            31

MANAGEMENT DISCUSSION

TABLE 10  FIVE-YEAR HISTORY OF RISK ELEMENTS

                                                   Non-Accruing                            Total       Real       Total
                                               -------------------------                     Non-    Estate         Non-  90 Days
                                                90 Days Less Than            Reduced- Performing   Held for  Performing  Past-Due
December 31--Dollars in Millions               Past Due   90 Days   Total  Rate Loans       Loans       Sale      Assets  Accruals
----------------------------------------------------------------------------------------------------------------------------------
1996
Commercial, financial and agricultural ........  $ 21.1     $12.7  $ 33.8          --      $ 33.8                            $  .7
Real estate construction ......................     8.2       1.2     9.4          --         9.4                               --
Commercial mortgages ..........................    20.7       4.7    25.4        $5.3        30.7                               .7
Residential mortgages .........................   115.7        .8   116.5          --       116.5                             18.0
Installment ...................................      --        --      --          --          --                             14.3
Bank card and credit lines ....................      --        --      --          --          --                              7.2
----------------------------------------------------------------------------------------------------------------------------------
          Total(1) ............................  $165.7     $19.4  $185.1        $5.3      $190.4      $43.6      $234.0     $40.9
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding ...............     .55%      .06%    .61%        .02%        .63%       .14%        .77%      .13%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
1995
Commercial, financial and agricultural ........  $ 20.5      $11.0  $31.5        $ .1       $31.6                              $.2
Real estate construction ......................    13.3        1.5   14.8          --        14.8                               .2
Commercial mortgages ..........................    24.1       18.2   42.3         2.4        44.7                               .3
Residential mortgages .........................    78.8         .4   79.2          --        79.2                             22.5
Installment ...................................      --         --     --          --          --                             11.3
Bank card and credit lines ....................      --         --     --          --          --                             20.9
----------------------------------------------------------------------------------------------------------------------------------
          Total(1) ............................  $136.7      $31.1  $167.8       $2.5      $170.3      $67.6      $237.9     $55.4
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding ...............     .45%       .10%    .55%       .01%        .56%       .22%        .78%      .18%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
1994
Commercial, financial and agricultural ........  $ 23.2      $26.2   $49.4          --      $49.4                             $2.0
Real estate construction ......................     9.0         .6     9.6          --        9.6                              1.0
Commercial mortgages ..........................    44.1       43.5    87.6        $2.3       89.9                               --
Residential mortgages .........................    51.6         --    51.6          --       51.6                             12.9
Installment ...................................      --         --      --          --         --                              9.2
Bank card and credit lines ....................      --         --      --          --         --                             13.8
----------------------------------------------------------------------------------------------------------------------------------
          Total(1) ............................  $127.9      $70.3  $198.2        $2.3     $200.5      $90.4      $290.9     $38.9
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding ...............     .45%       .24%    .69%        .01%       .70%       .31%       1.01%      .14%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
1993
Commercial, financial and agricultural ........   $55.5      $29.6  $ 85.1          --      $85.1                             $ .3
Real estate construction ......................    27.6        2.9    30.5          --       30.5                               .3
Commercial mortgages ..........................    57.9       69.8   127.7        $1.8      129.5                               .6
Residential mortgages .........................    60.6         --    60.6          --       60.6                             11.5
Installment ...................................      --         --      --          --         --                              6.0
Bank card and credit lines ....................      --         --      --          --         --                              9.4
----------------------------------------------------------------------------------------------------------------------------------
          Total(1) ............................  $201.6     $102.3  $303.9        $1.8     $305.7     $152.6     $458.3      $28.1
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding ...............     .76%       .39%   1.15%        .01%      1.16%       .58%      1.74%       .11%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
1992
Commercial, financial and agricultural ........   $67.4      $50.1  $117.5         --      $117.5                            $ 2.5
Real estate construction ......................    69.7       50.2   119.9         --       119.9                               --
Commercial mortgages ..........................    99.1       76.0   175.1       $5.0       180.1                               .3
Residential mortgages .........................    59.2        3.4    62.6         --        62.6                             21.7
Installment ...................................      --         --      --         --          --                              1.3
Bank card and credit lines ....................      --         --      --         --          --                              8.1
----------------------------------------------------------------------------------------------------------------------------------
          Total(1) ............................  $295.4     $179.7  $475.1       $5.0      $480.1      $363.2    $843.3      $33.9
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Percentage of total outstanding ...............    1.10%       .67%   1.77%       .02%       1.79%       1.35%     3.14%       .13%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) BEFORE DEDUCTION FOR UNEARNED INCOME.

Barnett
32

     Barnett has reduced its exposure to commercial real estate from a high of 28% of loans in 1988 to 10% in 1996. TABLE 9 on page 31 includes a break-down of commercial real estate non-performing assets by category. The commercial loan portfolio, representing 16% of total loans, is not concentrated in any single industry, but reflects the broad-based economies in Florida and southern Georgia.

     Loans to consumers represent 74% of total loans. Barnett's residential loans generally are secured by 1-4 family homes, conform to federal agency underwriting standards and have a maximum loan-to-value ratio of 80% unless they are protected by mortgage insurance. Installment loans consist mainly of auto, home equity and student loans. The loans are secured by the related assets. For auto loans, specific insurance coverages are required.

     Non-performing assets are comprised of non-performing loans plus real estate held for sale. TABLE 10 presents detailed information on these assets for the past five years.

     Non-performing assets totaled $234 million on December 31, 1996, down from $238 million at the end of 1995 and $291 million at the end of 1994. Non-performing loans totaled $190 million on December 31, 1996, up 12% from a year ago, primarily due to increased residential non-performing loans. The loan portfolio is now more heavily weighted toward consumer loans, which, except for residential real estate, tend to be charged off rather than placed on non-accrual status.

     Barnett's non-performing assets as a percentage of gross loans plus real estate held for sale were .77% on December 31, 1996, compared to .78% at the end of last year and 1.01% at the end of 1994.

     Loans 90 days or more past due and still accruing interest were $41 million, or .13% of total outstandings. The coverage ratio of the allowance for loan losses to non-performing loans fell during the year to 250% from 297% a year ago. The increase in non-performing loans was due to a higher level of non-performing residential mortgage loans, which historically have low loss rates.

     By the end of 1996, the company had reduced its real estate held for sale to $44 million from $68 million the previous year.

     Barnett's policies generally require annual appraisals for properties securing loans graded substandard or doubtful. In addition, real estate held for sale is appraised annually and carried at appraised value less estimated cost to dispose. If, in the judgment of management, a property's value may have declined significantly, the appraisal may be updated more frequently.

     NET CHARGE-OFFS Net charge-offs were $154.4 million, up from $122.0 million in 1995 and $92.3 million in 1994. The increases were primarily a result of increased bank card net charge-offs.

     Net charge-offs in 1996 represented .51% of average outstandings, compared to .41% in 1995 and .34% in 1994. An analysis of loan charge-offs is presented in TABLE 11 on page 34.

     Net losses from commercial loans were $2.9 million in 1996 compared to net recoveries of $4.1 million in 1995. Net recoveries from construction loans were $200,000 compared to net losses of $800,000 in 1995. Recoveries exceeded charge-offs of commercial mortgages by $7.5 million compared to net losses of $600,000 in 1995. This improvement in construction and commercial mortgages resulted from the improved operating environment for commercial real estate as well as a continued high level of recoveries. This level of recoveries may not be indicative of future results.

     Installment loan net charge-offs rose to $59.6 million from $54.1 million in 1995. The net loss rate of .60% was down from .63% in 1995 and remains below managements long-term expectations for this portfolio. In addition to the installment loans recorded on the financial statements, the company manages $2.9 billion of home equity loans which have been securitized. Total managed installment loans, which includes those reflected on the balance sheet and those for which the company services for others and retains credit risk, were $13.5 billion, up 20% from 1995. Net charge-offs as a percentage of managed installment loans were .59% compared to .62% in 1995.

     Bank card net charge-offs rose 42% to $92.5 million in 1996, reflecting increased consumer default rates as indebtedness and personal bankruptcies rose. The net charge-off ratio on this portfolio increased from 4.29% in 1995 to 5.84% in 1996. Bank card losses are

RESERVE COVERAGE OF NON-PERFORMING LOANS
             [CHART]
114%    171%    250%    297%    250%
1992    1993    1994    1995    1996

NET CHARGE-OFFS
$ MILLIONS
             [CHART]
$262    $142     $92    $122    $154
1992    1993    1994    1995    1996


                                                                       Barnett
                                                                            33

                            MANAGEMENT DISCUSSION

TABLE 11  LOAN CHARGE-OFF ANALYSIS


Dollars in Millions                                               1996        1995        1994        1993        1992
----------------------------------------------------------------------------------------------------------------------
Beginning allowance for loan losses ........................    $505.1      $501.4      $521.8      $547.7      $552.1
----------------------------------------------------------------------------------------------------------------------
Charge-offs:
    Commercial, financial and agricultural .................      17.6        10.7        14.7        25.5        64.7
    Real estate construction ...............................        --          .8         3.1        18.5        31.8
    Commercial mortgages ...................................       1.5        12.9        21.1        33.1        64.5
    Residential mortgages ..................................       3.2         2.9         2.0         3.4         5.6
    Installment ............................................      79.0        68.6        57.6        73.2        95.8
    Bank card ..............................................     103.1        73.5        45.5        43.0        53.8
    Credit lines ...........................................       4.7         3.5         4.4         5.7         9.3
----------------------------------------------------------------------------------------------------------------------
        Total charge-offs ..................................     209.1       172.9       148.4       202.4       325.5
----------------------------------------------------------------------------------------------------------------------
Recoveries:
    Commercial, financial and agricultural .................      14.7        14.8        17.7        23.9        20.9
    Real estate construction ...............................        .2          --         1.3         1.8         2.4
    Commercial mortgages ...................................       9.0        12.3        13.2         8.2         7.0
    Residential mortgages ..................................        .2          .2          .2          .4          .1
    Installment ............................................      19.4        14.5        15.1        18.5        26.5
    Bank card ..............................................      10.6         8.5         7.7         6.8         5.4
    Credit lines ...........................................        .6          .6          .9         1.0         1.0
----------------------------------------------------------------------------------------------------------------------
        Total recoveries ...................................      54.7        50.9        56.1        60.6        63.3
----------------------------------------------------------------------------------------------------------------------
Net charge-offs:
    Commercial, financial and agricultural .................       2.9        (4.1)       (3.0)        1.6        43.8
    Real estate construction ...............................       (.2)         .8         1.8        16.7        29.4
    Commercial mortgages ...................................      (7.5)         .6         7.9        24.9        57.5
    Residential mortgages ..................................       3.0         2.7         1.8         3.0         5.5
    Installment ............................................      59.6        54.1        42.5        54.7        69.3
    Bank card ..............................................      92.5        65.0        37.8        36.2        48.4
    Credit lines ...........................................       4.1         2.9         3.5         4.7         8.3
----------------------------------------------------------------------------------------------------------------------
        Total net charge-offs ..............................     154.4       122.0        92.3       141.8       262.2
----------------------------------------------------------------------------------------------------------------------
Provision for loan losses ..................................     154.6       122.5        74.0       120.4       257.3
Other, net .................................................     (28.6)        3.2        (2.1)       (4.5)         .5
----------------------------------------------------------------------------------------------------------------------
        Ending allowance for loan losses ...................    $476.7      $505.1      $501.4      $521.8      $547.7
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Ending allowance for loan losses as a percentage of loans ..      1.58%       1.66%       1.76%       2.01%       2.10%
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average loans by category:
    Commercial, financial and agricultural .................       .06%       (.09)%      (.07)%      .04%        1.01%
    Real estate construction ...............................      (.02)        .09         .21       1.56         1.86
    Commercial mortgages ...................................      (.37)        .03         .32        .84         1.67
    Residential mortgages ..................................       .03         .02         .02        .03         .06
    Installment ............................................       .60         .63         .56        .79         1.06
    Bank card ..............................................      5.84        4.29        3.23       3.50         4.60
    Credit lines ...........................................       .54         .40         .51        .65         1.17
        Total ..............................................       .51         .41         .34        .55         1.00
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Allocation of allowance for loan losses by category:
    Commercial, financial and agricultural .................    $ 69.3      $ 73.4      $ 84.8     $ 85.8       $ 89.3
    Real estate construction ...............................      14.7        14.7        16.1       36.7         60.0
    Commercial mortgages ...................................      60.8        87.0       102.6      117.4        108.4
    Residential mortgages ..................................      25.4        23.2        23.5       27.0          7.0
    Installment ............................................     133.6       100.7        90.4      107.7         99.9
    Bank card ..............................................      70.3       105.6        72.2       59.1         62.4
    Credit lines ...........................................      15.2         8.8         9.4       10.1         15.1
    Unallocated ............................................      87.4        91.7       102.4       78.0        105.6
----------------------------------------------------------------------------------------------------------------------
        Total ..............................................    $476.7      $505.1      $501.4     $521.8       $547.7
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Barnett
34
expected to decline during 1997 as a result of the strategic alliance with Household. As part of this agreement, the company sold in October $776 million of non-core credit card receivables, made up primarily of the non-relationship, out-of-market and lower credit score accounts. These balances had been the primary source of the increased level of losses in the credit card portfolio.

     The percentage of installment loans 30 days or more past due increased to 1.47% on December 31, 1996 from 1.20% a year earlier. The bank card delinquency ratio decreased to 2.14% at December 31, 1996 from 3.31% a year earlier. The residential delinquency ratio increased to 4.59% at December 31, 1996 from 4.34% a year earlier.

     PROVISION/ALLOWANCE FOR LOAN LOSSES The provision for loan losses is a charge to earnings in the current period to maintain the allowance for loan losses at an adequate level. In 1996, Barnett's provision expense was $154.6 million, up from $122.5 million in 1995.

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

     The allowance for loan losses declined 6% to $477 million and represented 1.58% of loans on December 31, 1996. This reduction was related to the sale of $776 million of non-core credit card receivables and an accompanying $31 million in related reserves. Since the allowance is established to cover potential losses inherent in the portfolio as a whole, due to the weighting of the portfolio toward consumer loans, the allowance will not necessarily change at the same rate as non-performing loans. Management considers the allowance appropriate and adequate to cover potential losses inherent in the loan portfolio.

     TABLE 11 provides a reconciliation of the allowance for loan losses for the years 1992 through 1996, as well as gross charge-offs, recoveries and net charge-offs.

TAXES

     Barnett's provision for income taxes rose to $341.1 million in 1996 from $286.3 million in 1995, primarily as a result of growth in pre-tax earnings.
The effective tax rate increased to 37.6% from 34.9%, reflecting reduced tax-exempt income and higher state income taxes. A reconciliation of the effective tax rate to the 1996 federal statutory rate can be found in NOTE O in the NOTES TO FINANCIAL STATEMENTS.

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

     In addition to its traditional in-market deposit sources, Barnett has many other sources of liquidity, including proceeds from maturing securities and loans or the sales of securities, asset securitization and other non-relationship funding sources such as senior or subordinated debt, bank notes, commercial paper and wholesale purchased funds.

     The high proportion of residential and installment loans on Barnett's balance sheet provides it with an exceptional amount of contingent liquidity through the conventional securitization programs that exist today.

     The company has a commercial paper program to provide funding for certain consumer lending operations. On December 31, 1996, the company had $42 million of commercial paper outstanding compared to $670 million on December 31, 1995. This facility is supported by $760 million in backup lines of credit.

     At the end of the year, the company had $1.4 billion in debt and preferred stock available under existing shelf registrations with the Securities and Exchange Commission. Management believes that the level of liquidity is sufficient to meet current and future funding requirements.

                                                                       Barnett

MANAGEMENT DISCUSSION

CAPITAL
     On December 31, 1996, Barnett's shareholders' equity totaled $3.4 billion, up 3% from a year earlier, due to retention of earnings partially offset by the continued use of internally generated capital to fund the company's repurchases of common stock. In September, Barnett's common shares outstanding were increased through a 2-for-1 stock split. All historical data used in this report has been restated to reflect the split.
     In April, the company called for redemption the Series A $4.50 Cumulative Convertible preferred stock and substantially all of the shares converted into
6.8 million common shares. The company had previously repurchased an equivalent amount of common shares related to this conversion.
     Barnett meets most of its capital requirements through retained earnings, and in 1996 this source added $363 million to equity. TABLE 12 shows a six-year history of Barnett's rate of internal capital generation and the component factors which determine it.
     The company declared dividends of $1.05 per common share in 1996, representing a 37% common dividend payout ratio which is defined as dividends per common share divided by earnings per fully diluted common share. Reflecting the increase in the company's earnings, Barnett raised the quarterly dividend 15% in May to $.27 per share. Barnett's goal is to maintain a common dividend payout ratio in the range of 30% to 40% of earnings.
     In the fourth quarter, the company established two statutory business trusts for the sole purpose of issuing capital securities and investing the proceeds in the company's junior subordinated debentures. The parent company issued two fixed-rate junior subordinated debentures totaling $500 million to the trusts. These trust preferred securities are reflected in the consolidated financial statements as minority interest.
     The company is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance-sheet financial instruments. Capital guidelines issued by the Federal Reserve Board require bank holding companies to have a minimum total risk-based capital ratio of 8.00%, with at least half of total capital in the form of Tier I capital.
     As NOTE R in the NOTES TO FINANCIAL STATEMENTS shows, Barnett significantly exceeded these capital guidelines on December 31. The Tier I capital ratio of 10.97% is up from 8.25% a year ago. The total risk-based capital ratio of 14.17% is also up from 11.51% in 1995. The minimum leverage ratio, defined as Tier I capital divided by quarterly average assets, is 3% for the highest-rated bank holding companies which are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. On December 31, 1996, Barnett's leverage ratio was 8.21%, up 205 basis points from last year. These increases are primarily due to lower intangible assets as a result of the HomeSide venture and the issuance of $500 million in trust preferred securities.

TABLE 12  RATE OF INTERNAL CAPITAL GENERATION


                                                   1996           1995           1994           1993           1992           1991
----------------------------------------------------------------------------------------------------------------------------------
Return on assets(1). . . . . . . . . . . . .       1.42%          1.30%          1.28%          1.13%           .55%           .21%
Average equity to assets . . . . . . . . . .       8.13           8.07           7.94           7.31           6.62           5.61
----------------------------------------------------------------------------------------------------------------------------------
Return on total equity(1). . . . . . . . . .      17.44          16.08          16.11          15.42           8.27           3.83
Total dividend payout ratio. . . . . . . . .      35.71          35.83          35.98          36.26          58.58         120.59
Earnings retention rate. . . . . . . . . . .      64.29          64.17          64.02          63.74          41.42         (20.59)
----------------------------------------------------------------------------------------------------------------------------------
Internal capital generation rate . . . . . .      11.21%         10.32%         10.31%          9.83%          3.43%         (.79)%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


(1) Excluding $24.5 million pre-tax SAIF assessment. Including the assessment, return on assets and return on equity were 1.38% and 16.98%, respectively, in 1996.



AVERAGE SHAREHOLDERS' EQUITY
$ BILLIONS

     1992         1993          1994         1995          1996

     $2.5         $2.7          $3.0         $3.3          $3.3


BOOK VALUE PER SHARE

     1992         1993          1994         1995          1996

    $12.70       $14.17        $15.54       $17.13        $18.10


Barnett
36

COMPARISON OF 1995 WITH 1994
     Barnett earned $533.3 million, or $2.56 per fully diluted share, in 1995, a 10% increase in per-share earnings from 1994. This increase reflected solid revenue growth and continued non-interest expense control.
     Profitability continued to be strong in 1995. Return on assets rose to 1.30%, and return on average shareholders' equity was 16.08%.
     Revenues, excluding securities transactions, rose 11% over 1994. Net interest income increased 6%, as the company expanded its earning assets 5% while maintaining its net yield. Non-interest income rose 28%. The provision for loan losses rose 66% to $122.5 million during 1995, approaching more normal loss levels following the post-recession lows. Non-interest income, excluding securities transactions, rose 28%, primarily due to revenue from companies acquired during the year. Non-interest expense increased 11% in 1995, primarily reflecting the expense added from companies acquired during the year.
     Average total assets rose 8% in 1995, reflecting 11% growth in loans. Loan growth in 1995 was paced by increased loans to consumers. Average deposits grew 6% from 1994, reflecting the purchase of $3.4 billion of Florida deposits from Glendale Federal Bank, FSB in December 1994. Average securities fell 15% during 1995, as the proceeds from maturing securities were redeployed into higher yielding loans.
     In January 1995, Barnett completed the acquisition of EquiCredit Corporation for $332 million in cash. EquiCredit originates, sells and services fixed-rate consumer loans secured by first or second mortgages. In February 1995, Barnett purchased BancPLUS Financial Corporation for $162 million in cash. BancPLUS is a full-service mortgage banking company that originates first mortgage loans nationwide through a network of retail and wholesale offices.





--------------------------------------------------------------------------------
         CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

THIS REPORT CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. THE FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE STATEMENTS.

                                                                         Barnett
                                                                              37

SIX-YEAR AVERAGE BALANCES, YIELDS AND RATES
Consolidated--Barnett Banks, Inc. and Affiliates

                                                          1996                         1995
                                               --------------------------   ---------------------------
                                                                  AVERAGE                       Average
                                               AVERAGE              YIELD   Average               Yield
Dollars in Millions--Taxable-Equivalent. . .   BALANCE   INTEREST OR RATE   Balance   Interest  or Rate
-------------------------------------------------------------------------------------------------------
ASSETS
Loans:(1)
   Commercial, financial and agricultural. .   $ 4,954  $   411.2   8.30%  $  4,554  $   384.2    8.44%
   Real estate construction. . . . . . . . .       811       80.5   9.93        931       98.4   10.57
   Commercial mortgages. . . . . . . . . . .     2,050      181.9   8.87      2,319      202.1    8.71
   Residential mortgages . . . . . . . . . .    10,224      793.3   7.76     11,118      846.3    7.61
   Installment . . . . . . . . . . . . . . .     9,977      888.9   8.91      8,603      760.3    8.84
   Bank card . . . . . . . . . . . . . . . .     1,585      244.4  15.43      1,515      237.7   15.69
   Credit lines. . . . . . . . . . . . . . .       765       75.2   9.84        732       74.4   10.16
-------------------------------------------------------------------------------------------------------
      Total loans, net of unearned income. .    30,366    2,666.7   8.78     29,772    2,592.0    8.71
-------------------------------------------------------------------------------------------------------
Securities:(2)
   Taxable . . . . . . . . . . . . . . . . .     4,981      311.8   6.26      6,030      340.8    5.65
   Tax-free. . . . . . . . . . . . . . . . .       185       21.1  11.41        423       53.7   12.70
-------------------------------------------------------------------------------------------------------
      Total securities . . . . . . . . . . .     5,166      332.9   6.44      6,453      394.5    6.11
-------------------------------------------------------------------------------------------------------
Federal funds sold and securities purchased
   under agreements to resell. . . . . . . .       438       23.7   5.40         83        4.9    5.88
Other earning assets . . . . . . . . . . . .        --         --     --         --         --      --
-------------------------------------------------------------------------------------------------------
      Total earning assets . . . . . . . . .    35,970   $3,023.3   8.40%    36,308   $2,991.4    8.24%
-------------------------------------------------------------------------------------------------------
Cash   . . . . . . . . . . . . . . . . . . .     2,015                        2,013
Other assets . . . . . . . . . . . . . . . .     3,402                        3,287
Allowance for loan losses. . . . . . . . . .      (499)                       (503)
-------------------------------------------------------------------------------------------------------
      Total assets . . . . . . . . . . . . .   $40,888                      $41,105
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTEREST AND EQUITY
NOW and money market accounts. . . . . . . .   $12,087  $   240.8   1.99%   $12,757  $   293.2    2.30%
Savings deposits . . . . . . . . . . . . . .     3,141       54.5   1.74      3,435       71.0    2.07
Certificates of deposit under $100,000 . . .     9,806      492.3   5.02      9,906      511.4    5.16
Other time deposits. . . . . . . . . . . . .     2,533      136.7   5.40      2,153      117.4    5.45
-------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits. . . .    27,567      924.3   3.35     28,251      993.0    3.52
Federal funds purchased and securities sold
   under agreements to repurchase. . . . . .     1,508       77.1   5.11      1,585       90.7    5.73
Other short-term borrowings. . . . . . . . .       724       41.5   5.73        923       57.2    6.19
Long-term debt . . . . . . . . . . . . . . .     1,258       93.9   7.47        955       78.3    8.20
-------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities . .    31,057   $1,136.8   3.66%    31,714   $1,219.2    3.84%
Demand deposits. . . . . . . . . . . . . . .     5,612                        5,440
Other liabilities. . . . . . . . . . . . . .       849                          635
Minority interest. . . . . . . . . . . . . .        45                           --
Preferred equity . . . . . . . . . . . . . .        25                          187
Common equity. . . . . . . . . . . . . . . .     3,300                        3,129
-------------------------------------------------------------------------------------------------------
      Total liabilities, minority interest
      and equity . . . . . . . . . . . . . .   $40,888                      $41,105
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------


SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . . . .                        4.74%                         4.40%
Cost of funds supporting earning assets. . .                        3.16                          3.36
Net yield on earning assets. . . . . . . . .             $1,886.5   5.24              $1,772.2    4.88
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) INCOME ON NON-ACCRUING LOANS IS RECOGNIZED ON A CASH BASIS. INTEREST INCOME ON INDIVIDUAL LOAN CATEGORIES IS AT CONTRACTUAL RATES, WHILE TOTAL LOAN INTEREST INCOME IS NET OF REVERSALS OF INTEREST ON NON-ACCRUING LOANS
(2) AVERAGE YIELDS ON INVESTMENT SECURITIES AVAILABLE FOR SALE HAVE BEEN CALCULATED BASED ON AMORTIZED COST.

Barnett
38


                                                          1994                        1993
                                              ---------------------------  ----------------------------
                                                                  Average                       Average
                                               Average              Yield   Average               Yield
Dollars in Millions--Taxable-Equivalent        Balance   Interest or Rate   Balance  Interest   or Rate
-------------------------------------------------------------------------------------------------------
ASSETS
Loans:(1)
   Commercial, financial and agricultural. .  $  4,220   $  324.4   7.69%  $  3,927   $  281.6    7.17%
   Real estate construction. . . . . . . . .       851       76.2   8.95      1,068       83.0    7.77
   Commercial mortgages. . . . . . . . . . .     2,492      206.6   8.29      2,970      236.5    7.96
   Residential mortgages . . . . . . . . . .     9,759      698.0   7.15      9,179      705.7    7.69
   Installment . . . . . . . . . . . . . . .     7,633      634.8   8.32      6,941      632.7    9.11
   Bank card . . . . . . . . . . . . . . . .     1,168      187.0  16.01      1,034      170.9   16.53
   Credit lines. . . . . . . . . . . . . . .       687       55.0   8.01        721       53.9    7.48
-------------------------------------------------------------------------------------------------------
      Total loans, net of unearned income. .    26,810    2,174.9   8.11     25,840    2,140.7    8.28
-------------------------------------------------------------------------------------------------------
Securities:(2)
   Taxable . . . . . . . . . . . . . . . . .     6,839      327.9   4.79      5,961      302.9    5.08
   Tax-free. . . . . . . . . . . . . . . . .       715       93.0  13.01        897      111.0   12.37
-------------------------------------------------------------------------------------------------------
      Total securities . . . . . . . . . . .     7,554      420.9   5.57      6,858      413.9    6.04
-------------------------------------------------------------------------------------------------------
Federal funds sold and securities purchased
   under agreements to resell. . . . . . . .        77        3.1   4.03        559       17.7    3.17
Other earning assets . . . . . . . . . . . .        --         --     --        256        8.1    3.18
-------------------------------------------------------------------------------------------------------
      Total earning assets . . . . . . . . .    34,441   $2,598.9   7.55%    33,513   $2,580.4    7.70%
-------------------------------------------------------------------------------------------------------
Cash   . . . . . . . . . . . . . . . . . . .     2,092                        2,164
Other assets . . . . . . . . . . . . . . . .     2,156                        2,218
Allowance for loan losses. . . . . . . . . .      (520)                       (539)
-------------------------------------------------------------------------------------------------------
      Total assets . . . . . . . . . . . . .   $38,169                      $37,356
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTEREST AND EQUITY
NOW and money market accounts. . . . . . . .   $13,573     $297.9   2.19%   $13,453     $283.6    2.11%
Savings deposits . . . . . . . . . . . . . .     3,469       72.8   2.10      3,353       67.4    2.01
Certificates of deposit under $100,000 . . .     7,498      320.8   4.28      8,343      355.1    4.26
Other time deposit . . . . . . . . . . . . .     1,639       70.0   4.27      1,936       83.0    4.29
-------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits. . . .    26,179      761.5   2.91     27,085      789.1    2.91
Federal funds purchased and securities sold
   under agreements to repurchase. . . . . .     2,192       93.7   4.27        942       25.0    2.65
Other short-term borrowings. . . . . . . . .       125        5.7   4.59        108        4.2    3.88
Long-term debt . . . . . . . . . . . . . . .       683       60.5   8.85        689       61.8    8.97
-------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities . .    29,179     $921.4   3.16%    28,824     $880.1    3.05%
Demand deposits. . . . . . . . . . . . . . .     5,531                        5,400
Other liabilities. . . . . . . . . . . . . .       430                          402
Minority interest. . . . . . . . . . . . . .        --                           --
Preferred equity . . . . . . . . . . . . . .       215                          215
Common equity. . . . . . . . . . . . . . . .     2,814                        2,515
-------------------------------------------------------------------------------------------------------
      Total liabilities, minority interest
      and equity . . . . . . . . . . . . . .   $38,169                      $37,356
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . . . .                        4.39%                         4.65%
Cost of funds supporting earning assets. . .                        2.68                          2.63
Net yield on earning assets. . . . . . . . .             $1,677.5   4.87              $1,700.3    5.07
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------




                                                         1992                          1991               Growth Rate
                                               --------------------------    --------------------------   -------------
                                                                  Average                       Average    5-Year
                                               Average              Yield    Average              Yield      Com-   1996/
Dollars in Millions--Taxable-Equivalent        Balance   Interest or Rate    Balance   Interest or Rate     pound   1995
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:(1)
   Commercial, financial and agricultural. .   $ 4,341  $   322.2   7.42%   $ 4,811   $  436.3    9.07%       1%         9%
   Real estate construction. . . . . . . . .     1,577      125.8    7.98     2,353      236.5    10.05     (19)       (13)
   Commercial mortgages. . . . . . . . . . .     3,442      299.3    8.70     3,823      385.3    10.08     (12)       (12)
   Residential mortgages . . . . . . . . . .     8,564      752.2    8.78     7,780      780.5    10.03       6         (8)
   Installment . . . . . . . . . . . . . . .     6,549      670.4   10.24     6,655      739.2    11.11       8         16
   Bank card . . . . . . . . . . . . . . . .     1,052      172.6   16.40     1,080      178.7    16.55       8          5
   Credit lines. . . . . . . . . . . . . . .       711       55.4    7.79       699       70.8    10.12       2          5
---------------------------------------------------------------------------------------------------------------------------
      Total loans, net of unearned income. .    26,236    2,363.1    9.00    27,201    2,769.8    10.18       2          2
---------------------------------------------------------------------------------------------------------------------------
Securities:(2)
   Taxable . . . . . . . . . . . . . . . . .     5,734      356.6    6.23     4,561      352.6     7.73       2        (17)
   Tax-free. . . . . . . . . . . . . . . . .     1,042      124.8   11.97     1,251      148.3    11.86     (32)       (56)
---------------------------------------------------------------------------------------------------------------------------
      Total securities . . . . . . . . . . .     6,776      481.4    7.11     5,812      500.9     8.62      (2)       (20)
---------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities purchased
   under agreements to resell. . . . . . . .       813       29.6    3.64     1,105       61.7     5.58     (17)         --
Other earning assets . . . . . . . . . . . .       115        5.7    4.96        --         --       --      --          --
---------------------------------------------------------------------------------------------------------------------------
      Total earning assets . . . . . . . . .    33,940   $2,879.8   8.48%    34,118   $3,332.4    9.77%       1         (1)
---------------------------------------------------------------------------------------------------------------------------
Cash   . . . . . . . . . . . . . . . . . . .     2,131                        1,889                           1         --
Other assets . . . . . . . . . . . . . . . .     2,403                        2,450                           7          3
Allowance for loan losses. . . . . . . . . .      (551)                       (557)                          (2)        (1)
---------------------------------------------------------------------------------------------------------------------------
      Total assets . . . . . . . . . . . . .   $37,923                      $37,900                           2%       (1)%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTEREST AND EQUITY
NOW and money market accounts. . . . . . . .   $12,426    $ 311.6   2.51%   $10,658    $ 450.8    4.23%       3%       (5)%
Savings deposits . . . . . . . . . . . . . .     2,941       76.7    2.61     2,432       99.2     4.08       5         (9)
Certificates of deposit under $100,000 . . .    10,318      520.1    5.04    12,022      814.6     6.78      (4)        (1)
Other time deposit . . . . . . . . . . . . .     2,672      134.3    5.03     3,915      266.8     6.81      (8)        18
---------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits. . . .    28,357    1,042.7    3.68    29,027    1,631.4     5.62      (1)        (2)
Federal funds purchased and securities sold
   under agreements to repurchase. . . . . .     1,013       31.7    3.13     1,295       68.1     5.26       3         (5)
Other short-term borrowings. . . . . . . . .        95        3.3    3.49       140        8.1     5.73      39        (22)
Long-term debt . . . . . . . . . . . . . . .       734       66.0    9.00       653       56.8     8.70      14         32
---------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities . .    30,199   $1,143.7   3.79%    31,115   $1,764.4    5.67%      --         (2)
Demand deposits. . . . . . . . . . . . . . .     4,864                        4,311                           5          3
Other liabilities. . . . . . . . . . . . . .       349                          346                          20         34
Minority interest. . . . . . . . . . . . . .       --                           --                            --         --
Preferred equity . . . . . . . . . . . . . .       216                          119                         (27)       (87)
Common equity. . . . . . . . . . . . . . . .     2,295                        2,009                          10          5
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities, minority interest
      and equity . . . . . . . . . . . . . .   $37,923                      $37,900                           2%       (1)%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . . . .                        4.69%                         4.10%
Cost of funds supporting earning assets. . .                        3.37                          5.17
Net yield on earning assets. . . . . . . . .             $1,736.1   5.11              $1,568.0    4.60
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


                                                                         Barnett
                                                                              39

FOURTH QUARTER MANAGEMENT DISCUSSION


SUMMARY
     Barnett reported net income of $149.8 million, or $.76 per fully diluted share, in the fourth quarter, up from $127.0 million, or $.65 per share, in the third quarter and $138.3 million, or $.67 per share, in the fourth quarter of 1995. Third quarter 1996 results included a $24.5 million charge to cover a potential special assessment to recapitalize the Savings Association Insurance Fund (SAIF). Excluding this charge, third quarter operating earnings were $142.3 million, or $.73 per share.
     Fourth quarter results represent a 1.47% return on assets and a 17.77% return on equity.
     Revenue increased by $4.0 million over the third quarter, reflecting growth in consumer finance income and other retail fees partially offset by lower net interest income. Net interest income declined $7.1 million. Average earning assets fell $292 million and the net yield on earning assets fell 4 basis points to 5.18%, primarily because of the sale of bank card receivables. (See page 20 of the Management Discussion which describes that transaction). Revenues grew $18.2 million from the fourth quarter of 1995, reflecting growth in consumer finance income and other retail fees partially offset by lower credit card discounts and fees.
     Non-interest expense increased $15.3 million from the third quarter, excluding the SAIF assessment, and $5.8 million over the fourth quarter of 1995. The overhead ratio was 59.9%. The provision for loan losses decreased $16.3 million, or 36%, from the third quarter and $8.6 million, or 23%, from the same quarter last year, to $28.6 million. Net charge-offs decreased $16.7 million from the third quarter and $7.8 million from last year's fourth quarter to $28.4 million. These reductions in the provision for loan losses and net charge-offs primarily reflect the impact of the sale of $776 million of non-core credit card receivables. The reserve for loan losses was $477 million on December 31, 1996, covering 250% of non-performing loans.
     Non-performing assets decreased $17.2 million from the third quarter and $3.9 million from a year earlier to $234.0 million, representing .77% of outstandings on December 31, 1996. Selected quarterly data can be found in TABLE 13.


TABLE 13  SELECTED QUARTERLY DATA
                                                                              1996                             1995
                                                                -------------------------------------------------------------------
DOLLARS IN MILLIONS EXCEPT PER SHARE DATA                       FOURTH   Third    Second    First  Fourth  Third    Second   First
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income (taxable-equivalent) . . . . . . . . . .  $461.9   $469.0   $480.3   $475.3  $459.2  $446.9   $435.6   $430.5
Provision for loan losses. . . . . . . . . . . . . . . . . .    28.6     44.9     39.5     41.6    37.2    34.2    26.8      24.3
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after loan loss provision. . . . . . . .   433.3    424.1    440.8    433.7   422.0   412.7    408.8    406.2
Non-interest income (excluding securities transactions). . .   206.0    194.8    193.9    196.6   185.5   182.6    183.1    162.8
Securities transactions. . . . . . . . . . . . . . . . . . .     (.1)      --       .3     19.0     4.9      .1       --       --
Non-interest expense (excluding SAIF assessment) . . . . . .   399.7    384.4    400.8    407.6   393.9   379.3    381.9    363.5
SAIF assessment. . . . . . . . . . . . . . . . . . . . . . .      --     24.5       --       --      --      --       --       --
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes . . . . . . . . . . . . . . . . .   239.5    210.0    234.2    241.7   218.5   216.1    210.0    205.5
Income tax provision . . . . . . . . . . . . . . . . . . . .    83.4     78.8     90.3     88.6    75.0    75.4     69.4     66.5
Taxable-equivalent adjustment. . . . . . . . . . . . . . . .     3.9      4.2      4.4      4.9     5.2     6.6      8.4     10.3
-----------------------------------------------------------------------------------------------------------------------------------
Net income before minority interest. . . . . . . . . . . . .   152.2    127.0    139.5    148.2   138.3   134.1    132.2    128.7
Minority interest, net of taxes. . . . . . . . . . . . . . .    (2.4)      --       --       --      --      --       --       --
-----------------------------------------------------------------------------------------------------------------------------------
     Net income. . . . . . . . . . . . . . . . . . . . . . .  $149.8   $127.0   $139.5   $148.2  $138.3  $134.1   $132.2   $128.7
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Primary earnings per common share. . . . . . . . . . . . . .    $.77     $.65     $.71     $.76    $.69    $.67     $.65     $.64
Fully diluted earnings per common share. . . . . . . . . . .     .76      .65      .71      .74     .67     .65      .63      .61
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Barnett
40

EARNING ASSETS
     Average earning assets were down 1% from the third quarter and 2% from last year to $35.6 billion. Earning assets declined primarily due to the impact of the Household Credit Services, Inc. transaction as well as management's decision to deploy the proceeds from maturing securities and amortizing residential mortgage loans into higher yielding loans.
     Average loans fell $341 million from the third quarter and $208 million from the fourth quarter of 1995, reflecting the sale of $776 million non-core credit card outstandings. The company enjoyed growth in installment and commercial loans while residential loans fell. Excluding the bank card and residential portfolios, loans grew $547 million, or at an annualized rate of 12%, from the third quarter and $1.7 billion, or 10%, from the same quarter last year. Installment loans increased at an annualized rate of 16% from the third quarter and 18% from the fourth quarter of 1995 to $10.6 billion. Commercial loans increased $195 million during the quarter and $497 million from last year to $5.2 billion. Residential loans fell $141 million from the third quarter and $1.3 billion from the fourth quarter of 1995, as the company used repayments to fund higher yielding loans. Bank card outstandings fell $747 million from the third quarter and $631 million from last year, reflecting the impact of the Household transaction.
     Average investment securities continued to decline throughout 1996. The fourth quarter average balance of $5.0 billion was $138 million lower than the third quarter and 12% lower than the fourth quarter of 1995, reflecting the deployment of liquidity from maturing securities into higher yielding loans.

FUNDING SOURCES
     Barnett's average deposits rose slightly from the third quarter, but were down 3% from a year ago, to $32.7 billion, reflecting the transfer of mortgage escrow deposits to HomeSide, Inc. Average deposits rose slightly from the third quarter, as seasonal residents returned to Florida. Compared to a year ago, demand deposits rose $28 million to an average balance of $5.6 billion. Money market and NOW accounts were down 6%, while savings account balances fell 10%. Certificates of deposit under $100,000 fell slightly. In contrast, other time deposits rose 10% from last year.

NET INTEREST INCOME
     Barnett's taxable-equivalent net interest income of $461.9 million in the fourth quarter was $7.1 million lower than the third quarter, but $2.7 million higher than the corresponding period last year. The decrease from the third quarter was due to a 4 basis point reduction in the net yield on earning assets and a $292 million reduction in average earning assets. The decline in net interest income and net yield on earning assets reflect the impact of the sale of non-core credit card outstandings to Household. Average bank card outstandings fell $747 million during the quarter, reducing earning assets. The decrease in this high yielding earning asset reduced the net yield on earning assets by approximately 20 basis points. This impact was partially offset by the favorable change in earning asset mix and the impact of the capital securities issued during the quarter.
     The increase from last year was primarily due to a higher net yield on earning assets, partially offset by the decrease in earning assets. The net yield rose 13 basis points, primarily because of lower funding costs. The rate paid on interest-bearing liabilities fell 16 basis points, and earning assets fell $714 million as discussed in the EARNING ASSETS section above.

                                                                         Barnett
                                                                              41

FOURTH QUARTER MANAGEMENT DISCUSSION

NON-INTEREST INCOME
     Non-interest income, excluding securities gains, rose 6% from the third quarter and 11% from the fourth quarter of 1995, as consumer finance income and other retail fees showed healthy gains. These were partially offset by lower credit card discounts and fees. Consumer finance income rose 31%, or $9.4 million, from the third quarter and 65%, or $15.7 million, from the same period a year ago, to $39.7 million. The increases reflect higher securitization volumes, improved gains on loan securitization and the adoption of Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights." Other service charges and fees rose 14%, or $4.8 million, from the third quarter to $40.2 million, reflecting higher retail fees due to holiday activity and a special promotional program. Other service charges and fees rose 25%, or $8.1 million, from last year, reflecting higher retail fees including a new ATM surcharge. Credit card fees fell $5.9 million, or 47%, from the third quarter, reflecting the impact of the Household transaction. Credit card fees fell $10.3 million, or 60%, from last year's fourth quarter, as the company entered into a joint venture in January to perform bank card merchant processing.
     Net securities gains fell $5.0 million from the fourth quarter of last year due to the sale of a portion of the company's investment in Bank South Corporation in the fourth quarter of 1995.

NON-INTEREST EXPENSE
     Non-interest expense rose 4% from the third quarter, excluding that period's SAIF charge, to $399.7 million. Non-interest expense was up 1% from the fourth quarter of 1995.
     Salaries and benefits rose 4% from the third quarter and 5% from the same period last year to $210.0 million, primarily due to performance-based compensation and staffing related to strategic initiatives. The company had 19,791 full-time equivalent employees on average in the fourth quarter of 1996, compared to 19,045 in the third quarter and 19,446 in the fourth quarter of 1995.
     Other expenses increased 6% from the third quarter, excluding that quarter's SAIF charge, primarily due to increased expenses related to strategic initiatives. Other expense fell 7% from last year to $116.1 million, primarily as a result of lower FDIC premiums. Details on other non-interest expense can be found in TABLE 14.


TABLE 14  OTHER NON-INTEREST EXPENSE
                                                         1996                                         1995
                                        ------------------------------------------     -------------------------------------------
Dollars in Thousands                       FOURTH       Third    Second      First       Fourth       Third      Second     First
----------------------------------------------------------------------------------------------------------------------------------
Advertising and marketing. . . . . . . . $  10,256  $  11,098  $  12,693   $  13,905   $  11,959  $    8,407  $   7,737  $   5,416
Amortization of intangibles. . . . . . .    11,731     11,970     13,043      13,440      13,031      13,415     14,022     12,326
Communications . . . . . . . . . . . . .    12,388     11,554     11,416      10,970      10,349      10,852     10,464      9,321
Expenses and provision on
     real estate held for sale . . . . .     3,233      3,696      3,384       2,409       2,280       2,901      3,418      3,513
FDIC assessments . . . . . . . . . . . .        --      2,545      2,514       2,720       5,517         612     18,565     18,533
Outside computer services. . . . . . . .    10,737      8,637      8,973       9,739       8,474       8,220      7,494      7,790
Postage. . . . . . . . . . . . . . . . .     6,345      6,147      7,390       6,920       6,553       6,878      6,584      6,311
Stationery and supplies. . . . . . . . .     7,545      5,936      5,634       5,762       6,169       4,750      4,770      4,708
Insurance, taxes and other . . . . . . .    53,895     48,060     56,482      59,729      60,122      62,897     51,667     52,736
----------------------------------------------------------------------------------------------------------------------------------
          Total. . . . . . . . . . . . .  $116,130   $109,643   $121,529    $125,594    $124,454    $118,932   $124,721   $120,654
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Barnett
42

ASSET QUALITY
     The provision for loan losses was $28.6 million in the fourth quarter, down from the third quarter provision of $44.9 million and the fourth quarter 1995 provision of $37.2 million, reflecting the sale of non-core credit card receivables.
     As a percentage of average loans, net charge-offs were .38% compared to .59% in the third quarter and .48% in the fourth quarter of 1995. The allowance for loan losses was $477 million at December 31 compared to $505 million last year. This reduction was related to the sale of $776 million of non-core credit card receivables and the accompanying $31 million of related reserves.
     Non-performing assets decreased $17.2 million from the third quarter and $3.9 million from a year earlier to $234.0 million, as other real estate owned fell 26% from the third quarter and 36% from last year. Non-performing assets on December 31 represented .77% of outstandings compared to .78% last year. For further details on loan quality, see TABLE 15.

TAXES
     Barnett's effective tax rate for the fourth quarter was 35.4%, compared to 35.2% for the fourth quarter of 1995.


TABLE 15  LOAN QUALITY INFORMATION
                                                              1996                                          1995
                                        ----------------------------------------------   ------------------------------------------
Dollars in Thousands                      FOURTH       Third       Second     First       Fourth       Third     Second     First
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs (recoveries):
Commercial, financial, agricultural. .   $    667    $  3,271     $  (740)    $  (334)   $ (1,484)   $  2,049   $ (1,863)  $ (2,781)
Real estate construction . . . . . . .         28         (13)         --        (175)         (1)        428        147        190
Commercial mortgages . . . . . . . . .       (572)     (2,931)     (2,184)     (1,850)     (2,828)        515      2,392        499
Residential mortgages. . . . . . . . .      1,129         781         608         508       1,140         543        261        739
Installment. . . . . . . . . . . . . .     19,672      11,666      12,795      15,428      17,212      12,318     12,229     12,381
Bank card. . . . . . . . . . . . . . .      6,260      31,186      28,254      26,797      21,443      17,384     13,510     12,683
Credit lines . . . . . . . . . . . . .      1,252       1,133         711       1,031         718         810        629        727
-----------------------------------------------------------------------------------------------------------------------------------
     Total net charge-offs . . . . . .   $ 28,436    $ 45,093    $ 39,444    $ 41,405    $ 36,200    $ 34,047   $ 27,305   $ 24,438
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Gross charge-offs. . . . . . . . . . .   $ 43,278    $ 61,037    $ 53,284    $ 51,500    $ 50,163    $ 44,062   $ 42,529   $ 36,125
Allowance for loan losses. . . . . . .    476,709     507,109     506,892     506,315     505,148     503,032    502,521    502,800
Non-performing loans . . . . . . . . .    190,425     192,216     192,711     181,382     170,268     207,902    208,142    221,943
Non-performing assets. . . . . . . . .    233,980     251,137     251,969     244,638     237,898     282,194    280,869    297,223
Non-performing asset ratio . . . . . .        .77%        .82%        .82%        .80%        .78%        .92%       .93%      1.01%
Net charge-offs to average
     loans (annualized). . . . . . . .        .38         .59         .52         .55         .48         .45        .37        .34
Allowance to non-performing loans. . .        250         264         263         279         297         242        241        227
Allowance to period-end loans. . . . .       1.58        1.66        1.66        1.67        1.66        1.65       1.68       1.72
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


                                                                         Barnett

QUARTERLY AVERAGE BALANCES, YIELDS AND RATES
Consolidated--Barnett Banks, Inc. and Affiliates



                                                                          1996
                                               ----------------------------------------------------------
                                                          FOURTH                        Third
                                               ----------------------------  ----------------------------
                                                                    AVERAGE                     Average
                                               AVERAGE             YIELD OR  Average            Yield or
Dollars in Millions--Taxable-Equivalent        BALANCE   INTEREST    RATE    Balance   Interest    Rate
---------------------------------------------------------------------------------------------------------
ASSETS
Loans:(1)
 Commercial, financial and
  agricultural . . . . . . . . . . . . .      $  5,158    $107.6      8.29% $  4,963    $103.3      8.28%
 Real estate construction. . . . . . . .           817      19.9      9.69       805      19.9      9.84
 Commercial mortgages. . . . . . . . . .         1,943      43.2      8.83     2,028      44.8      8.79
 Residential mortgages . . . . . . . . .         9,865     190.0      7.70    10,006     191.4      7.65
 Installment . . . . . . . . . . . . . .        10,596     240.3      9.02    10,188     226.3      8.84
 Bank card . . . . . . . . . . . . . . .         1,046      39.0     14.85     1,793      69.4     15.40
 Credit lines. . . . . . . . . . . . . .           781      18.8      9.62       764      18.8      9.78
---------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income           30,206     656.3      8.66    30,547     671.9      8.76
---------------------------------------------------------------------------------------------------------

Securities:(2)
 Taxable . . . . . . . . . . . . . . . .         4,863      78.4      6.44     4,986      77.9      6.23
 Tax-free. . . . . . . . . . . . . . . .           160       4.7     11.53       175       5.0     11.60
---------------------------------------------------------------------------------------------------------
  Total securities . . . . . . . . . . .         5,023      83.1      6.60     5,161      82.9      6.41
---------------------------------------------------------------------------------------------------------
Federal funds sold and securities
 purchased under agreements to
 resell  . . . . . . . . . . . . . . . .           322       4.4      5.48       135       1.8      5.33
---------------------------------------------------------------------------------------------------------
  Total earning assets . . . . . . . . .        35,551    $743.8      8.34%   35,843    $756.6      8.41%
---------------------------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . . . . .         2,172                         1,979
Other assets . . . . . . . . . . . . . .         3,411                         3,336
Allowance for loan losses  . . . . . . .          (480)                         (507)
---------------------------------------------------------------------------------------------------------
  Total assets . . . . . . . . . . . . .       $40,654                       $40,651
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTEREST AND
  EQUITY
NOW and money market accounts  . . . . .       $11,806   $  60.8      2.05%  $11,683   $  59.4      2.02%
Savings deposits . . . . . . . . . . . .         2,970      12.9      1.73     3,075      13.4      1.73
Certificates of deposit under $100,000 .         9,812     123.3      5.00     9,799     122.5      4.98
Other time deposits  . . . . . . . . . .         2,508      33.7      5.34     2,643      35.7      5.38
---------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits  . . .        27,096     230.7      3.39    27,200     231.0      3.38
Federal funds purchased and securities
  sold under agreements to repurchase. .         1,690      21.8      5.12     2,075      27.0      5.17
Other short-term borrowings  . . . . . .           471       6.7      5.69       443       6.6      5.90
Long-term debt . . . . . . . . . . . . .         1,227      22.7      7.40     1,228      23.0      7.51
---------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities . .        30,484    $281.9      3.68%   30,946    $287.6      3.70%
Demand deposits  . . . . . . . . . . . .         5,626                         5,473
Other liabilities  . . . . . . . . . . .           993                           921
Minority interest  . . . . . . . . . . .           179                            --
Preferred equity . . . . . . . . . . . .            --                            --
Common equity  . . . . . . . . . . . . .         3,372                         3,311
---------------------------------------------------------------------------------------------------------
  Total liabilities, minority
   interest and equity . . . . . . . . .       $40,654                       $40,651
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . .                              4.66%                         4.71%
Cost of funds supporting earning assets.                              3.16                          3.19
Net yield on earning assets  . . . . . .                  $461.9      5.18              $469.0      5.22
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


                                                                                  1996
                                           ---------------------------------------------------------------------------
                                                       Second                                First
                                           ------------------------------ --------------------------------------------
                                                                Average                                    Average
                                            Average             Yield or     Average                       Yield or
Dollars in Millions--Taxable-Equivalent     Balance   Interest    Rate       Balance        Interest         Rate
----------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:(1)
 Commercial, financial and
  agricultural . . . . . . . . . . . . .    $  4,873    $100.8      8.32%  $  4,821        $  99.5           8.30%
 Real estate construction. . . . . . . .         795      19.8     10.02        826           20.9          10.15
 Commercial mortgages. . . . . . . . . .       2,078      46.1      8.92      2,155           47.8           8.92
 Residential mortgages . . . . . . . . .      10,303     200.5      7.79     10,729          211.4           7.88
 Installment . . . . . . . . . . . . . .       9,813     216.3      8.86      9,301          206.0           8.91
 Bank card . . . . . . . . . . . . . . .       1,746      68.0     15.67      1,756           68.0          15.56
 Credit lines. . . . . . . . . . . . . .         756      18.6      9.87        759           19.0          10.08
----------------------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income. .      30,364     667.3      8.83     30,347          671.2           8.88
----------------------------------------------------------------------------------------------------------------------

Securities:(2)
 Taxable . . . . . . . . . . . . . . . .       5,084      79.6      6.28      4,992           75.9           6.09
 Tax-free. . . . . . . . . . . . . . . .         196       5.6     11.36        209            5.8          11.18
----------------------------------------------------------------------------------------------------------------------
  Total securities. . . . . . .  . . . .       5,280      85.2      6.47      5,201           81.7           6.29
----------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
 purchased under agreements to
 resell  . . . . . . . . . . . . . . . .         689       9.2      5.35        613            8.3           5.44
----------------------------------------------------------------------------------------------------------------------
  Total earning assets . . . . . . . . .      36,333    $761.7      8.42%    36,161         $761.2           8.45%
----------------------------------------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . . . . .       1,926                          1,980
Other assets.  . . . . . . . . . . . . .       3,365                          3,501
Allowance for loan losses  . . . . . . .        (507)                          (506)
----------------------------------------------------------------------------------------------------------------------
  Total assets . . . . . . . . . . . . .     $41,117                         $41,136
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTEREST AND
  EQUITY
NOW and money market accounts  . . . . .     $12,268   $  58.7      1.93%   $12,599        $  61.9           1.97%
Savings deposits . . . . . . . . . . . .       3,213      13.8      1.73      3,310           14.4           1.75
Certificates of deposit under $100,000         9,747     120.8      4.98      9,867          125.7           5.12
Other time deposits  . . . . . . . . . .       2,570      34.3      5.36      2,408           33.0           5.52
----------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits             27,798     227.6      3.29     28,184          235.0           3.35
Federal funds purchased and securities
  sold under agreements to repurchase. .       1,215      15.0      4.96      1,046           13.3           5.14
Other short-term borrowings  . . . . . .       1,045      14.1      5.42        942           14.1           6.00
Long-term debt . . . . . . . . . . . . .       1,337      24.7      7.40      1,242           23.5           7.56
----------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities . .      31,395    $281.4      3.60%    31,414         $285.9           3.66%
Demand deposits  . . . . . . . . . . . .       5,688                          5,661
Other liabilities  . . . . . . . . . . .         735                            748
Minority interest  . . . . . . . . . . .          --                             --
Preferred equity . . . . . . . . . . . .           1                             97
Common equity  . . . . . . . . . . . . .       3,298                          3,216
----------------------------------------------------------------------------------------------------------------------
  Total liabilities, minority
   interest and equity . . . . . . . . .     $41,117                        $41,136
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . .                            4.82%                                    4.79%
Cost of funds supporting earning assets.                            3.12                                     3.18
Net yield on earning assets  . . . . . .                $480.3      5.30                    $475.3           5.27
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


                                                                                      1995
                                           ---------------------------------------------------------------------------------------
                                                               Fourth                                       Third
                                           -------------------------------------------   -----------------------------------------
                                                                             Average                                      Average
                                               Average                       Yield or      Average                        Yield or
Dollars in Millions--Taxable-Equivalent        Balance        Interest         Rate        Balance        Interest          Rate
--------------------------------------------------------------------------------------   -----------------------------------------
ASSETS
Loans:(1)
 Commercial, financial and
  agricultural . . . . . . . . . . . . .     $  4,661        $  99.3           8.46%      $  4,556        $  97.2           8.47%
 Real estate construction. . . . . . . .          904           23.9          10.51            946           25.0          10.48
 Commercial mortgages. . . . . . . . . .        2,246           50.0           8.81          2,304           50.7           8.73
 Residential mortgages . . . . . . . . .       11,180          217.7           7.79         11,417          219.4           7.69
 Installment . . . . . . . . . . . . . .        9,000          202.4           8.92          8,667          195.5           8.95
 Bank card . . . . . . . . . . . . . . .        1,677           63.6          15.05          1,566           62.0          15.69
 Credit lines. . . . . . . . . . . . . .          746           18.9          10.06            735           19.5          10.50
----------------------------------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income. .       30,414          674.5           8.82         30,191          665.8           8.77
----------------------------------------------------------------------------------------------------------------------------------

Securities:(2)
 Taxable . . . . . . . . . . . . . . . .        5,471           81.4           5.93          5,771           81.0           5.59
 Tax-free. . . . . . . . . . . . . . . .          232            6.4          11.10            356           10.5          11.82
----------------------------------------------------------------------------------------------------------------------------------
  Total securities. . . . . . .  . . . .        5,703           87.8           6.14          6,127           91.5           5.95
----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
 purchased under agreements to
 resell  . . . . . . . . . . . . . . . .          148            2.1           5.78             46             .7           5.84
----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets . . . . . . . . .       36,265         $764.4           8.39%        36,364         $758.0           8.29%
----------------------------------------------------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . . . . .        2,033                                        1,943
Other assets . . . . . . . . . . . . . .        3,396                                        3,332
Allowance for loan losses  . . . . . . .         (504)                                        (503)
----------------------------------------------------------------------------------------------------------------------------------
  Total assets . . . . . . . . . . . . .      $41,190                                      $41,136
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTEREST AND
  EQUITY
NOW and money market accounts. . . . . .      $12,598        $  69.0           2.17%       $12,576        $  69.6           2.19%
Savings deposits . . . . . . . . . . . .        3,314           16.7           1.99          3,362           16.9           2.00
Certificates of deposit under $100,000 .        9,863          130.5           5.25          9,990          133.1           5.29
Other time deposits. . . . . . . . . . .        2,281           32.3           5.61          2,209           31.2           5.61
----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits. . . .       28,056          248.5           3.51         28,137          250.8           3.54
Federal funds purchased and securities
  sold under agreements to repurchase. .        1,228           17.2           5.55          1,491           21.2           5.65
Other short-term borrowings. . . . . . .        1,107           17.0           6.11          1,159           18.2           6.24
Long-term debt . . . . . . . . . . . . .        1,131           22.5           7.98          1,028           20.9           8.11
----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities           31,522         $305.2           3.84%        31,815         $311.1           3.88%
Demand deposits. . . . . . . . . . . . .        5,598                                        5,340
Other liabilities. . . . . . . . . . . .          717                                          634
Minority interest. . . . . . . . . . . .           --                                           --
Preferred equity . . . . . . . . . . . .          104                                          214
Common equity  . . . . . . . . . . . . .        3,249                                        3,133
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities, minority
   interest and equity . . . . . . . . .      $41,190                                      $41,136
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . . .                                     4.55%                                        4.41%
Cost of funds supporting earning assets. .                                     3.34                                         3.39
Net yield on earning assets. . . . . . . .                    $459.2           5.05                        $446.9           4.90
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


                                                                                   1995
                                           --------------------------------------------------------------------------------------
                                                            Second                                       First
                                           --------------------------------------------------------------------------------------
                                                                           Average                                      Average
                                            Average                        Yield or       Average                       Yield or
Dollars in Millions--Taxable-Equivalent     Balance        Interest          Rate         Balance       Interest          Rate
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:(1)
 Commercial, financial and
  agricultural . . . . . . . . . . . . .   $  4,555        $  95.8           8.43%       $ 4,442         $ 91.9           8.39%
 Real estate construction. . . . . . . .        948           25.3          10.69            925           24.2          10.62
 Commercial mortgages. . . . . . . . . .      2,345           51.0           8.72          2,383           50.5           8.60
 Residential mortgages . . . . . . . . .     11,110          210.2           7.57         10,755          198.9           7.40
 Installment . . . . . . . . . . . . . .      8,435          185.9           8.84          8,301          176.6           8.63
 Bank card . . . . . . . . . . . . . . .      1,439           59.1          16.47          1,375           53.0          15.64
 Credit lines. . . . . . . . . . . . . .        730           19.2          10.55            718           16.9           9.53
---------------------------------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income. .     29,562          643.7           8.73         28,899          608.0           8.49
---------------------------------------------------------------------------------------------------------------------------------

Securities:(2)
 Taxable . . . . . . . . . . . . . . . .      6,194           86.3           5.58          6,702           92.2           5.57
 Tax-free. . . . . . . . . . . . . . . .        514           15.5          12.02            593           21.3          14.34
---------------------------------------------------------------------------------------------------------------------------------
  Total securities . . . . . . . . . . .      6,708          101.8           6.07          7,295          113.5           6.29
---------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
 purchased under agreements to
 resell  . . . . . . . . . . . . . . . .         47             .7           6.14             92            1.3           5.92
---------------------------------------------------------------------------------------------------------------------------------
  Total earning assets . . . . . . . . .     36,317         $746.2           8.23%        36,286         $722.8           8.04%
---------------------------------------------------------------------------------------------------------------------------------
Cash . . . . . . . . . . . . . . . . . .      2,012                                        2,064
Other assets . . . . . . . . . . . . . .      3,401                                        3,007
Allowance for loan losses. . . . . . . .       (498)                                        (499)
---------------------------------------------------------------------------------------------------------------------------------
  Total assets . . . . . . . . . . . . .    $41,232                                      $40,858
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTEREST AND
  EQUITY
NOW and money market accounts  . . . . .    $12,665        $  73.5           2.33%       $13,198         $ 81.0           2.49%
Savings deposits . . . . . . . . . . . .      3,451           17.2           2.00          3,619           20.3           2.27
Certificates of deposit under $100,000 .     10,071          131.5           5.24          9,698          116.3           4.86
Other time deposits  . . . . . . . . . .      2,133           29.4           5.52          1,983           24.6           5.02
---------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits. . . .     28,320          251.6           3.56         28,498          242.2           3.45
Federal funds purchased and securities
  sold under agreements to repurchase. .      1,892           27.9           5.91          1,734           24.4           5.71
Other short-term borrowings  . . . . . .        838           13.3           6.37            579            8.6           6.02
Long-term debt . . . . . . . . . . . . .        842           17.8           8.48            815           17.1           8.40
---------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities . .     31,892         $310.6           3.91%        31,626         $292.3           3.75%
Demand deposits  . . . . . . . . . . . .      5,382                                        5,441
Other liabilities  . . . . . . . . . . .        618                                          568
Minority interest  . . . . . . . . . . .         --                                           --
Preferred equity . . . . . . . . . . . .        215                                          215
Common equity  . . . . . . . . . . . . .      3,125                                        3,008
---------------------------------------------------------------------------------------------------------------------------------
  Total liabilities, minority
   interest and equity . . . . . . . . .    $41,232                                      $40,858
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread . . . . . . . . . .                                     4.32%                                        4.29%
Cost of funds supporting earning assets.                                     3.43                                         3.27
Net yield on earning assets  . . . . . .                    $435.6           4.80                        $430.5           4.77
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Income on non-accruing loans is recognized on a cash basis. Interest income on individual loan categories is at contractual rates, while total loan interest income is net of reversals of interest on non-accruing loans.
(2) Average yields on investment securities available for sale have been calculated on amortized cost.


Barnett                                                                  Barnett
44                                                                            45

STATEMENTS OF FINANCIAL CONDITION

CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES


December 31--Dollars in Thousands                                                                         1996                1995
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  2,781,146          $2,658,661
Federal funds sold and securities purchased under agreements to resell . . . . . . . . . . . . .         2,500             110,484
Investment securities available for sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5,031,123           5,133,041
Investment securities held to maturity (fair value $139,999 in 1996 and $216,066 in 1995). . . .       129,595             200,960
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30,297,954          30,514,418
Less: Allowance for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (476,709)           (505,148)
     Unearned income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (45,430)            (28,419)
----------------------------------------------------------------------------------------------------------------------------------
          Net loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29,775,815          29,980,851
Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,135,644           1,078,057
Intangible assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       592,142             758,297
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,783,410           1,633,194
----------------------------------------------------------------------------------------------------------------------------------
          Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $41,231,375         $41,553,545
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Demand deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  6,528,006        $  5,938,694
NOW and money market accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12,163,289          12,816,304
Savings deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,938,243           3,292,157
Certificates of deposit under $100,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9,708,311           9,853,010
Other time deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,482,409           2,333,403
----------------------------------------------------------------------------------------------------------------------------------
          Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33,820,258          34,233,568
Short-term borrowings:
     Federal funds purchased and securities sold under agreements to repurchase. . . . . . . . .     1,265,837             899,667
     Commercial paper. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        42,297             669,766
     Other short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,233             509,516
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,004,890             778,028
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,226,529           1,190,814
----------------------------------------------------------------------------------------------------------------------------------
         Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37,361,044          38,281,359
----------------------------------------------------------------------------------------------------------------------------------
MINORITY INTEREST
Company obligated mandatorily redeemable securities of trusts holding solely parent debentures .       500,000                  --
SHAREHOLDERS' EQUITY
Preferred stock, $.10 par value: 20,000,000 shares authorized; 8,489 and 1,960,371 outstanding .           212              97,753
Common stock, $2 par value: 400,000,000 shares authorized; 189,668,922 and 189,730,736
 outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       395,338             379,461
Contributed capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       220,041             385,734
Net unrealized gain on investment securities available for sale. . . . . . . . . . . . . . . . .         8,187              38,242
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,808,749           2,445,810
Less: Employee stock ownership plan obligation, collateralized by 3,852,556 and 4,634,134 shares       (62,196)            (74,814)
----------------------------------------------------------------------------------------------------------------------------------
          Total shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,370,331           3,272,186
----------------------------------------------------------------------------------------------------------------------------------
          Total liabilities, minority interest and shareholders' equity. . . . . . . . . . . . .   $41,231,375         $41,553,545
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

Barnett
46

STATEMENTS OF INCOME
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES


For the Years Ended December 31--Dollars in Thousands Except Share Data                      1996           1995         1994
---------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $2,656,886     $2,580,408    $2,164,320
Investment securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       325,206        375,692       387,465
Federal funds sold and securities purchased under agreements to resell . . . . . . . .        23,698          4,887         3,108
---------------------------------------------------------------------------------------------------------------------------------
          Total interest income. . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,005,790      2,960,987     2,554,893
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       924,331        993,046       761,511
Federal funds purchased and securities sold under agreements to repurchase . . . . . .        77,049         90,730        93,714
Other short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        41,449         57,154         5,719
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        93,941         78,323        60,464
---------------------------------------------------------------------------------------------------------------------------------
          Total interest expense . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,136,770      1,219,253       921,408
---------------------------------------------------------------------------------------------------------------------------------
          Net interest income. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,869,020      1,741,734     1,633,485
Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       154,572        122,531        74,049
---------------------------------------------------------------------------------------------------------------------------------
          Net interest income after provision for loan losses. . . . . . . . . . . . .     1,714,448      1,619,203     1,559,436
---------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Service charges on deposit accounts. . . . . . . . . . . . . . . . . . . . . . . . . .       237,779        225,966       227,573
Consumer finance income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       125,866         83,477            --
Trust income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        81,394         78,036        77,357
Credit card discounts and fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .        44,015         60,999        54,377
Mortgage banking income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        67,111         62,640        33,112
Brokerage income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        43,990         31,694        30,010
Other service charges and fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .       141,331        118,616       104,845
Securities transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19,197          4,994      (13,086)
Other income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        49,811         52,601        28,412
---------------------------------------------------------------------------------------------------------------------------------
          Total non-interest income. . . . . . . . . . . . . . . . . . . . . . . . . .       810,494        719,023       542,600
---------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . .       829,939        758,930       648,658
Net occupancy expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       135,933        126,480       118,251
Furniture and equipment expense. . . . . . . . . . . . . . . . . . . . . . . . . . . .       153,696        144,461       138,546
SAIF assessment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        24,524             --            --
Other expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       472,896        488,761       458,776
---------------------------------------------------------------------------------------------------------------------------------
          Total non-interest expense . . . . . . . . . . . . . . . . . . . . . . . . .     1,616,988      1,518,632     1,364,231
---------------------------------------------------------------------------------------------------------------------------------
          Net non-interest expense . . . . . . . . . . . . . . . . . . . . . . . . . .       806,494        799,609       821,631
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before income taxes and minority interest . . . . . . . . . . . . . . . . . . .       907,954        819,594       737,805
Income tax provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       341,082        286,293       249,834
---------------------------------------------------------------------------------------------------------------------------------
          Net income before minority interest. . . . . . . . . . . . . . . . . . . . .       566,872        533,301       487,971
Minority interest, net of income taxes . . . . . . . . . . . . . . . . . . . . . . . .        (2,381)            --            --
---------------------------------------------------------------------------------------------------------------------------------
          Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   564,491     $  533,301   $   487,971
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
Restated for 2-for-1 stock split in September 1996

Primary:        Earnings per share . . . . . . . . . . . . . . . . . . . . . . . . . .         $2.89          $2.65         $2.39
                Average number of shares . . . . . . . . . . . . . . . . . . . . . . .   194,297,705    195,094,816   196,162,382
                Dividends on preferred stock . . . . . . . . . . . . . . . . . . . . .        $2,168        $15,861       $18,200
Fully diluted:  Earnings per share . . . . . . . . . . . . . . . . . . . . . . . . . .         $2.86          $2.56         $2.33
                Average number of  shares. . . . . . . . . . . . . . . . . . . . . . .   197,354,540    207,959,474   209,532,262
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                                                         Barnett
                                                                              47

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES


                                                                           Contri-         Net
For the Years Ended December 31--                  Preferred     Common     buted   Unrealized    Retained        ESOP
Dollars in Thousands                                   Stock      Stock   Capital   Gain (Loss)   Earnings  Obligation      Total
------------------------------------------------------------------------------------------------------------------------------------

1994
Balance at January 1 . . . . . . . . . . . . . . .  $215,351   $194,809   $775,719     $ 3,772  $1,786,561  $(102,121)  $2,874,091
Adjustment for the effect of a 2-for-1 stock split              194,808   (194,808)
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1 restated. . . . . . . . . . .   215,351    389,617    580,911       3,772   1,786,561   (102,121)   2,874,091
Net income . . . . . . . . . . . . . . . . . . . .                                                 487,971                 487,971
Change in net unrealized gain (loss) on
     investment securities available for sale. . .                                     (30,770)                            (30,770)
Cash dividends declared:
     Common ($.80 per share) . . . . . . . . . . .                                                (157,321)               (157,321)
     Preferred . . . . . . . . . . . . . . . . . .                                                 (18,234)                (18,234)
Issuances of common stock:
     Stock purchase, option and
       employee benefit plans. . . . . . . . . . .                4,996     42,625                             13,898       61,519
     Preferred stock conversions . . . . . . . . .       (44)        18         26                                              --
Repurchases of common stock. . . . . . . . . . . .               (7,700)   (75,373)                                        (83,073)
-----------------------------------------------------------------------------------------------------------------------------------
1995
Balance at January 1 . . . . . . . . . . . . . . .   215,307    386,931    548,189     (26,998)  2,098,977    (88,223)   3,134,183
Net income . . . . . . . . . . . . . . . . . . . .                                                 533,301                 533,301
Change in net unrealized gain (loss) on
     investment securities available for sale. . .                                      65,240                              65,240
Cash dividends declared:
     Common ($.91 per share) . . . . . . . . . . .                                                (175,196)               (175,196)
     Preferred . . . . . . . . . . . . . . . . . .                                                 (15,890)                (15,890)
Issuances of common stock:
     Stock purchase, option and
       employee benefit plans. . . . . . . . . . .                5,536     69,046                             13,409       87,991
     Preferred stock conversions . . . . . . . . .  (117,554)    11,990    105,006                                            (558)
     Acquisition . . . . . . . . . . . . . . . . .                1,328      2,398                   4,618                   8,344
Repurchases of common stock. . . . . . . . . . . .              (26,324)  (338,905)                                       (365,229)
-----------------------------------------------------------------------------------------------------------------------------------
1996
Balance at January 1 . . . . . . . . . . . . . . .    97,753    379,461    385,734      38,242   2,445,810    (74,814)   3,272,186
Net income . . . . . . . . . . . . . . . . . . . .                                                 564,491                 564,491
Change in net unrealized gain (loss) on
     investment securities available for sale. . .                                     (30,055)                            (30,055)
Cash dividends declared:
     Common ($1.05  per share) . . . . . . . . . .                                                (199,360)               (199,360)
     Preferred . . . . . . . . . . . . . . . . . .                                                  (2,192)                 (2,192)
Issuances of common stock:
     Stock purchase, option and
       employee benefit plans. . . . . . . . . . .               13,281     77,965                             12,618      103,864
     Preferred stock conversions . . . . . . . . .   (97,541)     7,341     89,637                                            (563)
     Employee benefit trust. . . . . . . . . . . .               16,000    (16,000)                                             --
Repurchases of common stock. . . . . . . . . . . .              (20,745)  (317,295)                                       (338,040)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996 . . . . . . . . . . .  $    212   $395,338   $220,041     $ 8,187  $2,808,749  $ (62,196)  $3,370,331
-----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

Barnett
48

STATEMENTS OF CASH FLOWS
CONSOLIDATED--BARNETT BANKS, INC. AND AFFILIATES


For the Years Ended December 31--Dollars in Thousands                                   1996             1995            1994
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    564,491      $   533,301      $   487,971
Reconcilement of net income to net cash provided by operating activities:
     Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . .        154,572          122,531           74,049
     Losses (gains) from securities transactions . . . . . . . . . . . . . . . .        (19,197)          (4,994)          13,086
     Gain on securitization and sale of loans. . . . . . . . . . . . . . . . . .       (114,847)         (64,670)              --
     Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . .        251,057          234,667          131,813
     Employee benefits funded by equity. . . . . . . . . . . . . . . . . . . . .         26,820           24,237           28,682
     Deferred income tax provision . . . . . . . . . . . . . . . . . . . . . . .         13,976            6,571           50,975
     Decrease (increase) in interest receivable. . . . . . . . . . . . . . . . .          3,763          (11,060)         (66,633)
     Increase (decrease) in interest payable . . . . . . . . . . . . . . . . . .         (1,795)          45,953           37,245
     Increase in other assets. . . . . . . . . . . . . . . . . . . . . . . . . .       (453,449)        (189,870)        (131,624)
     Increase (decrease) in other liabilities. . . . . . . . . . . . . . . . . .        389,120          (43,179)          45,243
     Originations of loans held for sale . . . . . . . . . . . . . . . . . . . .     (5,511,965)      (5,187,852)        (862,817)
     Proceeds from sales of loans held for sale. . . . . . . . . . . . . . . . .      5,382,378        4,593,009          555,905
     Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (34,524)         (77,652)         (24,302)
---------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used for) operating activities . . . . . . . . .        650,400          (19,008)         339,593
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available for sale. . . . . . . . . . . . . .     (3,777,464)      (1,866,067)      (2,532,901)
Proceeds from sales of investment securities available for sale. . . . . . . . .        440,328          339,694          475,102
Proceeds from maturities of investment securities available for sale . . . . . .      3,464,204        2,042,733        1,308,423
Purchases of investment securities held to maturity. . . . . . . . . . . . . . .         (2,932)        (298,423)      (3,569,914)
Proceeds from maturities of investment securities held to maturity . . . . . . .         74,954        2,267,517        4,419,600
Net increase in loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (576,078)      (1,054,365)      (2,230,534)
Proceeds from sale of bank card loans. . . . . . . . . . . . . . . . . . . . . .        760,804               --               --
Proceeds from sales of premises and equipment. . . . . . . . . . . . . . . . . .         28,778           39,831           42,422
Purchases of premises and equipment. . . . . . . . . . . . . . . . . . . . . . .       (199,085)        (186,825)         (77,909)
Receipts (payments) related to dispositions and acquisitions, net of cash
     disposed and acquired . . . . . . . . . . . . . . . . . . . . . . . . . . .        378,249         (452,200)       2,939,875
---------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by investing activities. . . . . . . . . . . . . . .        591,758          831,895          774,164
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in demand, NOW, savings and money market accounts . . . . . . . . .       (442,254)      (1,574,792)       (731,521)
Net (decrease) increase in other time deposits . . . . . . . . . . . . . . . . .        (88,425)         623,326         (97,642)
Net increase (decrease) in federal funds purchased and securities sold
     under agreements to repurchase. . . . . . . . . . . . . . . . . . . . . . .        366,170         (350,839)       (471,327)
Issuances (repayments) of short-term notes . . . . . . . . . . . . . . . . . . .       (425,000)         425,000              --
Net (decrease) increase in other short-term borrowings . . . . . . . . . . . . .       (710,752)         106,376         187,942
Principal repayments of long-term debt . . . . . . . . . . . . . . . . . . . . .       (214,285)        (187,589)         (2,375)
Proceeds from issuance of long-term debt . . . . . . . . . . . . . . . . . . . .        250,000          500,000          96,927
Proceeds from issuance of company obligated mandatorily redeemable
      securities of trusts holding solely parent debentures. . . . . . . . . . .        500,000               --              --
Issuances of common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .         76,481           63,196          32,837
Repurchases of common stock. . . . . . . . . . . . . . . . . . . . . . . . . . .       (338,040)        (365,229)        (83,073)
Cash dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (201,552)        (191,086)       (175,555)
---------------------------------------------------------------------------------------------------------------------------------
          Net cash used for financing activities . . . . . . . . . . . . . . . .     (1,227,657)        (951,637)     (1,243,787)
---------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents . . . . . . . . . . . . . .         14,501         (138,750)       (130,030)
Cash and cash equivalents, January 1 . . . . . . . . . . . . . . . . . . . . . .      2,769,145        2,907,895       3,037,925
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, December 31 . . . . . . . . . . . . . . . . . . . . .    $ 2,783,646      $ 2,769,145     $ 2,907,895
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994, INCOME TAXES OF $346 MILLION, $286 MILLION AND $193 MILLION AND INTEREST OF $1.1 BILLION, $1.2 BILLION AND $880 MILLION WERE PAID, RESPECTIVELY.

DURING 1996, THE COMPANY DISPOSED OF $559 MILLION OF NON-CASH ASSETS AND $55 MILLION OF LIABILITIES. DURING 1995, THE COMPANY ACQUIRED $1.1 BILLION OF NON-CASH ASSETS AND $602 MILLION OF LIABILITIES. DURING 1994, THE COMPANY ACQUIRED $513 MILLION IN NON-CASH ASSETS AND $3.5 BILLION OF LIABILITIES.

DURING 1996, 1995 AND 1994, $49 MILLION, $83 MILLION AND $64 MILLION OF LOANS WERE TRANSFERRED TO REAL ESTATE HELD FOR SALE, RESPECTIVELY.

DURING 1995, $2.8 BILLION OF INVESTMENT SECURITIES HELD TO MATURITY WERE TRANSFERRED TO INVESTMENT SECURITIES AVAILABLE FOR SALE (SEE NOTE C OF NOTES TO FINANCIAL STATEMENTS).

THE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                                                         Barnett
                                                                              49

NOTES TO FINANCIAL STATEMENTS

     IN SEPTEMBER, BARNETT COMPLETED A 2-FOR-1 STOCK SPLIT. ALL HISTORICAL DATA USED IN THIS REPORT HAS BEEN RESTATED TO REFLECT THE SPLIT.

     Barnett Banks, Inc. is a multi-bank holding company headquartered in Jacksonville, Florida, providing financial services to consumers and businesses through bank and non-bank subsidiaries. The principal bank, Barnett Bank, N.A., and its subsidiaries engage in retail financial services, commercial banking, trust and investment management services. Indirect auto lending is carried out in several southern states. Mortgage lending is done through retail and wholesale offices nationwide. Other banking activities are concentrated in Florida and southern Georgia. The principal non-bank subsidiary of the company is EquiCredit Corporation, which engages in consumer finance nationwide.

A. SIGNIFICANT ACCOUNTING POLICIES
     BASIS OF PRESENTATION The consolidated financial statements include the accounts of the company and its majority-owned subsidiaries, after eliminating material intercompany balances and transactions. Equity investments in less than majority-owned companies (20%-50% ownership interest) are generally accounted for in accordance with the equity method of accounting and are reported in other assets. The company's pro-rata share of earnings (losses) of these companies is included in the related line item within non-interest income.
     Assets held in an agency or fiduciary capacity by trust and investment advisory subsidiaries are not assets of the company and, accordingly, are not included in the consolidated balance sheet.
     The accounting policies of Barnett and its subsidiaries conform with generally accepted accounting principles and prevailing practices within the financial services industry. Certain previously reported amounts have been reclassified to conform to current presentation standards.
     USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosed amount of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     CASH AND CASH EQUIVALENTS Cash and cash equivalents includes cash and due from banks, securities purchased under agreements to resell and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.
     SECURITIES Securities are classified based on management's intent on the date of purchase. The company has the positive intent and ability to hold certain investment securities to maturity. These held-to-maturity securities are reported at amortized cost. Other securities are classified as available for sale and carried at fair value with net unrealized gains and losses included in shareholders' equity on a net of tax basis. Realized gains and losses from security sales or impairment are recognized using the specific identification method. Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income.
     LOANS Loans and direct financing leases are generally reported at the principal amount outstanding (including lease residuals), net of unearned income. Loans held for sale are valued at the lower of cost or fair value. Non-refundable loan fees and certain direct loan origination costs are capitalized and recognized as a yield adjustment over the lives of the loans.
     Commercial and commercial real estate loans are generally placed on non-accrual status when the collectibility of interest or principal is uncertain. Residential mortgages four payments in arrears are classified as non-accrual in conformance with predominant mortgage industry practice. When a loan is placed on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income. Income recognized on installment loans and credit card advances is discontinued and the loans are charged-off generally after a delinquency period of 120 and 180 days, respectively.
     ALLOWANCE FOR LOAN LOSSES The financial statements include an allowance for estimated losses on loans based on past loss experience and an evaluation of potential losses in the current loan portfolio.
     The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.
     The company defines impaired loans as all non-performing loans except residential mortgages and small business loans. The allowance for loan losses related to impaired loans is determined by comparing the recorded investment in the loan to the present value of expected future cash flows from the loan or to the fair value of the underlying collateral.
     PREMISES AND EQUIPMENT Premises and equipment, including leases meeting criteria for capitalization, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on a straight-line basis over the estimated useful life or lease term of each type of asset.
     Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the writedown would be material, an assessment of recoverability is performed prior to any writedown of the asset.
     INTANGIBLE ASSETS Intangible assets consist primarily of goodwill and core deposit intangibles. These intangible assets are generally being amortized on a straight-line basis over 10 to 25 years.

Barnett
50

     Periodically, the company reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amounts of the assets are not recoverable.
     REAL ESTATE HELD FOR SALE Real estate held for sale includes properties acquired through, or in lieu of, loan foreclosure and operating premises no longer intended for business operations. Valuations are performed periodically and the real estate is carried at the lower of cost or appraised value minus estimated costs to sell. Credit losses arising at the time of foreclosure are charged against the allowance for loan losses. Any additional declines are charged to other expense and recorded in a valuation reserve on an asset by asset basis. No depreciation is recorded on real estate held for sale.
     INCOME TAXES The income tax provision consists of two components: current and deferred. Current income tax provision is the amount of income taxes payable for the current year. Deferred income tax provision or benefit is the change during the year in the company's deferred tax assets and liabilities. Deferred income tax assets and liabilities reflect the differences between the financial statement and tax values of assets and liabilities.
     The company and its subsidiaries, where eligible, file consolidated federal and state income tax returns. Under a tax-sharing arrangement, income tax charges or credits are generally allocated to the company and each subsidiary on the basis of their respective taxable income or loss included in the consolidated income tax returns.
     DERIVATIVE FINANCIAL INSTRUMENTS The company uses interest rate swaps and floors to manage its interest rate sensitivity. The company accounts for these instruments on an accrual basis if the instrument can be demonstrated to effectively change the cash flows of a designated asset or liability and the designated asset or liability exposes the company to interest rate risk.
     Amounts to be paid or received under interest rate swaps and floors are recognized as interest income or expense of the related asset or liability. Gains and losses on early terminations of interest rate swaps and floors are deferred and amortized as an adjustment to the yield of the related asset or liability over the shorter of the remaining contract life or the maturity of the related asset or liability. If the related asset or liability is sold, the derivative financial instrument is marked to market and the resulting gain or loss is recognized in income in the same period.
     Interest rate swaps and floors that do not meet this criteria would be carried at market value, and changes in market value would be recognized in income.
     The company acts as an intermediary in arranging interest rate swap transactions for customers. These are separate agreements that have offsetting payment streams and the same maturity, repricing dates and notional amounts. Net revenue related to these agreements is included in other income.
     CONSUMER FINANCE INCOME Consumer finance income includes gains on the securitization and sale of home equity secured installment loans and servicing income on loans securitized. The gains on sales of such loans include the present value of servicing revenues in excess of a normal servicing fee over the expected average life of the loans, discounted at a market rate at the time of sale and adjusted for projected prepayments and expected foreclosure expenses. A corresponding asset, capitalized excess servicing income, is recorded at the time of sale and is included in other assets.
     EARNINGS PER COMMON SHARE Primary earnings per common share is computed from net income after preferred stock dividends and is based on the weighted-average number of shares of common stock outstanding and common stock equivalents assumed outstanding during the year.
     Fully diluted shares outstanding includes the maximum dilutive effect of stock issuable upon conversion of convertible preferred stock and exercise of common stock options.

B. ALLIANCES AND ACQUISITIONS
     ALLIANCES In October 1996, the company entered into an agreement with Household Credit Services, Inc. to form a strategic alliance to manage and build Barnett's credit card business. The company sold $776 million of non-core credit card outstandings, less related reserves of $31 million, to Household. In May 1996, the company completed the sale of its mortgage servicing operation and other assets to HomeSide, Inc., a mortgage servicing venture in which the company has an approximate one-third interest. The sale included $136 million in goodwill and $211 million in purchased mortgage servicing rights. The company invested $118 million into the venture. No significant gains or losses were incurred related to these transactions.
     COMPLETED ACQUISITIONS In October 1995, the company acquired Community Bank of the Islands for 663,988 shares of Barnett common stock. This acquisition was accounted for as a pooling of interests. Prior periods have not been restated as the acquisition was not material.
     In February 1995, the company acquired BancPLUS Financial Corporation, a national full service mortgage banking company, for $162 million. The primary assets of BancPLUS were mortgage loans held for sale and purchased mortgage servicing rights of $187 million. The purchase price exceeded net assets acquired by $113 million.
     In January 1995, the company acquired EquiCredit Corporation, a national consumer finance company, for $332 million. EquiCredit specializes in originating, securitizing and servicing consumer loans secured by first or second mortgages. The purchase price exceeded net assets acquired by $201 million.
     Unless otherwise noted, all of the above acquisitions were accounted for as purchases. Results are included from the date acquired.
     PENDING ACQUISITION In January 1997, the company entered into a definitive agreement to purchase Oxford Resources Corp., the nation's largest independent automobile leasing company for approximately 14 million shares of Barnett stock. The merger is expected to be accounted for as a purchase and close in the second quarter of 1997. Prior to this transaction, Barnett purchased a significant amount of its own shares.

                                                                         Barnett
                                                                              51

NOTES TO FINANCIAL STATEMENTS

C. INVESTMENT SECURITIES

                                                                 Available For Sale

------------------------------------------------------------------------------------------------------------------------------------
                                                   1996                                    1995                            1994
                               -------------------------------------------  --------------------------------------------------------
December 31--                   AMORTIZED UNREALIZED UNREALIZED       FAIR   Amortized Unrealized Unrealized    Fair       Fair
Dollars in Thousands                 COST GROSS GAIN GROSS LOSS      VALUE        Cost Gross Gain Gross Loss    Value      Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities . .   $2,113,246    $12,352    $1,991  $2,123,607  $2,219,790   $35,283   $ 1,007   $2,254,066   $1,870,007
Obligations of states and
   political subdivisions. .       26,275        876        53      27,098      11,998       634        24       12,608       10,956
Other U.S. Government
   agencies and corporations      243,659      1,328     1,295     243,692     398,351     3,149     3,881      397,619      168,616
Mortgage-backed securities(1).  1,841,235      3,380     3,961   1,840,654   1,562,746     9,916     6,417    1,566,245      231,870
Other securities . . . . . .      793,889      2,844       661     796,072     880,294    23,261     1,052      902,503      457,151
------------------------------------------------------------------------------------------------------------------------------------
     Total . . . . . . . . .   $5,018,304    $20,780    $7,961  $5,031,123  $5,073,179   $72,243   $12,381   $5,133,041   $2,738,600
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                                                                  Held To Maturity
                               -----------------------------------------------------------------------------------------------------
                                                   1996                                    1995                                 1994
                               -------------------------------------------  --------------------------------------------------------
December 31--                   AMORTIZED UNREALIZED  UNREALIZED      Fair   Amortized  Unrealized   Unrealized    Fair    Amortized
Dollars in Thousands                 COST GROSS GAIN  GROSS LOSS     Value        Cost  Gross Gain   Gross Loss   Value         Cost
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities . .   $      997    $    10        --   $   1,007          --        --        --           --   $1,269,110
Obligations of states and
   political subdivisions. .      128,598     10,410       $16     138,992    $200,960   $15,122       $16      $216,066     639,265
Other U.S. Government
   agencies and corporations           --         --        --          --          --        --        --           --      254,637
Mortgage-backed securities(1) --      --         --        --          --          --        --        --           --    2,164,292
Other securities . . . . . .           --         --        --          --          --        --        --           --      617,504
------------------------------------------------------------------------------------------------------------------------------------
     Total. . . . . . . . . .    $129,595    $10,420       $16    $139,999    $200,960   $15,122       $16      $216,066  $4,944,808
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) BALANCE IS COMPRISED SUBSTANTIALLY OF GOVERNMENT-GUARANTEED MORTGAGE SECURITIES.

                                                  Total Investment Securities
                                             -----------------------------------
                                                     Taxable         Non-taxable
Dollars in Thousands                         Interest Income     Interest Income
--------------------------------------------------------------------------------
1996 . . . . . . . . . . . . . . .                  $311,253             $13,953
1995 . . . . . . . . . . . . . . .                   339,966              35,726
1994 . . . . . . . . . . . . . . .                   326,026              61,439
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     On December 7, 1995, the company transferred $2.8 billion of investment securities held to maturity to available for sale. The fair value of these instruments exceeded cost by $7.5 million. TABLE 3, "Maturity of Investment Securities," on page 23 of the MANAGEMENT DISCUSSION shows investment securities by maturity.
     Gross gains on sales of investment securities available for sale in 1996, 1995 and 1994 were $19.4 million, $6.3 million and $.7 million, respectively, and gross losses were $.2 million, $1.3 million and $12.8 million, respectively.
     Securities with an amortized cost of approximately $3.1 billion on December 31, 1996 were pledged to secure public deposits and for other purposes.

Barnett
52


D. LOANS

December 31--Dollars in Thousands
Net of Unearned Income                          1996           1995           1994           1993           1992
----------------------------------------------------------------------------------------------------------------
Commercial, financial and
  agricultural . . . . . . . . . . . .  $  5,310,849   $  4,693,010   $  4,445,841   $  4,086,754   $  4,230,765
Real estate construction . . . . . . .       818,337        912,359        929,229        853,602      1,265,999
Commercial mortgages . . . . . . . . .     1,849,496      2,181,327      2,379,309      2,624,555      3,201,363
Residential mortgages. . . . . . . . .     9,785,585     10,891,412     10,555,563      9,449,457      8,946,836
Installment. . . . . . . . . . . . . .    10,590,067      9,264,037      8,116,982      7,107,845      6,636,917
Bank card. . . . . . . . . . . . . . .     1,100,614      1,783,420      1,375,292      1,127,784      1,057,599
Credit lines . . . . . . . . . . . . .       797,576        760,434        718,937        679,789        711,362
----------------------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . .  $ 30,252,524   $ 30,485,999   $ 28,521,153   $ 25,929,786   $ 26,050,841
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

E. ALLOWANCES FOR LOSSES

Dollars in Thousands                   1996              1995            1994
-----------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Beginning balance. . . . .        $ 505,148         $ 501,447       $ 521,827
Loans charged off. . . . .         (209,099)         (172,879)       (148,450)
Recoveries . . . . . . . .           54,721            50,889          56,135
-----------------------------------------------------------------------------
Net charge-offs. . . . . .         (154,378)         (121,990)        (92,315)
Provision expense. . . . .          154,572           122,531          74,049
Sales and other, net . . .          (28,633)            3,160          (2,114)
-----------------------------------------------------------------------------
     Ending balance  . . .        $ 476,709         $ 505,148       $ 501,447
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

     The company recognizes income on impaired loans primarily on the cash basis. Any change in the present value of expected cash flows is recognized through the allowance for loan losses.

IMPAIRED LOANS
December 31 -Dollars in Thousands                    1996           1995
------------------------------------------------------------------------
Impaired loans with an allowance . . . . .      $  42,987      $  50,021
Impaired loans without an allowance(1) . .         15,647         28,959
------------------------------------------------------------------------
     Total impaired loans. . . . . . . . .      $  58,634      $  78,980
------------------------------------------------------------------------
------------------------------------------------------------------------
Allowance for impaired loans . . . . . . .      $   7,463      $  10,089
Average balance of impaired loans
  during the year ended December 31. . . .         72,519        117,277
Interest income recognized on impaired
  loans  during the year ended December 31          5,876          7,083
------------------------------------------------------------------------
------------------------------------------------------------------------

(1) IMPAIRED LOANS DETERMINED TO BE CARRIED AT OR BELOW FAIR VALUE OF THE UNDERLYING COLLATERAL, AND AS SUCH, DO NOT REQUIRE AN ALLOWANCE.


     The company recognizes any estimated potential decline in the value of real estate held for sale between appraisal dates on an asset-by-asset basis through periodic additions to the allowance for losses on real estate held for sale. Writedowns are taken and charged against this reserve when the related real estate is sold at a loss.

Dollars in Thousands                       1996            1995           1994
------------------------------------------------------------------------------
ALLOWANCE FOR LOSSES ON
REAL ESTATE HELD FOR SALE
Beginning balance. . . . . . .         $ 25,957        $ 40,778       $ 65,165
Provision expense. . . . . . .            3,616           2,145          5,149
Dispositions, net. . . . . . .          (10,942)        (16,966)       (29,536)
------------------------------------------------------------------------------
     Ending balance. . . . . .         $ 18,631        $ 25,957       $ 40,778
------------------------------------------------------------------------------
------------------------------------------------------------------------------


F. NON-PERFORMING ASSETS
                                                               Real
                                       Non-   Reduced-       Estate
December 31--                       Accrual       Rate         Held
Dollars in Thousands                  Loans      Loans     for Sale        Total
--------------------------------------------------------------------------------
1996
Recorded investment. . . . . . .   $185,106     $5,319      $43,555     $233,980
Interest at contracted rates(1).     18,537        517           --       19,054
Interest recorded as income. . .      6,523        387           --        6,910
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1995
Recorded investment. . . . . . .   $167,821     $2,447      $67,630     $237,898
Interest at contracted rates(1).     16,612        200           --       16,812
Interest recorded as income. . .      5,817        220           --        6,037
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) INTEREST INCOME THAT WOULD HAVE BEEN RECORDED IF THE LOANS HAD BEEN CURRENT AND IN ACCORDANCE WITH THEIR ORIGINAL TERMS.


G. PREMISES AND EQUIPMENT

December 31--Dollars in Thousands                      1996             1995
----------------------------------------------------------------------------
Land . . . . . . . . . . . . . . . . . . . .    $   212,265       $  205,597
Buildings and leasehold improvements . . . .      1,023,062        1,003,044
Furniture and equipment. . . . . . . . . . .        562,211          494,152
Capitalized leases . . . . . . . . . . . . .         27,320           28,274
Construction in progress and real estate
  for future expansion . . . . . . . . . . .         74,577           67,563
----------------------------------------------------------------------------
     Total cost. . . . . . . . . . . . . . .      1,899,435        1,798,630
Less: Accumulated depreciation and
  amortization . . . . . . . . . . . . . . .       (763,791)        (720,573)
----------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . . . .    $ 1,135,644       $1,078,057
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     The company has operating leases for equipment and facilities. Future minimum rental payments required under operating leases having initial or remaining non-cancelable lease terms in excess of one year at December 31, 1996 were:

Dollars in Thousands                                                    Amount
------------------------------------------------------------------------------
1997 . . . . . . . . . . . . . . . . . . . . . . . . . . .           $  62,481
1998 . . . . . . . . . . . . . . . . . . . . . . . . . . .              49,175
1999 . . . . . . . . . . . . . . . . . . . . . . . . . . .              33,323
2000 . . . . . . . . . . . . . . . . . . . . . . . . . . .              17,438
2001 . . . . . . . . . . . . . . . . . . . . . . . . . . .              11,789
Later years. . . . . . . . . . . . . . . . . . . . . . . .              43,782
------------------------------------------------------------------------------
     Total minimum payments required . . . . . . . . . . .            $217,988
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                                                         Barnett
                                                                              53


NOTES TO FINANCIAL STATEMENTS

H. SHORT-TERM BORROWINGS
                                                                  Securities
                                                    Federal       Sold Under                           Other
                                                      Funds       Agreements       Commercial     Short-term
December 31--Dollars in Thousands                 Purchased    to Repurchase            Paper     Borrowings
------------------------------------------------------------------------------------------------------------
1996
Balance. . . . . . . . . . . . . . . . . . . .     $474,563      $   791,274     $     42,297     $    1,233
Maximum indebtedness at any month end. . . . .      939,830        1,550,351        1,029,753        316,317
Daily average indebtedness outstanding . . . .      473,667        1,034,877          613,370        110,320
Average rate paid for the year . . . . . . . .         5.39%            4.98%            5.62%          6.35%
Average rate on period-end borrowings. . . . .         6.10             5.38             5.22           4.50
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
1995
Balance. . . . . . . . . . . . . . . . . . . .  $   148,711      $   750,956         $669,766       $509,516
Maximum indebtedness at any month end. . . . .    1,422,988        1,118,335          775,591        882,567
Daily average indebtedness outstanding . . . .      759,580          824,984          418,455        504,327
Average rate paid for the year . . . . . . . .         5.99%            5.49%            6.12%          6.26%
Average rate on period-end borrowings. . . . .         5.79             5.20             5.87           5.82
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
1994
Balance. . . . . . . . . . . . . . . . . . . .  $   119,854       $1,130,652         $  6,199       $397,199
Maximum indebtedness at any month end. . . . .    1,469,131        2,191,536           18,551        397,199
Daily average indebtedness outstanding . . . .      782,577        1,409,128            8,295        116,395
Average rate paid for the year . . . . . . . .         4.53%            4.13%            3.81%          4.64%
Average rate on period-end borrowings. . . . .         5.82             5.41             5.80           5.62
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

     The company's commercial paper is backed by a $760 million revolving credit agreement with several financial institutions. At December 31, 1996, no borrowings were made under this agreement, which expires in April, 1999.


I. LONG-TERM DEBT

December 31--Dollars in Thousands                         1996            1995
------------------------------------------------------------------------------
PARENT COMPANY:
  7.75% Sinking Fund Debentures, due 1997. . . .    $    9,500      $   10,200
  Less: Face value of debentures repurchased and
    held for future retirements. . . . . . . . .          (72)           (772)
------------------------------------------------------------------------------
    Total outstanding. . . . . . . . . . . . . .         9,428           9,428
  8.50% Subordinated Capital Notes, due 1999 . .       200,000         200,000
  Medium-term notes, due in varying maturities
    through 2003, with interest from a
    floating 5.55% to a fixed 9.83%. . . . . . .       401,500         551,150
  9.875% Subordinated Capital Notes, due 2001. .       100,000         100,000
  10.875% Subordinated Capital Notes, due 2003 .        55,000          55,000
  6.90% Subordinated Capital Notes, due 2005 . .       150,000         150,000
  8.50% Subordinated Capital Notes, due 2007 . .       100,000         100,000
  Senior Notes, with interest from a floating
    5.54%, due 1998. . . . . . . . . . . . . . .       200,000              --
SUBSIDIARIES:
  Mortgage Collateralized Bonds, due 1996, with
    interest from a floating 6.348%. . . . . . .            --          12,886
  Capitalized lease obligations. . . . . . . . .        10,601          12,350
------------------------------------------------------------------------------
  Total. . . . . . . . . . . . . . . . . . . . .    $1,226,529      $1,190,814
------------------------------------------------------------------------------
------------------------------------------------------------------------------

     The contractual maturities of long-term debt for the next five years are $159.4 million for 1997, $451.0 million for 1998, $200.0 million for 1999 and $100.0 million for 2001. There are no payments due in 2000.

J. MINORITY INTEREST
     On November 27, 1996 and December 2, 1996, the company issued $300 million and $200 million, respectively, of mandatorily redeemable company-obligated securities out of two grantor trusts. The two trusts hold debt instruments of the parent company purchased with the proceeds of the securities issuance. Interest from the debt securities of the parent, at the terms outlined below, is used to fund the preferred dividends of the trusts.

December 31--Dollars in Thousands                                        1996
-----------------------------------------------------------------------------
8.06% Junior Subordinated Debentures, due 2026 . . . . . .           $300,000
7.95% Junior Subordinated Debentures, due 2026 . . . . . .            200,000
-----------------------------------------------------------------------------
    Total. . . . . . . . . . . . . . . . . . . . . . . . .           $500,000
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

     Distributions on the securities are cumulative and are payable at the same rate as the debt instruments above. These debentures are redeemable beginning December 1, 2006 at 104% and at decreasing prices thereafter to 100% on or after December 1, 2016. The preferred securities are subject to mandatory redemption, in whole or in part, upon the repayment of the debentures. The securities are considered to be Tier 1 capital for regulatory purposes.

Barnett
54

K. SHAREHOLDERS' EQUITY
     In April 1996, the company called for redemption its Series A $4.50 Cumulative Convertible Preferred Stock. All of those shares were converted into common shares or redeemed.
     On December 31, 1996, the company had 8,489 shares of Series B $2.50 Cumulative Convertible Preferred Stock outstanding, each convertible into 5.1976 shares of common stock. The stock's earliest redemption date was December 7, 1991 and can be redeemed at the holder's option.
     On December 31, 1996, a total of 27,172,388 shares of common stock were reserved for future issuance in connection with the shareholder investment, employee benefit and long-term incentive plans and conversions of preferred stock.
     During 1996, 8,000,000 common shares were issued to an employee benefit trust. These shares are not considered to be outstanding for accounting purposes.
     In November 1989, the company incorporated employee stock ownership plan
(ESOP) provisions into its existing 401(k) employee benefit plan. The ESOP acquired $141 million of the company's common stock using the proceeds of a loan from the company. The terms of the loan include equal monthly payments of principal and interest from September 1990 through September 2015. Interest is at 9.75% and pre-payments of principal are allowed. The loan is generally being repaid from contributions to the plan by the company and dividends on company stock held by the ESOP. The loan to the ESOP is classified as a reduction in shareholders' equity.
     Shares held by the ESOP are allocated to plan participants as the loan is repaid. The company recognizes expense based on the number of shares allocated to participants (the shares allocated method).
     The ESOP shares as of December 31 were as follows:

                                                   1996               1995
--------------------------------------------------------------------------
Released and allocated . . . . . . . .        4,904,644          4,123,066
Unallocated. . . . . . . . . . . . . .        3,852,556          4,634,134
--------------------------------------------------------------------------
Total ESOP shares. . . . . . . . . . .        8,757,200          8,757,200
--------------------------------------------------------------------------
--------------------------------------------------------------------------


L. STOCK-BASED COMPENSATION PLANS

     The company has long-term incentive plans that provide stock-based awards, including stock options and restricted stock, to certain officers. The current terms of the plans allow for a maximum grant of 15,000,000 shares. All options are granted at current market value for a term of 10 years and, subject to limited exceptions, are not exercisable before the third anniversary of the date of grant. At December 31, 1996, there were 4,550,780 shares available for future option grants.
     Options outstanding and the activity for 1996 and 1995 are presented below:

                                            Number                     Option
1996                                     of Shares                      Price
-----------------------------------------------------------------------------
Beginning balance. . . . . . . . . .      8,686,244          $  9.19 - $29.13
Granted  . . . . . . . . . . . . . .      2,324,942            29.69 -  33.00
Exercised  . . . . . . . . . . . . .     (1,664,395)            9.19 -  30.69
Cancelled  . . . . . . . . . . . . .       (280,648)           11.88 -  30.69
-----------------------------------------------------------------------------
     Ending balance  . . . . . . . .      9,066,143          $  9.19 - $33.00
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Options which became exercisable
  during the year. . . . . . . . . .      1,315,010          $ 11.88 - $30.69
Options exercisable at December 31 .      3,187,095             9.19 -  30.69
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                                             Number                    Option
1995                                      of Shares                     Price
-----------------------------------------------------------------------------
Beginning balance. . . . . . . . . .      8,404,544          $  6.65 - $23.06
Granted  . . . . . . . . . . . . . .      1,723,972            21.91 -  29.13
Exercised  . . . . . . . . . . . . .     (1,271,748)            6.65 -  21.38
Cancelled  . . . . . . . . . . . . .       (170,524)            9.19 -  23.06
-----------------------------------------------------------------------------
     Ending balance  . . . . . . . .      8,686,244          $  9.19 - $29.13
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Options which became exercisable
during the year. . . . . . . . . . .      1,038,342           $17.00 - $21.31
Options exercisable at December 31 .      3,538,234             9.19 -  21.31
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

     The company has granted both time-based and performance-based restricted stock shares to certain key employees. Time-based awards provide that restrictions lapse beginning on the third anniversary of the date of the grant. Performance-based awards require that specific performance criteria be met in order for restrictions to lapse. As of December 31, 1996, 335,000 grants (of which 171,500 were time-based and 163,500 were performance-based) were outstanding with an average grant price of $21. During January 1997, restrictions will lapse on all currently outstanding performance-based awards and approximately one-third of the outstanding time-based awards.

                                                                         Barnett
                                                                              55

NOTES TO FINANCIAL STATEMENTS

     The company adopted the disclosure-only option under Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based Compensation," as of December 31, 1995. If the accounting provisions of the new Statement had been adopted as of the beginning of 1995, the effect on 1995 and 1996 net earnings would have been immaterial. Further, based on current and anticipated use of stock options, it is not envisioned that the impact of the Statement's accounting provisions would be material in any future period.
     The following table summarizes information about stock options outstanding at December 31, 1996:

                             Outstanding                       Exercisable
                     -------------------------------     ---------------------
                                             Average                   Average
Exercise                         Average    Exercise                  Exercise
Price Range             Shares    Life(1)      Price        Shares       Price
------------------------------------------------------------------------------
$     0  - $19.19    2,789,481      3.48      $15.63     2,572,319      $15.52
  20.44  -  29.69    4,268,082      7.40       21.76       607,276       21.44
  30.69  -  33.00    2,008,580      9.15       30.74         7,500       30.69
------------------------------------------------------------------------------
  Total              9,066,143      6.58      $21.87     3,187,095      $16.68
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1)  AVERAGE CONTRACTUAL LIFE REMAINING IN YEARS.

M. RETIREMENT AND BENEFIT PLANS

     The company and its subsidiaries participate in a non-contributory pension plan covering substantially all employees who meet certain age and length of service requirements. Benefits under the plan are based on an employee's years of service and compensation. The company's funding policy is to contribute an amount between the minimum required under the Employee Retirement Income Security Act of 1974 and the maximum amount deductible for federal income tax purposes.
     The components of 1996, 1995 and 1994 net periodic pension cost for the plan are shown below:

Dollars in Thousands                          1996           1995         1994
------------------------------------------------------------------------------
Service cost for benefits earned
   during the year . . . . . . . . . .    $ 15,910       $ 11,740     $ 13,398
Interest cost on projected benefit
   obligations . . . . . . . . . . . .      27,599         24,700       20,539
Actual return on plan assets . . . . .     (54,497)       (71,806)       8,971
Net amortization and deferral. . . . .      19,402         39,527      (38,181)
------------------------------------------------------------------------------
     Net periodic pension cost
       and pension expense . . . . . .   $   8,414      $   4,161    $   4,727
------------------------------------------------------------------------------
------------------------------------------------------------------------------


     The following table sets forth the funded status of the pension plan and amounts recognized in the STATEMENTS OF FINANCIAL CONDITION:


December 31--Dollars in Thousands             1996           1995         1994
------------------------------------------------------------------------------
Actuarial present value:
   Accumulated
     benefit obligation(1) . . . . . .   $(290,819)     $(305,296)   $(226,145)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
   Projected benefit obligation. . . .   $(350,103)     $(369,419)   $(272,309)
Plan assets at fair value. . . . . . .     428,908        362,143      276,003
------------------------------------------------------------------------------
Plan assets in excess
   of (less than) projected benefit
   obligation. . . . . . . . . . . . .      78,805         (7,276)       3,694
Unrecognized net loss. . . . . . . . .       9,534         74,850       41,168
Unrecognized prior service cost. . . .       2,032          2,165        2,297
Unrecognized net asset at adoption
   of SFAS No. 87, net of
   amortization. . . . . . . . . . . .     (18,834)       (22,646)     (26,458)
------------------------------------------------------------------------------
     Prepaid pension cost. . . . . . .  $   71,537     $   47,093   $   20,701
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1)  Includes vested amounts of $276,035, $287,975, and $213,237 in 1996, 1995 and 1994, respectively.

     At December 31, 1996, the plan's assets consisted primarily of investments in pooled-equity, fixed-income and real estate funds.
     The company also maintains a non-qualified supplemental retirement plan for certain officers of the company. The plan, which is unfunded, provides benefits in excess of that permitted to be paid by the company's pension plan under the provisions of the tax law. Supplemental retirement benefits are based on the participant's compensation during the last two years of employment. Plan cost was $4.6 million for 1996, $4.2 million for 1995 and $3.8 million for 1994. At December 31, 1996, 1995 and 1994, the projected benefit obligation was $29.7 million, $31.2 million and $25.7 million, respectively. The accrued liability for the plan at December 31, 1996, 1995 and 1994 was $22.4 million, $19.2 million and $16.2 million, respectively. Assumptions used to determine the actuarial present value of benefit obligations were as follows:

December 31                                   1996           1995         1994
-------------------------------------------------------------------------------
Weighted-average discount rate . . . .        7.75%          7.25%        8.88%
Increase in compensation levels. . . .        4.00           4.00         4.50
Expected long-term return on assets. .        9.50           9.50         9.00
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   The company also has a multi-employer 401(k) defined contribution plan in which substantially all employees are eligible to participate. The company makes matching contributions to the plan, up to a maximum of 6% of employees' compensation. The company contributed $24.7 million, $20.2 million and $16.3 million in 1996, 1995 and 1994, respectively.

Barnett
56

   The company also provides health care and life insurance benefits to employees who retire from the company at age 55 or later and meet certain minimum service requirements. The post-retirement health care plan is contributory, with retirees' contributions adjusted annually to reflect certain cost-sharing provisions of the plan. The post-retirement life insurance plan is non-contributory.
   The components of net periodic post-retirement benefit cost are shown below:

Dollars in Thousands                          1996           1995         1994
------------------------------------------------------------------------------
Service cost . . . . . . . . . . . . .    $    942       $    734       $1,026
Interest cost. . . . . . . . . . . . .       2,494          2,683        2,782
Actual return on plan assets . . . . .      (1,843)        (1,563)          52
Net amortization and deferral. . . . .         735            883         (253)
------------------------------------------------------------------------------
     Net periodic post-retirement
      benefit cost . . . . . . . . . .     $ 2,328         $2,737       $3,607
------------------------------------------------------------------------------
------------------------------------------------------------------------------

   The following table sets forth the funded status of the post-retirement plans and amounts recognized in the STATEMENTS OF FINANCIAL CONDITION:

Dollars in Thousands                          1996           1995         1994
------------------------------------------------------------------------------
Accumulated post-retirement
   benefit obligation:
   Retirees. . . . . . . . . . . . . .    $(22,231)      $(24,386)    $(22,372)
   Fully eligible active plan
     participants. . . . . . . . . . .        (411)          (509)        (306)
   Other active plan participants. . .     (10,489)       (11,553)      (7,608)
------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . .     (33,131)       (36,448)     (30,286)
Plan assets at fair value. . . . . . .      20,897         11,051        5,206
------------------------------------------------------------------------------
Accumulated post-retirement benefit
   obligation in excess of plan assets     (12,234)       (25,397)     (25,080)
Unrecognized prior service cost. . . .        (567)          (609)         359
Unrecognized net (gain) loss . . . . .        (716)         3,536       (1,797)
------------------------------------------------------------------------------
Accrued post-retirement benefit cost .    $(13,517)      $(22,470)    $(26,518)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

     A 9.0% increase in health care costs was assumed for 1996, gradually decreasing to 5.0% by the year 2003 and remaining constant thereafter. Increasing the assumed health care costs by one percentage point would increase the accumulated post-retirement benefit obligation at December 31, 1996 by $1.0 million and increase the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for 1996 by $100,000. The plan's assets at December 31, 1996 consisted primarily of investments in pooled-equity and fixed-income funds.

N. OTHER EXPENSE

Dollars in Thousands                          1996           1995         1994
------------------------------------------------------------------------------
Advertising and marketing. . . . . . .   $  47,952      $  33,519    $  29,301
Amortization of intangibles. . . . . .      50,184         52,794       36,576
Communications . . . . . . . . . . . .      46,328         40,986       33,745
Expenses and provision
  on real estate held for sale . . . .      12,722         12,112       16,072
FDIC assessments . . . . . . . . . . .       7,779         43,227       71,409
Outside computer services. . . . . . .      38,086         31,978       28,659
Postage. . . . . . . . . . . . . . . .      26,802         26,326       23,177
Stationery, printing, supplies . . . .      24,877         20,397       15,767
Insurance, taxes and other . . . . . .     218,166        227,422      204,070
------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . .   $ 472,896      $ 488,761    $ 458,776
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                                                         Barnett

NOTES TO FINANCIAL STATEMENTS

O.   FEDERAL AND STATE INCOME TAXES

     The provisions for income taxes reflected in the STATEMENTS OF INCOME are detailed below:

Dollars in Thousands                                 1996       1995      1994
--------------------------------------------------------------------------------
Current tax provision:
  Federal. . . . . . . . . . . . . . . . . .     $285,982   $250,797  $178,562
  State. . . . . . . . . . . . . . . . . . .       41,124     28,925    20,297
--------------------------------------------------------------------------------
    Total current. . . . . . . . . . . . . .      327,106    279,722   198,859
--------------------------------------------------------------------------------
Deferred tax provision:
  Federal. . . . . . . . . . . . . . . . . .       13,632      6,184    47,943
  State. . . . . . . . . . . . . . . . . . .          344        387     3,032
--------------------------------------------------------------------------------
    Total deferred . . . . . . . . . . . . .       13,976      6,571    50,975
--------------------------------------------------------------------------------
    Total income tax provision . . . . . . .     $341,082   $286,293  $249,834
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The difference between federal income tax computed at the statutory rate and the actual tax provision is shown below:

Dollars in Thousands                                 1996       1995      1994
--------------------------------------------------------------------------------
Income before taxes. . . . . . . . . . . . .     $907,954   $819,594  $737,805
--------------------------------------------------------------------------------
Tax at the statutory rate. . . . . . . . . .      317,784    286,858   258,232
--------------------------------------------------------------------------------
Increase (decrease) in taxes:
  Tax-exempt interest and dividends. . . . .      (14,623)   (20,982)  (28,778)
  State income tax, net of federal benefit .       27,039     18,211    15,163
  Disallowed interest expense. . . . . . . .        2,053      2,743     2,610
  Non-deductible expenses. . . . . . . . . .       11,282     11,679     6,636
  Other. . . . . . . . . . . . . . . . . . .       (2,453)   (12,216)   (4,029)
--------------------------------------------------------------------------------
    Total increase (decrease) in taxes . . .       23,298       (565)   (8,398)
--------------------------------------------------------------------------------
    Total income tax provision . . . . . . .     $341,082   $286,293    $249,834
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    Effective tax rate . . . . . . . . . . .         37.6%      34.9%     33.9%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Deferred income taxes reflect the impact of differences between the financial statement and tax bases of assets and liabilities and available tax carryforwards.
     The tax effect of temporary differences and tax carryforwards which create deferred tax assets and liabilities are detailed below:


December 31--Dollars in Thousands                  1996       1995      1994
--------------------------------------------------------------------------------

Deferred tax assets:
  Loan loss reserve. . . . . . . . . . . . .     $172,431   $177,345  $173,314
  Writedown of real estate held for sale . .       28,052     28,737    22,654
  Employee benefits. . . . . . . . . . . . .       28,985     23,206    16,142
  Loan fees and expenses . . . . . . . . . .           --         --     7,433
  Capital loss carryforward. . . . . . . . .           --         --     3,756
  SFAS No. 115 equity adjustment . . . . . .           --         --    17,710
  Other. . . . . . . . . . . . . . . . . . .       23,113     38,259    28,358
--------------------------------------------------------------------------------
    Gross deferred tax assets. . . . . . . .      252,581    267,547   269,367
Valuation allowance. . . . . . . . . . . . .           --     (3,591)   (4,087)
--------------------------------------------------------------------------------
    Gross deferred tax assets net
     of valuation allowance. . . . . . . . .      252,581    263,956   265,280
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation . . . . . . . . . . . . . . .       44,157     43,793    41,841
  Leasing. . . . . . . . . . . . . . . . . .       20,408      9,055     7,355
  Intangibles. . . . . . . . . . . . . . . .        7,411      6,919    17,205
  Interest income. . . . . . . . . . . . . .        2,585      7,559    12,535
  Loan servicing . . . . . . . . . . . . . .       14,428     52,581    13,938
  Securitization . . . . . . . . . . . . . .       38,670     40,918     5,563
  SFAS No. 115 equity adjustment . . . . . .        4,632     21,620        --
  Other. . . . . . . . . . . . . . . . . . .       22,174     22,464    35,206
--------------------------------------------------------------------------------
    Gross deferred tax liabilities . . . . .      154,465    204,909   133,643
--------------------------------------------------------------------------------
    Net deferred tax asset . . . . . . . . .    $  98,116  $  59,047  $131,637
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The net deferred tax asset increased $39.1 million during 1996. This increase was due to fair value adjustments recorded in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," of $17.0 million and the sale of Barnett Mortgage Company, $36.1 million, partially offset by provisions for deferred taxes of $14.0 million.
     Prior to 1996, the Internal Revenue Code permitted qualifying savings and loan institutions a bad debt deduction under the reserve method which was more favorable than the bad debt deduction method allowed other taxpayers. The subsidiaries formerly known as Barnett Bank of Pinellas County and Barnett Bank of Southwest Florida were treated as qualified savings and loan institutions until they merged into Barnett Bank, N.A. on September 28, 1996. Under provisions of the Small Business Protection Act of 1996, the bad debt reserve balances at these institutions on December 31, 1987, are not subject to federal income taxes. Retained earnings contain approximately $53 million representing such bad debt reserves for which no deferred income taxes have been recorded.


Barnett
58

P.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business, the company utilizes a variety of off-balance-sheet financial instruments to service the financial needs of customers and to manage the company's overall asset-liability position. This includes commitments to extend credit, standby and commercial letters of credit, securities lending, interest rate swaps and foreign exchange contracts. Each of these instruments involve varying degrees of risk. As such, the contract or notional amounts of these instruments may not be an appropriate indicator of their credit or market risk.
     Generally accepted accounting principles recognize these instruments as contingent obligations or off-balance-sheet items and accordingly, the contract or notional amounts are not reflected in the consolidated financial statements.
     A summary of the company's off-balance-sheet financial instruments at December 31, 1996 and 1995 is presented as follows:

Contractual or Notional Amounts--
Dollars in Thousands                                          1996        1995
--------------------------------------------------------------------------------
Commitments to extend credit:
  Credit card commitments. . . . . . . . . . . . . . .  $5,727,699  $7,051,870
  Other loan commitments . . . . . . . . . . . . . . .   7,619,067   8,206,132
Standby letters of credit and financial guarantees . .     732,238     608,138
Commercial letters of credit . . . . . . . . . . . . .     118,308      64,938
Loans sold with recourse . . . . . . . . . . . . . . .   3,100,487   2,183,056
Forward commitments. . . . . . . . . . . . . . . . . .     355,000   1,063,812
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Commitments to extend credit are contractual agreements to lend up to a specified amount, over a stated period of time. Commercial commitments generally require the payment of a fee. Standby letters of credit are issued to improve a customer's credit standing with third parties. The company agrees to honor a financial commitment by issuing a guarantee to third parties in the event the customer fails to perform. Since loan commitment amounts generally exceed actual funding requirements and virtually all of the standby letters of credit are expected to expire unfunded, the total commitment amounts do not represent future cash requirements. The company's exposure to credit loss from loan commitments, standby letters of credit and commercial letters of credit is measured by the contract amount of these instruments. This credit risk is minimized by subjecting these off-balance-sheet instruments to the same credit policies and underwriting standards used when making loans. Substantially all of these commitments expire in less than two years unless renewed by the company. Commercial letters of credit are short-term commitments issued to finance the movement of goods between a buyer and seller dealing in international markets.
     Loans sold with recourse generally result from the sale and securitization of consumer finance loans. These first and second mortgage loans are securitized and sold with recourse as asset-backed securities. In most cases, the recourse to the company's consumer finance subsidiary, EquiCredit, is limited to amounts on deposit with the trustee. Loans sold with recourse include $2.9 billion and $1.9 billion of loans sold under EquiCredit's securitization program on which the maximum contingent risk is limited to $92 million and $58 million as of December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, EquiCredit had estimated recourse reserves of $42 million and $28 million, respectively, classified in other liabilities. The remainder of the loans sold with recourse are residential mortgages sold to government agencies.


                                                                         Barnett

NOTES TO FINANCIAL STATEMENTS

     The company enters into interest rate swap transactions primarily as part of its asset-liability management strategy to manage interest rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of interest rate swaps express the volume of transactions and are not an appropriate indicator of the off-balance-sheet market or credit risk. The credit risk associated with interest rate swaps arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts with a positive replacement value. Barnett utilizes bilateral collateral exchange agreements with swap counterparties in order to minimize this credit exposure. Under these agreements, swap counterparties are required to deliver collateral as the replacement value at risk increases with changes in interest rates.
     An effective asset-liability management function is required to address the interest rate risk inherent in the company's core banking activities. If no other management action is taken, these core banking activities, which include lending and deposit products, result in an asset-sensitive position. Accordingly, the company utilizes a variety of discretionary on- and off-balance-sheet strategies to prudently manage the overall interest rate sensitivity position.
     As summarized in the table below describing Barnett's derivatives positions, the swap portfolio is primarily comprised of generic contracts wherein the company receives a fixed rate of interest while paying a variable rate. As such, the income contribution from the swap portfolio will decrease in a rising rate environment and increase in a falling rate environment. The average rate received at December 31, 1996, was 5.56% compared to an average rate paid of 5.54%, and the average remaining maturity of the total portfolio was approximately one year. The variable rate component of the interest rate swaps is based on LIBOR as of the most recent reset date.
     The company acts as an intermediary in arranging interest rate swap transactions for customers. Net trading revenue is included in other income and is not significant to the company's results of operations. The notional amounts of those contracts totaled $853 million and $421 million at December 31, 1996 and 1995, respectively. The nature of those instruments is the same as described for derivative financial instruments.


                                                                                 Weighted Average Interest Rate
                                                                             --------------------------------------   Average
                                                     Notional   Replacement  Receive                 Pay             Maturity
December 31--Dollars in Millions                       Amount         Value     Rate (1)  Index     Rate (1)  Index  In Years
------------------------------------------------------------------------------------------------------------------------------

1996
Interest rate swaps:
  Basis swap . . . . . . . . . . . . . . . . . .       $   50        $  .51     5.66%     LIBOR     5.43%       CMT      1.08
  Generic swaps:
    Receive fixed. . . . . . . . . . . . . . . .        4,050         (7.19)    5.53      FIXED     5.53      LIBOR      1.07
    Pay fixed. . . . . . . . . . . . . . . . . .          116           .52     5.71      LIBOR     5.84      FIXED      2.00
Interest rate floors . . . . . . . . . . . . . .          250          1.51     6.00(2)   LIBOR       --         --      1.00
------------------------------------------------------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . . . . . .       $4,466        $(4.65)    5.56%               5.54%                1.09
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1995
Interest rate swaps:
  Basis swap . . . . . . . . . . . . . . . . . .       $   50        $  .49     5.75%     LIBOR     4.81%       CMT      2.08
  Generic swaps:
    Receive fixed. . . . . . . . . . . . . . . .        2,540         12.19     5.21      Fixed     5.83      LIBOR      1.02
    Pay fixed. . . . . . . . . . . . . . . . . .          267         (1.97)    5.84      LIBOR     6.38      Fixed      1.73
  Index-principal swaps. . . . . . . . . . . . .          250          (.29)    4.47      Fixed     5.94      LIBOR       .08
Interest rate floors . . . . . . . . . . . . . .          250          4.51     6.00 (2)  LIBOR       --         --      2.00
Options to purchase securities . . . . . . . . .          500          9.74       --                  --                  .20
------------------------------------------------------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . . . . . .       $3,857        $24.67     5.27%               5.87%                 .98
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1)  BASED UPON CONTRACTUAL RATES AT DECEMBER 31.
(2) THE COMPANY RECEIVES INTEREST EQUAL TO THE AMOUNT BY WHICH LIBOR IS LESS THAN 6.00%.


Barnett
60

Q. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair values are based upon quoted market prices, when available. In cases where quoted market prices are not available, fair values are based on estimates using present value or other techniques, all of which may be significantly affected by the assumptions used. Therefore, these values may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable from offering for sale at one time the company's entire holdings of a particular financial instrument. Any unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.
     The value of certain non-financial items, which include trust and credit card relationships and core deposit intangibles, is significantly in excess of their aggregate carrying amounts. However, the company also believes their value is often only reliably determined in arms-length transactions and may vary significantly depending on specific circumstances. For these reasons, no fair value estimates of these non-financial instruments are disclosed. As a result, the following fair values are not comprehensive and therefore do not reflect the underlying value of the company. Off-balance-sheet financial instruments, including their fair values, are discussed in greater detail in NOTE P.
     The estimated fair values of the company's financial instruments are as follows:


                                                                                  1996                          1995
                                                                        -----------------------       -----------------------
                                                                        CARRYING           FAIR       Carrying           Fair
December 31--Dollars in Thousands                                         AMOUNT          VALUE         Amount          Value
------------------------------------------------------------------------------------------------------------------------------

Financial assets
  Cash and cash equivalents(1) . . . . . . . . . . . . . . . . .     $ 2,783,646    $ 2,783,646    $ 2,769,145   $  2,769,145
  Investment securities held to maturity(2). . . . . . . . . . .         129,595        139,999        200,960        216,066
  Investment securities available for sale(2). . . . . . . . . .       5,031,123      5,031,123      5,133,041      5,133,041
  Capitalized excess servicing income, net(3). . . . . . . . . .         220,615        233,404        149,662        169,581
  Loans, net of allowance(4) . . . . . . . . . . . . . . . . . .      29,775,815     30,074,385     29,980,851     30,174,023
Financial liabilities
  Deposits:
    Without stated maturities(1) . . . . . . . . . . . . . . . .      21,629,538     21,629,538     22,047,155     22,047,155
    With stated maturities(5). . . . . . . . . . . . . . . . . .      12,190,720     12,266,586     12,186,413     12,219,144
  Short-term borrowings(1) . . . . . . . . . . . . . . . . . . .       1,309,367      1,309,367      2,078,949      2,078,949
  Long-term debt (excluding capitalized leases)(6) . . . . . . .       1,215,928      1,253,307      1,178,464      1,251,001
  Minority interest(6) . . . . . . . . . . . . . . . . . . . . .         500,000        498,653             --             --
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


     THE FOLLOWING METHODS AND ASSUMPTIONS WERE USED TO ESTIMATE FAIR VALUES:

(1)  THE CARRYING AMOUNTS APPROXIMATE FAIR VALUE.
(2) FAIR VALUES ARE BASED ON QUOTED MARKET PRICES, IF AVAILABLE. IF A QUOTED MARKET PRICE IS NOT AVAILABLE, FAIR VALUE IS ESTIMATED USING QUOTED MARKET PRICES FOR SIMILAR SECURITIES.
(3) FAIR VALUE IS DETERMINED BY CALCULATING THE PRESENT VALUE OF EXPECTED CASH FLOWS WHICH EXCEED NORMAL SERVICING FEES, USING PREPAYMENT, DEFAULT AND INTEREST RATE ASSUMPTIONS THAT CURRENT MARKET PARTICIPANTS WOULD USE FOR SIMILAR INSTRUMENTS.
(4) FOR RESIDENTIAL MORTGAGE LOANS, FAIR VALUE IS ESTIMATED USING QUOTED MARKET PRICES FOR SALES OF WHOLE LOANS WITH SIMILAR CHARACTERISTICS. FOR OTHER HOMOGENEOUS CATEGORIES OF LOANS, FAIR VALUE IS ESTIMATED USING QUOTED MARKET PRICES FOR SECURITIES BACKED BY SIMILAR LOANS, ADJUSTED FOR DIFFERENCES IN LOAN CHARACTERISTICS. THE FAIR VALUE OF OTHER TYPES OF LOANS FOR WHICH QUOTED MARKET PRICES ARE NOT AVAILABLE IS ESTIMATED BY DISCOUNTING EXPECTED FUTURE CASH FLOWS.
(5) THE FAIR VALUE OF FIXED-MATURITY CERTIFICATES OF DEPOSIT IS ESTIMATED USING RATES CURRENTLY OFFERED FOR DEPOSITS OF SIMILAR REMAINING MATURITIES.
(6) RATES CURRENTLY AVAILABLE TO THE COMPANY FOR DEBT WITH SIMILAR TERMS AND REMAINING MATURITIES ARE USED TO ESTIMATE THE FAIR VALUE OF EXISTING DEBT.


                                                                         Barnett

NOTES TO FINANCIAL STATEMENTS

R. REGULATORY RESTRICTIONS

     The principal source of cash flows for the parent company is dividends from Barnett Bank, N.A. Payment of dividends by banks is subject to certain regulatory restrictions. The most common restriction limits dividends declared to the banks' net profits for the current year, combined with net retained profits for the preceding two years. Payment of dividends is also limited by minimum capital requirements, which all banking subsidiaries exceed. On December 31, 1996, $315 million was available for payment of dividends. Loans from subsidiary banks to the parent company are limited by law and are required to be collateralized.
     Banking subsidiaries are required by law to maintain non-interest bearing deposits to meet reserve requirements. At December 31, 1996, these deposits totaled $454 million.
     The company is subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that could have an effect on the company's financial statements. Under the framework for prompt corrective action, the company must meet capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance-sheet items. The company's capital amounts and classification are also subject to qualitative judgments by the regulators. Management believes, as of December 31, 1996, that the company meets all capital adequacy requirements to which it is subject.
     As of December 31, 1996, the Federal Reserve Bank of Atlanta and the Comptroller of the Currency considered the company to be "well capitalized" under the regulatory framework. To be categorized as well capitalized, the company must maintain minimum ratios set forth in the table. There are no conditions or events since that notification that management believes have changed the company's category.
     The company's actual capital amounts and ratios are presented below:


                                                                                     Capital Levels
                                                           ------------------------------------------------------------------
                                                                Actual           Adequately Capitalized      Well Capitalized
                                                           ----------------         ----------------         ----------------
As of December 31, 1996--Dollars in Millions               Amount     Ratio         Amount     Ratio         Amount     Ratio
------------------------------------------------------------------------------------------------------------------------------

Total risk-based capital (to risk weighted assets):(1)
  Consolidated . . . . . . . . . . . . . . . . . . . .     $4,249     14.17%        $2,399      8.00%        $2,998     10.00%
  Barnett Bank N.A.. . . . . . . . . . . . . . . . . .      3,433     14.14          1,943      8.00          2,428     10.00
Tier I capital (to risk weighted assets):(1)
  Consolidated . . . . . . . . . . . . . . . . . . . .      3,288     10.97          1,199      4.00          1,799      6.00
  Barnett Bank N.A.. . . . . . . . . . . . . . . . . .      3,061     12.60            971      4.00          1,457      6.00
Tier 1 capital (to average assets):(1)
  Consolidated . . . . . . . . . . . . . . . . . . . .      3,288      8.21          1,202      3.00          2,004      5.00
  Barnett Bank N.A.. . . . . . . . . . . . . . . . . .      3,061      8.08          1,136      3.00          1,893      5.00
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


(1) AS DEFINED BY THE REGULATIONS.

S.   CONTINGENCIES

     The company and its subsidiaries are parties to various legal and administrative proceedings and claims. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims pending or known to be threatened will not have a material adverse effect on the company's consolidated financial position, results of operations or liquidity.


Barnett
62

T.   PARENT COMPANY FINANCIAL INFORMATION

CONDENSED FINANCIAL INFORMATION FOR BARNETT BANKS, INC. (PARENT COMPANY ONLY)

STATEMENTS OF FINANCIAL CONDITION


December 31--Dollars in Thousands                                                                            1996        1995
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    2,057  $    9,336
Investment securities available for sale (amortized cost of $2,328 in 1996 and $18,644 in 1995). . .        2,745      37,426
Investments in and amounts due from subsidiaries:
  Banks, at equity in net assets(1). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,446,383   3,248,343
  Non-banking subsidiaries, at equity in net assets(1) . . . . . . . . . . . . . . . . . . . . . . .      429,744     609,190
  Securities purchased under agreements to resell. . . . . . . . . . . . . . . . . . . . . . . . . .      242,000     135,007
  Amounts due from subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      720,552   1,184,225
  Cost in excess of fair value of net assets acquired. . . . . . . . . . . . . . . . . . . . . . . .       90,379      97,664
  Value of core deposits purchased . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,879       5,660
Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      219,313     196,045
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      220,273     252,359
------------------------------------------------------------------------------------------------------------------------------
    Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $5,377,325  $5,775,255
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


LIABILITIES
Commercial paper . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   42,297  $  669,766
Other short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           --     425,000
Amount due to subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15,465          --
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      233,304     242,725
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,215,928   1,165,578
Subordinated debentures supporting mandatorily redeemable trust securities . . . . . . . . . . . . .      500,000          --
------------------------------------------------------------------------------------------------------------------------------
    Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,006,994   2,503,069
------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
    Total shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,370,331   3,272,186
------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . .   $5,377,325  $5,775,255
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


(1) THE DOUBLE LEVERAGE RATIO, WHICH REPRESENTS THE PARENT'S TOTAL EQUITY INVESTMENT IN SUBSIDIARIES PLUS INTANGIBLES DIVIDED BY ITS TOTAL SHAREHOLDER'S EQUITY PLUS SUBORDINATED DEBENTURES SUPPORTING MANDATORILY REDEEMABLE TRUST SECURITIES, WAS 1.03% AND 1.21% AT DECEMBER 31, 1996 AND 1995, RESPECTIVELY.



STATEMENTS OF INCOME


For the Years Ended December 31--Dollars in Thousands                                            1996        1995        1994
------------------------------------------------------------------------------------------------------------------------------

INCOME
Income from subsidiaries:
  Dividends ($456,009 in 1996, $446,009 in 1995 and $462,406 in 1994 from banks) . . . .     $456,009    $451,906    $462,465
  Management fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      258,210     229,052     182,346
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       94,534      60,681      21,168
Other income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25,089      17,360       7,682
------------------------------------------------------------------------------------------------------------------------------
    Total income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      833,842     758,999     673,661
------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Salaries and employee benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      187,705     161,052     108,050
Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      136,213     118,354      59,071
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      168,817     122,084     111,188
------------------------------------------------------------------------------------------------------------------------------
    Total expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      492,735     401,490     278,309
------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before income taxes and equity in undistributed income of subsidiaries. . . . . .      341,107     357,509     395,352
Reduction of consolidated income taxes resulting from parent company operating loss. . .       32,996      34,763      22,429
------------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed income of subsidiaries . . . . . . . . . . . . . .      374,103     392,272     417,781
Equity in undistributed income of subsidiaries . . . . . . . . . . . . . . . . . . . . .      190,388     141,029      70,190
------------------------------------------------------------------------------------------------------------------------------
    Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $564,491    $533,301    $487,971
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



                                                                         Barnett

NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS


For the Years Ended December 31--Dollars in Thousands                                          1996          1995        1994
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   564,491   $   533,301   $ 487,971
Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed income of subsidiaries . . . . . . . . . . . . . . . . . . .     (190,388)     (141,029)    (70,190)
  Depreciation and amortization. . . . . . . . . . . . . . . . . . . . . . . . . . . .       16,086        13,469      12,152
  Amortization of intangibles. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,955         9,451      11,945
  Deferred income tax expense (benefit). . . . . . . . . . . . . . . . . . . . . . . .        3,402       (37,776)    (22,429)
  Employee benefits funded by equity (parent company and subsidiaries) . . . . . . . .       26,820        24,237      28,682
  Decrease (increase) in other assets. . . . . . . . . . . . . . . . . . . . . . . . .       28,745       (45,020)     17,763
  Increase in other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .       11,205        60,891      11,062
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (18,993)         (985)      4,559
------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities. . . . . . . . . . . . . . . . . . . . .      450,323       416,539     481,515
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities . . . . . . . . . . . . . . . . . . . . . . . . . .       (2,769)      (40,959)   (151,466)
Proceeds from sales of investment securities . . . . . . . . . . . . . . . . . . . . .       37,285            --      95,320
Proceeds from maturities of investment securities. . . . . . . . . . . . . . . . . . .          796        58,698     212,657
Net decrease (increase) in advances to subsidiaries. . . . . . . . . . . . . . . . . .      173,699      (999,042)    (17,153)
Net capital contributions to subsidiaries. . . . . . . . . . . . . . . . . . . . . . .      (61,134)     (202,412)   (212,195)
Purchases of premises and equipment. . . . . . . . . . . . . . . . . . . . . . . . . .      (54,052)      (46,159)    (13,240)
Proceeds from sales of premises and equipment. . . . . . . . . . . . . . . . . . . . .        9,097           150       2,877
Net business dispositions (acquisitions), net of cash acquired . . . . . . . . . . . .      496,234      (313,104)         --
------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used for) investing activities . . . . . . . . . . . . . . .      599,156    (1,542,828)    (83,200)
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in commercial paper and other short-term borrowings. . . . . .   (1,052,469)    1,088,567         742
Proceeds (repayments) of advances from non-banking subsidiaries. . . . . . . . . . . .       15,465            --     (50,000)
Proceeds from issuance of long-term debt . . . . . . . . . . . . . . . . . . . . . . .      250,000       500,000      25,000
Principal repayments of long-term debt . . . . . . . . . . . . . . . . . . . . . . . .     (199,650)      (25,750)       (400)
Proceeds from issuance of subordinated debentures supporting mandatorily
 redeemable trust securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      500,000            --          --
Net repurchase of common and preferred stock . . . . . . . . . . . . . . . . . . . . .     (261,559)     (302,033)    (50,236)
Cash dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (201,552)     (191,086)   (175,555)
------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used for) financing activities . . . . . . . . . . . . . . .     (949,765)    1,069,698    (250,449)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents . . . . . . . . . . . . . . . . .       99,714       (56,591)    147,866
Cash and cash equivalents, January 1 . . . . . . . . . . . . . . . . . . . . . . . . .      144,343       200,934      53,068
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, December 31 . . . . . . . . . . . . . . . . . . . . . . . .  $   244,057   $   144,343   $ 200,934
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



Barnett
64

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Barnett Banks, Inc.:

     We have audited the accompanying consolidated statements of financial condition of Barnett Banks, Inc. (a Florida corporation) and affiliates as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barnett Banks, Inc. and affiliates as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1996 in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Jacksonville, Florida
January 13, 1997



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


                                                                         Barnett

MARKET AND BUSINESS DIRECTORY



FLORIDA                                 NORTHWEST FLORIDA--8 offices             COMMUNITY BANK OF THE ISLANDS--
BARNETT BANK, N.A.                      Headquarters: Ft. Walton Beach                2 offices
                                        President: Freddy G. Carr                Headquarters: Sanibel Island
ALACHUA--10 offices                                                              President: Lyman Frank
Headquarters: Gainesville               PALM BEACH--43 offices
President: Mark D. Walker               Headquarters: West Palm Beach
                                        President: R. Michael Strickland         GEORGIA
BROWARD--49 offices
Headquarters: Ft. Lauderdale            PASCO--19 offices                        BARNETT BANK OF SOUTHEAST
President: Jeffery H. Atwater           Headquarters: Port Richey                     GEORGIA, N.A.--7 offices
                                        President: Kendall L. Spencer            Headquarters: Brunswick
CENTRAL FLORIDA--61 offices                                                      President: James H. Hunt
Headquarters: Orlando                   PINELLAS--48 offices
President: Thomas H. Yochum             Headquarters: St. Petersburg             BARNETT BANK OF SOUTHWEST
                                        President: Sam A. Davis, II                   GEORGIA--8 offices
HIGHLANDS--6 offices                                                             Headquarters: Columbus
Headquarters: Sebring                   POLK--20 offices                         President: Gary Peacock, Jr.
President: James L. Ridley              Headquarters: Lakeland
                                        President: Bob Barbree
JACKSONVILLE--48 offices                                                         OTHER BUSINESSES
Headquarters: Jacksonville              SOUTH FLORIDA--47 offices
President: Andrew B. Cheney             Headquarters: Miami                      ASSET MANAGEMENT
                                        Chairman: William R. Myers                    Barnett Capital Advisors, Inc.
THE KEYS--8 offices                                                                   President: Donna L. Terry
Headquarters: Key West                  SOUTHWEST FLORIDA--26 offices
President: Joe R. Williams              Headquarters: Sarasota                        Barnett Annuities Corp.
                                        President: C. Michael Collins                 Chairman: Richard H. Jones
LAKE--10 offices
Headquarters: Eustis                    ST. JOHNS--10 offices                         Barnett Insurance Services, Inc.
President: Don D. Roberts               Headquarters: St. Augustine                   Chairman: Richard H. Jones
                                        President: Dian S. Williams
LAKE OKEECHOBEE--5 offices                                                            Barnett Investments, Inc.
Headquarters: Okeechobee                SUNCOAST--13 offices                          President: Robert K. MacKenzie
President: Richard D. Coleman           Headquarters: Brooksville
                                        President: H.M. Shirley, Jr.             AUTO LOANS
LEE--19 offices                                                                       Barnett Dealer Financial Services, Inc.
Headquarters: Fort Myers                TALLAHASSEE--10 offices                       President: Steven A. LaMore
President: Allan L. McLeod, Jr.         Headquarters: Tallahassee
                                        President: Ken Stafford                  CONSUMER FINANCE
MANATEE--15 offices                                                                   EquiCredit Corporation
Headquarters: Bradenton                 TAMPA--35 offices                             President: Jeffrey C. Larsen
President: Harry Woolley                Headquarters: Tampa
                                        President: James W. Ivey                 MERCHANT SERVICES
MARION--13 offices                                                                    Barnett Merchant Services Corp.
Headquarters: Ocala                     TREASURE COAST--21 offices                    President: Lyn Miles
President: Richard L. Andrews           Headquarters: Port St. Lucie
                                        President: Leo J. Hill                   RESIDENTIAL LOANS
NAPLES--14 offices                                                                    Barnett Mortgage Company
Headquarters: Naples                    VOLUSIA AND FLAGLER--29 offices               President: Douglas K. Freeman
President: James E. Loskill             Headquarters: DeLand
                                        President: David M. Strickland
NORTH CENTRAL FLORIDA--7 offices
Headquarters: Lake City                 WEST FLORIDA--11 offices
President: Tyson Johnson                Headquarters: Pensacola
                                        President: Eric Nickelsen




Barnett
66

BOARD OF DIRECTORS



WALTER H. ALFORD                             JACK B. CRITCHFIELD                         THOMPSON L. RANKIN
Executive Vice President and General         Chairman and Chief Executive Officer        President and Chief Executive Officer
Counsel of BellSouth Corporation,            of Florida Progress Corporation,            of Lykes Bros. Inc., Tampa, Fla.
Atlanta, Ga.                                 St. Petersburg, Fla.;
                                             President Emeritus of Rollins College.      CHARLES E. RICE
RITA BORNSTEIN                                                                           Chairman and Chief Executive Officer
President of Rollins College,                REMEDIOS DIAZ OLIVER                        of Barnett Banks, Inc., Jacksonville, Fla.
Winter Park, Fla.                            President and Chief Executive Officer
                                             of All American Containers, Inc.,           FREDERICK H. SCHULTZ
JAMES L. BROADHEAD                           Miami, Fla.                                 Owner of Schultz Investments,
Chairman and Chief Executive Officer                                                     Jacksonville, Fla.; former Vice
of FPL Group, Inc., Juno Beach, Fla.         ALLEN L. LASTINGER, JR.                     Chairman of the Board of Governors
                                             President and Chief Operating Officer       of the Federal Reserve System.
ALVIN R. CARPENTER                           of Barnett Banks, Inc., Jacksonville, Fla.
President and Chief Executive Officer of                                                 STEWART TURLEY
CSX Transportation, Inc., Jacksonville, Fla. CLARENCE V. MCKEE                           Chairman of Eckerd Corporation,
                                             Chairman, President and Chief Executive     Largo, Fla.
MARSHALL M. CRISER                           Officer of McKee Communications, Inc.,
Chairman of Mahoney Adams & Criser, P.A.,    Tampa, Fla.                                 JOHN A. WILLIAMS
Jacksonville, Fla.; President Emeritus                                                   Chairman of Post Properties, Inc.,
of the University of Florida.                                                            Atlanta, Ga.


OFFICERS

MANAGEMENT EXECUTIVE COMMITTEE               MANAGEMENT OPERATING COMMITTEE

CHARLES E. RICE                              ALLEN L. LASTINGER, JR.*                    RICHARD H. JONES
Chairman and Chief Executive Officer                                                     Chief Asset Management Executive
                                             RICHARD A. ANDERSON
ALLEN L. LASTINGER, JR.                      Regional Banking Executive/North Region     PAUL T. KERINS
President and Chief Operating Officer                                                    Chief Human Resources Executive
                                             SUSAN S. BLASER
JUDY S. BEAUBOUEF                            Chief Marketing Executive                   PATRICK J. MCCANN
Chief Legal Executive                                                                    Director of Finance
                                             M. ALEX CROTZER
RICHARD C. BREWER, JR.                       Chief Business Banking Executive            JAMES F. MONDELLO
Chief Credit Policy Executive                                                            Regional Banking Executive/South Region
                                             DOUGLAS K. FREEMAN
CHARLES W. NEWMAN                            Chief Consumer Credit Executive             RICHARD J. REDICK
Chief Financial Officer                                                                  Chief Technology Executive
                                             LEE E. HANNA
HINTON F. NOBLES, JR.                        Chief Retail Delivery Executive             *Chairman, Management Operating Committee
Executive Vice President


---------------
GREGORY M. DELANEY
Chief Accounting Officer and Controller


                                                                        Barnett

SHAREHOLDER INFORMATION

SHAREHOLDER ASSISTANCE

     Shareholders requiring a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact:
     First Chicago Trust, Agent
     P.O. Box 2500
     Jersey City, NJ  07303-2500
     Telephone: 800-328-5822

CORPORATE OFFICES

     If you need to contact Barnett's corporate headquarters, call or write:
     50 North Laura Street, P.O. Box 40789
     Jacksonville, FL  32203-0789
     Telephone: 904/791-7720
     Email: corpcomm@barnett.com

SECURITIES MARKETS

     Shares of Barnett Banks, Inc. are listed on the New York Stock Exchange (ticker symbol: BBI). The listing found in most newspapers is "Barnett."
     Certain debt securities are also listed on the New York Stock Exchange. Barnett's debt ratings are:

                                    Senior      Subordinated
                                      Debt              Debt
     -------------------------------------------------------
     Moody's . . . . . . . . .          A2                A3
     Standard & Poor's . . . .          A-              BBB+
     Duff & Phelps . . . . . .          A                 A-

SHAREHOLDER DATA

     There were 44,814 shareholders of record of Barnett common stock as of December 31, 1996. In addition, approximately 15,708 Barnett employees own stock through company-sponsored plans.

ANNUAL MEETING

     Barnett's annual meeting of shareholders will be on Wednesday, April 16, 1997, at 10 a.m. in Building 500 of the Barnett Office Park, 9000 Southside Blvd., Jacksonville, FL.

INFORMATION

     For printed financial material, contact Corporate Communications at 904/791-5516. The company's annual report and quarterly earning releases, as well as other company information, can be accessed on its website on the Internet at http://www.barnett.com.
     Analysts, investors and others seeking financial data should contact Investor Relations, at 904/791-7254. Others seeking general information should contact Corporate Communications at 904/791-7668.

DIRECT PURCHASE PLANS

     Barnett's Shareholder Investment Plan is a convenient and cost-effective way to acquire Barnett common stock with no brokerage commissions or service fees on purchases. If you would like more information on this plan, please contact First Chicago Trust, Agent, at 800-328-5822.

Barnett
68

HOW TO REACH US:


                                                                  CREDITS

Barnett Automated Response Telephone:                             Annual reports for Barnett Banks, Inc. are produced by the
     United States                              800-562-5725      company's Financial Reporting Committee:
     Canada                                     800-441-2999
                                                                  Stephen J. Boyle
Customer Service                                800-242-2007      Director/Financial Reporting

Business SuperPhone                             800-628-5677      Catherine C. Cosby
                                                                  Senior Counsel/Corporate Secretary
Card Services                                   800-323-6276
                                                                  Gregory M. Delaney
Desktop Banking                                 800-457-6419      Chief Accounting Officer and Controller

Installment Loans:                                                Mark R. Hill
     North/Central Florida Region               800-562-6701      Manager/Accounting Policy and Special Projects
     South Florida Region                       800-962-3422
     Canada                                     800-457-7220      Nancy J. Kesler
                                                                  Director/Regulatory Relations
Investment Service Center                       800-380-8120
                                                                  David R. Palombi
Merchant Services                               800-882-7521      Director/Corporate Communications

Mortgage Company                                800-342-7581      Robert L. Stickler
                                                                  Manager/External Communications
Newcomers Department                            800-368-8580
                                                                  Jennifer A. Wade
Student Loans                                   800-633-7192      External Communications Officer


Did you know?
                                                                  CREATIVE SERVICES/PRODUCTION:
In 1996...
                                                                  Diane Hunt
-    Barnett's 622 banking offices handled an average of 11.7     Art Director/Corporate Communications
     million customer contacts per month.
                                                                  McElwee & McElwee
-    Barnett processed 4.2 million checks each business day.      photography

-    Barnett handled 43.5 million Automated Clearing House        Paul Figura
     transactions during the year.                                photography, retouching

-    Barnett recycled more than 4 million pounds of paper.        Scott MacNeill
                                                                  illustration

                                                                  Acme Printing Company
                                                                  printing



Barnett, SENIOR PARTNERS, EDGE ACCOUNT, BARNETT SUPERCARD CHECK CARD and BUSINESS SUPERPHONE are registered trademarks of Barnett Banks, Inc. PREMIER ACCOUNT is a registered service mark of Barnett Banks, Inc. PayChex is a registered trademark.

BARNETT BANKS, INC.
POST OFFICE BOX 40789
JACKSONVILLE, FLORIDA 32203-0789
TELEPHONE 904-791-7720
















































[GRAPHIC]




                                   BARNETT

                         IDEAS FOR THE WAY YOU LIVE.